Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re	:	Chapter 11

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VERSO CORPORATION, et al.,[1]		Case No. 16-10163 (KG)
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Debtors.	:	Jointly Administered

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DEBTORS’ FIRST MODIFIED THIRD AMENDED JOINT

PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

O’MELVENY & MYERS LLP Co-Attorneys for Debtors and Debtors in Possession Times Square Tower 7 Times Square New York, New York 10036	RICHARDS, LAYTON & FINGER, P.A. Co-Attorneys for Debtors and Debtors in Possession One Rodney Square 920 North King Street Wilmington, Delaware 19801

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Verso Corporation (7389); Verso Paper Finance Holdings One LLC (7854); Verso Paper Finance Holdings LLC (7395); Verso Paper Holdings LLC (7634); Verso Paper Finance Holdings Inc. (7851); Verso Paper Inc. (7640); Verso Paper LLC (7399); nexTier Solutions Corporation (1108); Verso Androscoggin LLC (7400); Verso Quinnesec REP Holding Inc. (2864); Verso Maine Energy LLC (7446); Verso Quinnesec LLC (7404); Bucksport Leasing LLC (5464); Verso Sartell LLC (7406); Verso Fiber Farm LLC (7398); NewPage Holdings Inc. (5118); NewPage Investment Company LLC (5118); NewPage Corporation (6156); NewPage Consolidated Papers Inc. (8330); Escanaba Paper Company (5598); Luke Paper Company (6265); Rumford Paper Company (0427); Wickliffe Paper Company LLC (8293); Upland Resources, Inc. (2996); NewPage Energy Services LLC (1838); Chillicothe Paper Inc. (6154); and NewPage Wisconsin System Inc. (3332). The address of the Debtors’ corporate headquarters is 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

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INTRODUCTION

Verso Corporation and its affiliated debtors and debtors in possession, including NewPage Corporation, jointly propose, and are the proponents of, this chapter 11 plan of reorganization. The Plan provides for the reorganization of the Debtors under chapter 11 of the Bankruptcy Code. If the Plan is confirmed and consummated, the Debtors, as Reorganized Debtors, will emerge from bankruptcy substantially deleveraged and with a single unified capital structure.

As set forth below and described in the Disclosure Statement, under the Plan:

•	Holders of Allowed Administrative Expense Claims, Priority Tax Claims, and Priority Non-Tax Claims are paid in full;

•	Holders of Allowed Claims based on funded indebtedness receive 100% of the New Common Stock of Reorganized Verso Corporation, with such stock distributed 50% to Holders of Verso First Lien Claims, 47% to Holders of NewPage Roll-Up DIP Claims and NewPage Term Loan Claims, 2.85% to Holders of Verso Senior Debt Claims, and 0.15% to Holders of Verso Subordinated Debt Claims, in each case subject to dilution caused by the Plan Warrants and the Management Incentive Plan;

•	Holders of Allowed General Unsecured Claims Against Asset Debtors receive their pro rata distribution of $3 million in Cash;

•	the Debtors will make payments totaling no less than 90% of the payments permitted under the Final Order (I) Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors and (II) Granting Related Relief;

•	the Debtors will pay in full or reach settlements with all Holders of Allowed Claims arising under section 503(b)(9) of the Bankruptcy Code;

•	the Debtors and the Reorganized Debtors will irrevocably and unconditionally release, waive, and discharge any Claims or Causes of Action that they have, had, or may have that are based on sections 544, 547, 548, 549, and/or 550 of the Bankruptcy Code and analogous non-bankruptcy law for all purposes;

•	the Holders of NewPage Term Loan Claims, Verso 2012 First Lien Notes Claims, Verso 2015 First Lien Notes Claims, and Verso Cash Flow Claims shall not receive any portion of the General Unsecured Claims Cash Distribution;

•	the Shared Services Agreement is terminated; and

•	the Debtors and certain Persons and Entities (the Releasing Parties) release certain Persons and Entities (the Released Parties).

Holders of Claims and Equity Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, business, assets, financial information, events during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan. Before voting to accept or reject the Plan, Holders of Claims entitled to vote on the Plan are encouraged to read carefully the Plan, the Disclosure Statement, and their respective exhibits and schedules in their entirety. These are the only materials approved for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1. Definitions.

As used in this Plan, capitalized terms have the meanings set forth in this Article I (such meanings applicable to the singular and plural):

1. Ad Hoc NewPage Term Lender Group means the informal committee consisting of certain Holders of NewPage Term Loan Claims that are signatories to the Restructuring Support Agreement and represented by Ropes & Gray LLP, Cole Schotz P.C., and Ducera Partners LLC.

2. Administrative Expense Claim means a Claim for a cost or expense of administration of any Estate under sections 503(b) (including Claims arising under section 503(b)(9)), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) any actual and necessary cost and expense of preserving the Estates or operating the Debtors’ business incurred after the Petition Date and through the Effective Date; (b) any indebtedness or obligations incurred or assumed by the Debtors after the Petition Date and through the Effective Date; (c) any Allowed compensation for professional services rendered, and Allowed reimbursement of expenses incurred, by a Professional retained by order of the Bankruptcy Court or otherwise Allowed pursuant to section 503(b) of the Bankruptcy Code; and (d) all fees due and payable pursuant to section 1930 of title 28 of the U.S. Code.

3. Administrative Expense Claim Bar Date means the first Business Day that is 30 days after the Effective Date.

4. Agents means the (a) DIP Agents; (b) Verso Cash Flow Agent; and (c) NewPage Term Loan Agent.

5. Allowed means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or portion thereof against or in any Debtor: (a) that has been listed by such Debtor in the Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed; (b) as to which the deadline for objecting or seeking estimation has passed, and no objection or request for estimation has been filed; (c) as to which any objection or request for estimation that has been filed has been settled, waived, withdrawn, or denied by a Final Order; or (d) that is allowed pursuant to the terms of (i) a Final Order (including the DIP Orders), (ii) an agreement by and among the Holder of such Claim or Equity Interest and the Debtors or the Reorganized Debtors, as applicable, or (iii) the Plan.

6. Asset Debtors means, collectively, the Debtors other than the De Minimis Asset Debtors.

7. Ballot means the form distributed to each Holder of an Impaired Claim that is entitled to vote to accept or reject the Plan, on which such Holder shall indicate acceptance or rejection of the Plan.

8. Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

9. Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

10. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, or the local rules of the Bankruptcy Court.

11. Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

12. Cash means legal tender of the United States of America and equivalents thereof.

13. Causes of Action means any action, claim, cause of action, controversy, demand, right, action, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known or unknown,

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contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any equitable remedy, including, without limitation, any claim for equitable subordination, equitable disallowance, or unjust enrichment; (e) any claim or defense including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any cause of action or claim arising under any state or foreign fraudulent transfer law.

14. Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

15. Claim means a claim, as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

16. Class means a category of Claims or Equity Interests established under Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

17. Class 8 Disputed Claims Reserve means a reserve for a portion of the General Unsecured Claims Cash Distribution to be held by the Disbursing Agent for the benefit of the Holders of Disputed Claims in Class 8, in an amount equal to the Plan Distributions such Holders of Disputed Claims would be entitled to receive on the date the General Unsecured Claims Cash Distribution is distributed in accordance with Article 8.8(a) of the Plan if such Disputed Claims were Allowed in their full amounts on such date (or, if applicable, the amounts of the Disputed Claims as estimated by the Bankruptcy Court pursuant to Article 9.2 of the Plan).

18. Committee means the official committee of unsecured creditors appointed in these Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

19. Confirmation Date means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

20. Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

21. Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and granting other related relief, in form and substance reasonably satisfactory to the Consenting Creditor Groups, the Debtors, the DIP Agents, and the Committee.

22. Consenting Creditor Groups means (i) the members of the Informal Committee of Holders of Verso First Lien Debt and the Verso Cash Flow Lenders holding in the aggregate at least 66 2/3% in principal amount of the aggregate Verso First Lien Claims held by all members of the Informal Committee of Holders of Verso First Lien Debt and the Verso Cash Flow Lenders, and (ii) members of the Ad Hoc NewPage Term Lender Group holding in the aggregate at least 66 2/3% in principal amount of the aggregate principal amount of NewPage Roll-Up DIP Claims and NewPage Term Loan Claims held by all members of the Ad Hoc NewPage Term Lender Group.

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23. Creditor Representative means a representative that may be appointed by the Creditors’ Committee for the purposes of consulting with the Debtors under Article 9.6 hereof, and who shall be identified in the Plan Supplement if so appointed.

24. Cure Amount has the meaning set forth in Article 10.3(a) of this Plan.

25. Cure Dispute has the meaning set forth in Article 10.3(c) of this Plan.

26. Cure Schedule has the meaning set forth in Article 10.3(b) of this Plan.

27. De Minimis Asset Debtors means, collectively, Bucksport Leasing LLC, Chillicothe Paper Inc., NewPage Energy Services LLC, nexTier Solutions Corporation, Rumford Paper Company, Upland Resources Inc., Verso Fiber Farm LLC, Verso Maine Energy LLC, Verso Paper Financing Holdings Inc., Verso Paper Inc., and Verso Sartell LLC.

28. Debtors means, collectively, the NewPage Debtors and the Verso Debtors.

29. DIP Agents means, collectively, the NewPage DIP ABL Agents, the NewPage DIP Term Loan Agent, and the Verso DIP ABL Agent, or any successor agent appointed in accordance with the applicable DIP Credit Agreement; provided that where consent, waiver, or satisfaction of the DIP Agents is required under the Plan it includes the Verso DIP ABL Agent, NewPage DIP Term Loan Agent , and the NewPage DIP ABL Administrative Agent.

30. DIP Credit Agreements means, collectively, the Verso DIP ABL Agreement, the NewPage DIP ABL Agreement, and the NewPage DIP Term Loan Agreement.

31. DIP Orders means, collectively, the Verso DIP Orders and NewPage DIP Orders.

32. DIP Secured Parties means, collectively, (i) the lenders and, as applicable, letter of credit issuers party to the DIP Credit Agreements from time to time, (ii) the DIP Agents, (iii) the other “Secured Parties” as defined in each DIP Credit Agreement, as applicable.

33. Disallowed means, with respect to any Claim or Equity Interest, a Claim or Equity Interest or any portion thereof that is not Allowed and (a) has been disallowed by a Final Order, (b) is listed in the Schedules as zero or as contingent, disputed, or unliquidated and as to which no proof of claim or request for payment of an Administrative Expense Claim has been timely filed or deemed timely filed with the Bankruptcy Court, (c) is not listed in the Schedules and as to which no proof of claim or request for payment of an Administrative Claim has been timely filed or deemed timely filed with the Bankruptcy Court, (d) has been withdrawn by agreement of the applicable Debtor and the Holder thereof, or (e) has been withdrawn by the Holder thereof.

34. Disbursing Agent means the Entity or Entities, which may be a Reorganized Debtor or any Entity designated by the Debtors or the Reorganized Debtors, and who agrees to serve in such role, to distribute all or any portion of the Plan Distributions.

35. Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, and as amended, modified, or supplemented from time to time, in form and substance reasonably satisfactory to the Consenting Creditor Groups, the Debtors, the DIP Agents, and the Committee.

36. Disputed Claim means a Claim that is not yet Allowed.

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37. Distribution Record Date means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the date of the commencement of the Confirmation Hearing; provided, however, that no Distribution Record Date shall apply to publicly held securities.

38. DTC means the Depository Trust Company.

39. Effective Date means, with respect to the Plan, the Business Day selected by the Debtors on which (a) no stay of the Confirmation Order is in effect, (b) the conditions to the effectiveness of the Plan specified in Article 11.2 have been satisfied or waived (in accordance with Article 11.3), and (c) the Debtors declare the Plan effective.

40. Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

41. Equity Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other outstanding ownership interest in any Debtor, including any interest evidenced by common or preferred stock, membership interest, option, or other right to purchase or otherwise receive any ownership interest in any Debtor, or any right to payment or compensation based upon any such interest, whether or not such interest is owned by the Holder of such right to payment or compensation.

42. Estates means the estates of the Debtors created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

43. Exchange Act means the Securities Exchange Act of 1934.

44. Exit ABL Agreement means that certain credit agreement with respect to the Exit ABL Facility to be entered into on the Effective Date by and among the Reorganized Debtors and the agent(s), lenders, and letter of credit issuers party thereto.

45. Exit ABL Facility means that certain asset-based revolving lending facility provided in connection with the Exit ABL Agreement.

46. Exit Credit Agreements means, collectively, the Exit ABL Agreement and the Exit Term Loan Agreement.

47. Exit Facility Parties means, collectively, (a) any administrative agent, collateral agent, arranger, bookrunner, syndication agent, documentation agent, or other agent or sub-agent in respect of any Exit Credit Agreement and (b) any letter of credit issuer or lender party to any Exit Credit Agreement.

48. Exit Term Loan Agreement means that certain credit agreement with respect to the Exit Term Loan Facility to be entered into on the Effective Date by and among the Reorganized Debtors and the agent(s) and lenders party thereto.

49. Exit Term Loan Facility means that certain term loan facility provided in connection with the Exit Term Loan Agreement.

50. Final Order means an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or

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rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted), appeal further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to sections 502(j) or 1144 of the Bankruptcy Code, rules 59 or 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rules 9023 and 9024 may be filed with respect to such order or judgment.

51. General Unsecured Claims means any Claim against any of the Debtors that is (a) not an Administrative Expense Claim, Priority Tax Claim, Verso DIP ABL Claim, NewPage DIP ABL Claim, NewPage DIP Term Loan Claim, Other Secured Claim, Priority Non-Tax Claim, Verso First Lien Claim, Verso Senior Debt Claim, Verso Subordinated Debt Claim, NewPage Roll-Up DIP Claim, NewPage Term Loan Claim, Section 510(b) Claim, or Intercompany Claim, or (b) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

52. General Unsecured Claims Cash Distribution means $3 million in Cash that shall be distributed to Holders of Allowed General Unsecured Claims Against Asset Debtors, the funds for which shall be maintained in the General Unsecured Claims Distribution Account.

53. General Unsecured Claims Cash Distribution Account means an interest-bearing, segregated account held by the Reorganized Debtors solely for the purposes of holding and maintaining the General Unsecured Claims Cash Distribution, funded on the Effective Date by the Reorganized Debtors.

54. Holder means the beneficial holder of any Claim or Equity Interest.

55. Impaired means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

56. Indenture Trustees means (a) the Verso 2012 First Lien Notes Trustee, (b) Wilmington Trust, National Association, as former indenture trustee under the Verso 2012 First Lien Notes Indenture, (c) the Verso 2015 First Lien Notes Trustee, (d) Wilmington Trust, National Association, as former indenture trustee under the Verso 2015 First Lien Notes Indenture, (e) the Verso 1.5 Lien Notes Trustee, (f) the Verso Second Lien Notes Trustee, (g) the Verso Old Second Lien Notes Trustee, (h) Wilmington Trust Company, as former indenture trustee under the Verso Old Second Lien Notes Indenture; (i) the Verso 2016 Subordinated Unsecured Notes Trustee, (j) Delaware Trust, N.A., as former indenture trustee under the Verso 2016 Subordinated Unsecured Notes Indenture, (k) Wilmington Trust Company, as former indenture trustee under the Verso 2016 Subordinated Unsecured Notes Indenture; (l) the Verso 2020 Subordinated Unsecured Notes Trustee, (m) Delaware Trust, N.A., as former indenture trustee under the Verso 2020 Subordinated Unsecured Notes Indenture, and (n) Wilmington Trust, National Association, as former indenture trustee under the Verso 2020 Subordinated Unsecured Notes Indenture.

57. Informal Committee of Holders of Verso First Lien Debt means the informal committee consisting of certain Holders of Verso First Lien Claims, Verso Senior Debt Claims, and Verso Subordinated Debt Claims, that are signatories to the Restructuring Support Agreement and represented by Milbank, Tweed, Hadley & McCloy LLP, Morris, Nichols, Arsht & Tunnel LLP, and Houlihan Lokey Capital, Inc.

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58. Intercompany Claim means any Claim against a Debtor held by (a) another Debtor or (b) a non-Debtor direct or indirect subsidiary of a Debtor.

59. Lien means a lien as defined in section 101(37) of the Bankruptcy Code.

60. Management Incentive Plan means the equity incentive plan to be adopted by Reorganized Verso Corporation pursuant to which up to ten percent (10%) of the New Common Stock, on a fully diluted basis, in Reorganized Verso Corporation outstanding immediately after the Effective Date shall be reserved for issuance pursuant to awards granted to directors, officers, employees, and other eligible service providers of the Reorganized Debtors.

61. Management Incentive Plan Securities means the New Common Stock or any options, warrants, or other securities convertible into New Common Stock, issued pursuant to the Management Incentive Plan.

62. New Common Stock means, collectively, the shares of common stock of Reorganized Verso Corporation, par value of $0.01 per share, authorized to be issued by Reorganized Verso Corporation pursuant to the Plan.

63. New Constituent Documents means, with respect to each Reorganized Debtor, the certificate of incorporation, formation, registration (including, if applicable, certificate of name change), articles of incorporation or association, memorandum of association, memorandum of continuance, charter, by-laws, limited liability company agreements, or one or more similar agreements, instruments or documents constituting the organization or formation of such Reorganized Debtor, as amended and restated as of the Effective Date, in each case, amended and restated to, among other things, (a) prohibit the issuance of non-voting equity securities by such Reorganized Debtor to the extent required under section 1123(a)(6) of the Bankruptcy Code and (b) otherwise give effect to the provisions of the Plan.

64. NewPage Asset-Based Revolving Credit Agreement means that certain Asset-Based Revolving Credit Agreement, dated as of February 11, 2014, by and among NewPage Corporation as borrower, NewPage Investment Company LLC and certain other NewPage Debtors party thereto as guarantors, the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, BMO Harris, N.A., as co-collateral agent, and certain other parties, together with all other agreements entered into and documents delivered in connection therewith, including, without limitation, any “Loan Documents” as defined in such agreement, as any of the foregoing may be amended, modified, or supplemented from time to time.

65. NewPage ABL Agent means, collectively, Barclays Bank PLC, in its capacity as administrative agent and collateral agent under the NewPage Asset-Based Revolving Credit Agreement, and BMO Harris, N.A., as co-collateral agent under the NewPage Asset-Based Revolving Credit Agreement.

66. NewPage Credit Agreement means that certain First Lien Credit Agreement, dated as of February 11, 2014, by and among NewPage Corporation as borrower, NewPage Investment Company LLC and certain other NewPage Debtors party thereto as guarantors, the lenders from time to time party thereto, the NewPage Term Loan Agent and certain other parties together with all other agreements entered into and documents delivered in connection therewith, including, without limitation, all “Loan Documents” as defined in such agreement, as any of the foregoing may be amended, modified, or supplemented from time to time.

67. NewPage Debtors means Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Consolidated Papers Inc., NewPage Corporation, NewPage Energy Services LLC, NewPage Investment Company LLC, NewPage Wisconsin System Inc., Rumford Paper Company, Upland Resources, Inc., and Wickliffe Paper Company LLC.

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68. NewPage DIP ABL Administrative Agent means Barclays Bank PLC, as administrative agent and co-collateral agent, or any successor agent appointed in accordance with the NewPage DIP ABL Agreement.

69. NewPage DIP ABL Agents means Barclays Bank PLC, as administrative agent and co-collateral agent, and BMO Harris Bank N.A., as co-collateral agent under the NewPage DIP ABL Agreement, or any successor agent appointed in accordance with the NewPage DIP ABL Agreement.

70. NewPage DIP ABL Agreement means that certain Superpriority Senior Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of January 26, 2016, among NewPage Corporation as borrower, certain other NewPage Debtors party thereto as guarantors, the lenders and letter of credit issuers party thereto from time to time, the NewPage DIP ABL Agents, together with all other agreements entered into and documents delivered in connection therewith, including, without limitation, any “Loan Documents” as defined in such agreement, as any of the foregoing may be amended, modified, or supplemented from time to time.

71. NewPage DIP ABL Claims means any and all Claims of the applicable DIP Secured Parties under the NewPage DIP ABL Agreement, in their capacity as such, arising under, derived from, or based on the NewPage DIP ABL Agreement and/or the DIP Orders.

72. NewPage DIP ABL Drawn Letters of Credit means, collectively, and as of any date of determination, the outstanding indebtedness equal to the drawn amounts as of such date of determination of any letters of credit issued or deemed issued under the NewPage DIP ABL Agreement.

73. NewPage DIP ABL Undrawn Letters of Credit means, collectively, and as of any date of determination, the undrawn portion as of such date of determination of any outstanding letters of credit issued or deemed issued under the NewPage DIP ABL Agreement (which undrawn portion includes any automatic increases in the stated amount of such letters of credit, whether or not such increase in the stated amount is in effect at such time).

74. NewPage DIP Orders means, collectively, the Final Order (I) Authorizing NewPage Debtors (A) To Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2),364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) [D.I. 372] and the Interim Order (I) Authorizing NewPage Debtors (A) To Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2),364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [D.I. 105].

75. NewPage DIP Term Loan Agent means Barclays Bank PLC, as administrative agent and collateral agent under the NewPage DIP Term Loan Agreement, or any successor agent appointed in accordance with the NewPage DIP Term Loan Agreement.

76. NewPage DIP Term Loan Agreement means that Superpriority Senior Debtor-in-Possession Term Loan Agreement, dated as of January 26, 2016, among NewPage Corporation, certain other NewPage Debtors party thereto as guarantors, the lenders party thereto from time to time, and the NewPage DIP Term Loan Agent, together with all other agreements entered into and documents delivered in connection therewith, including, without limitation, any “Loan Documents” as defined in such Term Loan Agreement, as any of the foregoing may be amended, modified, or supplemented from time to time.

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77. NewPage DIP Term Loan Claims means, collectively, the NewPage New Money DIP Claims and the NewPage Roll-Up DIP Claims.

78. NewPage New Money DIP Claim means any and all Claims of the applicable DIP Secured Parties under the NewPage DIP Term Loan Agreement, in their capacity as such, arising under, derived from, or based on the NewPage DIP Term Loan Agreement and/or the DIP Orders, other than the NewPage Roll-Up DIP Claims.

79. NewPage Plan Equity Consideration means 47% of the Plan Equity Consideration.

80. NewPage Roll-Up DIP Claim means any and all Claims of the applicable DIP Secured Parties under the NewPage DIP Term Loan Agreement, in their capacity as such, arising under, derived from, or based on the “Roll-Up Loan Obligations” (as defined in the NewPage DIP Term Loan Agreement) under the NewPage DIP Term Loan Agreement and/or the DIP Orders.

81. NewPage Roll-Up DIP Claim Consideration means a portion of the NewPage Plan Equity Consideration equal to the quotient of the aggregate amount of Allowed NewPage Roll-Up DIP Claims divided by 47% of the Plan Equity Consideration Value.

82. NewPage Term Loan Agent means Wilmington Trust, N.A., as successor administrative agent and collateral agent under the NewPage Credit Agreement.

83. NewPage Term Loan Claim Consideration means the NewPage Plan Equity Consideration less the NewPage Plan Equity Consideration constituting the NewPage Roll-Up DIP Claim Consideration.

84. NewPage Term Loan Claims means any and all Claims (including deficiency claims) arising under, derived from, or based on the NewPage Credit Agreement.

85. Other Secured Claims means any Secured Claim against the Debtors that is not a Verso DIP ABL Claim, NewPage DIP ABL Claim, NewPage DIP Term Loan Claim, Verso First Lien Claim, Verso 1.5 Lien Claim, Verso Second Lien Claim, or NewPage Term Loan Claim.

86. Person means person as defined in section 101(41) of the Bankruptcy Code.

87. Petition Date means January 26, 2016.

88. Plan means this first modified third amended joint plan of reorganization under chapter 11 of the Bankruptcy Code, including the exhibits and schedules hereto and the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof.

89. Plan Distribution means a payment or distribution under the Plan to Holders of Allowed Claims or other eligible Entities.

90. Plan Equity Consideration means 100% of the New Common Stock in Reorganized Verso Corporation distributed as of the Effective Date before giving effect to any dilution caused by the Plan Warrants and the Management Incentive Plan.

91. Plan Equity Consideration Value means $690,000,000.

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92. Plan Supplement means the compilation of documents (or forms or summary of material terms thereof), schedules, and exhibits to the Plan (in each case, (i) in form and substance satisfactory to the Consenting Creditor Groups and the Debtors and, solely with respect to the Exit Credit Agreements, reasonably satisfactory to the DIP Agents, and (ii) as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules) to be filed no later than 5 days before the Voting Deadline or such later date as the Bankruptcy Court may approve, including: (a) executed commitment letters, engagement letters, highly confident letters, or form and/or definitive agreements, and related documents with respect to the Exit Credit Agreements; (b) certain New Constituent Documents, including the certificate of incorporation and by-laws of Reorganized Verso Corporation; (c) the Registration Rights Agreement Term Sheet; (d) the Schedule of Rejected Contracts and Leases; (e) the Warrant Agreement; and (f) the Management Incentive Plan.

93. Plan Warrants means warrants for 5% of the New Common Stock of Reorganized Verso Corporation, subject to dilution by the Management Incentive Plan, on the terms set forth in the Warrant Agreement.

94. Prepetition NewPage ABL Secured Parties means the Prepetition ABL Secured Parties as defined in the NewPage DIP Orders.

95. Prepetition NewPage Term Secured Parties means the Prepetition Term Secured Parties as defined in the NewPage DIP Orders.

96. Prepetition Verso ABL Secured Parties means the Prepetition ABL Secured Parties as defined in the Verso DIP Orders.

97. Priority Non-Tax Claim means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that is not an Administrative Expense Claim or a Priority Tax Claim.

98. Priority Tax Claim means any Claim entitled to priority in payment as specified in section 507(a)(8) of the Bankruptcy Code.

99. Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

100. Professional means an Entity (a) employed in the Chapter 11 Cases pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code or otherwise, or (b) seeking or awarded compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

101. Registration Rights Agreement means the registration rights agreement to be entered into on the Effective Date among Reorganized Verso Corporation and certain of its affiliates, which shall be consistent in all material respects with the Registration Rights Agreement Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Consenting Creditor Groups.

102. Registration Rights Agreement Term Sheet means the summary of material terms of the Registration Rights Agreement, which will be filed as part of the Plan Supplement.

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103. Released Parties means, collectively, and each solely in its capacity as such: (a) the Debtors, their respective non-Debtor subsidiaries and the Estates; (b) the Reorganized Debtors; (c) the Agents, any of their respective sub-agents and any arranger, bookrunner, syndication agent, documentation agent or other agent in respect of any DIP Credit Agreement, the NewPage Credit Agreement, and the Verso Cash Flow Credit Agreement, as applicable; (d) the DIP Secured Parties; (e) each current and former Person or Entity that is or has been a party to the Restructuring Support Agreement; (f) the Indenture Trustees; (g) Apollo Global Management, LLC and investment funds and accounts, or affiliates of investment funds and accounts, it advises, manages or controls that held or hold direct or indirect interests in Verso Corporation; provided that none of the foregoing entities has objected to confirmation of the Plan; (h) each Verso Cash Flow Lender, Holder of Verso First Lien Claims, Holder of Verso Senior Debt Claims, and Prepetition NewPage Term Secured Party that votes for, and does not object to, the Plan; (i) the Committee and its respective members; (j) the Prepetition NewPage ABL Secured Parties and any arranger, bookrunner, syndication agent, documentation agent or other agent or sub-agent in respect of the NewPage Asset-Based Revolving Credit Agreement; (k) the Prepetition Verso ABL Secured Parties and any arranger, bookrunner, syndication agent, documentation agent or other agent or sub-agent in respect of the Verso Asset-Based Revolving Credit Agreement; (l) the Exit Facility Parties; (m) all Persons engaged or retained by the parties listed in (a) through (l) of this definition in connection with the Chapter 11 Cases (including in connection with the preparation of any analyses relating to the Plan and the Disclosure Statement); and (n) any and all direct and indirect affiliates, officers, directors, partners, employees, members, managers, members of boards of managers, advisory board members, direct and indirect sponsors, managed accounts and funds, principals, shareholders, advisors, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, arrangers, professionals, investment managers, fund advisors, and representatives of each of the foregoing Persons and Entities and their respective affiliates (whether current or former, in each case, in his, her, or its capacity as such), together with their respective successors and assigns.

104. Releasing Parties means, collectively, and each solely in its capacity as such: (a) each Released Party; (b) each Holder of a Claim that either (i) votes to accept the Plan, (ii) is conclusively deemed to have accepted the Plan, or (iii) receives a Ballot but abstains from voting on the Plan and does not check the appropriate box on such Holder’s timely submitted Ballot to indicate such Holder opts out of the releases set forth in Article 12.4 of the Plan; (c) each Holder of a Claim entitled to vote who votes to reject the Plan and does not check the appropriate box on such Holder’s timely submitted Ballot to indicate such Holder opts out of the releases set forth in Article 12.4 of the Plan; (d) each Holder of a Claim or Equity Interest deemed to have rejected the Plan but does not send a notice to the Debtors to opt out of the releases set forth in Article 12.4 of the Plan; and (e) all other Holders of Claims and Equity Interests to the extent permitted by law.

105. Reorganized Debtor means a Debtor as reorganized under the Plan, and any successor thereto by merger, consolidation, or otherwise, on or after the Effective Date.

106. Reorganized Verso Corporation means Verso Corporation as reorganized under the Plan, and any successor thereto by merger, consolidation, or otherwise, on or after the Effective Date.

107. Restructuring Support Agreement means that certain agreement, dated as of January 26, 2016, inclusive of all exhibits thereto, by and among the Debtors, certain members of the Ad Hoc NewPage Term Lender Group, the Informal Committee of Holders of Verso First Lien Debt, and any other Person that may become a party to such agreement pursuant to its terms. A copy of the Restructuring Support Agreement is attached to the Disclosure Statement as Exhibit B.

108. Restructuring Transactions means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions,

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or other corporate transactions that the Debtors reasonably determine to be necessary or desirable to implement the Plan, including, among other things, the issuance of the New Common Stock and Plan Warrants.

109. Retained Actions has the meaning set forth in Article 9.4 of this Plan.

110. Schedule of Rejected Contracts and Leases means a schedule of the executory contracts and unexpired leases to be rejected pursuant to section 365 of the Bankruptcy Code and Article 10.1 hereof.

111. Schedules means the schedules of assets and liabilities filed by each of the Debtors on March 18, 2016 as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any supplements or amendments thereto through the Confirmation Date.

112. Secured Claim means a Claim against any Debtor that is secured by a valid, perfected, and enforceable Lien on, or security interest in, property of such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder’s interest in such Debtor’s interest in such property, or to the extent of the amount subject to setoff, the value of which shall be determined as provided in section 506 of the Bankruptcy Code.

113. Section 510(b) Claim means any Claim arising from the rescission of a purchase or sale of a security of the Debtors or an affiliate of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

114. Securities Act means the Securities Act of 1933, and all rules and regulations promulgated thereunder.

115. Shared Services Agreement means that Shared Services Agreement, dated as of January 7, 2015, among Verso Corporation, NewPage Holdings Inc., and NewPage Corporation.

116. Tolling Stipulation means that certain Stipulation Tolling Challenge Periods and Related Deadlines Under Final DIP Orders for Debtors and Official Committee of Unsecured Creditors, approved by order of the Bankruptcy Court on April 4, 2016 [D.I. 627], as amended, modified or supplemented from time to time.

117. Unimpaired means, with respect to any Claim or Equity Interest, or a Class of Claims or Equity Interests, that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

118. U.S. Trustee means the United States Trustee for the District of Delaware.

119. Verso 1.5 Lien Notes means the 11.75% senior secured notes due 2019 issued pursuant to the Verso 1.5 Lien Notes Indenture.

120. Verso 1.5 Lien Notes Claims means any Claim arising under, derived from, or based on the Verso 1.5 Lien Notes Indenture.

121. Verso 1.5 Lien Notes Indenture means that certain indenture, dated as of May 11, 2012, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, and the Verso 1.5 Lien Notes Trustee, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

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122. Verso 1.5 Lien Notes Trustee means Wilmington Trust N.A., as trustee under the Verso 1.5 Lien Notes Indenture.

123. Verso 2012 First Lien Notes means the 11.75% senior secured notes due 2019 issued pursuant to the Verso 2012 First Lien Notes Indenture.

124. Verso 2012 First Lien Notes Claims means any Claim (including deficiency claims) arising under, derived from, or based on the Verso 2012 First Lien Notes Indenture.

125. Verso 2012 First Lien Notes Indenture means that certain indenture, dated as of March 21, 2012, by and among Verso Paper Holdings LLC and Verso Paper Inc. as issuers, and the Verso 2012 First Lien Notes Trustee, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

126. Verso 2012 First Lien Notes Trustee means U.S. Bank, N.A., as successor trustee under the Verso 2012 First Lien Notes Indenture.

127. Verso 2015 First Lien Notes means the 11.75% senior secured notes due 2019 issued pursuant to the Verso 2015 First Lien Notes Indenture.

128. Verso 2015 First Lien Notes Claims means any Claim (including deficiency claims) arising under, derived from, or based on the Verso 2015 First Lien Notes Indenture.

129. Verso 2015 First Lien Notes Indenture means that certain indenture, dated as of January 7, 2015, by and among Verso Paper Holdings LLC and Verso Paper Inc. as issuers, and the Verso 2015 First Lien Notes Trustee, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

130. Verso 2015 First Lien Notes Trustee means U.S. Bank, N.A., as successor trustee under the Verso 2015 First Lien Notes Indenture.

131. Verso 2016 Subordinated Unsecured Notes means the 11.375% senior subordinated notes due 2016 issued pursuant to the Verso 2016 Subordinated Unsecured Notes Indenture.

132. Verso 2016 Subordinated Unsecured Notes Claims means any Claim arising under, derived from, or based on the 2016 Subordinated Unsecured Notes Indenture.

133. Verso 2016 Subordinated Unsecured Notes Indenture means that certain indenture, dated as of August 1, 2006, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, and the Verso 2016 Subordinated Unsecured Notes Trustee, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

134. Verso 2016 Subordinated Unsecured Notes Trustee means Wilmington Savings Fund Society, as successor trustee under the Verso 2016 Subordinated Unsecured Notes Indenture.

135. Verso 2020 Subordinated Unsecured Notes means the adjustable rate senior subordinated notes due 2020 issued pursuant to the Verso 2020 Subordinated Unsecured Notes Indenture.

136. Verso 2020 Subordinated Unsecured Notes Claims means any Claim arising under, derived from, or based on the Verso 2020 Subordinated Unsecured Notes Indenture.

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137. Verso 2020 Subordinated Unsecured Notes Indenture means that certain indenture, dated as of August 1, 2014, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, and the Verso 2020 Subordinated Unsecured Notes Trustee, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

138. Verso 2020 Subordinated Unsecured Notes Trustee means Wilmington Savings Fund Society, as successor trustee under the Verso 2020 Subordinated Unsecured Notes Indenture.

139. Verso Asset-Based Revolving Credit Agreement means that certain Asset-Based Revolving Credit Agreement, dated as of May 4, 2012, by and among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, and certain other Verso Debtors party thereto as guarantors, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, and certain other parties, together with all other agreements entered into and documents delivered in connection therewith, including, without limitation, any “Loan Documents” as defined in such agreement, as any of the foregoing may be amended, modified, or supplemented from time to time.

140. Verso ABL Agent means Citibank, N.A., in its capacity as administrative agent under the Verso Asset-Based Revolving Credit Agreement.

141. Verso Cash Flow Agent means Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Verso Cash Flow Credit Agreement.

142. Verso Cash Flow Claims means any Claim (including deficiency claims) arising under, derived from, or based on the Verso Cash Flow Credit Agreement.

143. Verso Cash Flow Credit Agreement means that certain Credit Agreement, dated as of May 4, 2012, by and among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, the lenders party thereto, and the Verso Cash Flow Agent, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

144. Verso Cash Flow Lenders means the lenders under the Verso Cash Flow Credit Agreement.

145. Verso Debtors means Bucksport Leasing LLC, NewPage Holdings Inc., nexTier Solutions Corporation, Verso Androscoggin LLC, Verso Corporation, Verso Fiber Farm LLC, Verso Maine Energy LLC, Verso Paper Finance Holdings LLC, Verso Paper Finance Holdings One LLC, Verso Paper Financing Holdings Inc., Verso Paper Holdings LLC, Verso Paper Inc., Verso Paper LLC, Verso Quinnesec LLC, Verso Quinnesec REP Holding Inc., and Verso Sartell LLC.

146. Verso DIP ABL Agent means Citibank, N.A. as the administrative agent and collateral agent under the Verso DIP ABL Agreement.

147. Verso DIP ABL Agreement means the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of January 26, 2016, by and among Verso Paper Holdings LLC, Verso Paper Finance Holdings LLC, the other Verso Debtors party thereto as guarantors, the lenders thereto from time to time, and the Verso DIP ABL Agent, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

148. Verso DIP ABL Claims means any and all Claims of the applicable DIP Secured Parties under the Verso DIP ABL Agreement, in their capacity as such, arising under, derived from, or based on the Verso DIP ABL Agreement.

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149. Verso DIP ABL Drawn Letters of Credit means, collectively, and as of any date of determination, the outstanding indebtedness equal to the drawn amounts as of such date of determination of any letters of credit issued or deemed issued under the Verso DIP ABL Agreement.

150. Verso DIP ABL Undrawn Letters of Credit means, collectively, and as of any date of determination, the undrawn portion as of such date of determination of any outstanding letters of credit issued or deemed issued under the Verso DIP ABL Agreement (which undrawn portion includes any automatic increases in the stated amount of such letters of credit, whether or not such increase in the stated amount is in effect at such time).

151. Verso DIP Orders means, collectively, the Final Order (I) Authorizing Verso Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. §363 and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to §§ 361, 362, 363, 364 and 507(b) [D.I. 373] and the Interim Order (I) Authorizing Verso Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. §363 (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [D.I. 104].

152. Verso First Lien Claims means, collectively, the Verso Cash Flow Claims, the Verso 2012 First Lien Notes Claims, and the Verso 2015 First Lien Notes Claims.

153. Verso Old Second Lien Notes means the 8.75% second priority senior secured notes due 2019 issued pursuant to the Verso Old Second Lien Notes Indenture.

154. Verso Old Second Lien Notes Claims means any Claim arising under, derived from, or based on the Verso Old Second Lien Notes Indenture.

155. Verso Old Second Lien Notes Indenture means that certain indenture, dated January 26, 2011, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, and the Verso Old Second Lien Notes Trustee, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

156. Verso Old Second Lien Notes Trustee means Delaware Trust, N.A., as successor trustee under the Verso Old Second Lien Notes Indenture.

157. Verso Second Lien Notes means the adjustable rate second priority senior secured notes due 2020, issued pursuant to the Verso Second Lien Notes Indenture.

158. Verso Second Lien Notes Claims means any Claim arising under, derived from, or based on the Verso Second Lien Notes Indenture.

159. Verso Second Lien Notes Indenture means that certain indenture, dated as of August 1, 2014, by and among Verso Paper Holdings LLC and Verso Paper Inc., as issuers, and the Verso Second Lien Notes Trustee, as amended, modified, or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

160. Verso Second Lien Notes Trustee means Wilmington Trust, N.A., as trustee under the Verso Second Lien Notes Indenture.

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161. Verso Senior Debt Claims means, collectively, the Verso 1.5 Lien Notes Claims, Verso Second Lien Notes Claims, and Verso Old Second Lien Notes Claims.

162. Verso Subordinated Debt Claims means, collectively, the Verso 2016 Subordinated Unsecured Notes Claims and the Verso 2020 Subordinated Unsecured Notes Claims.

163. Voting Agent means Prime Clerk LLC.

164. Voting Deadline means 4:00 p.m. (Eastern Daylight Time) on June 13, 2016.

165. Warrant Agreement means the warrant agreement relating to the Plan Warrants to be entered into on the Effective Date by Reorganized Verso Corporation.

1.2. Interpretation, Application of Definitions, and Rules of Construction.

(a) For purposes of the Plan and unless otherwise specified herein (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (ii) any term that it not defined herein, but that is used in the Bankruptcy Code or Bankruptcy Rules, shall have the meaning given to the term in the Bankruptcy Code or Bankruptcy Rules, as applicable; (iii) any reference in the Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (iv) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s permitted successors and assigns; and (v) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated.

(b) In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

(c) All references in the Plan to monetary figures refer to currency of the United States of America.

ARTICLE II

UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, Verso DIP ABL Claims, NewPage DIP ABL Claims, and NewPage New Money DIP Claims have not been classified for purposes of voting or receiving distributions. Rather, all such Claims are treated separately as unclassified Claims as set forth in this Article II, and the Holders thereof are not entitled to vote on the Plan.

2.1 Administrative Expense Claims.

(a) Filing Administrative Expense Claims. The Holder of an Administrative Expense Claim, other than (i) a Claim covered by Article 2.2, (ii) a liability incurred and payable in the ordinary course of business by a Debtor after the Petition Date, (iii) timely filed and Allowed Claims arising under section 503(b)(9) of the Bankruptcy Code; (iv) an Administrative Expense Claim that has been Allowed on or before the Administrative Expense Claim Bar Date, or (v) a NewPage DIP ABL Claim, a NewPage DIP Term Loan Claim, or a Verso DIP ABL Claim, must file and serve on the Reorganized Debtors a request for payment of such Administrative Expense Claim so that it is received no later than the Administrative Expense Claim Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders required to file and serve, who fail to file and serve, a request for payment of Administrative

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Expense Claims by the Administrative Expense Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Expense Claims against the Debtors or Reorganized Debtors and their property, and such Administrative Expense Claims shall be deemed discharged as of the Effective Date. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article 12.6 hereof. Notwithstanding the foregoing, pursuant to section 503(b)(1)(D) of the Bankruptcy Code, no governmental unit shall be required to file a request for payment of any Administrative Expense Claim of a type described in sections 503(b)(1)(B) or 503(b)(1)(C) of the Bankruptcy Code as a condition to such Claim being Allowed. Nothing in this Plan, alters, extends, or modifies the bar date for filing Claims arising under section 503(b)(9) of the Bankruptcy Code, as established pursuant to the Order (I) Establishing Deadline and Procedures for Filing Requests for Payment of Administrative Expenses Arising Under Section 503(b)(9) of the Bankruptcy Code and (II) Approving Form, Manner, and Sufficiency of Notice Thereof [D.I. 286].

(b) Allowance of Administrative Expense Claims. An Administrative Expense Claim, with respect to which a request for payment has been properly and timely filed pursuant to Article 2.1(a) shall become an Allowed Administrative Expense Claim if no objection to such request is filed with the Bankruptcy Court and served on the Debtors and the requesting party on or before the 120th day after the Effective Date, as the same may be modified or extended by order of the Bankruptcy Court. If an objection is timely filed, the Administrative Expense Claim shall become an Allowed Administrative Expense Claim only to the extent allowed by Final Order or as such Claim is settled, compromised, or otherwise resolved pursuant to Article 9.4.

(c) Payment of Allowed Administrative Expense Claims. Except to the extent that an Administrative Expense Claim has already been paid during the Chapter 11 Cases or the Holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as provided in Article 2.2, each Holder of an Allowed Administrative Expense Claim against the Debtors shall receive, in full and complete settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Administrative Expense Claim on the latest of (i) the Effective Date or as soon thereafter as reasonably practicable; (ii) 30 days after the date on which such Administrative Expense Claim becomes Allowed; (iii) the date on which such Administrative Expense Claim becomes due and payable in the ordinary course of the Debtors’ business in accordance with the terms and subject to the conditions of any agreements or understandings governing, or other documents relating to, such Allowed Administrative Expense Claim; and (iv) such other date as may be agreed to by such Holder and the Debtors or Reorganized Debtors.

2.2 Professional Fees.

(a) Final Fee Applications. Each Professional requesting compensation pursuant to sections 327, 328, 330, 331, 363, 503(b), or 1103 of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases before the Effective Date shall (i) file with the Bankruptcy Court, and serve on the Reorganized Debtors, an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the forty-fifth (45th) day following the Effective Date, and (ii) after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and Bankruptcy Rules and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, be paid in full, in Cash, in such amounts as are Allowed.

(b) Ordinary Course Professional Fees and Expenses. The immediately preceding paragraph shall not affect any professional-service Entity that is permitted to receive, and the Debtors are permitted to pay without seeking further authority from the Bankruptcy Court, compensation for services and reimbursement of professional fees and expenses in the ordinary course of business (and in accordance with any relevant prior order of the Bankruptcy Court), the payments for which may continue notwithstanding the occurrence of confirmation of the Plan.

(c) Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtors may, upon submission of appropriate documentation and in the ordinary course of business, pay the post-Effective Date charges incurred by the Reorganized Debtors for any Professional’s fees, disbursements, expenses, or related support services without application to or approval from the Bankruptcy Court. On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for fees and charges incurred from and after the Effective Date in the ordinary course of business without any notice to or approval of the Bankruptcy Court.

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2.3 Verso DIP ABL Claims.

On the Effective Date, except to the extent that the Holder of a Verso DIP ABL Claim agrees to less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim (subject to the last sentence of this Article 2.3), each Holder of a Verso DIP ABL Claim shall receive an amount in Cash (except as otherwise expressly provided in this Article 2.3 with respect to Claims in respect of the face amount of any Verso DIP ABL Undrawn Letter of Credit) equal to the Allowed amount of such Claim and all commitments under the Verso DIP ABL Agreement shall terminate. For the avoidance of doubt, Verso DIP ABL Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the Verso DIP ABL Drawn Letters of Credit and undrawn amounts under the Verso DIP ABL Undrawn Letters of Credit, respectively (plus any unpaid accrued interest, letter of credit fees, and unpaid fees, expenses and other obligations under the Verso DIP ABL Agreement as of the Effective Date). Any Verso DIP ABL Undrawn Letter of Credit will be (a) cancelled and replaced with a new letter of credit to be issued pursuant to the Exit ABL Agreement (which replacement, with respect to any Verso DIP ABL Undrawn Letter of Credit, shall only be deemed effective to the extent such Verso DIP ABL Undrawn Letter of Credit is returned to the issuer thereof undrawn or otherwise cancelled, in any such case, in a manner reasonably satisfactory to the issuer thereof and the Verso DIP ABL Agent), (b) with the consent of the issuer thereof, deemed a letter of credit issued under the Exit ABL Agreement in an equal stated face amount (provided, that (x) all provisions governing letters of credit in the Exit ABL Agreement are in form and substance satisfactory to the issuer thereof and (y) the issuer thereof shall have no obligation after such deemed issuance to renew, amend, extend or otherwise modify any such letter of credit so deemed issued unless otherwise agreed by such issuer), or (c) otherwise treated in a manner acceptable to the issuer thereof. Upon treatment of each Verso DIP ABL Undrawn Letter of Credit in accordance with the preceding sentence, any Verso DIP ABL Claim corresponding to such Verso DIP ABL Undrawn Letter of Credit shall be deemed satisfied in full (excluding fees and expenses accrued thereon in accordance with the Verso DIP ABL Agreement, which shall be paid in full in Cash in accordance with the first sentence of this Article 2.3). Upon the indefeasible payment or satisfaction in full in Cash of the Verso DIP ABL Claims (other than any Verso DIP ABL Claims based on the Debtors’ contingent obligations under the Verso DIP ABL Agreement for which no claim has been made) in accordance with the terms of this Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force and effect, except that, to the extent that any letter of credit issued under the Verso DIP ABL Agreement has been cash collateralized, any lien or security interest in such cash collateral in favor of the issuer of such letter of credit shall not be terminated, released or otherwise affected. The Debtors’ contingent or unliquidated obligations under the Verso DIP ABL Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the Verso DIP ABL Agent, any affected lender under the Verso DIP ABL Agreement or any other Holder of a Verso DIP ABL Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

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2.4    NewPage DIP ABL Claims.

On the Effective Date, except to the extent that the Holder of a NewPage DIP ABL Claim agrees to less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim (subject to the last sentence of this Article 2.4), each Holder of a NewPage DIP ABL Claim shall receive an amount in Cash (except as otherwise expressly provided in this Article 2.4 with respect to Claims in respect of the face amount of any NewPage DIP ABL Undrawn Letter of Credit) equal to the Allowed amount of such Claim and all commitments under the NewPage DIP ABL Agreement shall terminate. For the avoidance of doubt, NewPage DIP ABL Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the NewPage DIP ABL Drawn Letters of Credit and undrawn amounts under the NewPage DIP ABL Undrawn Letters of Credit, respectively (plus any unpaid accrued interest, letter of credit fees, and unpaid fees, expenses and other obligations under the NewPage DIP ABL Agreement as of the Effective Date). Any NewPage DIP ABL Undrawn Letter of Credit will be (a) cancelled and replaced with a new letter of credit to be issued pursuant to the Exit ABL Agreement (which replacement, with respect to any NewPage DIP ABL Undrawn Letter of Credit, shall only be deemed effective to the extent such NewPage DIP ABL Undrawn Letter of Credit is returned to the issuer thereof undrawn or otherwise cancelled, in any such case, in a manner reasonably satisfactory to the issuer thereof and the NewPage DIP ABL Administrative Agent), (b) with the consent of the issuer thereof, deemed a letter of credit issued under the Exit ABL Agreement in an equal stated face amount (provided, that (x) all provisions governing letters of credit in the Exit ABL Agreement are in form and substance satisfactory to the NewPage DIP ABL Administrative Agent and (y) the issuer thereof shall have no obligation after such deemed issuance to renew, amend, extend or otherwise modify any such letter of credit so deemed issued unless otherwise agreed by such issuer), or (c) otherwise treated in a manner acceptable to the NewPage DIP ABL Administrative Agent. Upon treatment of each NewPage DIP ABL Undrawn Letter of Credit in accordance with the preceding sentence, any NewPage DIP ABL Claim corresponding to such NewPage DIP ABL Undrawn Letter of Credit shall be deemed satisfied in full (excluding fees and expenses accrued thereon in accordance with the NewPage DIP ABL Agreement, which shall be paid in full in Cash in accordance with the first sentence of this Article 2.4). Upon the indefeasible payment or satisfaction in full in Cash of the NewPage DIP ABL Claims (other than any NewPage DIP ABL Claims based on the Debtors’ contingent obligations under the NewPage DIP ABL Agreement for which no claim has been made) in accordance with the terms of this Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force and effect, except that, to the extent that any letter of credit issued under the NewPage DIP ABL Agreement has been cash collateralized, any lien or security interest in such cash collateral in favor of the issuer of such letter of credit shall not be terminated, released or otherwise affected. The Debtors’ contingent or unliquidated obligations under the NewPage DIP ABL Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the NewPage DIP ABL Administrative Agent, any affected lender under the NewPage DIP ABL Agreement or any other Holder of a NewPage DIP ABL Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

2.5    NewPage New Money DIP Claims.

On the Effective Date, except to the extent that the Holder of a NewPage New Money DIP Claim agrees to less favorable treatment, in exchange for the full and complete settlement, release, and discharge of such Claim (subject to the last sentence of this Article 2.5), each Holder of a NewPage New Money DIP Claim shall receive an amount in Cash equal to the Allowed amount of such Claim.

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Upon the indefeasible payment or satisfaction in full in Cash of the NewPage New Money DIP Claims (other than any NewPage New Money DIP Claims based on the Debtors’ contingent or unliquidated obligations under the NewPage DIP Term Loan Agreement for which no claim has been made) in accordance with the terms of this Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force and effect. The Debtors’ contingent or unliquidated obligations under the NewPage DIP Term Loan Agreement constituting NewPage New Money DIP Claims, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the NewPage Term DIP Agent, any affected lender under the NewPage DIP Term Loan Agreement or any other Holder of a NewPage New Money DIP Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

2.6 Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Tax Claim against the Debtors shall receive, in full and complete settlement, release, and discharge of such Claim, Cash equal to the unpaid amount of such Allowed Priority Tax Claim on the latest of (a) the Effective Date or as soon thereafter as reasonably practicable; (b) 30 days after the date on which such Priority Tax Claim becomes Allowed; (c) the date on which such Priority Tax Claim becomes due and payable; and (d) such other date as may be mutually agreed to by and among such Holder and the Debtors or Reorganized Debtors; provided, however, that the Reorganized Debtors shall be authorized, at their option, and in lieu of payment in full, in Cash, of an Allowed Priority Tax Claim as provided above, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following tables designate the Classes of Claims against, and Equity Interests in, each of the Debtors, and specify which Classes are (a) Impaired or Unimpaired; (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject the Plan. A Claim or portion thereof is classified in a particular Class only to the extent that such Claim or portion thereof qualifies within the description of such Class and is classified in a different Class to the extent that the portion of such Claim qualifies within the description of such different Class.

3.1 Class Identification.

The Plan constitutes a separate Plan proposed by each Debtor. Therefore, the classifications set forth below apply separately to each applicable Debtor. To the extent that a Class contains Claims or Equity Interests only with respect to one or more particular Debtor(s), such Class applies only to such Debtor(s), and to the extent that a specified Class does not include any Allowed Claims or Allowed Equity Interests with respect to one or more particular Debtor, then such Class shall be deemed not to exist as to such Debtor(s).

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Claims against and Equity Interests in each Debtor are classified as follows:

Class	Description	Impairment	Entitled to Vote

1	Other Secured Claims	Unimpaired	No (deemed to accept)

2	Priority Non-Tax Claim	Unimpaired	No (deemed to accept)

3	Verso First Lien Claims	Impaired	Yes

4	Verso Senior Debt Claims	Impaired	Yes

5	Verso Subordinated Debt Claims	Impaired	Yes

6	NewPage Roll-Up DIP Claims	Impaired	Yes

7	NewPage Term Loan Claims	Impaired	Yes

8	General Unsecured Claims Against Asset Debtors	Impaired	Yes

9	General Unsecured Claims Against De Minimis Asset Debtors	Impaired	No (deemed to reject)

10	Intercompany Claims	Unimpaired/ Impaired	No (deemed to accept or reject)

11	Section 510(b) Claims	Impaired	No (deemed to reject)

12	Equity Interests in Verso Corporation	Impaired	No (deemed to reject)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1 Other Secured Claims (Class 1).

(a) Classification. Class 1 consists of all Other Secured Claims.

(b) Treatment. Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date or as soon thereafter as practicable, each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor(s) and in full and complete settlement, release, and discharge of, and in exchange for, such Claim (i) payment in full in Cash; (ii) delivery of collateral securing any such Claim; (iii) reinstatement pursuant to section 1124 of the Bankruptcy Code; or (iv) other treatment rendering such Claim Unimpaired.

(c) Impairment and Voting. Class 1 is Unimpaired. Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

4.2 Priority Non-Tax Claims (Class 2).

(a) Classification. Class 2 consists of all Priority Non-Tax Claims.

(b) Treatment. Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, on the Effective Date or as soon thereafter as practicable, each Holder of an Allowed Priority Non-Tax Claim shall receive, at the option of the applicable Debtor(s) and in full and complete settlement, release, and discharge of, and in exchange for, such Claim (i) payment in full in Cash; or (ii) other treatment rendering such Claim Unimpaired.

(c) Impairment and Voting. Class 2 is Unimpaired. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

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4.3 Verso First Lien Claims (Class 3).

(a) Classification. Class 3 consists of all Verso Cash Flow Claims, Verso 2012 First Lien Notes Claims, and Verso 2015 First Lien Notes Claims.

(b) Allowance.

(i)	The Verso Cash Flow Claims are Allowed in the aggregate amount of $50,164,718.32.

(ii)	The Verso 2012 First Lien Notes Claims are Allowed in the aggregate amount of $443,932,879.96.

(iii)	The Verso 2015 First Lien Notes Claims are Allowed in the aggregate amount of $690,521,180.56.

(c) Treatment. On the Effective Date or as soon thereafter as practicable, each Holder of an Allowed Verso First Lien Claim shall receive, in full and complete settlement, release, and discharge of, and in exchange for, such Claim, its Pro Rata share of (i) 50% of the Plan Equity Consideration and (ii) 100% of the Plan Warrants.

(d) Impairment and Voting. Class 3 is Impaired. Holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.4 Verso Senior Debt Claims (Class 4).

(a) Classification. Class 4 consists of all Verso 1.5 Lien Notes Claims, Verso Second Lien Notes Claims, and Verso Old Second Lien Notes Claims.

(b) Allowance.

(i)	The Verso 1.5 Lien Notes Claims are Allowed in the aggregate amount of $288,502,936.26.

(ii)	The Verso Second Lien Notes Claims are Allowed in the aggregate amount of $192,191,297.30.

(iii)	The Verso Old Second Lien Notes Claims are Allowed in the aggregate amount of $100,757,853.32.

(c) Treatment. On the Effective Date or as soon thereafter as practicable, each Holder of an Allowed Verso Senior Debt Claim shall receive, in full and complete settlement, release, and discharge of, and in exchange for, such Claim, its Pro Rata share of 2.85% of the Plan Equity Consideration.

(d) Impairment and Voting. Class 4 is Impaired. Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.

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4.5 Verso Subordinated Debt Claims (Class 5).

(a) Classification. Class 5 consists of all Verso 2016 Subordinated Unsecured Notes Claims and Verso 2020 Subordinated Unsecured Notes Claims.

(b) Allowance.

(i)	The Verso 2016 Subordinated Unsecured Notes Claims are Allowed in the aggregate amount of $42,757,393.23.

(ii)	The Verso 2020 Subordinated Unsecured Notes Claims are Allowed in the aggregate amount of $70,083,831.06.

(c) Treatment. On the Effective Date or as soon thereafter as practicable, each Holder of an Allowed Verso Subordinated Debt Claim shall receive, in full and complete settlement, release, and discharge of, and in exchange for, such Claim, its Pro Rata share of 0.15% of the Plan Equity Consideration.

(d) Impairment and Voting. Class 5 is Impaired. Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

4.6 NewPage Roll-Up DIP Claims (Class 6).

(a) Classification. Class 6 consists of all NewPage Roll-Up DIP Claims.

(b) Allowance. The NewPage Roll-Up DIP Claims are Allowed in the aggregate amount of $175,000,000.00 plus interest accruing from the applicable date under the NewPage DIP Term Credit Agreement through the Effective Date.

(c) Treatment. On the Effective Date or as soon thereafter as practicable, each Holder of an Allowed NewPage Roll-Up DIP Claim shall receive, in full and complete settlement, release, and discharge of, and in exchange for, such Claim, its Pro Rata share of the NewPage Roll-Up DIP Claim Consideration.

(d) Impairment and Voting. Class 6 is Impaired. Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.

4.7 NewPage Term Loan Claims (Class 7).

(a) Classification. Class 7 consists of all NewPage Term Loan Claims.

(b) Allowance. The NewPage Term Loan Claims are Allowed in the aggregate amount of $576,392,963.88.

(c) Treatment. On the Effective Date or as soon thereafter as practicable, each Holder of an Allowed NewPage Term Loan Claim shall receive, in full and complete settlement, release, and discharge of, and in exchange for, such Claim, its Pro Rata share of the NewPage Term Loan Claim Consideration.

(d) Impairment and Voting. Class 7 is Impaired. Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.

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4.8 General Unsecured Claims Against Asset Debtors (Class 8).

(a) Classification. Class 8 consists of all General Unsecured Claims Against Asset Debtors.

(b) Treatment. Except to the extent that a Holder of an Allowed General Unsecured Claim Against Asset Debtors agrees to less favorable treatment, each Holder of an Allowed General Unsecured Claim Against Asset Debtors shall receive, in full and complete settlement, release, and discharge of, and in exchange for, such Claim, its Pro Rata share of the General Unsecured Claims Cash Distribution, which distribution shall be made in accordance with Article 8.8 of the Plan.

(c) Impairment and Voting. Class 8 is Impaired. Holders of Claims in Class 8 are entitled to vote to accept or reject the Plan.

4.9 General Unsecured Claims Against De Minimis Asset Debtors (Class 9).

(a) Classification. Class 9 consists of all General Unsecured Claims Against De Minimis Asset Debtors.

(b) Treatment. Holders of a General Unsecured Claim Against De Minimis Asset Debtors shall not receive or retain any interest or property on account of such Claims.

(c) Impairment and Voting. Class 9 is Impaired. Holders of Claims in Class 9 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

4.10 Intercompany Claims (Class 10).

(a) Classification. Class 10 consists of all Intercompany Claims.

(b) Treatment. On the Effective Date, Allowed Intercompany Claims shall be, at the option of the Debtors, (i) reinstated and treated in the ordinary course of business; or (ii) cancelled and discharged without any distribution on account of such Claims; provided that all Claims related to the Shared Services Agreement shall be deemed cancelled, released, and discharged as set forth in Article 6.14 of the Plan.

(c) Impairment and Voting. Claims in Class 10 are Unimpaired if reinstated or Impaired if cancelled. Holders of Claims in Class 10 are conclusively presumed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

4.11 Section 510(b) Claims (Class 11).

(a) Classification. Class 11 consists of all Section 510(b) Claims.

(b) Treatment. On the Effective Date, each Section 510(b) Claim shall be cancelled and released without any distribution on account of such Claim.

(c) Impairment and Voting. Class 11 is Impaired. Holders of Claims in Class 11 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

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4.12 Equity Interests in Verso Corporation (Class 12).

(a) Classification. Class 12 consists of all Equity Interests in Verso Corporation.

(b) Treatment. On the Effective Date, all Equity Interests in Verso Corporation shall be cancelled and extinguished without further notice, approval, or action.

(c) Impairment and Voting. Class 12 is Impaired. Holders of Equity Interests in Class 12 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, and accordingly, are not entitled to vote to accept or reject the Plan.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS

5.1 Class Acceptance Requirement.

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if it is accepted by at least two thirds (2/3) in dollar amount and more than one-half (1/2) in number of Holders of the Allowed Claims in such Class that have voted on the Plan.

5.2 Separate Plans.

For purposes of voting on this Plan and receiving Plan Distributions, votes will be tabulated separately for each Debtor’s Plan, and Plan Distributions will be made to each Class as provided in that Debtor’s Plan. A Claim against multiple Debtors, to the extent Allowed against each respective Debtor, shall be treated as a separate Claim against each such Debtor for all purposes (including voting and Plan Distributions). Notwithstanding the foregoing, the Debtors reserve the right to seek to substantively consolidate any two or more Debtors, provided that, such substantive consolidation does not materially and adversely impact the amount of the Plan Distributions to any Person.

5.3 Deemed Acceptance by Non-Voting Classes.

If a Class contains Claims or Equity Interests eligible to vote and no Holder of a Claim or Equity Interest eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

5.4 Elimination of Vacant Classes.

Any Class of Claims or Equity Interests that does not have at least one Holder of an Allowed Claim or Allowed Equity Interest or a Claim or Equity Interest temporarily Allowed as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

5.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.

Because certain Classes are deemed to have rejected this Plan, the Debtors seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to such Classes. Subject to Article 14.7 of the Plan, the Debtors reserve the right, with the consent of the Consenting Creditor Groups (not to be unreasonably withheld), to alter, amend, modify, revoke, or withdraw this Plan

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or any related document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code. The Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.

5.6 Severability of Plans.

A failure to confirm any one or more of the Debtors’ Plans shall not affect other Plans confirmed by the Bankruptcy Court, but the Debtors reserve the right, with the consent (not to be unreasonably withheld) of (a) the Consenting Creditor Groups, (b) the DIP Agents, and (c) solely to the extent that the rights of Holders of Allowed General Unsecured Claims under such Plans would be materially and adversely affected, the Committee, to withdraw any and all Plans if any one or more Plan(s) is not confirmed.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1 Compromise of Controversies.

In consideration for the Plan Distributions, releases, and other benefits provided under the Plan, and the support of the Committee, the Informal Committee of Holders of Verso First Lien Debt, the Ad Hoc NewPage Term Lender Group, and the Verso Cash Flow Lenders, upon the Effective Date, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Equity Interests, and controversies relating to any Allowed Claim or Equity Interest or any Plan Distribution to be made on account thereof or otherwise resolved under the Plan, including, without limitation:

(a) Any challenge to the amount, validity, perfection, enforceability, priority or extent of the NewPage Term Loan Claims, the Verso First Lien Claims or the Verso Senior Debt Claims, or to any Lien securing the NewPage Term Loan Claims, the Verso First Lien Claims or the Verso Senior Debt Claims; and

(b) Any claim to avoid, subordinate or disallow any NewPage Term Loan Claim, Verso First Lien Claim, or Verso Senior Debt Claim, or any Lien securing the NewPage Term Loan Claims, the Verso First Lien Claims or the Verso Senior Debt Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including, without limitation, equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Equity Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. All Plan Distributions made in accordance with the Plan are intended to be, and shall be, final.

6.2 Restructuring Transactions.

On or after the Effective Date, the Debtors or the Reorganized Debtors shall be authorized to enter into the Restructuring Transactions. In connection therewith, the Debtors, with the consent of the Consenting Creditor Groups (not to be unreasonably withheld), and the Reorganized Debtors, as applicable, may take other actions as may be necessary or appropriate to effect a corporate

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restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors or Reorganized Debtors, or to organize certain of the Debtors or Reorganized Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are organized, which restructuring may include one or more mergers, consolidations, dispositions, liquidations, or dissolutions as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring Entities. In each case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring Entity shall perform the obligations of such Debtor pursuant to the Plan to satisfy the Allowed Claims against such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which may provide that another Debtor or Reorganized Debtor shall perform such obligations.

The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan.

6.3 Sources of Consideration for Plan Distributions.

The Debtors shall fund Plan Distributions, as applicable, with: (a) Cash on hand; (b) Cash generated from the Reorganized Debtors’ operations; (c) the proceeds of the Exit Credit Agreements; (d) the New Common Stock; and (e) the Plan Warrants. Each Plan Distribution and issuance referred to in Article VIII of the Plan shall be governed by the terms and conditions set forth herein applicable to such Plan Distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such Plan Distribution or issuance, which terms and conditions shall bind each Entity receiving such Plan Distribution or issuance.

6.4 Exit Credit Agreements.

The Reorganized Debtors shall enter into the Exit ABL Facility and the Exit Term Loan Facility. Confirmation of the Plan shall constitute (a) approval of the Exit ABL Facility, the Exit Term Loan Facility, and all transactions contemplated thereby, including any and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and (b) authorization for the Reorganized Debtors to enter into and execute the Exit ABL Agreement, the Exit Term Loan Agreement, and such other documents as may be required or appropriate. On the Effective Date, the Exit ABL Facility (including any letters of credit deemed issued thereunder in accordance with Article 2.3 or 2.4) and the Exit Term Loan Facility, together with any new promissory notes evidencing the obligations of the Reorganized Debtors, and all other documents, instruments, mortgages, and agreements to be entered into, delivered, or confirmed thereunder, shall become effective, valid, binding, and enforceable in accordance with their terms, and each party thereto shall be bound thereby. The obligations incurred by the Reorganized Debtors pursuant to the Exit ABL Facility (including any letters

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of credit deemed issued thereunder in accordance with Article 2.3 or 2.4), the Exit Term Loan Facility, and related documents shall be secured and paid or otherwise satisfied pursuant to, and as set forth in, the Exit ABL Agreement, the Exit Term Loan Agreement, and related documents.

6.5 Equity Interests in Debtor Subsidiaries.

Subject to Article 6.2 of the Plan, all Equity Interests in the Debtors other than Verso Corporation shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

6.6 General Unsecured Claims Cash Distribution Account.

On the Effective Date, the Reorganized Debtors shall fund the General Unsecured Claims Cash Distribution Account. Any and all funds in the General Unsecured Claims Cash Distribution Account shall not constitute property of the Reorganized Debtors. After the Effective Date, the Reorganized Debtors shall have no obligation to provide additional funding to the General Unsecured Claims Cash Distribution Account.

6.7 New Common Stock.

(a) On the Effective Date, or as soon thereafter as reasonably practicable, Reorganized Verso Corporation shall issue or cause to be issued the New Common Stock for distribution in accordance with the terms of this Plan and the New Constituent Documents without the need of any further corporate or equity holder action.

(b) As soon as reasonably practicable following the Effective Date and Reorganized Verso Corporation meeting the listing requirements for the New Common Stock on the New York Stock Exchange, the New Common Stock shall be qualified for listing on the New York Stock Exchange and shall be registered under section 12(b) of the Exchange Act. Distribution of the New Common Stock may be made by (i) delivery of one or more certificates representing such shares as described herein, (ii) means of book-entry registration on the books of the transfer agent for shares of New Common Stock or (iii) means of mandatory exchange through the facilities of DTC in accordance with the customary practice of DTC.

(c) In the period following the Effective Date and pending distribution of the New Common Stock to any Holder entitled pursuant to this Plan to receive New Common Stock, any such Holder will be entitled to exercise any voting rights and receive any dividends or distributions paid with respect to such Holder’s shares of New Common Stock and exercise all of the rights with respect of the New Common Stock (so that such Holder will be deemed for tax purposes to be the owner of the New Common Stock).

6.8 Plan Warrants.

(a) On the Effective Date, or as soon thereafter as reasonably practicable, Reorganized Verso Corporation shall issue or cause to be issued the Plan Warrants to Holders of Allowed Verso First Lien Claims in accordance with the terms of this Plan and the New Constituent Documents without the need of any further corporate or equity holder action.

(b) Distribution of the Plan Warrants may be made by delivery of one or more certificates representing such Plan Warrants as described herein, by means of book-entry registration on

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the books of the transfer agent for shares of Plan Warrants or by means of mandatory exchange through the facilities of DTC in accordance with the customary practice of DTC. On and as of the Effective Date, Reorganized Verso Corporation shall enter into and deliver the Warrant Agreement to each Entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Verso Corporation.

6.9 Registration.

(a) On and as of the Effective Date, Reorganized Verso Corporation shall enter into and deliver the Registration Rights Agreement, in form and substance reasonably acceptable to the Debtors and the Consenting Creditor Groups, to each Entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Verso Corporation.

(b) In reliance on section 1145(a) of the Bankruptcy Code, at the time of issuance, none of the shares of New Common Stock or Plan Warrants issued pursuant to the Plan will be registered under section 5 of the Securities Act or any state or other securities laws requiring the notification or registration of securities or a securities offering. Except for the New Common Stock and the Plan Warrants held by “affiliates” of Reorganized Verso Corporation and any Holder deemed to be an “underwriter” under the Bankruptcy Code, the shares of New Common Stock and Plan Warrants distributed pursuant to the Plan will not be “restricted securities” as that term is defined under the Securities Act.

6.10 Cancellation of Notes, Instruments, and Equity Interests.

Except for the purpose of evidencing a right to a Plan Distribution and except as otherwise set forth herein, on the Effective Date, all agreements, instruments, and other documents evidencing, related to or connected with any Claim or Equity Interest and any rights of any Holder in respect thereof, shall be deemed cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein but subject to any applicable provisions of Article VIII, each of (a) the Verso DIP ABL Agreement; (b) the NewPage DIP ABL Agreement; (c) the NewPage DIP Term Loan Agreement; (d) the Verso Cash Flow Credit Agreement; (e) the Verso 2012 First Lien Notes Indenture; (f) the Verso 2015 First Lien Notes Indenture; (g) the Verso 1.5 Lien Notes Indenture; (h) the Verso Second Lien Notes Indenture; (i) the Verso Old Second Lien Note Indenture; (j) the Verso 2016 Subordinated Unsecured Notes Indenture; (k) the Verso 2020 Subordinated Unsecured Notes Indenture; and (l) the NewPage Credit Agreement (collectively, (a)-(l) the “Notes and Instruments”) shall continue in effect solely to the extent necessary to: (i) permit Holders of Claims under the Notes and Instruments to receive Plan Distributions; (ii) permit the Reorganized Debtors and the Agents to make Plan Distributions on account of the Allowed Claims under the Notes and Instruments, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses due to the applicable Agent thereunder or incurred by the applicable Agent in making such Plan Distributions; and (iii) allow the Indenture Trustees to exercise any charging liens for the payment of fees and expenses and for indemnification as provided under the Notes and Instruments; and (iv) permit the Agents and Indenture Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan. Except as provided in this Plan (including Article VIII of this Plan), on the Effective Date, each of the Agents and Indenture Trustees and their respective agents, successors and assigns shall be automatically and fully discharged of all of their duties and obligations

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associated with the Notes and Instruments, as applicable. The commitments and obligations (if any) of the Prepetition NewPage ABL Secured Parties, the Prepetition NewPage Term Secured Parties, the Prepetition Verso ABL Secured Parties, and/or any of the DIP Secured Parties to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under any Notes and Instruments, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. To the extent that any provision of the DIP Credit Agreements and DIP Orders are of a type that survives repayment of the subject indebtedness, such provisions shall remain in effect notwithstanding satisfaction of the DIP Claims.

6.11 Cancellation of Liens.

Except as provided otherwise under the Exit Credit Agreements or this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens securing any Secured Claim shall be fully released, settled, discharged and compromised and all rights, titles, and interests of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns, and the Holder of such Secured Claim (and the applicable Agents and/or Indenture Trustees for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable Agents and/or Indenture Trustees for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The filing of the Confirmation Order with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

6.12 Payment of Fees and Expenses Under DIP Orders or Restructuring Support Agreement

On the later of (a) the Effective Date and (b) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the applicable DIP Order or the Restructuring Support Agreement, the Debtors or Reorganized Debtors (as applicable) shall pay all fees, expenses and disbursements of (i) the Agents and Indenture Trustees, (ii) the Verso ABL Agent and NewPage ABL Agent, (iii) the Ad Hoc NewPage Term Lender Group, (iv) the Informal Committee of Holders of Verso First Lien Debt, and (v) the Consenting Verso Creditors and the Consenting NewPage Creditors (each as defined in the Restructuring Support Agreement), in each case, that have accrued and are unpaid as of the Effective Date and are required to be paid under or pursuant to the applicable DIP Order or the Restructuring Support Agreement. All payments of fees, expenses or disbursements pursuant to this Article 6.12 shall be subject in all respects to the terms of the applicable DIP Orders.

6.13 Payment of Fees and Expenses of Indenture Trustees.

No later than five (5) Business Days after the Effective Date, each Indenture Trustee whose fees, expenses and disbursements are not payable under the terms of any DIP Order shall submit to counsel to the Reorganized Debtors an invoice, including supporting documentation, reflecting any outstanding fees, expenses and disbursements for which such Indenture Trustee seeks reimbursement from the Reorganized Debtors. The Reorganized Debtors shall pay in full in Cash all reasonable, documented fees and expenses (including, without limitation, reasonable attorney and other professional fees and expenses) incurred by the Indenture Trustees under the Debtors’ notes, to the extent that such fees and expenses are reimbursable under the terms of the applicable Notes and Instruments, within ten (10) Business Days after receipt by the Reorganized Debtors of such invoices. Such invoices shall

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include the number of hours billed and a reasonably detailed description of services provided and the expenses incurred by the applicable professional; provided, however, that any such invoice may be redacted to protect privileged, confidential or proprietary information.

6.14 Shared Services Agreement.

On the Effective Date, the Shared Services Agreement will be terminated without any further action by the parties thereto, and Claims related to the Shared Services Agreement shall be deemed cancelled, released, and discharged. The parties to the Shared Services Agreement will have no rights arising from or relating to such agreement or the termination thereof.

6.15 Corporate Action.

On and after the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without the need for any further corporate or limited liability company action or any further action by any stockholders, directors or members of the Debtors or the Reorganized Debtors, including, to the extent applicable, (a) the adoption of the New Constituent Documents; (b) the selection of the directors, members, and officers for the Reorganized Debtors; (c) the execution of and entry into the Exit Credit Agreements and related documents (including the incurrence of indebtedness, provision of guarantees and granting of liens contemplated thereby); (d) the issuance of the New Common Stock and Plan Warrants; (e) the execution of and entry into the Warrant Agreement and the Registration Rights Agreement; (f) the consummation of the Restructuring Transactions contemplated by the Plan and performance of all actions and transactions contemplated thereby; (g) the rejection, assumption, or assumption and assignment, as applicable, of executory contracts and unexpired leases; (h) the adoption of the Management Incentive Plan; and (i) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). On the Effective Date, the appropriate officers, members, stockholders and boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute, file, record and deliver the agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated in this Article 6.15 shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

ARTICLE VII

CORPORATE GOVERNANCE AND MANAGEMENT OF REORGANIZED DEBTORS

7.1 Debtors Organizational Matters.

Except as otherwise provided under the Plan, the Debtors will continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Constituent Documents, for the purposes of satisfying their obligations under the Plan and the continuation of their business. After the Effective Date, the Reorganized Debtors may amend and restate their respective charters, bylaws and/or constituent documents as permitted by the applicable laws of the respective jurisdictions in which they are incorporated or organized.

7.2 Directors and Officers of the Reorganized Debtors.

(a) As of the Effective Date, the term of the current members of the board of directors of the applicable Debtors shall expire, and the initial boards of directors and the officers of each

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of the Reorganized Debtors shall be appointed in accordance with the respective New Constituent Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement to the extent then known the identity and affiliations of any person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer.

(b) Unless reappointed pursuant to Article 7.2(a) of the Plan, the members of the board of directors of each Debtor prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors in their capacities as such on and after the Effective Date and each such member shall be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Constituent Documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

(c) On or before the Effective Date, the Debtors on behalf of the Reorganized Debtors will obtain sufficient liability insurance policy coverage for a six-year period for the benefit of the Debtors’ and Reorganized Debtors’ current and former directors, managers, officers, and employees on terms no less favorable to such directors, managers, officers, and employees than the Debtors’ existing coverage for that purpose and with an available aggregate limit of liability on the Effective Date of no less than the aggregate limit of liability under the existing policy or policies for that purpose. After the Effective Date, none of the Debtors or Reorganized Debtors will terminate or otherwise reduce the coverage under any such policy (including any “tail policy”) in effect on the Effective Date, with respect to conduct occurring prior thereto and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether or not such director, manager, officer, or employee remains in such position or any position after the Effective Date.

(d) In addition, to the fullest extent permitted by applicable law, all indemnification provisions in existence prior to the date on which the Chapter 11 Cases were filed (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for any current or former directors, officers, managers, employees, direct and indirect sponsors, shareholders, direct and indirect affiliates, attorneys, accountants, investment bankers, or other professionals of the Debtors, as applicable, shall be reinstated, assumed, and remain intact and irrevocable and shall survive the Effective Date.

7.3 Management Incentive Plan; Employment and Benefit Arrangements.

(a) On and as of the Effective Date, Reorganized Verso Corporation shall be deemed to have entered into and its stockholders shall be deemed to have approved the Management Incentive Plan. The Management Incentive Plan shall be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution or further action by any party thereto. The Management Incentive Plan Securities shall dilute all other New Common Stock to be issued pursuant to this Plan or Plan Warrants. The award recipients, sizes of awards, and other terms and conditions of awards under the Management Incentive Plan shall, subject to any applicable limits under the Management Incentive Plan, be determined by Reorganized Verso Corporation’s board of directors (or its delegate) on or after the Effective Date. For the avoidance of doubt any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the contracts, agreements, policies, programs, arrangements, and plans in Article 7.3(b) below.

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(b) The Reorganized Debtors shall honor the Debtors’ written contracts, agreements, collective bargaining agreements, policies, programs, and plans relating to their employees and retired employees, including the employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards), vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension (including, but not limited to, the (i) NewPage Retirement Plan for Bargained Hourly Employees, (ii) NewPage Cash Balance Plan for Non-Bargained Employees, and (iii) Verso Paper Corp. Pension Plan for Hourly Employees (Androscoggin)), deferred compensation, medical, dental, vision, life and disability insurance, workers compensation, flexible spending account, and other health and welfare benefit plans, programs, and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement shall not entitle any Person or Entity to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Subject to the terms of this Article 7.3(b), to the extent such contracts, agreements, policies, programs, and plans are executory contracts within the meaning of section 365 of the Bankruptcy Code, each will be deemed assumed as of the Effective Date.

(c) Notwithstanding anything to the contrary in the Plan, any Claim arising under Title I of the Employee Retirement Income Security Act of 1974 for breach of fiduciary duty or relating to a prohibited transaction with respect to the NewPage Retirement Plan for Bargained Hourly Employees, NewPage Cash Balance Plan for Non-Bargained Employees, and Verso Paper Corp. Pension Plan for Hourly Employees (Androscoggin) shall not be discharged, released, or enjoined; provided, however, that such Claim against the Debtors for breach of fiduciary duty or relating to a prohibited transaction with respect to such plans will be treated solely as a General Unsecured Claim.

ARTICLE VIII

PLAN DISTRIBUTIONS

8.1 Plan Distributions.

The Disbursing Agent shall make all Plan Distributions to the appropriate Holders of Allowed Claims in accordance with the terms of this Plan. Plan Distributions to Holders of Verso DIP ABL Claims, NewPage DIP ABL Claims, and NewPage DIP Term Loan Claims, shall be made by (or in coordination with) the applicable Agents for the benefit of the applicable Holders in accordance with the applicable documents and, with the consent of the Reorganized Debtors, deemed completed when made to the applicable Agents as Disbursing Agent. Plan Distributions to Holders of Verso First Lien Claims, Verso Senior Debt Claims, Verso Subordinated Debt Claims, NewPage Roll-Up DIP Claims, and NewPage Term Loan Claims shall be made by the Reorganized Debtors (or their stock transfer agent or their warrant agent, as applicable) as Disbursing Agent to the applicable Holders (or to Entities at the direction of such Holders) and the Agents and Indenture Trustees shall bear no responsibility or liability for any Plan Distributions. For the avoidance of doubt, Plan Distributions of New Common Stock and Plan Warrants shall not be made to any of the Agents and Indenture Trustees, and neither the Agents nor the Indenture Trustees shall bear any responsibility or liability for any Plan Distributions of New Common Stock or Plan Warrants.

8.2 Allocation of Plan Distributions Between Principal and Interest.

The aggregate consideration to be distributed to the Holders of Allowed Claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claims of such Holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

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8.3 No Postpetition Interest on Claims.

Other than as specifically provided in the Plan, Confirmation Order, or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claim, and no Holder of a prepetition Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

8.4 Date of Plan Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.5 Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of Holders of Claims in each of the Classes, as maintained by the Debtors, or the applicable Agents and Indenture Trustees, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. The Debtors and the Reorganized Debtors, as applicable, shall be entitled to recognize and deal for all purposes hereunder only with those Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly held securities.

8.6 Disbursing Agent.

(a) Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effectuate all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable Plan Distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b) Expenses Incurred On or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) of the Disbursing Agent shall be paid in Cash by the Reorganized Debtors and will not be deducted from Plan Distributions made to Holders of Allowed Claims by the applicable Disbursing Agent. The foregoing fees and expenses shall be paid in the ordinary course, upon presentation of invoices to the Reorganized Debtors and without the need for approval by the Bankruptcy Court. In the event that the applicable Disbursing Agent and the Reorganized Debtors are unable to resolve a dispute with respect to the payment of the applicable Disbursing Agent’s fees, costs, and expenses, the applicable Disbursing Agent may elect to submit any such dispute to the Bankruptcy Court for resolution.

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(c) Expenses Incurred by Agents. The amount of any reasonable and documented fees and expenses incurred by the Agents in connection with making Plan Distributions (including, without limitation, reasonable attorney and other professional fees and expenses) shall be paid in Cash by the Reorganized Debtors and will not be deducted from Plan Distributions made to Holders of Allowed Claims by the applicable Agent. The foregoing reasonable and documented fees and expenses shall be paid in the ordinary course, upon presentation of invoices to the Reorganized Debtors and without the need for approval by the Bankruptcy Court. In the event that the applicable Agent and the Reorganized Debtors are unable to resolve a dispute with respect to the payment of the applicable Agent’s reasonable and documented fees, costs, and expenses, the applicable Agent may elect to submit any such dispute to the Bankruptcy Court for resolution.

(d) Bond. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

(e) Cooperation with Disbursing Agent. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of Holders of Claims, in each case, as set forth in the Debtors’ and/or Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the reporting and withholding requirements outlined in Article 8.14 hereof.

8.7 Delivery of Plan Distribution.

Subject to the provisions contained in this Article VIII, the applicable Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, all Plan Consideration, and subject to Bankruptcy Rule 9010, make all Plan Distributions or payments to any Holder of an Allowed Claim as and when required by this Plan at: (a) the address of such Holder on the books and records of the Debtors or their agents; or (b) the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed with the Bankruptcy Court. In the event that any Plan Distribution to any Holder is returned as undeliverable, no distribution or payment to such Holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such Holder, at which time or as soon as reasonably practicable thereafter such Plan Distribution shall be made to such holder without interest; provided, however, such Plan Distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.

With respect to the New Common Stock and the Plan Warrants, all of the New Common Stock and the Plan Warrants shall, to the extent such securities are permitted to be held through DTC’s book-entry system, be issued in the name of such Holder or its nominee(s) in accordance with DTC’s book-entry mandatory exchange procedures; provided that to the extent such New Common Stock or the Plan Warrants, as applicable, are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Verso Corporation will take all such reasonable actions as may be required to cause distributions of the New Common Stock or the Plan Warrants, as applicable, such distributions to be made by delivery of one or more certificates representing such shares as described herein or by means of book-entry registration on the books of the transfer agent for the New Common Stock and the Plan Warrants.

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8.8 Distribution to Holders of Claims in Class 8

(a) On or before the six-month anniversary of the Effective Date, the Disbursing Agent shall distribute to each Holder of an Allowed General Unsecured Claim Against Asset Debtors its Pro Rata share of (i) the General Unsecured Claims Cash Distribution less (ii) the Class 8 Disputed Claims Reserve.

(b) Upon the completion of the Claims reconciliation process in accordance with the procedures set forth in Article 9 of the Plan, the Disbursing Agent shall distribute the Class 8 Disputed Claims Reserve to the Holders of Allowed General Unsecured Claims such that, after giving effect to such distribution, but subject to Article 8.8(c) below, each Holder of an Allowed General Unsecured Claim shall have received its Pro Rata share of the General Unsecured Claims Cash Distribution.

(c) Any Holder of a Disputed Claim in Class 8 that ultimately becomes an Allowed Claim shall (i) receive no more from the Class 8 Disputed Claims Reserve than the amount reserved with respect to such Claim under Article 8.8(a) above; and (ii) not have recourse to the Debtors, the Reorganized Debtors, or any property transferred pursuant to the Plan (other than the General Unsecured Claims Cash Distribution and the Class 8 Disputed Claims Reserve).

8.9 Unclaimed Property.

One year from the later of: (a) the Effective Date, and (b) the date that a Claim is first Allowed, all unclaimed property or interests in property distributable hereunder on account of such Claim shall revert to the Reorganized Debtors or the successors or assigns of the Reorganized Debtors, and any claim or right of the Holder of such Claim to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records, the proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Voting Agent, and any change of address reflected on the docket of the Chapter 11 Cases.

8.10 Satisfaction of Claims.

Unless otherwise provided herein, any Plan Distributions and deliveries to be made on account of Allowed Claims hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

8.11 Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Reorganized Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors or Reorganized Debtors.

8.12 Fractional Shares; De Minimis Cash Distributions.

Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a Plan Distribution that is less than $50.00 in Cash. No fractional shares of New Common Stock or Plan Warrants shall be distributed. When any Plan Distribution would otherwise result in the issuance of a number of shares of New Common Stock or Plan Warrants that is not a whole number, the shares of the New Common Stock or Plan Warrants subject to such Distribution will be rounded to the next higher or lower whole number as follows: (a) fractions greater than  1⁄2 will be rounded to the next higher whole number; and (b) fractions equal to or less than  1⁄2 will be rounded to the next lower whole number. The total number of shares of New Common Stock and Plan Warrants to be distributed on account of Allowed

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Claims will be adjusted as necessary to account for the rounding provided for in this Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Fractional shares of New Common Stock and Plan Warrants that are not distributed in accordance with this Article 8.12 shall be cancelled.

8.13 No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution of a value in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Article 8.3 of this Plan.

8.14 Setoffs and Recoupments.

(a) Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (i) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (ii) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. Notwithstanding anything to the contrary, none of the Reorganized Debtors or the Debtors may set off and/or recoup against any Plan Distributions to be made on account of any NewPage DIP ABL Claims, NewPage New Money DIP Claims, NewPage Roll-Up DIP Claims, or Verso DIP ABL Claims, or any Plan Distributions to be made to parties to the Restructuring Support Agreement, the Verso Cash Flow Lenders, or any Holder that is a Released Party pursuant to subsection (h) of Section 1.1(102). For the avoidance of doubt, nothing in this Plan shall affect the right of any Holder of a Claim against the Debtors that is evidenced by a timely filed proof of claim to seek an order of the Bankruptcy Court authorizing such Holder to set off such Claim against any claim, right, or Cause of Action of the Debtors that arose prior to the Petition Date.

(b) In no event shall any Holder of Claims against, or Equity Interests in, the Debtors be entitled to recoup any such Claim or Equity Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article 14.21 of the Plan on or before the Effective Date, notwithstanding any indication in any proof of claim or proof of Equity Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

8.15 Withholding and Reporting Requirements.

In connection with this Plan and all Plan Distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors, Reorganized Debtors, or the Disbursing Agents believe are reasonable and appropriate, including requiring a Holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding

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any other provisions of this Plan: (a) each Holder of an Allowed Claim that is to receive a Plan Distribution shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations on account of such distribution; and (b) no distribution shall be required to be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

8.16 Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties. The Debtors or Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be Disallowed without an objection having to be filed and without any further notice to, or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment (before or after the Effective Date) on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtor on account of such Claim, such Holder shall, within ten (10) days of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim as of the date of any such distribution under the Plan. In the event such Holder fails to timely repay or return such distribution, the Debtors or Reorganized Debtors may pursue any rights and remedies against such Holder under applicable law.

(b) Claims Payable by Third Parties. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon each such insurer’s agreement, the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Pursuant to section 524(e) of the Bankruptcy Code, nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity under any insurance policies, including against insurers, nor shall anything contained in this Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE IX

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND EQUITY INTERESTS

9.1 No Proofs of Equity Interests Required.

Except as otherwise provided in the Plan or by order of the Bankruptcy Court, Holders of Equity Interests shall not be required to file proofs of Equity Interests in the Chapter 11 Cases.

9.2 Objections to Claims; Estimation of Claims.

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. No other Entity shall be entitled to object to Claims after the Effective Date. Any objections to Claims shall be served and filed on or before (a) the

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one-hundred twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of such Claim, or (b) such later date as may be fixed by the Bankruptcy Court.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, except that the Reorganized Debtors may not request estimation of any non-contingent or liquidated Claim if the Debtors’ objection to such Claim was previously overruled by a Final Order, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

9.3 Payments and Distributions on Disputed Claims.

If an objection to a Claim is filed as set forth in Article 9.2, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

At such time as a Disputed Claim becomes an Allowed Claim or as soon as practicable thereafter, the Disbursing Agent shall distribute to the Holder of such Allowed Claim the property distributable to such Holder pursuant to Article 4 of the Plan; provided, however, that the timing of distributions to Holders of Claims in Class 8 shall be governed in all respects by Article 8.8 of the Plan. To the extent that all or a portion of a Disputed Claim is Disallowed, the Holder of such Claim shall not receive any distribution on account of the portion of such Claim that is Disallowed. Notwithstanding any other provision of the Plan, no interest shall accrue or be Allowed on any Claim during the period after the Petition Date, except as provided for in the DIP Orders or to the extent that section 506(b) of the Bankruptcy Code permits interest to accrue and be Allowed on such Claim.

9.4 Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided in the Plan, or in any contract, instrument, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Claims, rights, Causes of Action, suits, and proceedings, including those described in the Plan Supplement (collectively, the “Retained Actions”), whether at law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Entity (other than Claims, rights, Causes of Action, suits, and proceedings released pursuant to Article 12.4 below), without the approval of the Bankruptcy Court, subject to the terms of Article 6.2 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. For the avoidance of doubt, Retained Actions do not include any Claim or Cause of Action released pursuant to Article 12.4 and 12.9 below. The Reorganized Debtors or their successor(s) may pursue such Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

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No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Retained Action against it as any indication that the Reorganized Debtors will not, or may not, pursue any and all available Retained Actions against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Actions against any Entity. Unless any Retained Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Retained Actions for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Retained Action upon, after, or as consequence of, confirmation or consummation of the Plan. For the avoidance of doubt, all Claims, Causes of Action, suits, and proceedings of the Debtors that are not Retained Actions are waived as of the Effective Date.

9.5 Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of reasonable expenses incurred by any Professional or the Voting Agent on or after the Effective Date in connection with implementation of this Plan, including, without limitation, reconciliation of, objection to, and settlement of claims, shall be paid in Cash by the Reorganized Debtors.

9.6 Consultation With Creditors’ Committee or Creditor Representative.

From and after the Effective Date, the Debtors shall reasonably consult with the Creditors’ Committee, or (if appointed) the Creditor Representative, concerning the Claims reconciliation process, including with respect to Claim objections, motions to estimate Claims, and settlements or other resolutions of Claims. The Creditors’ Committee or the Creditor Representative, as applicable, shall be entitled to reimbursement of reasonable and documented professional fees and expenses incurred in connection with exercising its consultation rights under this section up to an aggregate amount not to exceed the lesser of: (a) $50,000 and (b) any unused portion of the Committee Professional Fee Budget (as defined in the Tolling Stipulation), without giving effect to any increases in the Committee Professional Fee Budget that may be authorized by the Court pursuant to the second proviso in paragraph 5 of the Tolling Stipulation. As of the Effective Date and thereafter, to the fullest extent permitted by applicable law, the Creditor Representative, the Creditors’ Committee, and their respective professionals, as applicable, shall not have nor incur any liability for any claim, cause of action, or other assertion of liability solely for any act taken or omitted in connection with, related to, or arising out of the performance of any act, duty, responsibility or omission arising under the Plan; provided, however, that the foregoing shall not affect the liability of the Creditor Representative, the Creditors’ Committee, or their respective professionals, as applicable, that would otherwise result from any act or omission to the extent that such act or omission is determined by a Final Order to have constituted fraud, willful misconduct, or gross negligence.

Except as provided in this Article 9.6, neither the Creditors’ Committee nor the Creditor Representative shall be entitled to any other contractual or economic rights (including, without limitation, indemnification and similar rights) following the Effective Date. For the avoidance of doubt, nothing in this Article 9.6 or elsewhere in the Plan shall give the Creditors’ Committee, the Creditor Representative, or any other party any power or right to object to Claims on or after the Effective Date.

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ARTICLE X

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1 Assumption of Contracts and Leases.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, subject to Article 6.10 of the Plan, except that: (a) any executory contracts and unexpired leases that exist between any of the De Minimis Asset Debtors and any Person shall be deemed rejected by the Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code; (b) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (c) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases, shall be deemed rejected as of the Effective Date; and (d) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in this Article 10.1 pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article 10.1 shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. The pendency of any motion to assume or reject executory contracts or unexpired leases shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

Unless otherwise provided in the Plan, each executory contract and unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect. Modifications, amendments, supplements, and restatements to prepetition executory contracts or unexpired leases that have been executed by any of the Reorganized Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease.

10.2 Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of claim, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Articles 4.8 or 4.9 of the Plan, as applicable, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Article 10.3(c) below, or pursuant to an order of the Bankruptcy Court).

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10.3 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

(a) Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease to be assumed pursuant to the Plan, any monetary defaults arising under such executory contract or unexpired lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the appropriate amount (the “Cure Amount”) in full in Cash on the later of thirty (30) days after: (i) the Effective Date or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision).

(b) No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract and unexpired lease to be assumed pursuant to Article 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within ten (10) calendar days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

(c) In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption in accordance with Article 10.3(a). To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined against the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease within 10 Business Days after such determination by filing and serving upon the counterparty a notice of rejection, and the counterparty may thereafter file a proof of claim in the manner set forth in Article 10.2 hereof.

10.4 Insurance Policies.

All insurance policies (including all director and officer insurance policies) pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors (and assigned to the Reorganized Debtors if necessary to continue such insurance policies in full force) pursuant to section 365 of the Bankruptcy Code and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

10.5 Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease on any exhibit to the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any agreement, contract, or lease is an executory contract or unexpired lease subject to Article 10 of the Plan, as applicable, or that the Debtors or Reorganized Debtors have any liability thereunder.

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The Debtors, with the consent of the Consenting Creditor Groups (not to be unreasonably withheld), and Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts and Leases until and including the Effective Date or as otherwise provided by Bankruptcy Court order; provided, however, that if there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, assumption and assignment, or with respect to the asserted Cure Amount, then the Informal Committee of Holders of Verso First Lien Debt, the Ad Hoc NewPage Term Lender Group, and the Reorganized Debtors shall have thirty (30) days following entry of a Final Order resolving such dispute to amend the decision to assume, or assume and assign, such executory contract or unexpired lease.

10.6 Pre-existing Obligations to Debtors Under Executory Contracts and Unexpired Leases

Rejection of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected executory contracts or unexpired leases.

10.7 Contracts and Leases Entered into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business or following approval pursuant to a Bankruptcy Court order, including any executory contracts and unexpired leases assumed by a Debtor, shall be performed by the applicable Debtor or Reorganized Debtor, as the case may be, liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) shall survive and remain unaffected by entry of the Confirmation Order.

ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

11.1 Conditions Precedent to Confirmation.

It shall be a condition to confirmation of this Plan that the following conditions shall have been satisfied in full or waived in accordance with Article 11.3 of the Plan:

(a) The New Constituent Documents and the material terms of the Exit Credit Agreements shall have been approved in connection with the Confirmation Order;

(b) The Disclosure Statement shall have been approved by the Bankruptcy Court as having adequate information in accordance with section 1125 of the Bankruptcy Code;

(c) The Confirmation Order shall have been entered on the docket for the Chapter 11 Cases and be in full force and effect; and

(d) The Restructuring Support Agreement shall not have been terminated by the Debtors, the Required Consenting Verso First Lien Creditors, or the Required Consenting NewPage Creditors (each as defined in the Restructuring Support Agreement).

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11.2 Conditions Precedent to the Effective Date.

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived in accordance Article 11.3 of the Plan:

(a) The Confirmation Order shall have become a Final Order in full force and effect;

(b) The documents comprising the Plan Supplement, including the Exit Credit Agreements, the Registration Rights Agreement, the Warrant Agreement, and the Management Incentive Plan, shall, to the extent applicable, have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

(c) All necessary actions, documents, certificates, and agreements necessary to implement the Plan on the Effective Date shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(d) All applicable governmental authorities shall have granted any necessary consents and approvals required for the Debtors to emerge from chapter 11 pursuant to the Plan and any statutory waiting periods shall have expired (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976);

(e) The Restructuring Support Agreement shall not have been terminated by the Debtors, the Required Consenting Verso First Lien Creditors, or the Required Consenting NewPage Creditors (each as defined in the Restructuring Support Agreement);

(f) The aggregate value of the NewPage Roll-Up DIP Claim Consideration, calculated based on the Plan Equity Consideration Value, shall not be less than the aggregate amount of Allowed NewPage Roll-Up DIP Claims;

(g) The Debtors shall have filed applications seeking to qualify the New Common Stock for listing on the New York Stock Exchange; and

(h) The Debtors shall have made payments totaling no less than 90% of the payments permitted under the Final Order (I) Authorizing the Debtors to pay Prepetition Claims of Critical Vendors and (II) Granting Related Relief [D.I. 290], and, upon request, shall provide sufficient evidence of the foregoing to counsel and the financial advisor to the Committee.

11.3 Waiver of Conditions Precedent.

Except with respect to the condition precedent in Article 11.2(h), which can only be waived with the consent of the Committee at the Committee’s sole discretion, each of the conditions precedent in Articles 11.1 and 11.2 of the Plan may be waived, in whole or in part, by the Debtors in writing, with the consent (not to be unreasonably withheld) of (a) the Consenting Creditor Groups and (b) solely with respect to the conditions precedent in Articles 11.1(a)-(c) and Articles 11.2(a)-(c), the DIP Agents, but without notice to any other third parties (other than the Committee) or order of the Bankruptcy Court or any other formal action.

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11.4 Effect of Non-Occurrence of the Effective Date.

If the conditions listed in Articles 11.1 and 11.2 are not satisfied or waived in accordance with Article 11.3, then (a) the Confirmation Order shall be of no further force or effect; (b) the Plan shall be null and void in all respects; (c) no distributions under the Plan shall be made; (d) no executory contracts or unexpired leases that were not previously assumed, assumed and assigned, or rejected shall be deemed assumed, assumed and assigned, or rejected by operation of the Plan; (e) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date; and (f) nothing contained in the Plan or the Disclosure Statement shall (i) be deemed to constitute a waiver or release of (x) any Claims by any creditor or any Debtor or (y) any Claims against, or Equity Interests in, the Debtors, (ii) prejudice in any manner the rights of the Debtors or any other Entity, or (iii) constitute an admission, acknowledgment, offer, or undertaking by the Debtors in any respect.

ARTICLE XII

EFFECT OF CONFIRMATION

12.1 Vesting of Assets; Continued Corporate Existence.

On the Effective Date, except as otherwise provided in the Plan or the Exit Credit Agreements, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests. Except as otherwise provided in the Plan or pursuant to actions taken in connection with, and permitted by, the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable organizational documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

12.2 Binding Effect.

Subject to the occurrence of the Effective Date and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, on and after the Confirmation Date, the provisions of the Plan shall be immediately effective and enforceable and deemed binding upon any Holder of a Claim against, or Equity Interest in, the Debtors, and such Holder’s respective successors and assigns, (whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan, whether or not such Holder has accepted the Plan, and whether or not such Holder is entitled to a distribution under the Plan), all Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor counterparties to executory contracts, unexpired leases, and any other prepetition agreements. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

12.3 Discharge of Claims.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims against, and Equity Interests in, the Debtors, and Causes of Action of any nature whatsoever arising on or before the Effective Date, known or unknown,

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including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, and liabilities of, Liens on, obligations of, and rights against, the Debtors or any of their assets or properties arising before the Effective Date, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests, in each case whether or not: (a) a proof of Claim or Equity Interest based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Equity Interest based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Equity Interest has voted to accept the Plan. Any default by the Debtors with respect to any Claim that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. Except as otherwise specifically provided in the Plan (including with respect to Claims reinstated by the Plan), all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based on any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except with respect to Claims reinstated pursuant to the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims arising before the Effective Date against the Debtors, subject to the occurrence of the Effective Date.

12.4 Releases.

(a) Releases by the Debtors. Pursuant to section 1123(b) of the Bankruptcy Code and to the maximum extent allowed by applicable law, upon the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, in their individual capacities and as debtors in possession, the Reorganized Debtors and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, shall be deemed forever to release, waive, and discharge the Released Parties from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of any Debtor, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws or laws of any other jurisdiction or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors or the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any security, asset, right, or interest of the Debtors or the Reorganized Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party’s capacity as an officer, director, direct or indirect sponsor, affiliate, shareholder, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party (except for future or continuing performance obligations in connection with such business or contractual arrangement); (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases, the Restructuring Transactions and the solicitation of votes with respect to the Plan; and (viii) the negotiation, formulation, preparation, entry into, or dissemination of the Verso DIP ABL Agreement, the NewPage DIP ABL Agreement, the NewPage DIP Term Loan Agreement, the Verso Cash Flow Credit Agreement, the Verso 1.5 Lien Notes Indenture, the Verso 2012 First Lien

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Notes Indenture, the Verso 2015 First Lien Notes Indenture, the Verso 2016 Subordinated Unsecured Notes Indenture, the Verso 2020 Subordinated Unsecured Notes Indenture, the Verso Second Lien Notes Indenture, the Verso Old Second Lien Notes Indenture, the NewPage Credit Agreement, the NewPage Asset-Based Revolving Credit Agreement, the Verso Asset-Based Revolving Credit Agreement, the Exit ABL Agreement, the Exit Term Loan Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement and all documents contained or referred to therein), the Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments, or other documents. The Reorganized Debtors shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above. Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) acts of fraud, gross negligence, or willful misconduct; or (ii) any obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Exit ABL Agreement, Exit Term Loan Agreement, the New Constituent Documents, and the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article 12.4(a) by the Debtors, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Article 12.4(a) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all Holders of Equity Interests and Claims; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Debtors or Reorganized Debtors asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

(b) Releases by Holders of Claims and Other Entities. Upon the Effective Date, to the maximum extent permitted by applicable law, each Releasing Party, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan, and the Cash and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan, shall be deemed forever to release, waive, and discharge the Released Parties from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, remedies, actions, Causes of Action, and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of any Debtor, whether for tort, fraud, contract, recharacterization, subordination, violations of federal or state securities laws or laws of any other jurisdiction or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then-existing or thereafter arising, at law, in equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence, or circumstances taking place on or before the Effective Date, in any way relating to (i) the Debtors or the Chapter 11 Cases; (ii) any investment by any Released Party in any of the Debtors or the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any security, asset, right, or interest of the Debtors or the Reorganized Debtors; (iii) any action or omission of any Released Party with respect to any indebtedness under which any Debtor is or was a borrower or guarantor, or any equity investment in the Debtors (including, without limitation, any action or omission of any Released Party with respect to the acquisition, holding, voting, or disposition of any such investment); (iv) any Released Party in any such Released Party’s capacity as an officer, director, employee, or agent of, or advisor to, any Debtor; (v) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (vi) the business or contractual arrangements between any Debtor and any Released Party (except for future or continuing performance obligations in connection with such business or contractual arrangement); (vii) the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases, the Restructuring Transactions

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and the solicitation of votes with respect to the Plan; and (viii) the negotiation, formulation, preparation, entry into, or dissemination of the Verso DIP ABL Agreement, the NewPage DIP ABL Agreement, the NewPage DIP Term Loan Agreement, the Verso Cash Flow Credit Agreement, the Verso 1.5 Lien Notes Indenture, the Verso 2012 First Lien Notes Indenture, the Verso 2015 First Lien Notes Indenture, the Verso 2016 Subordinated Unsecured Notes Indenture, the Verso 2020 Subordinated Unsecured Notes Indenture, the Verso Second Lien Notes Indenture, the Verso Old Second Lien Notes Indenture, the NewPage Credit Agreement, the NewPage Asset-Based Revolving Credit Agreement, the Verso Asset-Based Revolving Credit Agreement, the Exit ABL Agreement, the Exit Term Loan Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement and all documents contained or referred to therein), the Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments, or other documents. Notwithstanding anything contained herein to the contrary, the foregoing release does not release (i) acts of fraud, gross negligence, or willful misconduct; or (ii) any obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Exit ABL Agreement, the Exit Term Loan Agreement, the New Constituent Documents, and the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article 12.4(b), which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in Article 12.4(b) is: (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims and Equity Interests; (ii) in the best interests of the Debtors and all Holders of Claims and Equity Interests; (iii) fair, equitable, and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Releasing Parties asserting any Claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

12.5 Exculpation and Limitation of Liability.

None of the Debtors or Reorganized Debtors, or the direct or indirect affiliates, managed accounts and funds, officers, directors, principals, direct or indirect sponsors, shareholders, partners, employees, members, managers, members of boards of managers, advisory board members, advisors, attorneys, financial advisors, accountants, investment bankers, agents, or other professionals (whether current or former, in each case, in his, her, or its capacity as such) of the Debtors or the Reorganized Debtors, or the Released Parties shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or direct or indirect affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Restructuring Transactions, formulation, negotiation, preparation, dissemination, confirmation, solicitation, implementation, or administration of the Plan, the Plan Supplement and all documents contained or referred to therein, the Disclosure Statement, the Restructuring Support Agreement, the Verso DIP ABL Agreement, the NewPage DIP ABL Agreement, the NewPage DIP Term Loan Agreement, the Verso Cash Flow Credit Agreement, the Verso 1.5 Lien Notes Indenture, the Verso 2012 First Lien Notes Indenture, the Verso 2015 First Lien Notes Indenture, the Verso 2016 Subordinated Unsecured Notes Indenture, the Verso 2020 Subordinated Unsecured Notes Indenture, the Verso Second Lien Notes Indenture, the Verso Old Second Lien Notes Indenture, the NewPage Credit Agreement, the NewPage Asset-Based Revolving Credit Agreement, the Verso Asset-Based Revolving Credit Agreement, the Exit ABL Agreement, the Exit Term Loan Agreement, any contract, instrument, release or other agreement or document

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created or entered into in connection with the Plan, the Restructuring Transactions, or any other pre- or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or confirming or consummating the Plan (including the issuance of any securities or the distribution of any property under the Plan); provided, however, that the foregoing provisions of this Article 12.5 shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined by a Final Order to have constituted willful misconduct, fraud, or gross negligence and shall not impact the right of any Holder of a Claim or Equity Interest, or any other party to enforce the terms of the Plan and the contracts, instruments, releases, and other agreements or documents delivered in connection with the Plan. Without limiting the generality of the foregoing, the Debtors and the Debtors’ direct or indirect affiliates, managed accounts and funds, officers, directors, principals, direct or indirect sponsors, shareholders, partners, employees, members, managers, members of boards of managers, advisory board members, advisors, attorneys, financial advisors, accountants, investment bankers, agents and other professionals (whether current or former, in each case, in his, her, or its capacity as such) shall, in all respects, be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. The exculpated parties have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such exculpating parties from liability.

12.6 Injunction.

(a) General. All Persons or Entities who have held, hold, or may hold Claims or Equity Interests (other than Claims that are reinstated under the Plan), and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates, are permanently enjoined, from and after the Effective Date, from, in respect of any Claim or Cause of Action released or settled hereunder, (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against the Released Parties, the Debtors, or the Reorganized Debtors, or in respect of any Claim or Cause of Action released or settled hereunder; (ii) enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree, or order against the Released Parties, the Debtors, or the Reorganized Debtors; (iii) creating, perfecting, or enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties, the Debtors, or the Reorganized Debtors; (iv) asserting any right of setoff, subrogation, or recoupment of any kind, against any obligation due from the Released Parties, the Debtors, or the Reorganized Debtors, or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; or (v) commencing or continuing in any manner any action or other proceeding of any kind on account of, in connection with, or with respect to any such Claims or Equity Interests released or settled pursuant to the Plan; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with the Plan.

(b) Injunction Against Interference With the Plan. Upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and

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former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; provided, however, that the foregoing shall not enjoin any member of the Informal Committee of Holders of Verso First Lien Debt or the Ad Hoc NewPage Term Lender Group from exercising any of its rights or remedies under the Restructuring Support Agreement, in accordance with the terms thereof. Each Holder of an Allowed Claim or Allowed Equity Interest, by accepting, or being eligible to accept, distributions under or reinstatement of such Claim or Equity Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article 12.6 of the Plan.

12.7 Term of Bankruptcy Injunction or Stays.

All injunctions or stays (excluding any injunctions or stays contained in the Plan or the Confirmation Order) in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or any order of the Bankruptcy Court or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

12.8 Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan, shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims shall not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

12.9 Waiver of Actions Arising Under Chapter 5 of the Bankruptcy Code.

Without limiting any other applicable provisions of, or releases contained in, this Plan, each of the Debtors, the Reorganized Debtors, their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, hereby irrevocably and unconditionally release, waive, and discharge any and all Claims or Causes of Action that they have, had or may have that are based on section 544, 547, 548, 549, and 550 of the Bankruptcy Code and analogous non-bankruptcy law for all purposes. For the avoidance of doubt, none of the Claims or Causes of Action referenced in this article 12.9 shall constitute Retained Actions.

12.10 Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party, including the Released Parties, with respect to any Claims or Equity Interests or any other matter.

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ARTICLE XIII

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code, to the fullest extent permitted by law, and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or out of, or related to, the Chapter 11 Cases, the Plan, or the Confirmation Order, including jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party to or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine, and, if necessary, liquidate, any Claims arising therefrom;

(c) Determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date;

(d) Ensure that Plan Distributions to Holders of Allowed Claims are accomplished pursuant to the terms of the Plan;

(e) Adjudicate any and all disputes arising from or relating to Plan Distributions;

(f) Enter, implement, or enforce such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

(g) Enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(h) Issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(i) Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(j) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code incurred prior to the Confirmation Date;

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(k) Hear and determine any rights, Claims, or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order, or, in the case of the Debtors, any other applicable law;

(l) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

(m) Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing, or the effect of the Plan under any agreement to which the Debtors, the Reorganized Debtors, or any affiliate thereof are party;

(n) Hear and determine any issue for which the Plan or a related document requires a Final Order of the Bankruptcy Court;

(o) Issue such orders as may be necessary or appropriate to aid in execution of the Plan or to maintain the integrity of the Plan following consummation, to the extent authorized by section 1142 of the Bankruptcy Code;

(p) Determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(q) Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(r) Enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(s) Hear and determine all disputes involving the existence, scope, and nature of the discharges, releases, or injunctions granted under the Plan and the Bankruptcy Code;

(t) Hear and determine all disputes involving or in any manner implicating the exculpation or indemnification provisions contained in the Plan;

(u) Hear and determine any matters arising under or related to sections 1141 and 1145 of the Bankruptcy Code;

(v) Recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(w) Enter a final decree closing the Chapter 11 Cases; and

(x) Hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

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ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Payment of Statutory Fees.

On the Effective Date, all fees due and payable pursuant to section 1930 of title 28 of the U.S. Code shall be paid by the Debtors. Following the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each and every one of the Debtors and Reorganized Debtors shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

14.2 Exemption from Securities Laws.

To the maximum extent provided by section 1145(a) of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance or distribution of the securities under the Plan, including the New Common Stock and Plan Warrants, shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act, and any other applicable state and federal law requiring registration or delivery of a prospectus prior to the offering, issuance, distribution, or sale of securities, pursuant to section 1145 of the Bankruptcy Code or pursuant to another applicable exemption from registration requirements of the Securities Act. In addition, any securities contemplated by the Plan and any and all agreements incorporated therein, including the New Common Stock and Plan Warrants, shall be subject to (a) if issued pursuant to section 1145 of the Bankruptcy Code, the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (b) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (c) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Constituents Documents, and (d) applicable regulatory approval, if any. To the extent that section 1145 is not available to exempt the securities issued under the Plan, including, without limitation, the offer or sale under the Plan of such securities from registration under section 5 of the Securities Act, other provisions of the Securities Act, including, without limitation, section 3(a)(9), section 4(a)(2) or Regulation S of the Securities Act, and state securities laws, shall apply to exempt such issuance from the registration requirements of the Securities Act.

14.3 Exemption from Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of notes or equity securities under the Plan; the creation, the granting, the filing or recording of any mortgage, deed of trust, or other security interest; the making, filing, recording or assignment of any lease or sublease; the transfer of title to or ownership of any of the Debtors’ interests in any property; or the making or delivery of any instrument of transfer in connection with the Plan (including, without limitation, in connection with the Exit Credit Facilities) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer, or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer

53

taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties, and addition to the tax that may be required to be paid in connection with the consummation of the Plan) pursuant to sections 106, 505(a), 1141, and 1146(a) of the Bankruptcy Code. Unless the Bankruptcy Court orders otherwise, all sales, transfers, and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

14.4 Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

On the Effective Date, the Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that the Committee shall exist, and its professionals shall be retained, after the Effective Date with respect to (a) all applications filed, before or after the Effective Date, pursuant to sections 330 and 331 of the Bankruptcy Code and any related hearing and (b) the enforcement of the terms of the Plan with respect to distributions to made to Holders of Allowed 503(b)(9) Claims and Claims in Classes 4, 5 and 8, (c) pending appeals of the Confirmation Order, if any, and (d) if no Creditor Representative is appointed, the exercise of its consultation rights under Article 9.6 of the Plan. The Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date, if any, by the professionals retained by the Committee, other than for the reasonable fees and expenses for the services authorized to be provided pursuant to this Article 14.4.

14.5 Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

14.6 Expedited Determination of Postpetition Taxes.

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

14.7 Modification and Amendments.

Subject to the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtors, with the consent (not to be unreasonably withheld) of the Consenting Creditor Groups, the DIP Agents, the requisite Exit Facility Parties (in accordance with the Exit Credit Agreements), and the Committee, may alter, amend or modify the Plan at any time prior to the Effective Date. Holders of Claims and Equity Interests that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of this Article 14.7 and does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder; provided, however, that any Holders of Claims or Equity Interests that were deemed to accept the Plan because such Claims or Equity Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims or Equity Interests continue to be Unimpaired.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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14.8 Additional Documents.

On or before the Effective Date, the Debtors may enter into any agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving Plan Distributions and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

14.9 Effectuating Documents and Further Transactions.

On and after the Effective Date, the Reorganized Debtors and their respective officers and members of the boards of directors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents, except for those expressly required pursuant to the Plan.

14.10 Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into, and are a part of, the Plan as if set forth in full in the Plan, and any reference to the Plan shall mean the Plan and the Plan Supplement. Upon its filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website at www.deb.uscourts.gov, and at the website of the Voting Agent at https://cases.primeclerk.com/verso. The documents contained in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

14.11 Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

14.12 Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void in its entirety and of no force or effect, and any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of executory contracts or unexpired leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void. In such event, nothing contained in the Plan shall (a) constitute or be deemed to be a waiver or release of any Claim against or by, or Equity Interest in, any Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any Entity in further proceedings involving the Debtors; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

14.13 Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, at the request of the Debtors with the consent (not to be unreasonably withheld) of (a) the Consenting Creditor Groups, (b) the DIP Agents, and

55

(c) solely to the extent that the rights of Holders of Allowed General Unsecured Claims under the Plan would be materially and adversely affected, the Committee, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan; and (c) non-severable and mutually dependent.

14.14 Solicitation.

Upon entry of the Confirmation Order, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation. The Debtors, the Reorganized Debtors, and each of their respective principals, members, partners, officers, directors, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered or sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, or purchase shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered or sold under the Plan.

14.15 Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or entity governance matters relating to the Debtors or Reorganized Debtors shall be governed by the laws of the state of incorporation or organization of the relevant Debtor or Reorganized Debtor.

14.16 Compliance with Tax Requirements.

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Entity issuing any instruments or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Any Entity issuing any instruments or making any distribution under the Plan to a Holder of an Allowed Claim or Allowed Equity Interest has the right, but not the obligation, not to make a distribution until such Holder has provided to such Entity the information necessary to comply with any withholding requirements of any such taxing authority, and any required withholdings (determined after taking into account all information provided by such Holder pursuant to this Article 14.16) shall reduce the distribution to such Holder.

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14.17 Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

14.18 Closing of Chapter 11 Cases.

The Reorganized Debtors shall, as promptly as practicable after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, Del. Bankr. L.R. 3022-1, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

14.19 Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors without order of the Bankruptcy Court.

14.20 Conflicts.

In the event of any conflict between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control; provided, however, that, notwithstanding anything herein to the contrary, in the event of a conflict or inconsistency between the terms of the Restructuring Support Agreement and the terms of the Plan, the terms of the Plan shall control; provided, further, that notwithstanding anything herein to the contrary, in the event of a conflict between the Confirmation Order, on the one hand, and any of the Plan, the Plan Supplement, the Exit Credit Agreements, and the New Constituent Documents, on the other hand, the Confirmation Order shall govern and control in all respects.

14.21 Service of Documents.

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to:

the Debtors or the Reorganized Debtors, shall be served on:

Verso Corporation

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Attn: Peter H. Kesser

Email: peter.kesser@Versoco.com

with copies to:

O’Melveny & Myers LLP

Times Square Tower

57

Seven Times Square

New York, New York 10036

Attn: George A. Davis, Peter Friedman, and Andrew M. Parlen

Email: gdavis@omm.com; pfriedman@omm.com; and aparlen@omm.com the Informal Committee of Holders of Verso First Lien Debt, shall be served on:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attn: Dennis F. Dunne; Samuel A. Khalil; and Steven Z. Szanzer

Email: ddunne@milbank.com; skhalil@milbank.com; and sszanzer@milbank.com

-and-

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

Attn: Gregory A. Bray and Thomas R. Kreller

Email: gbray@milbank.com and tkreller@milbank.com

the Ad Hoc NewPage Term Lender Group, shall be served on:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attn: Keith H. Wofford and Stephen Moeller-Sally

Email: keith.wofford@ropesgray.com; ssally@ropesgray.com

the Cash Flow Lenders, shall be served on:

Sidley Austin LLP

555 West Fifth Street, 40th Floor

Los Angeles, CA 90013

Attn: Jennifer C. Hagle

Email: jhagle@sidley.com

-and-

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attn: Sean M. Beach

Email: sbeach@ycst.com

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the Committee, shall be served on:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Kenneth A. Rosen and Eric S. Chafetz

Email: krosen@lowenstein.com; echafetz@lowenstein.com

-and -

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Attention: Paul Kizel

Email: pkizel@lowenstein.com

After the Effective Date, the Reorganized Debtors shall be authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed a renewed request to receive documents pursuant to Bankruptcy Rule 2002.

14.22 Deemed Acts.

Whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

14.23 Waiver or Estoppel.

Each Holder of a Claim or an Equity Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Equity Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

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Dated: June 20, 2016

Respectfully Submitted,

VERSO CORPORATION,

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO PAPER FINANCE HOLDINGS ONE LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO PAPER FINANCE HOLDINGS LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO PAPER FINANCE HOLDINGS INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO PAPER HOLDINGS LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO PAPER INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

[Signature Page to Debtors’ First Modified Third Amended Joint Plan of Reorganization]

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VERSO PAPER LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

NEXTIER SOLUTIONS CORPORATION

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO ANDROSCOGGIN LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO QUINNESEC REP HOLDING INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO MAINE ENERGY LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

BUCKSPORT LEASING LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO QUINNESEC LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

[Signature Page to Debtors’ First Modified Third Amended Joint Plan of Reorganization]

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VERSO SARTELL LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

VERSO FIBER FARM LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

NEWPAGE HOLDINGS INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

NEWPAGE INVESTMENT COMPANY LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

NEWPAGE CORPORATION

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

NEWPAGE CONSOLIDATED PAPERS INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

ESCANABA PAPER COMPANY

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

[Signature Page to Debtors’ First Modified Third Amended Joint Plan of Reorganization]

62

LUKE PAPER COMPANY

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

RUMFORD PAPER COMPANY

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

WICKLIFFE PAPER COMPANY LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

NEWPAGE WISCONSIN SYSTEM INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

CHILLICOTHE PAPER INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

NEWPAGE ENERGY SERVICES LLC

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

UPLAND RESOURCES, INC.

By:	/s/ David J. Paterson
Name:	David J. Paterson
Title:	President and Chief Executive Officer

[Signature Page to Debtors’ First Modified Third Amended Joint Plan of Reorganization]

63

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	:	Chapter 11
:
VERSO CORPORATION, et al.,[1]	:	Case No. 16-10163 (KG)
:
Debtors.	:	Jointly Administered
:
:
x

NOTICE OF FILING OF PLAN SUPPLEMENT PURSUANT TO

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE that on May 10, 2016, the above-captioned debtors and debtors in possession (the “Debtors”) filed solicitation versions of the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 867] (the “Plan”) and the Disclosure Statement for the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 868] (the “Disclosure Statement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and Disclosure Statement contemplate the submission of certain documents (or forms thereof), schedules, and exhibits (the “Plan Supplement”) in advance of the hearing on confirmation of the Plan (the “Confirmation Hearing”).

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Verso Corporation (7389); Verso Paper Finance Holdings One LLC (7854); Verso Paper Finance Holdings LLC (7395); Verso Paper Holdings LLC (7634); Verso Paper Finance Holdings Inc. (7851); Verso Paper Inc. (7640); Verso Paper LLC (7399); nexTier Solutions Corporation (1108); Verso Androscoggin LLC (7400); Verso Quinnesec REP Holding Inc. (2864); Verso Maine Energy LLC (7446); Verso Quinnesec LLC (7404); Bucksport Leasing LLC (5464); Verso Sartell LLC (7406); Verso Fiber Farm LLC (7398); NewPage Holdings Inc. (5118); NewPage Investment Company LLC (5118); NewPage Corporation (6156); NewPage Consolidated Papers Inc. (8330); Escanaba Paper Company (5598); Luke Paper Company (6265); Rumford Paper Company (0427); Wickliffe Paper Company LLC (8293); Upland Resources, Inc. (2996); NewPage Energy Services LLC (1838); Chillicothe Paper Inc. (6154); and NewPage Wisconsin System Inc. (3332). The address of the Debtors’ corporate headquarters is 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

1

PLEASE TAKE FURTHER NOTICE that the Debtors hereby file the following Plan Supplement documents:

• Exhibit A	Exit ABL Agreement Term Sheet

• Exhibit B	Exit Term Loan Agreement Term Sheet

• Exhibit C	Amended and Restated Certificate of Incorporation of Verso Corporation

• Exhibit D	Amended and Restated Bylaws of Verso Corporation

• Exhibit E	Form of Amendment to Certificates of Incorporation for Debtor Subsidiaries Formed as Corporations

• Exhibit F	Form of Amendment to Limited Liability Company Agreement for Debtor Subsidiaries Formed as Limited Liability Companies

• Exhibit G	Directors and Officers of the Reorganized Debtors

• Exhibit H	Management Incentive Plan

• Exhibit I	Contracts to Be Rejected Pursuant to Article X of the Plan

• Exhibit J	Retained Causes of Action

• Exhibit K	Creditor Representative

PLEASE TAKE FURTHER NOTICE that the forms of the documents contained in the Plan Supplement are integral to, and are considered part of, the Plan. If the Plan is confirmed, the documents contained in the Plan Supplement will be approved by the Bankruptcy Court pursuant to the order confirming the Plan.

PLEASE TAKE FURTHER NOTICE that the Debtors reserve the right, subject to the terms and conditions set forth in the Plan, to alter, amend, modify, or supplement any document in the Plan Supplement; provided, if any document in the Plan Supplement is altered, amended, modified, or supplemented in any material respect prior to the hearing to confirm the Plan, the Debtors will file a blackline of such document with the Bankruptcy Court.

2

PLEASE TAKE FURTHER NOTICE that the Plan Supplement, Plan, and Disclosure Statement may be viewed for free at the website of the Debtors’ claims and noticing agent, Prime Clerk LLC (“Prime Clerk”) at https://cases.primeclerk.com/verso/ or for a fee on the Bankruptcy Court’s website at http://www.deb.uscourts.gov. To obtain hard copies of the Plan Supplement, Plan, or Disclosure Statement, please contact Prime Clerk at Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022 or by calling 855-410-7359.

PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing will be held before the Honorable Kevin Gross, United States Bankruptcy Judge, in Courtroom 3 of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801, on June 23, 2016, at 10:00 a.m. (EDT). Please be advised that the Confirmation Hearing may be continued from time to time by the Bankruptcy Court without further notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

Dated:	June 8, 2016
Wilmington, Delaware

/s/ Amanda R. Steele
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Michael J. Merchant (No. 3854)
Amanda R. Steele (No. 5530)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

- and -

O’MELVENY & MYERS LLP
George A. Davis (admitted pro hac vice)
Peter Friedman (admitted pro hac vice)
Andrew M. Parlen (admitted pro hac vice)
Diana M. Perez (admitted pro hac vice)
Andrew D. Sorkin (admitted pro hac vice)
Times Square Tower
Seven Times Square
New York, New York 10036
Telephone: (212) 326-2000
Facsimile: (212) 326-2061

Attorneys for the Debtors
and Debtors in Possession

4

Exhibit A

Exit ABL Agreement Term Sheet

Verso Corporation

Summary of Terms and Conditions

Asset-Based Revolving Credit Facility

Borrower:	Verso Paper Holdings LLC (“Borrower”), all of the outstanding equity interests of which are owned by Verso Paper Finance Holdings LLC (“Holdings”)

Guarantors:	Holdings and all of the Borrower’s present and future wholly-owned material domestic subsidiaries that are not the Borrower subject to certain other exclusions (such Guarantors, together with Borrower, each a “Loan Party”, and collectively, the “Loan Parties”)

Facility:	$375.0 million

Accordion:	Customary, including a dollar amount of $75.0 million (uncommitted)

L/C Subfacility:	$150.0 million

Swingline Subfacility:	$37.5 million

Maturity:	Five years from the closing date

Drawn Pricing:	LIBOR + 125.0 – 200.0 bps based on Excess Availability (“EA”)

Unused Line Fee:	25.0 – 37.5 bps (based on utilization); The unused line fee will be locked at 37.5 bps until the last day of the second full calendar quarter after the Closing Date

Letter of Credit Fees:	Applicable LIBOR Margin multiplied by the amount of issued and outstanding letters of credit plus the charges imposed by the letter of credit issuing bank

Borrowing Base:	Equal to the sum of:
	a)	85% of eligible accounts receivables; plus
	b)	The lesser of: (i) 80% of the NBV of eligible inventory, and (ii) 85% of the NOLV of eligible inventory; less
	c)	Customary Reserves

Closing Availability:	$85.0 million

Security:	A first priority perfected security interest in all of the Loan Parties’ current and future inventory, accounts receivable, deposit accounts, and cash and cash equivalents. Lenders shall also maintain a second lien on all Term Loan Priority Collateral

Financial Covenants:	Minimum Fixed Charge Coverage Ratio of 1.0x tested quarterly if EA is less than the greater of (i) 10.0% of the lesser of the Borrowing Base or the Facility (the “Line Cap”), or (ii) $30 million

Cash Dominion:	Springing when EA for three consecutive business days is less than the greater of (i) 12.5% of the Line Cap, or (ii) $37.5 million

Field Exam and Appraisal Frequency:	One field exam and one appraisal per year, springing to two each if EA for three consecutive business days is less than the greater of (i) 12.5% of the Line Cap, or (ii) $37.5 million

Reporting Frequency:	Borrowing Base –	Monthly; Weekly if EA for three consecutive business days is less than greater of (i) 12.5% of the Line Cap, or (ii) $37.5 million

	Financial –	Quarterly

Exhibit C

Amended and Restated Certificate of Incorporation of Verso Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERSO CORPORATION

Pursuant to Sections 242, 245 and 303 of the

General Corporation Law of the State of Delaware

Verso Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Verso Corporation. The Corporation was incorporated under the name “CMP ONE Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 6, 2006. The Corporation changed its name to “Verso Corporation” by the filing of its Certificate of Amendment with the Secretary of State of Delaware on January 7, 2015 (as so amended and as further amended, the “Certificate of Incorporation”).

2. On January 26, 2016, the Corporation and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in accordance with the reorganization proceeding styled In re: Verso Corporation, et al., Case No. 16-10163. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended and restated, and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as confirmed on [●], 2016 by order of the Bankruptcy Court (the “Joint Plan of Reorganization”). Provision for amending and restating the Corporation’s Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

3. The text of the Corporation’s Certificate of Incorporation, as amended and restated, is amended and restated in its entirety as follows:

ARTICLE I.

Name

The name of the Corporation is Verso Corporation.

ARTICLE II.

Registered Office

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.1

ARTICLE III.

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV.

Capital Stock

(A)	Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [●] ([●]) shares of capital stock, consisting of (i) [●] ([●]) shares of [Class A] common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) [●] ([●]) shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (iii) [●] ([●]) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Except as otherwise provided in this Article IV, or any amendments thereto, all Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in this Amended and Restated Certificate of Incorporation or one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Amended and Restated Certificate of Incorporation. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any

[1]	NTD: to be confirmed.

successor provision thereto), and no vote of the holders of the Class A Common Stock, Class B Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(B)	Common Stock.

The voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of the Common Stock, in addition to those set forth elsewhere herein, are as follows:

(1)	Voting Rights. Each holder of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and to cast one vote for each outstanding share of Common Stock held by such holder on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law or this Article IV, the holders of each class of the Common Stock shall vote together as a single class. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)	Dividends and Distributions. Subject to the prior rights of the holders of all series of Preferred Stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of the assets of the Corporation legally available therefor, such dividends and other distributions as may be declared from time to time by the Board of Directors and shall share equally on a per share basis in all such dividends and other distributions.

(3)

Liquidation. Subject to the prior rights of creditors of the Corporation, including without limitation the payment of expenses relating to any liquidation, dissolution or winding up of the Corporation, and the holders of all series of Preferred Stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation. Except as expressly provided in this Amended and Restated Certificate of Incorporation or in one or more certificates of designation with respect to series of Preferred Stock, a merger or consolidation of the Corporation with any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(4)	Conversion of Class B Common Stock.

(a)	Subject to the terms and conditions of this Article IV, each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of the Corporation or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(b)	Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Common Stock shall be accompanied by an identical subdivision or combination, as applicable, of Class B Common Stock.

(c)

The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

(d)	The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class A Common Stock, at least the number of shares of Class A Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

(C)	Preferred Stock.

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, including, without limitation, the authority to provide:

(1)	the number of shares included in such series, and the distinctive designation of that series;

(2)	the dividend rate (or method of determining such rate) on the shares of any series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	whether any series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(4)	whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(5)	whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)	whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)	the rights of the shares of any series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)	any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock, shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

(D)	Limitation on Issuance of Non-Voting Equity Securities.

Notwithstanding any other provision in this Article IV, the Corporation shall not issue any class of non-voting equity securities (which shall not be deemed to include any warrants, options or similar securities to purchase capital stock of the Corporation) unless and solely to the extent permitted by Section 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing this Amended and Restated Certificate of Incorporation; provided, however, that this provision (1) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (2) shall have such force and effect, if any, only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (3) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE V.

Board of Directors

(A)	Powers of the Board of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B)	Number of Directors.

Subject to the rights of the holders of Preferred Stock, the Board of Directors shall consist of two or more members, the exact number of which shall be fixed by, or in the manner provided in, the Corporation’s Bylaws.

(C)	Term of Office.

Each director shall hold office until the next annual meeting of the stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. A director may resign at any time upon notice to the Corporation as provided in the Corporation’s Bylaws.

(D)	Removal of Directors.

Except for any director elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”), any director or the entire Board of Directors may be removed from office at any time, either with or without cause, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

(E)	Vacancies.

Subject to the terms of any one or more series of Preferred Stock then outstanding, any vacancy on the Board of Directors, by reason of death, resignation, retirement, disqualification or removal or otherwise, and any newly created directorship that results from an increase in the number of directors, shall be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director and not by any other person or persons. Any director elected to fill a vacancy shall hold office until his or her successor shall have been elected and shall qualify or until he or she shall resign or shall have been removed in the manner provided in the Bylaws.

(F)	Preferred Stock Directors.

During any period when the holders of any series of Preferred Stock have the right to elect Preferred Stock Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

(G)	Powers and Authority.

In addition to the powers and authority expressly conferred upon them herein or by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

ARTICLE VI.

Stockholder Action

(A)	Election of Directors.

Elections of directors need not be by written ballot except and to the extent provided in the Corporation’s Bylaws.

(B)	Advance Notice.

Advance notice of nominations for the election of directors or proposals or other business to be considered by stockholders, which are made by any stockholder of the Corporation, shall be given in the manner and to the extent provided in the Corporation’s Bylaws.

(C)	Stockholder Action by Written Consent.

Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders in lieu of a meeting of stockholders.

Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

ARTICLE VII.

Limitation of Director Liability

No director shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VII, because of amendments or modifications of the DGCL or otherwise, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to the effective date of such repeal or modification.

ARTICLE VIII.

Business Combinations

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE IX.

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend or repeal the Corporation’s Bylaws by the affirmative vote of a majority of the entire Board of Directors (assuming no vacancies on the Board of Directors). The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation’s issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X.

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation’s issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal or to adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with any provision of Article V, Article VI, Article VII, Article VIII, Article IX, this Article X, or Article XI.

ARTICLE XI.

Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this      day of              2016.

VERSO CORPORATION

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

12

Exhibit D

Amended and Restated Bylaws of Verso Corporation

AMENDED AND RESTATED

BYLAWS

OF

VERSO CORPORATION

A Delaware Corporation

Effective [●], 2016

(continued)

ii

(continued)

iii

AMENDED AND RESTATED BYLAWS

OF

VERSO CORPORATION

ARTICLE I

OFFICES

1.1 Principal Executive Office. The principal executive office of Verso Corporation (the “Corporation”) shall be at such place established by the Board of Directors of the Corporation (the “Board”) in its discretion. The Board shall have full power and authority to change the location of the principal executive office.

1.2 Registered Office. The registered office of the Corporation shall be as set forth in the Corporation’s Amended and Restated Certificate of Incorporation (as may be amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”).

1.3 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine.

ARTICLE II

STOCKHOLDERS’ MEETINGS

2.1 Place of Meetings. Meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by the Board and specified in the notice of the meeting. In the absence of such designation, stockholders’ meetings shall be held at the principal executive office of the Corporation.

2.2 Annual Meetings. The Corporation shall hold an annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated from time to time by the Board and stated in the Corporation’s notice of the meeting. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

2.3 Special Meetings. Unless otherwise required by law or by the Certificate of Incorporation, special meetings of the stockholders, for any purpose or purposes, may be called at any time only by the Board, or by the Chairman of the Board or the Chief Executive Officer, if any. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

2.4 Notice. Whenever stockholders are required or permitted to take any action at a meeting, whether annual or special, a notice of the meeting shall be given by the Corporation to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and, in the case of a special meeting, the purpose or purposes for which the meeting was called. Unless otherwise required by law, the Certificate of Incorporation or these Amended and Restated Bylaws (as may be further amended, restated, modified or supplemented from time to time, these “Bylaws”), notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to notice of and to vote at such meeting.

2.5 Adjournments. Any meeting of stockholders, annual or special, whether or not a quorum is present, may be adjourned from time to time for any reason by either the chairman of the meeting, or the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, present in person or represented by proxy. Notwithstanding the provisions in Section 2.4 hereof, notice need not be given of any such adjourned meeting if the time, place, if any, and date of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining stockholders entitled to notice of the meeting) are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally called, notice of the adjourned meeting shall be given in conformity with Section 2.4. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At such adjourned meeting, any business may be transacted that might have been transacted at the original meeting if such meeting had been held as originally called.

2.6 Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, then either the chairman of the meeting or the stockholders entitled to vote thereon, by a majority in voting power thereof, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5 hereof, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the withdrawal of enough stockholders to leave less than a quorum.

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2.7 Voting.

(a) Unless otherwise required by law or the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock held by such stockholder which has voting power on all matters submitted to a vote of stockholders of the Corporation.

(b) Unless a different or minimum vote on a matter is provided by law, the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote for such matter, (i) any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority in total voting power of the Corporation’s outstanding capital stock represented in person or by proxy at the meeting and entitled to vote on such question, voting as a single class, and (ii) directors shall be elected by vote of the holders of a plurality of the votes cast. Notwithstanding the foregoing, two or more classes or series of stock shall only vote together as a single class (i) pursuant to Article IV(B)(1) of the Certificate of Incorporation or (ii) otherwise if and to the extent the holders thereof are entitled to vote together as a single class at a meeting. Where a separate vote by class is required, the vote of the holders of a majority in total voting power of each class of the Corporation’s outstanding capital stock represented at the meeting and entitled to vote on such question shall be the act of such class, unless a different or minimum vote is provided by law, the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any regulation applicable to the Corporation or its securities, on such matter, in which case such different or minimum vote shall be the applicable vote for such matter. Voting at meetings of stockholders need not be by written ballot; provided, however, the Board, in its discretion, or the Chairman of the Board, or the presiding officer of a meeting of the stockholders, in such person’s discretion, may require that any votes cast (including election of directors) at such meeting shall be cast by written ballot.

2.8 Participation at Stockholder Meetings by Remote Communications. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) or any successor provision. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (a) participate in a meeting of stockholders, and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by remote communication, provided that (x) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (y) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (z) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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2.9 Proxies. Each stockholder entitled to vote at a meeting of stockholders has the right to do so either in person or by one or more agents authorized by a proxy, which may be in the form of a telegram, cablegram or other means of electronic transmission, filed with the Secretary of the Corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering an instrument in writing stating that the proxy is revoked or by filing another proxy bearing a later date with the Secretary of the Corporation.

2.10 Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment thereof, the Board may fix a record date for the determination of the stockholders entitled to notice of any meeting or adjournment thereof. The record date so fixed shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case the Board shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or to exercise rights in respect of any change, conversion or exchange of stock or in respect of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining the stockholders for any such purpose shall be at the close of business on the date on which the Board adopts the resolution relating thereto.

2.11 Stockholders’ List. A complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the

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stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, shall be prepared by the officer having charge of the stock ledger. Such list shall be open to examination by any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days before such meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.11 or to vote in person or by proxy at any meeting of stockholders.

2.12 Conduct of Meetings.

(a) The meetings of the stockholders shall be presided over by the Chairman of the Board, or if he is not present, by the Chief Executive Officer, or if neither the Chairman of the Board, nor Chief Executive Officer is present, by a chairman elected at the meeting by the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, present in person or represented by proxy.

(b) The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board shall be entitled to make such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to postpone, recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iv) limitations on attendance at, or participation in, the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

(c) The chairman at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman of the meeting should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. The chairman of the meeting shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical, formal or parliamentary rules or principles of procedure, unless and to the extent determined otherwise by the Board.

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2.13 Inspectors of Election. In advance of any meeting of the stockholders, if required by law, the Board shall appoint one or more inspectors of election to act at the meeting and any postponement or adjournment thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. No director or nominee for the office of director shall be appointed as an inspector. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The duties of the inspector shall include those prescribed by law and shall also include, but not be limited to, (i) determining the shares represented at the meeting and the validity of proxies and ballots, (ii) counting all votes, ballots or consents, (iii) hearing and determining all questions in any way arising in connection with the right to vote, and (iv) certifying its determination of the number of shares represented at the meeting and its count of all votes, ballots or consents. The certification and report prepared by the inspector shall specify such other information as may be required by law.

2.14 Advance Notice of Stockholder Business and Director Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.4 and Article VI hereof, (ii) by or at the direction of the Board or any duly authorized committee thereof, or (iii) by any stockholder of the Corporation who (x) is a stockholder of record at the time of delivery by the stockholder of the notice provided for in Section 2.14(a)(2) to the Secretary of the Corporation, (y) who is entitled to vote at the meeting and upon such election or other business, and (z) who complies with the notice procedures set forth in Section 2.14(a)(2); clause (iii) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of stockholders. Notwithstanding the foregoing, if a stockholder is entitled to vote only for a specific class or category of directors at a meeting of the stockholders, such stockholder’s right to nominate one or more individuals for the election of a director at the meeting shall be limited to such class or category of directors.

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(2) Without qualification, for any nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (iii) of Section 2.14(a)(1), the stockholder must have given timely notice thereof, in proper written form as provided in Section 2.14(c), to the Secretary of the Corporation and any such proposed business (other than nominations of persons for the election to the Board) must constitute a proper matter for stockholder action under the DGCL. To be timely, such a stockholder’s notice shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event will the public announcement of an adjourned or postponed annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding any provision to the contrary in this Section 2.14(a), for the first annual meeting of the stockholders after the effective date of these Bylaws, to be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the scheduled dated of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled dated of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation.

(3) Notwithstanding anything in the second sentence of Section 2.14(a)(2) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.14(a)(2) and there is no public announcement by the Corporation naming the nominees for the new positions created by such increase at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.4 and Article VI hereof. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or any duly authorized committee thereof or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (x) is a stockholder of record at the time of delivery by the stockholder of the notice provided for in this Section 2.14(b) to the Secretary of the Corporation, (y) who is

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entitled to vote at the meeting and upon such election, and (z) who complies with the notice procedures set forth in this Section 2.14(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice, in proper written form as set forth in Section 2.14(c), shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, if a stockholder is entitled to vote only for a specific class or category of directors at a special meeting of the stockholders, such stockholder’s right to nominate one or more individuals for the election of a director at the meeting shall be limited to such class or category of directors.

(c) Form of Notice. To be in proper written form, such stockholder’s notice to the Secretary (whether pursuant to Section 2.14(a)(2), 2.14(a)(3) or Section 2.14(b)) must set forth:

(1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(2) as to any other business (other than the nomination of persons for election as directors) that the stockholder desires to bring before the meeting, (i) a brief description of the business proposed to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons why the stockholder favors the proposal, (iv) the reasons for conducting such business at the meeting, and (v) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of the Corporation’s capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement,

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arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder or such beneficial owner with respect to shares of capital stock of the Corporation, (v) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (vii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The foregoing notice requirements of this paragraph (c) of this Section 2.14 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(d) General.

(1) The Corporation may require any proposed nominee for election or re-election as a director to furnish such other information, in addition to the information set forth in the stockholder’s notice delivered pursuant to this Section 2.14, as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rules or regulations, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation.

(2) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors, and only such business as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.14 shall be conducted at a meeting of stockholders. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to (i) determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.14

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(including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 2.14(c)(3)(vi)), and, (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 2.14, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if the stockholder who has delivered a notice pursuant to this Section 2.14 (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a “qualified representative” of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or by telegram, cablegram or other means of electronic transmission that is deemed valid in accordance with Section 2.9 hereof delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing or telegram, cablegram or electronic transmission, or a reliable reproduction of the writing or telegram, cablegram or electronic transmission, at the meeting of stockholders.

(3) For purposes of this Section 2.14, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(4) Notwithstanding the foregoing provisions of this Section 2.14, stockholders shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.14(a)(1)(iii) or Section 2.14(b). Nothing in this Section 2.14 shall be deemed to affect any rights (x) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or (y) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(e) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Corporation, the candidate for nomination must deliver (in accordance with the time periods prescribed for delivery of notice under 2.14(a)(2) or 2.14(b), as applicable) to the Secretary at the principal executive office of the Corporation (1) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and (2) a

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written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and, if elected as a director during his or her term of office, will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question in his or her capacity as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

ARTICLE III

DIRECTORS

3.1 Powers and Duties. Subject to the provisions of the DGCL and to any limitations in the Certificate of Incorporation relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed, and all corporate powers shall be exercised, by or under the direction and control of the Board. The Board may delegate the management of the day-to-day operation of the business of the Corporation, provided that the business and affairs of the Corporation shall remain under the ultimate direction and control of the Board.

3.2 Number and Qualifications. The Board shall consist of two or more members, the exact number of which shall be fixed from time to time by resolution of the Board. Under and in accordance with the reorganization proceeding styled In re: Verso Corporation, et al., Case No. 16-10163, which confirmed the Joint Plan of Reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code, as confirmed on [●], 2016, by order of the United States Bankruptcy Court for the District of Delaware of the Corporation and certain of its affiliates, the initial Board after the effective date of these Bylaws shall consist of [seven (7)] members. Unless otherwise required by law or by the Certificate of Incorporation, directors need not be stockholders of the Corporation or residents of Delaware. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election and Term of Office. The directors shall be elected at each annual meeting of stockholders but if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. Each director shall hold office until his or her successor shall have been elected and shall qualify or until he or she shall resign or shall have been removed in the manner provided in these Bylaws.

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3.4 Resignations and Removals of Directors. Any director of the Corporation may resign from the Board or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by law or the Certificate of Incorporation and except for any Preferred Stock Director, any director or the entire Board may be removed from office at any time, either with or without cause, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class. Any director serving on a committee of the Board may be removed from such committee at any time by the Board.

3.5 Vacancies. Except as otherwise required by law or the Certificate of Incorporation, any vacancy on the Board, by reason of death, resignation, disqualification or removal or otherwise, and any newly created directorship that results from an increase in the number of directors, shall be filled only by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director and not by any other person or persons. Any director elected to fill a vacancy shall hold office until his or her successor shall have been elected and shall qualify or until he or she shall resign or shall have been removed in the manner provided in these Bylaws.

3.6 Regular Meetings. Regular meetings of the Board shall be held at such place or places, on such date or dates and at such time or times, as shall have been established by the Board and publicized among all directors. A notice of each regular meeting shall not be required.

3.7 Special Meetings. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, if any, the President or any two directors then in office. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least three (3) days before the day on which such meeting is to be held, or shall be sent to such director at such place by facsimile, electronic mail or other electronic transmissions, or be delivered personally or by telephone, in each case at least twenty-four (24) hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.8 Organization. Meetings of the Board shall be presided over by the Chairman of the Board, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence by the Chief Executive Officer, if any, if such person is a member of the Board, or in the absence of any such person, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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3.9 Meetings by Means of Conference Telephone. Members of the Board of the Corporation, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting through the use of such equipment shall constitute presence in person at such meeting.

3.10 Quorum. Except as otherwise required by law, these Bylaws or the Certificate of Incorporation, at all meetings of the Board or any committee thereof, a majority of the entire Board or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board or such committee, as applicable. If a quorum shall not be present at any meeting of the Board or any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

3.11 Action of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all of the members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.12 Expense Reimbursement and Compensation. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Board. This Section 3.12 shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

3.13 Chairman and Vice Chairman of the Board. The Corporation shall have a Chairman of the Board and, at its discretion, a Vice Chairman of the Board. Any such Chairman of the Board or Vice Chairman of the Board may be an officer of this Corporation as determined by the Board pursuant to Section 4.1. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board and shall exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board or as may be prescribed by these Bylaws.

3.14 Committees.

(a) The Board may, by resolution, designate from among its members one (1) or more committees, each such committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any

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committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board.

(b) Any committee of the Board may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these Bylaws.

ARTICLE IV

OFFICERS

4.1 General. The officers of the Corporation shall be chosen by the Board and shall include (a) a President, and (b) a Secretary. The Board, in its discretion, may also appoint such additional officers as the Board may deem necessary or desirable, including a Chief Executive Officer, Chief Financial Officer, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, each of whom shall hold office for such period, have such authority and perform such duties as the Board may from time to time determine. Subject to the rules or regulations of any stock exchange applicable to the Corporation or other applicable law, the Board may delegate to any officer of this Corporation or any committee of the Board the power to appoint, remove and prescribe the term and duties of any officer provided for in this Section 4.1. Any number of offices may be held by the same person, unless otherwise provided by the Certificate of Incorporation or these Bylaws.

4.2 Appointment and Term. Each officer shall serve at the pleasure of the Board and shall hold office until such officer’s successor has been appointed, or until such officer’s earlier death, resignation or removal. Any officer may be removed, either with or without cause, by the Board or by any officer upon whom such power of removal may be conferred by the Board.

4.3 Resignations. An officer may resign from his or her position at any time, by giving notice in writing or electronic transmission to the Corporation. Such resignation shall be without prejudice to any rights, if any, the Corporation may have under any contract to which the officer is a party. Such resignation shall take effect at the time therein specified, or, if no time is specified, immediately; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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4.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise shall be filled by the Board in the manner prescribed in these Bylaws for election or appointment to such office.

4.5 Compensation. The Board shall fix, or may appoint a committee to fix, the compensation of all officers of the Corporation appointed by the Board. Subject to the rules or regulations of any stock exchange applicable to the Corporation or other applicable law, the Board may authorize any officer upon whom the power to appoint officers may have been conferred pursuant to Section 4.1 to fix the compensation of such officers.

4.6 Chief Executive Officer. The Chief Executive Officer, if any, shall have general supervision, direction and control of the business and affairs of the Corporation and shall be responsible for corporate policy and strategy. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board, preside at meetings of the stockholders.

4.7 President. The President of this Corporation shall have the general powers and duties of management usually vested in the office of president and general manager of a corporation and shall have such other authority and shall perform such other duties as may from time to time be assigned to him or her by the Board or Chief Executive Officer, if any.

4.8 Vice Presidents. A Vice President, if any, shall have such powers and duties as shall be prescribed by his or her superior officer, the President or the Chief Executive Officer, if any. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the President, the Chief Executive Officer, if any, or as the Board may from time to time determine.

4.9 Chief Financial Officer. The Chief Financial Officer, if any, shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the President or the Chief Executive Officer, if any, or as the Board may from time to time determine.

4.10 Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board, of the committees of the Board and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the President, the Chief Executive Officer, if any, or as the Board may from time to time determine.

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4.11 Treasurer. The Treasurer, if any, shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the President, the Chief Executive Officer, if any, or as the Board may from time to time determine.

4.12 Other Officers. Such other officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board which shall not be inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give a security for the faithful performance of his or her duties. The Board may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13 Corporate Contracts and Instruments; How Executed. The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

4.14 Action with Respect to Securities of Other Entities. The President, the Chief Executive Officer, if any, or any other officer of the Corporation authorized by the Board is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or equity interests of any other corporation or entity or corporations or entities standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

ARTICLE V

STOCK

5.1 Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman of the Board, if any, or by the President or any Vice President, and by the

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Treasurer, if any, or an Assistant Treasurer, if any, or the Secretary or an Assistant Secretary, if any, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issuance.

5.2 Transfers. Shares of stock of the Corporation shall be transferable upon the Corporation’s books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or, with respect to uncertificated shares, by delivery of duly executed instructions or in any other manner permitted by applicable law). Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

5.3 Lost, Stolen, or Destroyed Certificates. The Corporation may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate to give the Corporation a bond (or other adequate security) in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares. The Board may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

5.4 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

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ARTICLE VI

NOTICES

6.1 Notices.

(a) Whenever notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the books of the Corporation with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice may also be given personally or by facsimile, electronic mail or other means of electronic transmission in accordance with applicable law. Without limiting the foregoing, any notice to stockholders given by the Corporation pursuant to the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.

(b) Notice to a stockholder given by a form of electronic transmission in accordance with these Bylaws shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by another form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(c) Any notice to stockholders given by the Corporation may be given by a single written notice to stockholders who share an address if consented to by the stockholders at such address to whom such notice is given. Any such consent shall be revocable by the stockholders by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within sixty (60) days of having been given written notice by the Corporation of its intention to send the single notice as set forth in this Section 6.1(c) shall be deemed to have consented to receiving such single written notice.

6.2 Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver thereof given by electronic transmission by the person or persons entitled to notice, in each case, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or

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special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these Bylaws.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

7.1 Definitions. For purposes of this Article VII, the following terms shall have the meanings set forth below:

(a) “Action” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) “Indemnified Party” means any person who is or was a party or is threatened to be made a party to any Action by reason of the fact that such person is or was a director or officer of the Corporation (which shall include actions taken in connection with or relating to the incorporation of the Corporation) or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation.

7.2 Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Indemnified Party against any and all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Party. Notwithstanding the preceding sentence or any other provision of these Bylaws, except as provided in Section 7.5 of this Article VII, the Corporation shall not be obligated pursuant to terms of these Bylaws:

(a) Excluded Acts or Omissions. To indemnify any Indemnified Party hereunder for acts, omissions or transactions for which the Indemnified Party is prohibited from receiving indemnification under these Bylaws or applicable law; provided, however, that notwithstanding any limitation set forth in this Section 7.2(a) of this Article VII regarding the Corporation’s obligation to provide indemnification, any Indemnified Party shall be entitled under Section 7.4 of this Article VII to receive expenses payable in advance hereunder with respect to any such Action unless and until a court having jurisdiction over the Action shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnified Party has engaged in acts, omissions or transactions for which the Indemnified Party is prohibited from receiving indemnification under these Bylaws or applicable law.

(b) Claims Initiated by Indemnitee. To indemnify or pay expenses in advance pursuant to Section 7.4 of this Article VII to any Indemnified Party with respect to Actions initiated or brought voluntarily by the Indemnified Party and not by way of defense, counterclaim or crossclaim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification and the payment of expenses in advance pursuant to Section 7.4

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of this Article VII under these Bylaws or any other agreement or insurance policy or under the Certificate of Incorporation or these Bylaws now or hereafter in effect relating to Actions, (ii) in specific cases if the Board has approved the initiation or bringing of such Action, or (iii) as otherwise required under Section 145 of the DGCL.

(c) Claims Under Section 16(b). To indemnify any Indemnified Party for expenses and the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of Section 16(b) of the Exchange Act, or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 7.2(c) of this Article VII regarding the Corporation’s obligation to provide indemnification, the Indemnified Party shall be entitled under Section 7.4 of this Article VII to receive expenses payable in advance hereunder with respect to any such Action unless and until a court having jurisdiction over the Action shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnified Party has violated said statute.

(d) Illegal Remuneration. To indemnify any Indemnified Party in respect to remuneration paid to the Indemnified Party if it shall be determined by final judgment or final adjudication that such remuneration was in violation of law.

(e) Unauthorized Settlement. To indemnify any Indemnified Party for any amounts paid in settlement of any action or claim without the Corporation’s written consent. The Corporation will not unreasonably withhold or delay its consent to any proposed settlement.

7.3 Determination. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of Indemnified Party is proper in the circumstances because such Indemnified Party has met the applicable standard of conduct required by applicable law, as the case may be. Such determination shall be made, with respect to an Indemnified Party who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such Action, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders. Such determination shall be made, with respect to former directors or officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Indemnified Party of the Corporation has been successful on the merits or otherwise in defense of any Action or in defense of any claim, issue or matter therein, such Indemnified Party shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Party in connection therewith, without the necessity of authorization in the specific case.

7.4 Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by an Indemnified Party in defending any Action shall be paid by the Corporation in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Corporation as authorized in this Article VII.

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7.5 Claim. If a claim for indemnification under this Article VII (following the final disposition of such proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor by the Indemnified Party, or if a claim for any advancement of expenses under this Article VII is not paid in full within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Indemnified Party shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Indemnified Party shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Indemnified Party is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.6 Other Indemnification or Advancement. The rights to indemnification and advancement of expenses provided by this Article VII shall not be construed to be exclusive of or limit any other rights to which any Indemnified Party or other person may be entitled under the Certificate of Incorporation or any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in such Indemnified Party’s official capacity and as to action in another capacity while holding office.

7.7 Insurance. The Corporation may purchase and maintain insurance in the amounts the Board deems appropriate or advisable on behalf of any Indemnified Party against any liability asserted against such Indemnified Party and incurred by such Indemnified Party in such Indemnified Party’s capacity, or arising out of such Indemnified Party’s status, as an Indemnified Party, whether or not the Corporation would have the power to indemnify such Indemnified Party against such liability under applicable provisions of law.

7.8 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnified Party who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnified Party may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board.

8.2 Corporate Seal. The Corporation may adopt and may subsequently alter the corporate seal and it may use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

8.3 Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

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8.4 Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

8.5 Dividends. Subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, dividends on the capital stock of the Corporation may be declared by the Board at any regular or special meeting of the Board (or any action by written consent in lieu thereof in accordance with Section 3.11 hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve. In the event that the Board declares a dividend on the capital stock of the Corporation pursuant to this Section 8.5, the Board may fix a record date in order that the Corporation may determine the stockholders entitled to receive payment of any dividend, which record date shall be fixed in accordance with Section 2.10(b).

8.6 Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or any successor provision, or other similar emergency condition, as a result of which a quorum of the Board or a standing committee of the Board cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board as they shall deem necessary and appropriate.

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ARTICLE IX

AMENDMENTS

9.1 Amendments. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal these Bylaws by (a) the affirmative vote of a majority of the entire Board (assuming no vacancies), or (b) the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

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Exhibit E

Form of Amendment to Certificate of Incorporation for Debtor Subsidiaries Formed as Corporations

CERTIFICATE OF AMENDMENT OF

[AMENDED AND RESTATED]

[CERTIFICATE]1 OF INCORPORATION

OF

[    ]2

Pursuant to Section[s] [    ]3 of the

[    ]4

[    ]5 (the “Corporation”), a corporation organized and existing under the [    ]6 of the State of [    ]7 (the “[    ]”8), does hereby certify as follows:

1. The name of the Corporation is [    ].9 The Corporation was incorporated under the name “[    ]”10 by the filing of its original Certificate of Incorporation with the Secretary of State of the State of [    ]11 on [    ]12 ([as amended and restated,] the “Certificate of Incorporation”).

2. On January 26, 2016, Verso Corporation and certain of its affiliates, including the Corporation (collectively, the “Debtors”), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in accordance with the reorganization proceeding styled In re: Verso Corporation, et al., Case No. 16-10163. This Certificate of Amendment amends the Certificate of Incorporation of the Corporation, [as heretofore amended and restated,] and has been duly adopted in accordance with Section[s] [    ]13 of the [    ]14, pursuant to the authority granted to the Corporation under Section [    ]15 of the [    ]16 to put into effect and carry out the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as confirmed on [    ]17, 2016 by order of the Bankruptcy Court. Provision for amending the Corporation’s Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

[1]	All references to “certificate” to be changed to “articles” as necessary given the applicable state.
[2]	Insert name of corporation.
[3]	Insert applicable section reference(s) under the state’s corporation code (i.e., sections related to amending a certificate of incorporation).
[4]	Insert name of state’s corporation act.
[5]	Insert name of corporation.
[6]	Insert name of state’s corporation act.
[7]	Insert state.
[8]	Create defined term of the name of the state’s corporation act.
[9]	Insert current name of corporation.
[10]	Insert name under which the corporation was originally incorporated.
[11]	Insert state.
[12]	Insert date original certificate of incorporation was filed with the Secretary of State.
[13]	Insert applicable section reference(s) under the state’s corporation code. See footnote 3.
[14]	Insert defined term of the state’s corporation act. See footnote 8.
[15]	If applicable, insert applicable section reference(s) under the state’s corporation code allowing for amendments to the certificate of incorporation without stockholder approval in connection with approval of a plan of reorganization under the bankruptcy code.
[16]	Insert defined term of the state’s corporation act. See footnote 8.
[17]	Insert date joint plan of reorganization is confirmed.

3. The Corporation’s Certificate of Incorporation shall be and hereby is amended to add the following [Article]18 to be numbered “[    ]”19 to the end thereof:

“[    ].20 The Corporation shall not issue any class of non-voting equity securities (which shall not be deemed to include any warrants, options or similar securities to purchase capital stock of the Corporation) unless and solely to the extent permitted by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate of Amendment; provided, however, that this provision (1) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (2) shall have such force and effect, if any, only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (3) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.”

[18]	Reference to be revised as necessary given numbering convention used in the certificate of incorporation.
[19]	Insert number of new section or article.
[20]	Insert number of new section or article. See footnote 19.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this [    ]21 day of [    ]22 2016.

[ ][23]

By:
Name:
Title:

[21]	Insert date.
[22]	Insert month.
[23]	Insert name of corporation.

[Signature Page to Certificate of Amendment]

4

Exhibit F

Form of Amendment to Limited Liability Company Agreement for Debtor Subsidiaries Formed as Limited Liability Companies

FIRST AMENDMENT TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF [    ]1

This First Amendment (this “Amendment”), dated as of [●], 2016, to the Amended and Restated Limited Liability Company Agreement, dated November 30, 2015 (the “LLC Agreement”) of [    ]2, a Delaware limited liability company (the “Company”), is executed by [    ]3, the Company’s member (the “Member”).

RECITALS

WHEREAS, pursuant to Section 15 of the LLC Agreement, the LLC Agreement may be amended or modified from time to time only by a written instrument executed by the Member; and

WHEREAS, the Member hereby wishes to amend the LLC Agreement as set forth herein pursuant to and in accordance with Section 15 of the LLC Agreement.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LLC Agreement is hereby amended as follows:

AMENDMENT

1.	Addition of a New Section 17 of the LLC Agreement. A new Section 17 of the LLC Agreement is hereby added to the end of the LLC Agreement and shall read in its entirety as follows:

“17. Prohibition on Issuance of Non-Voting Equity Securities. The Company shall not issue any class of non-voting equity securities (which shall not be deemed to include any warrants, options or similar securities to purchase capital stock of the Company) unless and solely to the extent permitted by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of this Amendment; provided, however, that this provision (1) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (2) shall have such force and effect, if any, only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (3) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.”

[1]	Insert name of LLC.
[2]	Insert name of LLC.
[3]	Insert name of Member of LLC.

MISCELLANEOUS

1.	No Other Amendments. Except as set forth herein, the LLC Agreement remains in full force and effect.

2.	Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and do not constitute part of this Amendment.

3.	Choice of Law. The laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, shall govern the enforceability and validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the Member.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf this [    ]4 day of [    ]5 2016.

[ ][6],
as Member

By:
Name:
Title:

[4]	Insert date.
[5]	Insert month.
[6]	Insert name of Member. Signature block to be revised as necessary given organizational structure of Member.

[Signature Page to Amendment to LLC Agreement]

4

Exhibit H

Management Incentive Plan

VERSO CORPORATION

PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Verso Corporation Performance Incentive Plan (this “Plan”) of Verso Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and, through stock and stock-based awards, to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1

The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3	Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4

Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to [ ][1].

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is [ ][2] shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted under this Plan during any one calendar year to any one individual is 750,000 shares.

(c)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.

[1]	This number of shares will equal 10% of the outstanding Common Stock on a fully-diluted basis as of the effective date of the Corporation’s chapter 11 plan of reorganization.
[2]	This number of shares will be the same as the limit in Section 4.2.

(d)	Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(d). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produce a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $350,000; provided that this limit is $450,000 as to (1) a non-employee director who is serving as the independent Chair of the Board or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section 4.2(c), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section 4.2(c), “grant date fair value” means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation’s financial reporting. The limits of this Section 4.2(c) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.2(c) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

4.4	Share Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)	Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)	Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 15,000 shares shall be counted against the Share Limit with respect to such exercise.)

(c)	Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award granted under this Plan (including without limitation, to satisfy the exercise price of any stock option or any purchase price of any other award granted under this Plan), as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(d)	To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(e)	In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit). Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit.

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.5	No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than

100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting requirements are not satisfied.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees also may be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. An Award (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Award.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option or SAR.” The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to the following provisions of this Section 5.2, and a Qualifying Option or SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly set forth below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code.

5.2.1 Class; Administrator. The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as for a Qualifying Option or SAR, shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or a Qualifying Option or SAR, or making any certification required pursuant to Section 5.2.4, must constitute a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

5.2.2 Performance Goals.

(a)

The specific performance goals for Qualified Performance-Based Awards shall be established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross or net sales or revenue, operating income (before or after taxes), net income (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net assets or on capital or on sales, gross or net profit or operating margin, funds from operations, working capital, market share, cost containment or reduction, or any combination thereof. The applicable performance measurement period may not be less than three months nor more than 10 years.

(b)	The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets (or the applicable measure of performance) shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced in Section 7.1; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude the goodwill and intangible asset impairment charges; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; or to exclude other items specified by the Administrator at the time of establishing the targets.

(c)	To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code.

5.2.3 Form of Payment; Maximum Qualified Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Qualifying Option or SAR awards granted to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.3(b). The maximum number of shares of Common Stock which may be subject to Qualified Performance-Based Awards (including Qualified Performance-Based Awards payable in shares of Common Stock and Qualified Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 750,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1. The aggregate amount of compensation to be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $2,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Qualified Performance-Based Award is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than a Qualifying Option or SAR) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

(a)	services rendered by the recipient of such award;

(b)	cash, check payable to the order of the Corporation, or electronic funds transfer;

(c)	notice and third party payment in such manner as may be authorized by the Administrator;

(d)	the delivery of previously owned shares of Common Stock;

(e)	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

(f)	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6

Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the “Exchange”) on the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices for a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.8

International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the

Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments.

(a)

Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)	Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards and/or period applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

(c)	It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any Qualifying Option or SAR and any Qualified Performance-Based Award) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

(d)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions - Assumption and Termination of Awards.

(a)

Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)	Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)	For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)	The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)	In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)	The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(b)	The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(c)	In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. Unless otherwise provided by the Administrator, in no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law to the extent the Corporation determines that withholding at any greater level would result in an award otherwise classified as an equity award under ASC Topic 718 being classified as a liability award under ASC Topic 718.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of [            , 20    ]3 (the “Effective Date”). Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no repricing provision of Section 3.3.

[3]	This date will be the effective date of the Corporation’s chapter 11 plan of reorganization.

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14	Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

Exhibit I

Contracts to Be Rejected Pursuant to Article X of the Plan

Contracts to Be Rejected Pursuant to Article X of the Plan1

The following is the Schedule of Rejected Contracts and Leases referenced in Article X of the Plan. Pursuant to Article 10.1 of the Plan, all executory contracts and unexpired leases listed on this Schedule of Rejected Contracts and Leases shall be deemed rejected as of the Effective Date. In addition, Article 10.1 provides, among other things, that (a) any executory contracts and unexpired leases that exist between any of the De Minimis Asset Debtors and any Person not otherwise assumed by Final Order of the Bankruptcy Court shall be deemed rejected by the Debtors on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code; (b) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; and (c) all executory contracts and unexpired leases that are the subject of a separation motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion. All other executory contracts and unexpired leases of the Debtors not specifically addressed in Article 10.1 will be assumed.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in Article 10.1 of the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Article 10.1 of the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. The pendency of any motion to assume or reject executory contracts or unexpired leases shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of claim, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Articles 4.8 or 4.9 of the Plan, as applicable, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Article 10.3(c) of the Plan (i.e., in connection with a Cure Dispute), or pursuant to an order of the Bankruptcy Court).

[1]	Capitalized terms used but not defined herein have the meanings assigned in the Debtors’ Third Amended Joint Plan of Reorganization [D.I. 867] (as amended, modified and/or supplemented, the “Plan”).

The Debtors, with the consent of the Consenting Creditor Groups (not to be unreasonably withheld), and the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement this Schedule of Rejected Contracts and Leases until and including the Effective Date or as otherwise provided by Bankruptcy Court order; provided, however, that if there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, assumption and assignment, or with respect to the asserted Cure Amount, then the Informal Committee of Holders of Verso First Lien Debt, the Ad Hoc NewPage Term Lender Group, and the Reorganized Debtors shall have thirty (30) days following entry of a Final Order resolving such dispute to amend the decision to assume, or assume and assign, such executory contract or unexpired lease.

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that the Debtors have any liability thereunder.

Rejection of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected executory contracts or unexpired leases.

Debtor Party to Contract	Non-Debtor Party to Contract	Contract	Date of Contract or Commencement
Escanaba Paper Company	Omya Inc.	PCC Procurement Agreement	5/31/2013
Escanaba Paper Company	Omya Inc.	Ground Lease	6/27/2013
NewPage Corporation	Authoria, Inc. d/b/a Peoplefluent	Master Agreement and all addenda, attachments, exhibits, and order forms related thereto	9/23/2011
NewPage Corporation	CCA Financial, LLC	Equipment Schedule 07 pursuant to Master Lease Agreement No. 6451	12/1/2013
NewPage Corporation	CCA Financial, LLC	Equipment Schedule 12 pursuant to Master Lease Agreement No. 6451	6/1/2014

NewPage Corporation	CCA Financial, LLC	Equipment Schedule 13 pursuant to Master Lease Agreement No. 6451	7/1/2014
NewPage Corporation	CCA Financial, LLC	Equipment Schedule 14 pursuant to Master Lease Agreement No. 6451	8/1/2014
NewPage Corporation	CCA Financial, LLC	Equipment Schedule 15 pursuant to Master Lease Agreement No. 6451	9/1/2014
NewPage Corporation	CCA Financial, LLC	Equipment Schedule 16-01 incorporating Master Lease Agreement No. 6451	10/1/2014
NewPage Corporation	Meridian Leasing	Supplement #8R to Master Lease Agreement	6/15/2007
NewPage Corporation	GE Mobile Water	Purchase order No. 4551125192 pursuant to Water Solutions Agreement	1/7/2016
Verso Corporation	Complete Packaging Systems, LLC	Procurement Agreement	1/1/2015

Exhibit J

Retained Causes of Action

Schedule of Retained Causes of Action1

This schedule represents a list of the Causes of Action to be retained by the Reorganized Debtors in connection with the Plan (subject to the terms thereof). The Debtors expressly reserve the right to alter, modify, amend, remove, augment, or supplement this schedule at any time in accordance with the Plan.

As set forth in Article 9.4 of the Plan, except as otherwise provided in the Plan, or in any contract, instrument, or other agreement or document entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all Claims, rights, Causes of Action, suits, and proceedings, including those described herein (collectively, the “Retained Actions”), whether at law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Entity (other than Claims, rights, Causes of Action, suits, and proceedings released pursuant to Article 12.4 of the Plan), without the approval of the Bankruptcy Court, subject to the terms of Article 6.2 of the Plan, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan. The Reorganized Debtors or their successor(s) may pursue such Retained Actions, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement (including this Schedule of Retained Causes of Action), or the Disclosure Statement to any Retained Action against it as any indication that the Reorganized Debtors will not, or may not, pursue any and all available Retained Actions against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Actions against any Entity. Unless any Retained Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Retained Actions for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Retained Action upon, after, or as consequence of, confirmation or consummation of the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that any Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor(s).

For the avoidance of doubt, Retained Actions do not include any Claim or Cause of Action released pursuant to Article 12.4 and 12.9 of the Plan, including, without limitation, Claims or Causes of Action that the Debtors have, had or may have that are based on section 544, 547, 548, 549, and 550 of the Bankruptcy Code and analogous non-bankruptcy law.

[1]	Capitalized terms used but not defined herein have the meanings assigned to them in the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, modified, and/or supplemented, the “Plan”).

Certain Categories of Retained Causes of Action

Notwithstanding, and without limiting the generality of, the foregoing and Article 9.4 of the Plan, the following is an indicative (but in no way exclusive) list of specific types of Claims, rights, Causes of Action, suits, and proceedings expressly preserved by the Debtors and Reorganized Debtors:

1.	Causes of Action against or related to (a) all Entities that owe or that may in the future owe money to the Debtors or Reorganized Debtors and (b) all Entities who assert or may assert that the Debtors or Reorganized Debtors owe money to them, including all rights of setoff, counterclaims or recoupment, except as expressly waived or released in Article 8.14(a) of the Plan.

2.	Causes of Action in connection with asserting or exercising claims on contracts or for breaches of duties imposed by law or in equity, but excluding those expressly released pursuant to the Plan (including all such Claims and Causes of Action that have been or could have been asserted against any of the Released Parties).

3.	Causes of Action in connection with contracts and leases to which any Debtor or Reorganized Debtor is or was a party, including in connection with Cure Disputes.

4.	Causes of Action based in whole or in part upon any and all insurance contracts, insurance policies, occurrence policies, and occurrence contracts to which any Debtor or Reorganized Debtor is a party or pursuant to which any Debtor or Reorganized Debtor has any rights whatsoever, including, without limitation, (a) the insurance policies and contracts listed on Schedule A hereto and (b) Causes of Action against insurance carriers, reinsurance carriers, insurance brokers, underwriters, occurrence carriers, or surety bond insurers relating to coverage, indemnity, contribution, reimbursement, or any other matters.

5.	Causes of Action against or related to all vendors that owe or may in the future owe money or other obligations to the Debtors or the Reorganized Debtors, whether for unpaid invoices; unreturned, missing, or damaged inventory; indemnification; warranties; or any other matter whatsoever.

6.	Causes of Action arising under or related to antitrust, trade, or unfair competition law or regulation.

7.	Causes of Action based in whole or in part upon any and all postings of a security deposit, adequate assurance payment, or any other type of deposit or collateral.

8.	Causes of Action in connection with asserting or exercising the right to object to Claims (and proofs of claim) or Equity Interests, but excluding Claims that are expressly allowed pursuant to the Plan.

9.	Causes of Action in connection with asserting or exercising any and all claims and rights pursuant to sections 105 and 362 of the Bankruptcy Code.

10.	Causes of Action in connection with asserting or exercising claims or defenses, including without limitation, fraud, mistake, duress, and usury and other defenses set forth in section 558 of the Bankruptcy Code.

11.	Causes of Action in connection with asserting or exercising any and all claims and rights with respect to all forms of the Debtors’ or Reorganized Debtors’ intellectual property.

12.	Causes of Action in connection with asserting or exercising claims, causes of action, controversies, demands, rights, actions, Liens, indemnities, guaranties, suits, obligations, liabilities, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or tort, in law or in equity, or pursuant to any other theory of law, including in connection with the pending or possible litigation identified on Schedule B, but excluding those expressly released pursuant to the Plan (including all such Claims and Causes of Action asserted or that could have been asserted against the Released Parties).

13.	Any and all defenses relating to the foregoing.

Schedule A

Insurance Policies and Contracts

The following schedule includes insurance contracts and policies to which one or more Debtors are a party. The Debtors expressly reserve all Causes of Action based in whole or in part upon any and all insurance contracts, insurance policies, occurrence policies, and occurrence contracts to which any Debtor or Reorganized Debtor is a party or pursuant to which any Debtor or Reorganized Debtor has any rights whatsoever, whether or not included on this Schedule A, as well as any Causes of Action the Debtors have or may have against insurance carriers, reinsurance carriers, insurance brokers, underwriters, occurrence carriers, or surety bond insurers relating to coverage, indemnity, contribution, reimbursement, or any other matters.

Policy Type	Insurance Carrier	Policy Term	Policy Number
Current Policies
Workers’ Compensation - AOS	QBE	8/1/15-8/1/16	CWC3977120
Workers’ Compensation - WI	QBE	8/1/15-8/1/16	CWC3977121
Workers’ Compensation - OH	Ohio State Fund	Ongoing	1716295
Excess Workers’ Compensation – MI/OH	QBE	8/1/15-8/1/16	XWC3977122
Automobile Liability - AOS	QBE	8/1/15-8/1/16	CBA3977117
Automobile Liability - MA	QBE	8/1/15-8/1/16	CBA3977118
Automobile Liability - CT	QBE	8/1/15-8/1/16	CBA3977119
General Liability	QBE	8/1/15-8/1/16	CGA3977123
Umbrella Liability	AIG	8/1/15-8/1/16	19086581
Excess Liability	XL	8/1/15-8/1/16	US00067687LI15A
Excess Liability	QBE	8/1/15-8/1/16	CCU39771124
Excess Liability	Fireman’s Fund	8/1/15-8/1/16	SHX-00057992026
Property	FM Global	4/30/15-4/30/17	1001643
Foreign Liability Package	AIG	4/30/15-8/1/16	WS11000795
Underground Storage Tank Liability	ACE	4/29/16-4/29/17	G27411824 002
Cargo	CNA	4/30/16-4/30/17	OC212197
Non Owned Aircraft Liability	Chubb	1/23/16-1/23/17	9958-6845-06
Directors & Officers Liability	Berkshire Hathaway	10/1/15-10/1/16	47-EPC-301822-01
Excess D&O Liability	AIG	10/1/15-10/1/16	01-818-34-67
Excess D&O Liability	Axis	10/1/15-10/1/16	MCN776850/01/2015
Excess D&O Liability	Starr	10/1/15-10/1/16	SISIXFL211189115

Policy Type	Insurance Carrier	Policy Term	Policy Number
Excess D&O Liability	Euclid	10/1/15-10/1/16	EUW1130738 00
Excess D&O Liability	Endurance	10/1/15-10/1/16	ADX10004244502
Excess D&O Liability	AIG	10/1/15-10/1/16	01-818-34-69
Employment Practices Liability	CNA	10/1/15-10/1/16	596616103
Excess Employment Practices Liability	AIG	10/1/15-10/1/16	01-818-53-45
Fiduciary Liability	AIG	10/1/15-10/1/16	01-818-34-14
Excess Fiduciary Liability	Starr	10/1/15-10/1/16	SISIXFL21207816
Crime	CNA	10/1/15-10/1/16	596616070
Special Crime	AIG	10/1/15-10/1/16	15-516-116
Legacy Policies
Pollution and Remediation Legal Liability	XL	12/21/07-12/21/17	PEC0025103
Pollution and Remediation Legal Liability	XL	12/21/07-12/21/17	PCN0025105
Pollution and Remediation Legal Liability	ACE	12/21/13-12/21/16	GPI G24893017 002
Workers’ Compensation	AIG	08/01/14-08/01/15	WC037083155
Workers’ Compensation	AIG	08/01/14-08/01/15	WC037083154
Workers’ Compensation	AIG	08/01/14-08/01/15	WC037083152
Workers’ Compensation	AIG	08/01/14-08/01/15	WC037083151
Workers’ Compensation	AIG	08/01/14-08/01/15	WC037083153
Workers’ Compensation	AIG	08/01/14-08/01/15	WC037083157
Workers’ Compensation	AIG	08/01/14-08/01/15	WC037083156
Workers’ Compensation	AIG	08/01/13-08/01/14	WC015630572
Workers’ Compensation	AIG	08/01/13-08/01/14	WC015630571
Workers’ Compensation	AIG	08/01/13-08/01/14	WC015630570

Policy Type	Insurance Carrier	Policy Term	Policy Number
Workers’ Compensation	AIG	08/01/13-08/01/14	WC015630569
Workers’ Compensation	AIG	08/01/13-08/01/14	WC015630568
Workers’ Compensation	AIG	08/01/13-08/01/14	WC015630567
Workers’ Compensation	AIG	08/01/12-08/01/13	WC043464503
Workers’ Compensation	AIG	08/01/12-08/01/13	WC043464501
Workers’ Compensation	AIG	08/01/12-08/01/13	WC043464502
Workers’ Compensation	AIG	08/01/11-08/01/12	WC015883973
Workers’ Compensation	AIG	08/01/11-08/01/12	WC015883971
Workers’ Compensation	AIG	08/01/11-08/01/12	WC015883972
Workers’ Compensation	AIG	08/01/10-08/01/11	WC026149398
Workers’ Compensation	AIG	08/01/10-08/01/11	WC026149396
Workers’ Compensation	AIG	08/01/10-08/01/11	WC026149397
Workers’ Compensation	AIG	08/01/10-08/01/11	WC026149399
Workers’ Compensation	AIG	08/01/09-08/01/10	WC4288874
Workers’ Compensation	AIG	08/01/09-08/01/10	WC4288873
Workers’ Compensation	AIG	08/01/09-08/01/10	WC4288872
Workers’ Compensation	AIG	08/01/09-08/01/10	WC4288871
Workers’ Compensation	AIG	08/01/08-08/01/09	WC1872396
Workers’ Compensation	AIG	08/01/08-08/01/09	WC1872397
Workers’ Compensation	AIG	08/01/08-08/01/09	WC1872398
Workers’ Compensation	AIG	08/01/08-08/01/09	WC1872399
Workers’ Compensation	AIG	08/01/07-08/01/08	WC1616792

Policy Type	Insurance Carrier	Policy Term	Policy Number
Workers’ Compensation	AIG	08/01/07-08/01/08	WC1616793
Workers’ Compensation	AIG	08/01/07-08/01/08	WC1616794
Workers’ Compensation	AIG	08/01/07-08/01/08	WC1616795
Workers’ Compensation	AIG	08/01/06-08/01/07	WC2919952
Workers’ Compensation	AIG	08/01/06-08/01/07	WC2920012
Workers’ Compensation	AIG	08/01/06-08/01/07	WC2920013
Workers’ Compensation	AIG	08/01/06-08/01/07	WC2919953
General Liability	AIG	08/01/14-08/01/15	GL2047448
General Liability	AIG	08/01/14-08/01/15	GL2047449
General Liability	AIG	08/01/13-08/01/14	GL5302645
General Liability	AIG	08/01/13-08/01/14	GL5302646
General Liability	AIG	08/01/12-08/01/13	GL7146345
General Liability	AIG	08/01/12-08/01/13	GL7146346
General Liability	AIG	08/01/10-08/01/11	GL4360843
General Liability	AIG	08/01/10-08/01/11	GL4360844
General Liability	AIG	08/01/11-08/01/12	GL2449596
General Liability	AIG	08/01/11-08/01/12	GL2449597
General Liability	AIG	08/01/09-08/01/10	GL0939594
General Liability	AIG	08/01/08-08/01/09	GL1871895
General Liability	AIG	08/01/07-08/01/08	GL1595478
General Liability	AIG	08/01/06-08/01/07	GL5757710
Automobile Liability	AIG	08/01/14-08/01/15	CA5873997

Policy Type	Insurance Carrier	Policy Term	Policy Number
Automobile Liability	AIG	08/01/14-08/01/16	CA5873998
Automobile Liability	AIG	08/01/13-08/01/14	CA6403873
Automobile Liability	AIG	08/01/13-08/01/14	CA6403874
Automobile Liability	AIG	08/01/12-08/01/13	CA4982933
Automobile Liability	AIG	08/01/12-08/01/13	CA4982934
Automobile Liability	AIG	08/01/11-08/01/12	CA3506452
Automobile Liability	AIG	08/01/11-08/01/12	CA3506453
Automobile Liability	AIG	08/01/10-08/01/11	CA3976534
Automobile Liability	AIG	08/01/10-08/01/11	CA3976535
Automobile Liability	AIG	08/01/09-08/01/10	CA0936284
Automobile Liability	AIG	08/01/09-08/01/10	CA0936285
Automobile Liability	AIG	08/01/08-08/01/09	CA1607751
Automobile Liability	AIG	08/01/07-08/01/08	CA1607037
Automobile Liability	AIG	08/01/06-08/01/07	CA5836423
Umbrella Liability	AIG	08/01/13-08/01/14	20562218
Excess Liability	Travelers	08/01/13-08/01/14	ZUP11P3888113
Excess Liability	Great American	08/01/13-08/01/14	EXC4647567
Excess Liability	Navigators	08/01/13-08/01/14	NY13EXR759729IV
Excess Liability	Alterra	08/01/13-08/01/14	MAZA3EC30000875
Workers’ Compensation	Zurich	04/30/05-04/30/06	WC303669800
Workers’ Compensation	Zurich	04/30/05-04/30/06	WC303669900
Automobile Liability	Zurich	04/30/05-04/30/06	BAP303669400

Policy Type	Insurance Carrier	Policy Term	Policy Number
General Liability	Zurich	04/30/05-04/30/06	GLO303669700
Excess Workers’ Compensation	Zurich	04/30/05-04/30/06	EWS303670100
Workers’ Compensation	Zurich	04/30/05-04/30/06	WC303670000
Workers’ Compensation	Zurich	04/30/06-04/30/07	WC303669801
Workers’ Compensation	Zurich	04/30/06-04/30/07	WC303669901
Automobile Liability	Zurich	04/30/06-04/30/07	BAP303669401
General Liability	Zurich	04/30/06-04/30/07	GLO303669701
Excess Workers’ Compensation	Zurich	04/30/06-04/30/07	EWS303670101
Workers’ Compensation	Zurich	04/30/06-04/30/07	WC303670001
Workers’ Compensation	Zurich	04/30/07-04/30/08	WC303669802
Workers’ Compensation	Zurich	04/30/07-04/30/08	WC303669902
Automobile Liability	Zurich	04/30/07-04/30/08	BAP303669402
General Liability	Zurich	04/30/07-04/30/08	GLO303669702
Excess Workers’ Compensation	Zurich	04/30/07-04/30/08	EWS303670102
Workers’ Compensation	Zurich	04/30/08-04/30/09	WC303669803
Workers’ Compensation	Zurich	04/30/08-04/30/09	WC303669903
Automobile Liability	Zurich	04/30/08-04/30/09	BAP303669403
General Liability	Zurich	04/30/08-04/30/09	GLO303669703
Excess Workers’ Compensation	Zurich	04/30/08-04/30/09	EWS303670103
Workers’ Compensation	Zurich	04/30/09-04/30/10	WC303669804
Workers’ Compensation	Zurich	04/30/09-04/30/10	WC303669904
Automobile Liability	Zurich	04/30/09-04/30/10	BAP303669404

Policy Type	Insurance Carrier	Policy Term	Policy Number
General Liability	Zurich	04/30/09-04/30/10	GLO303669704
Workers’ Compensation	Zurich	04/30/10-04/30/11	WC303669805
Workers’ Compensation	Zurich	04/30/10-04/30/11	WC303669905
Automobile Liability	Zurich	04/30/10-04/30/11	BAP303669405
General Liability	Zurich	04/30/10-04/30/11	GLO303669705
Workers’ Compensation	Zurich	04/30/11-04/30/12	WC303669806
Workers’ Compensation	Zurich	04/30/11-04/30/12	WC303669906
Automobile Liability	Zurich	04/30/11-04/30/12	BAP303669406
General Liability	Zurich	04/30/11-04/30/12	GLO303669706
Excess Workers’ Compensation	Safety National	04/30/09-04/30/10	SP2Y66WI
Umbrella Liability	AIG	04/30/09-04/30/10	3323722
Excess Liability	Zurich	04/30/09-04/30/10	AEC-925941602
Excess Liability	Great American	04/30/09-04/30/10	EXC8634061
Foreign Liability	ACE	04/30/09-04/30/10	PHFD36844322
Excess Workers’ Compensation	Safety National	04/30/10-04/30/11	SP4041922
Umbrella Liability	AIG	04/30/10-04/30/11	15972300
Excess Liability	ACE	04/30/10-04/30/11	XCPG24907247
Excess Liability	Zurich	04/30/10-04/30/11	AEC925941603
Excess Liability	Great American	04/30/10-04/30/11	EXC8783281
Foreign Liability	AIG	04/30/10-04/30/11	WS11000795
Excess Workers’ Compensation	Safety National	04/30/11-04/30/12	SP4043972
Umbrella Liability	AIG	04/30/11-04/30/12	25030282

Policy Type	Insurance Carrier	Policy Term	Policy Number
Excess Liability	ACE	04/30/11-04/30/12	XCPG25830830
Excess Liability	Zurich	04/30/11-04/30/12	AEC925941604
Excess Liability	Great American	04/30/11-04/30/12	EXC2098975
Foreign Liability	AIG	04/30/11-04/30/12	WS11000795
Foreign Liability	ACE	04/30/08-04/30/09	PHFD36844322
Umbrella Liability	AIG	04/30/08-04/30/09	BE5443160
Excess Liability	Zurich	04/30/08-04/30/09	AEC-925941601
Excess Liability	Great American	04/30/08-04/30/09	EXC2194784
Foreign Liability	ACE	04/30/07-04/30/08	PHFD36844322
Umbrella Liability	AIG	04/30/07-04/30/08	BE9834872
Excess Liability	Zurich	04/30/07-04/30/08	AEC925941600
Excess Liability	Great American	04/30/07-04/30/08	EXC9257199
Foreign Liability	ACE	04/30/06-04/30/07	PHFD36844322
Umbrella Liability	AIG	04/30/06-04/30/07	BE4485377
Excess Liability	XL	04/30/06-04/30/07	US00008929LI06A
Excess Liability	ACE	04/30/06-04/30/07	XCPG2371260A
Excess Liability	CHUBB	04/30/06-04/30/07	93630262
Foreign Liability	ACE	04/30/05-04/30/06	PHF100686
Umbrella Liability	AIG	04/30/05-04/30/06	BE4484712
Excess Liability	XL	04/30/05-04/30/06	US00008929LI05A
Excess Liability	ACE	04/30/05-04/30/06	XCPG22910358
Excess Liability	CHUBB	04/30/05-04/30/06	93630262

Policy Type	Insurance Carrier	Policy Term	Policy Number
Workers’ Compensation	QBE	04/30/12-04/30/13	CWC3967360
Excess Workers’ Compensation	Safety National	04/30/12-04/30/13	SP4046071
General Liability	QBE	04/30/12-04/30/13	CGA3967359
Automobile Liability	QBE	04/30/12-04/30/13	CBA3967361
Automobile Liability	QBE	04/30/12-04/30/13	CBA3967840
Foreign Liability	AIG	04/30/12-04/30/13	WS11000795
Umbrella Liability	AIG	04/30/12-04/30/13	13273167
Excess Liability	ACE	04/30/12-04/30/13	XCQG25915963
Excess Liability	XL	04/30/12-04/30/13	US00057374LI12A
Excess Liability	Great American	04/30/12-04/30/13	EXC2106626
Workers’ Compensation	QBE	04/30/13-04/30/14	CWC3967360
Excess Workers’ Compensation	Safety National	04/30/13-04/30/14	SP4048472
General Liability	QBE	04/30/13-04/30/14	CGA3967359
Automobile Liability	QBE	04/30/13-04/30/14	CBA3967361
Automobile Liability	QBE	04/30/13-04/30/14	CBA3967840
Foreign Liability	AIG	04/30/13-04/30/14	WS11000795
Umbrella Liability	AIG	04/30/13-04/30/14	20562093
Excess Liability	ACE	04/30/13-04/30/14	XOOG2705075A
Excess Liability	XL	04/30/13-04/30/14	US00057374LI13A
Excess Liability	QBE	04/30/13-04/30/14	CCU39070983
Workers’ Compensation	QBE	04/30/14-08/01/15	CWC3974977
Workers’ Compensation	QBE	04/30/14-08/01/15	CWC3971225

Policy Type	Insurance Carrier	Policy Term	Policy Number
Excess Workers’ Compensation	QBE	04/30/14-08/01/15	XWC3974978
General Liability	QBE	04/30/14-08/01/15	CGA3974979
Automobile Liability	QBE	04/30/14-08/01/15	CBA3974981
Automobile Liability	QBE	04/30/14-08/01/15	CBA3974982
Automobile Liability	QBE	04/30/14-08/01/15	CBA3974980
Foreign Liability	AIG	04/30/14-04/30/15	WS11000795
Umbrella Liability	AIG	04/30/14-08/01/15	49131352
Excess Liability	ACE	04/30/14-08/01/15	XCQ G27421234
Excess Liability	XL	04/30/14-08/01/15	US00057374LI14A
Excess Liability	QBE	04/30/14-08/01/15	CCU3974985
QBE Alternative Address	QBE	Multiple	Multiple
XL Alternate Address1	XL	Multiple	Multiple
XL Alternate Address2	XL	Multiple	Multiple
Umbrella Liability	AIG	08/01/14-08/01/15	19961596
Excess Liability	XL	08/01/14-08/01/15	US00067687LI14A
Excess Liability	Great American	08/01/14-08/01/15	EXC1911261
Excess Liability	Fireman’s Fund	08/01/14-08/01/15	SHX00015138191
Excess Workers’ Compensation	Sentry		900142110
General Liability	Sentry	09/01/78-09/01/79	900142101
	Sentry		900142102
General Liability	Sentry		900142103
Automobile Liability	Sentry		900142105
General Liability	Sentry		900142106
Workers’ Compensation	Sentry		900142108
Environmental Impairment Liability	Sentry		900142111
Automobile Liability	Sentry		900142114
	Sentry		900142116
	Sentry		900142122
	Sentry		900142123

Policy Type	Insurance Carrier	Policy Term	Policy Number
	Sentry		900142128
	Sentry		900142129
General Liability	Sentry		900142403
General Liability	Sentry		900142401
Excess Liability	Sentry		900142412
General Liability	Sentry		900142406
Excess Liability	Sentry		900142112
General Liability	Zurich	05/16/70-06/01/71	GA8659620
Excess Liability	Zurich	05/16/70-06/01/73	8638600
General Liability	Employers Insurance of Wausau	06/01/71-06/01/74	12400022086
Excess Liability	Employers Insurance of Wausau	06/01/71-06/01/74	13400022086
General Liability	Employers Insurance of Wausau	06/01/74-06/01/77	12700022086
Excess Liability	CHUBB	11/15/76-06/01/77	792217
Excess Liability	Employers Insurance of Wausau	06/01/74-06/01/77	13700022086
Excess Liability	CHUBB	06/01/77-06/01/78	7922179
General Liability	Employers Insurance of Wausau	06/01/77-06/01/78	01280022086
Excess Liability	Employers Insurance of Wausau	06/01/77-06/01/78	01380022086
Excess Liability	Central National Insurance Co. of Omaha	09/01/78-09/01/80	033809
Excess Liability	Highland Insurance Co.	09/01/78-09/01/80	SP40410
Excess Liability	Lexington	09/01/80-09/01/81	5001561
Excess Liability	Forest Insurance	09/01/81-09/01/83	84009
Excess Liability	United Insurance Co	09/01/81-09/01/83	157055
Excess Liability	Associated International Insurance Co	09/01/80-09/01/81	AEL00449C
Excess Workers’ Compensation	Employers Insurance of Wausau	01/01/77-06/01/80	11006022086

Policy Type	Insurance Carrier	Policy Term	Policy Number
Excess Workers’ Compensation	Employers Insurance of Wausau	06/01/74-06/01/77	11703022086
Excess Workers’ Compensation	Employers Insurance of Wausau	06/01/71-06/01/74	11403022086
Excess Workers’ Compensation	Employers Insurance of Wausau	07/01/70-07/01/73	11302022086
Excess Workers’ Compensation	Zurich	5/16/69-05/16/71	2494789
Excess Liability	Mission National	09/01/83-09/01/84	025282
Environmental Impairment Liability	Mission National	09/01/93-09/01/94	MN008460
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	11/12/53-05/14/69	C-1849
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	01/01/62-01/01/74	WC-3004
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	05/14/69-01/01/73	C-1849
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	01/01/73-01/01/74	C-11050
Excess Workers’ Compensation	CONTINENTAL CASUALTY	01/01/74-02/01/75	RD-0138934897
Excess Workers’ Compensation	CONTINENTAL CASUALTY	01/01/74-02/01/75	RD-8934898
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/75-02/01/76	C-11344
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/75-02/01/76	WC-11334
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/76-02/01/77	C-16514
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/76-02/01/77	C-16514A
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/77-02/01/78	WC-16514A
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/77-02/01/78	WC-16514A
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/78-02/01/79	C-16514-R
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/78-02/01/79	WC16514A-R
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/79-04/01/81	C-24327
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	02/01/79-04/01/81	WC14327A

Policy Type	Insurance Carrier	Policy Term	Policy Number
Excess Workers’ Compensation	MEAD CORPORATE	04/01/81-04/01/82	SWC1122
Excess Workers’ Compensation	MEAD CORPORATE	04/01/82-04/01/83	SWC1189
Excess Workers’ Compensation	GENERAL REINSURANCE	01/01/83-04/01/85	X-5354
Excess Workers’ Compensation	MEAD CORPORATE	04/01/83-04/01/84	SWC1245
Excess Workers’ Compensation	MEAD CORPORATE	04/01/84-04/01/85	SWC1307
Excess Workers’ Compensation	MEAD CORPORATE	04/01/85-04/01/86	SWC1360
Excess Workers’ Compensation	GENERAL REINSURANCE	04/01/85-04/01/86	X-5526
Excess Workers’ Compensation	GENERAL REINSURANCE	04/01/86-04/01/87	X-7735
Excess Workers’ Compensation	GENERAL REINSURANCE	04/01/87-04/01/88	X-7761
Excess Workers’ Compensation	GENERAL REINSURANCE	04/01/88-04/01/89	X-7761
Excess Workers’ Compensation	EMPLOYERS’ REINSURANCE	12/12/88-04/01/89	C-22691
Excess Workers’ Compensation	GENERAL REINSURANCE	04/01/89-04/01/90	X-7761
Excess Workers’ Compensation	GENERAL REINSURANCE	04/01/90-04/01/91	X-7811
Excess Workers’ Compensation	GENESIS	04/01/91-04/01/92	X-7811
Excess Workers’ Compensation	GENESIS	04/01/92-04/01/93	X-7811
Excess Workers’ Compensation	GENESIS	04/01/93-04/01/01	X-7811
Excess Workers’ Compensation	GENESIS	04/01/99-04/01/01	X-7812
Excess Workers’ Compensation	CONTINENTAL CASUALTY	04/01/01-01/29/02	W-128585488
Excess Workers’ Compensation	CONTINENTAL CASUALTY	04/01/01-01/29/02	W-128585489
Excess Workers’ Compensation	CONTINENTAL CASUALTY	01/29/02-01/29/03	W-128586589
Excess Workers’ Compensation	ACE	01/29/02-01/29/03	XWC014151
Excess Workers’ Compensation	CONTINENTAL CASUALTY	01/29/03-03/1/05	W-128586589

Policy Type	Insurance Carrier	Policy Term	Policy Number
Excess Workers’ Compensation	ACE	01/29/03-03/1/05	XWC014151
Excess Workers’ Compensation	ACE	03/01/05-03/1/06	WCU C44165284
Employment Practices Liability	AIG	09/30/12-04/30/14	012845214
Employment Practices Liability	AIG	10/01/14-10/01/15	016026380
Excess Employment Practices Liability	Axis	10/01/14-10/01/15	MCN776862/01/2014
Umbrella and Excess Liability	Various	08/01/06-08/01/13	Various

Schedule B

Claims, Defenses, Cross-Claims, and

Counter-Claims Related to Litigation and Possible Litigation

This Schedule B includes certain pending and possible litigation to which the Debtors are party. Except to the extent expressly released pursuant to the Plan, the Debtors expressly reserve all Causes of Action in connection with asserting or exercising claims, causes of action, controversies, demands, rights, actions, Liens, indemnities, guaranties, suits, obligations, liabilities, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law, regardless of whether such Causes of Action relate to the litigation identified on this Schedule B or are specified in this Schedule B.

1.	Verso Corporation and Verso Bucksport LLC v. Alstom Power Inc., Case No. CH-13-1241 - Part 1, in the Thirtieth Judicial District of Tennessee at Memphis. This proceeding arises from Alstom Power Inc.’s (“Alstom”) provision of equipment and services for the modification of a power boiler at the Bucksport mill. Verso Corporation and Verso Bucksport LLC contend that Alstom’s performance was deficient. The lawsuit asserts claims for breach of contract, breach of express and implied warranties, fraud, negligent misrepresentation and violation of the Tennessee Consumer Protection Act as bases for recovery.

2.	In re: Western States Wholesale Natural Gas Antitrust Litigation, MDL Docket No. 1566 (MDL Case No. 2:09-cv-00915-RCJ-PAL), in the United States District Court for the District of Nevada (Las Vegas). NewPage Wisconsin System Inc. is included in a class of purchasers alleged to have been injured as a result of anticompetitive behavior by the defendants, related to natural gas purchases. The defendants include the following entities: CMS Energy Resource Management, CMS Energy Corporation, Cantera Gas Company, Xcel Energy Inc, Northern States Power Company, El Paso Corporation, Oneok Energy Services Company, Oneok Inc, Reliant Energy Inc, Reliant Energy Services Inc, The Williams Companies Inc, Williams Power Company Inc, El Paso Corporation, El Paso Marketing, LP, Oneok Energy Services Company, Oneok Inc, Reliant Energy Inc, The Williams Companies Inc, Williams Power Company Inc, and Williams Merchant Services Company Inc.

3.

Jason Szelagowski v. NewPage Wisconsin System, Inc., Zurich American Insurance Company and Commerce and Industry Insurance Company, Case No. 13-CV-223, in the Circuit Court for Wood County, Wisconsin. NewPage Wisconsin System Inc. (“NPWSI”) is a defendant in this personal injury action stemming from an incident at NPWSI’s Biron Mill site. The plaintiff in the action was employed by a third party vendor, Hydroblasters, Inc., at the time of the injury. In addition to defenses and/or counterclaims NPWSI may assert in the action, NPWSI may have claims or Causes of Action against third parties in connection with this action, including indemnification claims against Hydroblasters, Inc.

Exhibit K

Creditor Representative

The Plan provides that the Creditors’ Committee may appoint a Creditor Representative for the purposes of consulting with the Debtors concerning the Claims reconciliation process from and after the Effective Date, including with respect to Claim objections, motions to estimate Claims, and settlements or other resolutions of Claims.

The Creditors’ Committee has selected Zolfo Cooper, LLC as the Creditor Representative to perform the functions of the Creditor Representative set forth in section 9.6 of the Plan.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	:	Chapter 11
:
VERSO CORPORATION, et al.,[1]	:	Case No. 16-10163 (KG)
:
Debtors.	:	Jointly Administered
:
	:	Re: Docket No. 1062
x

SECOND NOTICE OF FILING OF PLAN SUPPLEMENT PURSUANT TO

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE that on May 10, 2016, the above-captioned debtors and debtors in possession (the “Debtors”) filed solicitation versions of the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 867] (the “Plan”) and the Disclosure Statement for the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 868] (the “Disclosure Statement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and Disclosure Statement contemplate the submission of certain documents (or forms thereof), schedules, and exhibits (the “Plan Supplement”) in advance of the hearing on confirmation of the Plan (the “Confirmation Hearing”).

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Verso Corporation (7389); Verso Paper Finance Holdings One LLC (7854); Verso Paper Finance Holdings LLC (7395); Verso Paper Holdings LLC (7634); Verso Paper Finance Holdings Inc. (7851); Verso Paper Inc. (7640); Verso Paper LLC (7399); nexTier Solutions Corporation (1108); Verso Androscoggin LLC (7400); Verso Quinnesec REP Holding Inc. (2864); Verso Maine Energy LLC (7446); Verso Quinnesec LLC (7404); Bucksport Leasing LLC (5464); Verso Sartell LLC (7406); Verso Fiber Farm LLC (7398); NewPage Holdings Inc. (5118); NewPage Investment Company LLC (5118); NewPage Corporation (6156); NewPage Consolidated Papers Inc. (8330); Escanaba Paper Company (5598); Luke Paper Company (6265); Rumford Paper Company (0427); Wickliffe Paper Company LLC (8293); Upland Resources, Inc. (2996); NewPage Energy Services LLC (1838); Chillicothe Paper Inc. (6154); and NewPage Wisconsin System Inc. (3332). The address of the Debtors’ corporate headquarters is 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

PLEASE TAKE FURTHER NOTICE that on June 8, 2016, the Debtors filed the following Plan Supplement documents [Docket No. 1062]:

• Exhibit A	Exit ABL Agreement Term Sheet

• Exhibit B	Exit Term Loan Agreement Term Sheet

• Exhibit C	Amended and Restated Certificate of Incorporation of Verso Corporation

• Exhibit D	Amended and Restated Bylaws of Verso Corporation

• Exhibit E	Form of Amendment to Certificates of Incorporation for Debtor Subsidiaries Formed as Corporations

• Exhibit F	Form of Amendment to Limited Liability Company Agreement for Debtor Subsidiaries Formed as Limited Liability Companies

• Exhibit G	Directors and Officers of the Reorganized Debtors

• Exhibit H	Management Incentive Plan

• Exhibit I	Contracts to Be Rejected Pursuant to Article X of the Plan

• Exhibit J	Retained Causes of Action

• Exhibit K	Creditor Representative

PLEASE TAKE FURTHER NOTICE that the Debtors hereby file the following Plan Supplement document:

• Exhibit L	Warrant Agreement

PLEASE TAKE FURTHER NOTICE that the forms of the documents contained in the Plan Supplement are integral to, and are considered part of, the Plan. If the Plan is confirmed, the documents contained in the Plan Supplement will be approved by the Bankruptcy Court pursuant to the order confirming the Plan.

2

PLEASE TAKE FURTHER NOTICE that the Debtors reserve the right, subject to the terms and conditions set forth in the Plan, to alter, amend, modify, or supplement any document in the Plan Supplement; provided, if any document in the Plan Supplement is altered, amended, modified, or supplemented in any material respect prior to the hearing to confirm the Plan, the Debtors will file a blackline of such document with the Bankruptcy Court.

PLEASE TAKE FURTHER NOTICE that the Plan Supplement, Plan, and Disclosure Statement may be viewed for free at the website of the Debtors’ claims and noticing agent, Prime Clerk LLC (“Prime Clerk”) at https://cases.primeclerk.com/verso/ or for a fee on the Bankruptcy Court’s website at http://www.deb.uscourts.gov. To obtain hard copies of the Plan Supplement, Plan, or Disclosure Statement, please contact Prime Clerk at Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022 or by calling 855-410-7359.

PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing will be held before the Honorable Kevin Gross, United States Bankruptcy Judge, in Courtroom 3 of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801, on June 23, 2016, at 10:00 a.m. (EDT). Please be advised that the Confirmation Hearing may be continued from time to time by the Bankruptcy Court without further notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

Dated:	June 9, 2016
Wilmington, Delaware

/s/ Amanda R. Steele
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Michael J. Merchant (No. 3854)
Amanda R. Steele (No. 5530)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

- and -

O’MELVENY & MYERS LLP
George A. Davis (admitted pro hac vice)
Peter Friedman (admitted pro hac vice)
Andrew M. Parlen (admitted pro hac vice)
Diana M. Perez (admitted pro hac vice)
Andrew D. Sorkin (admitted pro hac vice)
Times Square Tower
Seven Times Square
New York, New York 10036
Telephone: (212) 326-2000
Facsimile: (212) 326-2061

Attorneys for the Debtors
and Debtors in Possession

4

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	:	Chapter 11
:
VERSO CORPORATION, et al.,[1]	:	Case No. 16-10163 (KG)
:
Debtors.	:	Jointly Administered
:
:
x

THIRD NOTICE OF FILING OF PLAN SUPPLEMENT PURSUANT TO

DEBTORS’ FIRST MODIFIED THIRD AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE that on May 10, 2016, the above-captioned debtors and debtors in possession (the “Debtors”) filed solicitation versions of the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 867] (the “Plan”) and the Disclosure Statement for the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 868] (the “Disclosure Statement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

PLEASE TAKE FURTHER NOTICE that on June 8, 2016, the Debtors filed the Notice of Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Verso Corporation (7389); Verso Paper Finance Holdings One LLC (7854); Verso Paper Finance Holdings LLC (7395); Verso Paper Holdings LLC (7634); Verso Paper Finance Holdings Inc. (7851); Verso Paper Inc. (7640); Verso Paper LLC (7399); nexTier Solutions Corporation (1108); Verso Androscoggin LLC (7400); Verso Quinnesec REP Holding Inc. (2864); Verso Maine Energy LLC (7446); Verso Quinnesec LLC (7404); Bucksport Leasing LLC (5464); Verso Sartell LLC (7406); Verso Fiber Farm LLC (7398); NewPage Holdings Inc. (5118); NewPage Investment Company LLC (5118); NewPage Corporation (6156); NewPage Consolidated Papers Inc. (8330); Escanaba Paper Company (5598); Luke Paper Company (6265); Rumford Paper Company (0427); Wickliffe Paper Company LLC (8293); Upland Resources, Inc. (2996); NewPage Energy Services LLC (1838); Chillicothe Paper Inc. (6154); and NewPage Wisconsin System Inc. (3332). The address of the Debtors’ corporate headquarters is 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1062] (the “Original Plan Supplement”), and on June 9, 2016, the Debtors filed the Second Notice of Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1069] (the “Second Plan Supplement” and, together with the Original Plan Supplement, the “Plan Supplement”) in support of the Plan.

PLEASE TAKE FURTHER NOTICE that the Original Plan Supplement included a list of the Directors and Officers of the Reorganized Debtors, attached at Exhibit G, and the Second Plan Supplement included a Warrant Agreement, attached as Exhibit L.

PLEASE TAKE FURTHER NOTICE that the Debtors hereby file the following revised Plan Supplement documents:

• Exhibit B	Exit Term Loan Agreement Term Sheet

• Exhibit G	Directors and Officers of the Reorganized Debtors

• Exhibit L	Warrant Agreement

PLEASE TAKE FURTHER NOTICE that attached hereto as Exhibit 1, Exhibit 2, and Exhibit 3, respectively are blacklines of the original versions of Exhibit B, Exhibit G, and Exhibit L as previously attached to the Plan Supplement marked against the version of such document that is attached hereto.

PLEASE TAKE FURTHER NOTICE that the Debtors hereby file the following additional Plan Supplement document:

• Exhibit M	Form of Exit ABL Agreement

PLEASE TAKE FURTHER NOTICE that the forms of the documents contained in the Plan Supplement are integral to, and are considered part of, the Plan. If the Plan is confirmed, the documents contained in the Plan Supplement will be approved by the Bankruptcy Court pursuant to the order confirming the Plan.

2

PLEASE TAKE FURTHER NOTICE that the Debtors reserve the right, subject to the terms and conditions set forth in the Plan, to alter, amend, modify, or supplement any document in the Plan Supplement; provided, if any document in the Plan Supplement is altered, amended, modified, or supplemented in any material respect prior to the hearing to confirm the Plan, the Debtors will file a blackline of such document with the Bankruptcy Court.

PLEASE TAKE FURTHER NOTICE that definitive documentation for the Exit Term Loan Agreement will be negotiated after the hearing on confirmation of the Plan, and that the Debtors are requesting authority to enter into the Exit Term Loan Agreement and related documents in connection with confirmation, without the need for further authority from the Bankruptcy Court.

PLEASE TAKE FURTHER NOTICE that the definitive documentation for the Exit ABL Agreement is still being negotiated and will continue to be negotiated after the hearing on confirmation of the Plan, and that the Debtors are requesting authority to enter into the Exit ABL Agreement and related documents in connection with confirmation, without the need for further authority from the Bankruptcy Court.

PLEASE TAKE FURTHER NOTICE that the Plan Supplement, Plan, and Disclosure Statement may be viewed for free at the website of the Debtors’ claims and noticing agent, Prime Clerk LLC (“Prime Clerk”) at https://cases.primeclerk.com/verso/ or for a fee on the Bankruptcy Court’s website at http://www.deb.uscourts.gov. To obtain hard copies of the Plan Supplement, Plan, or Disclosure Statement, please contact Prime Clerk at Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022 or by calling 855-410-7359.

3

PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing will be held before the Honorable Kevin Gross, United States Bankruptcy Judge, in Courtroom 3 of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801, on June 23, 2016, at 10:00 a.m. (EDT). Please be advised that the Confirmation Hearing may be continued from time to time by the Bankruptcy Court without further notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

Dated:	June 22, 2016
Wilmington, Delaware

/s/ Michael J. Merchant
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Michael J. Merchant (No. 3854)
Amanda R. Steele (No. 5530)
Brett M. Haywood (No. 6166)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

- and -

O’MELVENY & MYERS LLP
George A. Davis (admitted pro hac vice)
Peter Friedman (admitted pro hac vice)
Andrew M. Parlen (admitted pro hac vice)
Diana M. Perez (admitted pro hac vice)
Andrew D. Sorkin (admitted pro hac vice)
Times Square Tower
Seven Times Square
New York, New York 10036
Telephone: (212) 326-2000
Facsimile: (212) 326-2061

Attorneys for the Debtors
and Debtors in Possession

Exhibit B

Exit Term Loan Agreement Term Sheet

Verso Paper Holdings LLC

$220 Million Senior Secured Term Loan Facility

Summary of Indicative Principal Terms and Conditions

Each of the undersigned hereby commits, on a several and not joint basis, to provide, directly or through those of its affiliates or accounts or funds managed by such person or an affiliate set forth on the signature pages hereto (collectively, the “Lenders”) to the Borrower (as defined below) a portion of an Exit Term Loan Facility (as defined below) in an amount equal to the amount set forth opposite such Lender’s name on Exhibit A attached hereto, upon the indicative principal terms and subject to the conditions set forth in this $220 Million Senior Secured Term Loan Facility Summary of Indicative Principal Terms and conditions and subject to the negotiation and execution of the definitive documentation for such Exit Term Loan Facility. The terms set forth below are a summary of the indicative principal terms and conditions or the Exit Term Loan Facility. As used herein, “Exit ABL Facility” has the meaning assigned to such term in the indicative term sheet entitled “Verso Paper Holdings LLC $375 million Senior Secured Asset-Based Revolving Facility – Summary of Principal Terms and Conditions.”

Borrower:	Verso Paper Holdings LLC, a Delaware limited liability company (the “Borrower”), as reorganized pursuant to a Chapter 11 plan of reorganization (the “Plan”).

Guarantors:	Verso Paper Finance Holdings LLC, as parent guarantor, and wholly-owned domestic subsidiaries of the Borrower, subject to exceptions, for (i) immaterial subsidiaries, (ii) unrestricted subsidiaries, (iii) special purpose receivables or securitization entities designated by the Borrower, (iv) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable person becomes a direct or indirect subsidiary of the Borrower) from guaranteeing the Exit Term Loan Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been received) and (v) other exceptions to be agreed (collectively with the Borrower, the “Loan Parties”).

Administrative Agent and Collateral Agent:	Barclays Bank PLC (in such capacities, the “Agent”).

Facility Type and Amount:	A senior secured term loan facility in an aggregate principal amount of $220 million (the “Exit Term Loan Facility”), comprised of a single tranche of term loans (the “Loans”) to be provided on the Closing Date (as defined below) by a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (the “Lenders”).

Original Issue Discount:	The Exit Term Loan Facility will be issued with original issue discount of 10.0%.

Use of Proceeds:	The proceeds of Loans will be used to repay certain debtor-in-possession credit facilities and make distributions to creditors in accordance with the Plan, to pay related fees and expenses, to fund original issue discount on the Loans, and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries.

Closing Date:	The date on which the Plan becomes effective and the Loans are made is referred to herein as the “Closing Date.”

Maturity:	Five (5) years and ninety-one (91) days after the Closing Date.

Amortization/Cash Flow Sweep:	Subject to further discussion with the Company, the greater of (a) a percentage to be agreed of the initial principal amount of the Loans on an annual basis, payable in equal quarterly installments (“Amortization”), or (b) [75.0]% of [Excess Cash Flow[1] less Amortization], with calculation details to be agreed. Bullet payment due at Maturity.

Collateral and Priority:	Subject to exceptions to be agreed, all obligations under the Exit Term Loan Facility and certain bank product and hedging obligations will be secured by (a) first priority liens on all of the Loan Parties’ existing and future assets that do not constitute ABL Priority Collateral (as defined below) (including, but not limited to, capital stock (subject to limitations to be agreed with respect to capital stock of foreign subsidiaries), equipment, intellectual property, material owned real property, material leaseholds in real property and licenses), (the “Term Loan Priority Collateral”) and (b) second priority liens on all of the Loan Parties’ existing and future current assets (including, but not limited to, accounts, inventory, deposit accounts, securities accounts and commodities accounts) (the “ABL Priority Collateral” and together with the Term Loan Priority Collateral, the “Collateral”).

The Exit ABL Facility and certain bank product and hedging obligations will be secured by a second priority lien on the Term Loan Priority Collateral and by a first priority lien on the ABL Priority Collateral.

The priority of the security interests and related creditor rights among the Exit Term Loan Facility and the Exit ABL Facility will be set forth in an intercreditor agreement. Such agreement shall be in form and substance acceptable to the Borrower, the Lead Arrangers and the Agent.

Interest Rate:

Loans will bear interest at the LIBO Rate (as defined below) plus 11.0%.

As used herein, the “LIBO Rate” means the current LIBO Rate as quoted by the Administrative Agent, adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of one, two, three or six months, payable at the end of the relevant interest period, but in any event at least quarterly; provided that the LIBO Rate shall be not less than 1.00% per annum.

Interest and fees shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

[1]	“Excess Cash Flow” to be defined, but definition shall exclude repayments of the Exit ABL Facility.

Mandatory Prepayments:	The Loans will be subject to customary mandatory prepayment provisions, including with 100% of proceeds from dispositions of Term Loan Priority Collateral.

Call Premium:

A premium shall be payable in an amount equal to the amounts set forth below, each as a percentage of the outstanding principal amount of Loans that are prepaid, repriced or refinanced on any date prior the anniversary of the Closing Date indicated below:

Prior to the second anniversary of the Closing Date: 2.00%

After the second anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date: 1.00%

Thereafter: 0.00%/par

The prepayment premium shall be due and payable on acceleration for bankruptcy or otherwise.

Representations and Warranties:	Representations and warranties which are usual and customary for these types of facilities, which shall be subject to exceptions and qualifications to be agreed.

Affirmative and Negative Covenants:	Affirmative and negative covenants which are usual and customary for these types of facilities, which shall be subject to exceptions and qualifications to be agreed including, without limitation, (i) exceptions from debt and lien covenants permitting junior lien debt (subject to acceptable intercreditor provisions) or unsecured debt, subject to pro forma compliance with the Financial Covenant, (ii) prohibitions on incurrence of additional asset-based loans, additional term loans or other debt on a pari passu basis with the Loans, and (iii) prohibitions on restricted payments except in the ordinary course of business.

Financial Covenant:	Maximum Total Leverage Ratio to be determined (tested quarterly, with step downs to be agreed, based on the business plan).

Events of Default:	Events of Default which are usual and customary for these types of facilities, subject (where customary and appropriate) to cure periods and materiality thresholds.

Conditions Precedent to Effectiveness:	Usual and customary conditions precedent for senior secured term loan exit financing facilities, including, without limitation, the effectiveness of the Plan, minimum available liquidity (borrowing base availability plus unrestricted cash) of at least $[85] million and commitments under the Exit ABL Facility in an aggregate principal amount of at least $[300] million.

Documentation Precedent:	That certain First Lien Credit Agreement, dated as of February 11, 2014, among NewPage Investment Company LLC, NewPage Corporation, as borrower, the other parties party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, as modified to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business practices and other modifications appropriate for an exit financing of this nature.

[Lender signature pages]

Acknowledged and agreed by:

Acknowledged and agreed by:

VERSO PAPER HOLDINGS LLC,
a Delaware limited liability company, as the Borrower

By:
Name:
Title:

EXHIBIT A – Exit Term Loan Facility Commitments

Lender	Exit Term Loan Facility Commitment Amount
BlueBay Asset Management LLP
KLS Diversified Asset Management LP
Monarch Alternative Capital LP
Oaktree Opps IX Parallel (Cayman) 4 CTB Ltd. and Oaktree VOF (Cayman) 7 CTB Ltd.
Redwood Capital Management, LLC and Redwood Drawdown Master Fund, L.P.
Whitebox Advisors LLC

Exhibit G

Directors and Officers of the Reorganized Debtors

Directors and Officers of the Reorganized Debtors

I.	Directors of Reorganized Verso Corporation

In accordance with Article 7.2(a) of the Plan and section 1129(a)(5) of the Bankruptcy Code, the following individuals have been proposed as of the date hereof to serve as the initial directors of Reorganized Verso Corporation:

Robert M. Amen1

Alan J. Carr1

Eugene I. Davis

Alan S. Dawes

David J. Paterson (Chairman of the Board)1

Jay Shuster

Jerome L. Goldman

II.	Directors of Reorganized Debtors other than Verso Corporation

David J. Paterson and Allen J. Campbell will serve as the initial directors of each Reorganized Debtor other than Reorganized Verso Corporation.

[1]	Messrs. Amen, Carr and Paterson are “insiders” of the Debtors as a result of their pre-Effective Date service as directors and/or officers of one or more Debtors. As compensation for their services as directors of Reorganized Verso Corporation, Messrs. Amen and Carr will receive an annual fee consisting of $120,000 in cash and $80,000 of restricted stock units issued under the Management Incentive Plan. In addition, it is contemplated that Mr. Amen will serve as the Lead Independent Director of Reorganized Verso Corporation and will receive an annual fee of $25,000 in cash for such service, and Mr. Carr will serve as the chair of the Compensation Committee of Reorganized Verso Corporation and will receive an annual fee of $15,000 in cash for such service. It is further expected that Mr. Paterson will not receive any separate compensation for serving as a director of Reorganized Verso Corporation, but instead will be compensated for his service as the President and Chief Executive Officer of the company.

III.	Officers of Reorganized Debtors

As of the Effective Date, the officers of the Reorganized Debtors will consist of the individuals listed below. Each such officer will serve in the same capacity and receive the same base salary that such officer received immediately prior to the Effective Date. The officers of Reorganized Debtors will be eligible to participate in the 2016 Verso Incentive Plan and the Management Incentive Plan, which is included as Exhibit I of the Plan Supplement.

Name	Title	Base Salary
David J. Paterson	President and Chief Executive Officer	$800,000
Lyle J. Fellows	Senior Vice President of Manufacturing and Energy	$450,000
Allen J. Campbell	Senior Vice President and Chief Financial Officer	$425,000
Michael A. Weinhold	Senior Vice President of Sales, Marketing and Product Development	$425,000
Peter H. Kesser	Senior Vice President, General Counsel and Secretary	$350,000
Kenneth D. Sawyer	Senior Vice President of Human Resources and Communications	$300,000
Benjamin Hinchman, IV	Vice President and Chief Information Officer	$260,000

Exhibit L

Warrant Agreement

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [●], is by and among reorganized Verso Corporation, a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company N.A., a federally chartered trust company, collectively as warrant agent (together with their respective successors and assigns, the “Warrant Agent”).

WHEREAS, on January 26, 2016, Verso Corporation and its affiliated debtors (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under the Case No. 16-10163 (KG);

WHEREAS, on April 15, 2016, the Debtors filed the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 714] (as amended or supplemented from time to time, the “Plan of Reorganization”);

WHEREAS, on [●], the Bankruptcy Court entered an order confirming the Plan of Reorganization, and the Debtors emerged from their chapter 11 cases on the date first written above (the “Effective Date”);

WHEREAS, pursuant to the Plan of Reorganization, the Company will issue or cause to be issued, on or as soon as reasonably practicable after the Effective Date, warrants (the “Warrants”) to purchase shares of the Class A common stock of the Company, par value $0.01 per share (“Common Stock”), representing an aggregate total of 5% of the total number of shares of Common Stock issuable pursuant to the Plan of Reorganization (subject to dilution as set forth in the Plan of Reorganization) to holders of Allowed Verso First Lien Claims (as defined in the Plan of Reorganization);

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, call, exercise and cancellation of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when issued, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Additional Common Stock” has the meaning set forth in Section 5.1(b) hereof.

(b) “Adjustment Event” has the meaning set forth in Section 5.3 hereof.

(c) “Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

(d) “Appropriate Officer” has the meaning set forth in Section 3.2(a) hereof.

(e) “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

(f) “Black Scholes Value” means the value of the unexercised portion of any Warrants remaining on the date of any Holder’s request pursuant to Section 5.6, which value is calculated using the Black Scholes Option Pricing Model for a “call” option, as obtained from the “OV” function on Bloomberg, L.P. utilizing (i) an underlying price per share equal to the greater of (1) the highest Current Sale Price of the Common Stock during the period beginning on the Business Day immediately preceding the announcement of the applicable Organic Change (or the consummation of the applicable Organic Change, if earlier) and ending on the date of the Holder’s request pursuant to Section 5.6 and (2) the sum of the price per share being offered in cash in the applicable Organic Change (if any) plus the value of the non-cash consideration being offered in the applicable Organic Change (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 5.6, (iii) a risk-free interest rate corresponding to the stated rate on the United States Treasury security with a maturity closest to the remaining term of the Warrant (1) as of the date of consummation of the applicable Organic Change or (2) as of the date of the Holder’s request pursuant to Section 5.6 if such request was submitted prior to the date of the consummation of the applicable Organic Change, (iv) a zero cost of borrow and (v) an expected volatility equal to forty percent (40%).

(g) “Board of Directors” means the Board of Directors of the Company.

(h) “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

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(i) “Common Stock” has the meaning set forth in the Recitals, and shall include any successor security as a result of any recapitalization, reorganization, reclassification or similar transaction involving the Company.

(j) “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

(k) “Current Sale Price” of the Common Stock on any date of determination means:

(i) if the Common Stock is listed on the New York Stock Exchange or The NASDAQ Stock Market on such date, the average closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten (10) consecutive trading days immediately prior to such date of determination, as reported by the New York Stock Exchange or The NASDAQ Stock Market, as applicable;

(ii) if the Common Stock is not listed on the New York Stock Exchange or The NASDAQ Stock Market on such date, but is listed on another U.S. national or regional securities exchange, the average closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the high bid and low asked prices or, if more than one in either case, the average of the average high bid and low asked prices) for the ten (10) consecutive trading days immediately prior to such date of determination, as reported in composite transactions for such securities exchange (or, if more than one, the principal securities exchange on which the Common Stock is traded);

(iii) if the Common Stock is not listed on a U.S. national or regional securities exchange, the average last quoted sale price for the Common Stock (or, if no sale price is reported, the average of the high bid and low asked price for such date) for the ten (10) consecutive trading days immediately prior to such date of determination, in the over-the-counter market as reported by OTC Markets Group Inc. or other similar organization; or

(iv) in all other cases, as determined in good faith by the Board of Directors.

The Current Sale Price shall be determined without reference to early hours, after hours or extended market trading.

The Current Sale Price shall be appropriately adjusted by the Board of Directors in good faith if the “ex date” (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) occurs during the ten (10) consecutive trading days immediately prior to the day as of which the Current Sale Price is being determined.

For these purposes the term “ex date”, when used:

(i) with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the sale price or bid and ask prices, as applicable, were obtained without the right to receive such issuance or distribution;

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(ii) with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective; and

(iii) with respect to any tender or exchange offer, means the first date on which the Common Stock trades regular way on such exchange or in such market after the expiration time of such offer.

The foregoing adjustments shall be made to the Current Sale Price in accordance with the terms hereof, as may be necessary or appropriate to effectuate the intent of this Agreement and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(l) “Date of Issuance” has the meaning set forth in Section 3.1(a) hereof.

(m) “Effective Date” has the meaning set forth in the Recitals.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 5.1(a)) by the Company after the Date of Issuance of (a) shares of Common Stock issued upon the exercise of any of the Warrants; (b) shares of Common Stock issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board of Directors and issued pursuant to the Company’s Performance Incentive Plan (including all such shares of Common Stock and Options outstanding prior to the Effective Date); (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) or Convertible Securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; or (d) shares of Common Stock issued as bona fide “equity kickers” following the Effective Date in connection with one or more debt financings of the Company from one or more lenders that are not Affiliates of the Company.

(p) “Exercise Date” means any date, on or prior to the expiration of the Exercise Period, on which the Holder exercises the right to purchase the Warrant Exercise Shares, in whole or in part, pursuant to and in accordance with the terms and conditions described herein.

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(q) “Exercise Form” has the meaning set forth in Section 4.3(d) hereof.

(r) “Exercise Price” has the meaning set forth in Section 4.1 hereof.

(s) “Exercise Period” has the meaning set forth in Section 4.2 hereof.

(t) “Fully Diluted” means all Common Stock outstanding as of the applicable measurement date together with all Common Stock then issuable upon (i) the conversion of Convertible Securities at the then applicable conversion rate, and (ii) the exercise of any Options; provided that, for purposes of clauses (i) and (ii), all conditions to the convertibility and/or exercisability of Convertible Securities and Options of the Company, shall be deemed to have been satisfied.

(u) “Governmental Authority” means any (i) government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

(v) “Holder” has the meaning set forth in Section 3.3(b) hereof.

(w) “Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

(x) “Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

(y) “Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s equity securities or assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) cash, stock, securities or other assets or property with respect to or in exchange for Common Stock, other than a transaction which triggers an adjustment pursuant to Sections 5.1, 5.2, 5.3 or 5.4.

(z) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity (as such term is defined in the Bankruptcy Code).

(aa) “Plan of Reorganization” has the meaning set forth in the Recitals.

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(bb) “Pro Rata Repurchase Offer” means any offer to purchase shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of Common Stock (subject to satisfaction of any conditions to participation therein such as those relating to minimum holding percentages or accredited status) to purchase or exchange their shares of Common Stock, in the case of both (i) or (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person, or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while the Warrants are outstanding. The “effective date” of a Pro Rata Repurchase Offer shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase Offer or the date of purchase with respect to any Pro Rata Repurchase Offer that is not a tender or exchange offer.

(cc) “Requisite Holders” means Holders of Warrants exercisable for a majority of the Common Stock issuable upon exercise of all Warrants then outstanding.

(dd) “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity (other than a corporation), a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the general partner, the managing member or entity performing similar functions of such partnership, limited liability company or other business entity.

(gg) “Transfer” means any transfer, sale, assignment or other disposition.

(hh) “Warrant Agent” has the meaning set forth in the preamble and shall include any successor to the Warrant Agent pursuant to Section 8.1 hereof.

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(ii) “Warrant Exercise Shares” means the shares of Common Stock issued upon the exercise of a Warrant.

(jj) “Warrant Register” has the meaning set forth in Section 3.3(a) hereof.

(kk) “Warrant Statements” has the meaning set forth in Section 3.1(c) hereof.

(ll) “Warrants” has the meaning set forth in the Recitals.

Section 1.2 Rules of Construction

(a) The singular form of any word used herein, including the terms defined in Section 1.1 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders.

(b) Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.

(c) References to “$” are to dollars in lawful currency of the United States of America.

(d) The Exhibits attached hereto are an integral part of this Agreement.

ARTICLE II

APPOINTMENT OF WARRANT AGENT

Section 2.1 Appointment. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants in accordance with the express terms and subject to the conditions set forth in this Agreement (and no implied terms or conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.

ARTICLE III

WARRANTS

Section 3.1 Issuance of Warrants.

(a) On the terms and subject to the conditions of this Agreement and in accordance with the terms of the Plan of Reorganization, on or as soon as reasonably practicable after the Effective Date (such date, the “Date of Issuance”), the Company will issue the Warrants to holders of Allowed Verso First Lien Claims, as set forth in the Plan of Reorganization.

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(b) The maximum number of shares of Common Stock issuable pursuant to exercise of the Warrants shall be 1,810,0341 shares, as such amount may be adjusted from time to time pursuant to this Agreement.

(c) The Warrants shall be issued by book-entry registration on the books of the Warrant Agent and shall be reflected on statements issued by the Warrant Agent from time to time to the Holders (the “Warrant Statements”).

Section 3.2 Form of Warrant; Execution of Warrant Statements.

(a) The Warrants shall not be certificated. The Warrants shall be issued via book-entry registration on the books and records of the Warrant Agent and evidenced by the Warrant Statements, in substantially the form set forth in Exhibit A hereto. The Warrant Statements shall be dated and may have such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are consistent with the provisions of this Agreement, or as may be required to comply with any Law or with any rules or regulations made pursuant thereto or with any rules of any securities exchange. The Warrant Statements shall be signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company (each, an “Appropriate Officer”), and each Warrant Statement may, but need not be, attested by the Company’s secretary or one of its assistant secretaries. Such signatures may be manual or facsimile signatures of such authorized officers and may be imprinted or otherwise reproduced on the Warrant Statements.

(b) In case any Appropriate Officer of the Company who shall have signed any of the Warrant Statements (either manually or by facsimile signature) shall cease to hold such officer position before the Warrant Statements so signed shall have been delivered to the Holders, such Warrant Statements may be delivered by the Warrant Agent notwithstanding that the person who signed such Warrant Statements has ceased to hold such officer position with the Company, and any Warrant Statement may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Warrant Statement, hold such officer positions with the Company, although at the date of the execution of this Agreement any such person did not hold such officer position.

Section 3.3 Warrant Register.

(a) The Warrant Agent shall keep or cause to be kept, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Warrants, and exercises, exchanges, cancellations and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6.1 of this Agreement, all in a form reasonably satisfactory to the Company and the Warrant Agent. No service charge shall be made for any registration of transfer of the Warrants, but the Company may require payment of a

[1]	Note to Draft: Based on 34,390,640 shares initially outstanding.

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sum sufficient to cover any stamp or other tax or other charge that may be imposed on any Holder in connection with any registration of transfer. The Warrant Agent shall have no obligation to register a transfer unless and until it is satisfied that any payments required by the immediately preceding sentence have been made.

(b) Prior to due presentment for registration of transfer of any Warrants in accordance with the procedures set forth in this Agreement, the Company and the Warrant Agent may deem and treat the person in whose name such Warrants are registered upon the Warrant Register (the “Holder” of such Warrants) as the absolute owner of such Warrants, for all purposes including, without limitation, for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary. Neither the Company nor the Warrant Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.

ARTICLE IV

TERMS AND EXERCISE OF WARRANTS

Section 4.1 Exercise Price. Each Warrant shall entitle the Holder thereof, subject to the provisions of this Agreement, the right to purchase from the Company one share of Common Stock (subject to adjustment from time to time as provided in Article V hereof), at the price of $27.862 per share (subject to adjustment from time to time as provided in Article V, the “Exercise Price”).

Section 4.2 Exercise Period. Warrants may be exercised by the Holder thereof, in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time after the Date of Issuance and prior to 5:00 P.M., New York time on [●], 20233 (the “Exercise Period”). To the extent that a Warrant or portion thereof is not exercised prior to the expiration of the Exercise Period, it shall be automatically cancelled with no action by any Person, and with no further rights thereunder, upon such expiration.

Section 4.3 Method of Exercise.

(a) In connection with the exercise of any Warrant, (i) the Holder shall surrender such Warrant (or portion thereof) to the Warrant Agent for the number of Warrant Exercise Shares being exercised, up to the aggregate number of Warrant Exercise Shares for which the Warrants are exercisable and (ii) the Exercise Price shall be paid, at the option of the Holder, (x) in United States dollars by certified or official bank check payable to the Company, or by wire transfer to an account specified in writing by the Company or the Warrant Agent to such Holder, in either case in

[2]	Note to Draft: Strike price calculated based on $975 million equity value and 34,390,640 shares initially outstanding.
[3]	Note to Draft: The end of Exercise Period shall be the date which is the seventh anniversary of the Effective Date.

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immediately available funds in an amount equal to the aggregate Exercise Price for such Warrant Exercise Shares as specified in the Exercise Form or (y) by cashless exercise as set forth in Section 4.3(b)).

(b) In lieu of paying the Exercise Price by certified or official bank check or by wire transfer, any Holder may elect to exercise Warrants by authorizing the Company to withhold and not issue to such Holder, in payment of the Exercise Price thereof, a number of such Warrant Exercise Shares equal to (x) the number of Warrant Exercise Shares for which the Warrants are being exercised, multiplied by (y) the Exercise Price, and divided by (z) the Current Sale Price on the Exercise Date (and such withheld shares shall no longer be issuable under such Warrants, and the Holder shall not have any rights or be entitled to any payment with respect to such withheld shares).

(c) Upon exercise of any Warrants, the Warrant Agent will (no later than three (3) Business Days after receipt of an Exercise Form) deliver written notice to the Company to confirm the number of shares of Common Stock issuable in connection with such exercise. The Company shall calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation to calculate, the number of shares of Common Stock issuable in connection with any exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Agreement. Such written notice from the Company shall also set forth the cost basis for such shares of Common Stock issued pursuant to such exercise.

(d) Subject to the terms and conditions of this Agreement, the Holder of any Warrants may exercise, in whole or in part, such Holder’s right to purchase the Warrant Exercise Shares issuable upon exercise of such Warrants by providing an exercise form substantially in the form of Exhibit B hereto (an “Exercise Form”), properly completed and duly executed by the Holder thereof, to the Warrant Agent.

(e) Any exercise of Warrants pursuant to the terms of this Agreement shall be irrevocable as of the date of delivery of the Exercise Form and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with the terms of this Agreement.

(f) Upon receipt of the properly completed and duly executed Exercise Form, the Warrant Agent shall:

(i) examine the Exercise Form and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Form and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

(ii) if an Exercise Form or other document appears, on its face, to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

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(iii) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the information provided on any Exercise Form received and the information on the Warrant Register;

(iv) advise the Company no later than three (3) Business Days after receipt of an Exercise Form, of (A) the receipt of such Exercise Form and the number of Warrant Exercise Shares in respect of which the Warrants are requested to be exercised in accordance with the terms and conditions of this Agreement, (B) the instructions with respect to delivery of the Common Stock deliverable upon such exercise, subject to timely receipt of such information by the Warrant Agent, and (C) such other information as the Company shall reasonably request; and

(v) subject to Common Stock being made available to the Warrant Agent by or on behalf of the Company, and written instructions from the Company, liaise with the transfer agent for the Common Stock for the issuance and registration of the number of shares of Common Stock issuable upon exercise of the Warrants in accordance with the Exercise Form.

The Company reserves the right reasonably to reject any and all Exercise Forms that it determines are not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful. Any such determination by the Company shall be final and binding on the Holders of the Warrants, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to any particular exercise of Warrants or any defects in the Exercise Form(s) with regard to any particular exercise of Warrants. The Company shall provide prompt written notice to the Warrant Agent of any such rejection or waiver.

(g) The Warrant Agent shall promptly deposit all funds received by it in payment for the exercise of Warrants in an account of the Company maintained with it (or in such other account as may be designated by the Company) and shall advise the Company, by telephone or by facsimile transmission or other form of electronic communication available to both parties, at the end of each day on which a payment for the exercise of Warrants is received of the amount so deposited to its account. The Warrant Agent shall promptly confirm such advice to the Company in writing.

Section 4.4 Issuance of Common Stock.

(a) Upon the effectiveness of any exercise of any Warrants pursuant to Section 4.3, the Company shall, subject to Section 4.6, promptly at its expense, and in no event later than five (5) Business Days after the Exercise Date, cause to be issued as directed by the Holder of such Warrants the total number of whole shares of Common Stock for which such Warrants are being exercised (as the same may be hereafter adjusted pursuant to Article V) in such denominations as are requested by the Holder by electronic entry on the books of the Company’s transfer agent, and registered as directed by the Holder.

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(b) Notwithstanding the five (5) Business Day period set forth in Section 4.4(a), the Warrant Exercise Shares shall be deemed to have been issued at the time at which all of the conditions to such exercise have been fulfilled, and the Holder, or other person to whom the Holder shall direct the issuance thereof, shall be deemed for all purposes to have become the holder of such Warrant Exercise Shares at such time.

Section 4.5 Reservation of Shares.

(a) During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, a number of shares of Common Stock equal to the aggregate Warrant Exercise Shares issuable upon the exercise of all outstanding Warrants. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party on the date hereof, any requirements of any national securities exchange upon which shares of Common Stock may be listed or any applicable Laws. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

(b) The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Exercise Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement, be fully paid and non-assessable and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof. If at any time prior to the expiration of the Exercise Period the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of the Warrants, the Company will promptly take such corporate action as may, in the opinion of its counsel, be reasonably necessary (including seeking stockholder approval, if required) to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. The Company agrees that its issuance of Warrants shall constitute full authority to its officers who are charged with the issuance of Warrant Exercise Shares to issue Warrant Exercise Shares upon the exercise of Warrants. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price per share in effect immediately prior to such increase in stated or par value.

(c) The Company represents and warrants to the Holders that the issuance of the Warrants and the issuance of shares of Common Stock upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other material agreements to which the Company is a party on the date hereof.

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Section 4.6 Fractional Shares. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of any Warrants, and in any case where a Holder of Warrants would, except for the provisions of this Section 4.6, be entitled under the terms thereof to receive a fraction of a share upon the exercise of such Warrants, the Company shall, upon the exercise of such Warrants, issue or cause to be issued only the largest whole number of Warrant Exercise Shares issuable upon such exercise (and such fraction of a share will be disregarded, and the Holder shall not have any rights or be entitled to any payment with respect to such fraction of a share); provided that the number of whole Warrant Exercise Shares which shall be issuable upon the contemporaneous exercise of any Warrants shall be computed on the basis of the aggregate number of Warrant Exercise Shares issuable upon exercise of all such Warrants.

Section 4.7 Close of Books; Par Value. The Company shall not close its books against the transfer of any Warrants or any Warrant Exercise Shares in any manner which interferes with the timely exercise of such Warrants. Without limiting Section 4.5(b), the Company shall use commercially reasonable efforts to, from time to time, take all such action as may be necessary to assure that the par value per share of the unissued shares of Common Stock acquirable upon exercise of the Warrants is at all times equal to or less than the Exercise Price then in effect.

Section 4.8 Payment of Taxes. In connection with the exercise of any Warrants, the Company shall not be required to pay any tax or other charge imposed in respect of any transfer involved in the Company’s issuance and delivery of shares of Common Stock (including certificates therefor) (or any payment of cash or other property in lieu of such shares) to any recipient other than the Holder of the Warrants being exercised, and in case of any such tax or other charge, the Warrant Agent and the Company shall not be required to issue or deliver any such shares (or cash or other property in lieu of such shares) until (x) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (y) it has been established to the Company’s and the Warrant Agent’s satisfaction that any such tax or other charge that is or may become due has been paid. For the avoidance of doubt, the Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes or charges, unless and until the Warrant Agent is satisfied that all such taxes and/or charges have been paid.

ARTICLE V

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF

WARRANT EXERCISE SHARES

In order to prevent dilution of the rights granted under the Warrants, the Exercise Price shall be subject to adjustment from time to time as provided in this Article V, and the number of shares of Common Stock issuable upon exercise of each Warrant shall be subject to adjustment from time to time as provided in this Article V.

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Section 5.1 Below Market Issuances.

(a) Deemed Issue of Common Stock:

(i) If the Company at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of shares of the Common Stock to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of 5:00 PM (New York City time) on such record date and the provisions hereof that are applicable to the issuance of Additional Common Stock shall apply thereto; provided, that Additional Common Stock shall not be deemed to have been issued unless the consideration per share (as determined in accordance with Section 5.1(c)(ii)) of such Additional Common Stock would be less than ninety five percent (95%) of the Current Sale Price as of such issue date or record date; provided, further, that, in any such case in which Additional Common Stock are deemed to be issued, no further adjustments in the Exercise Price shall be made upon the subsequent issue of Convertible Securities or Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Exercise Price pursuant to the terms of this Section 5.1, are revised (either automatically, pursuant to the provisions contained therein, or as a result of an amendment to such terms) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Exercise Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this Section 5.1 shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (A) the Exercise Price on the original adjustment date, or (B) the Exercise Price that would have resulted from any issuances of Additional Common Stock between the original adjustment date and such readjustment date.

(iii) If the terms of any Option or Convertible Security, the issuance of which did not result in an adjustment to the Exercise Price pursuant to the terms of this Section 5.1 (either because the consideration per Additional Common Stock subject thereto was equal to or greater than ninety five percent (95%) of the then Current Sale Price, or because such Option or Convertible Security was issued before the date hereof), are revised after the date hereof (either automatically, pursuant to the provisions contained therein, or as a result of an amendment to such terms) to provide for either (i) any increase or decrease in the

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number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of this Section 5.1, the Exercise Price shall be readjusted to such Exercise Price as would have been obtained had such Option or Convertible Security never been issued.

(b) In the event the Company shall at any time after the date hereof issue additional Common Stock (“Additional Common Stock”), including Additional Common Stock deemed to be issued pursuant to Section 5.1(a), for consideration per share of Common Stock less than ninety five percent (95%) of the Current Sale Price, then the Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-ten thousandth of a cent ($0.000001)) determined in accordance with the following formula:

For purposes of the foregoing formula, the following definitions shall apply:

(i) “CPA2” shall mean the Exercise Price in effect immediately after such issue of Additional Common Stock;

(ii) “CPA1” shall mean the Exercise Price in effect immediately prior to such issue of Additional Common Stock;

(iii) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Common Stock (treating for this purpose as outstanding all Common Stock issuable upon conversion of Convertible Securities and Options (other than the Warrants) that are outstanding and exercisable immediately prior to such issue);

(iv) “B” shall mean the number of shares of Common Stock which the aggregate consideration expected to be received by the Company (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at the Current Sale Price; and

(v) “C” shall mean the number of such shares of Additional Common Stock issued in such transaction.

Notwithstanding anything to the contrary in this Article V, there shall be no adjustment to the Exercise Price with respect to any Excluded Issuance.

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(c) For purposes of this Section 5.1, the consideration received by the Company for the issue of any Additional Common Stock shall be computed as follows:

(i) Cash and Property. Such consideration shall: (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, and (iii) in the event shares of Additional Common Stock are issued together with other interests or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Common Stock deemed to have been issued pursuant to Section 5.1(a), relating to Options and Convertible Securities, shall be determined by dividing: (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(d) In the event the Company shall issue on more than one date shares of Additional Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Exercise Price pursuant to the terms of Section 5.1(b) then, upon the final such issuance, the Exercise Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

Section 5.2 Subdivision or Combination of Common Stock. In the event that the amount of outstanding Common Stock is increased or decreased by combination (by reverse stock split or reclassification) or subdivision (by any stock split or reclassification) of the Common Stock or any distribution by the Company with respect to the Common Stock in the form of Additional Common Stock, then, on the effective date of such combination, subdivision or distribution, the number of Warrant Exercise Shares issuable on exercise of the Warrants shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in the outstanding Common Stock. Whenever the number of Warrant Exercise Shares purchasable upon the exercise of the Warrants is adjusted pursuant to this Section 5.2, the Exercise Price shall be adjusted (to the nearest cent ($0.000001)) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (a) the numerator of which shall be the

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number of Warrant Exercise Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (b) the denominator of which shall be the number of Warrant Exercise Shares so purchasable immediately thereafter.

Section 5.3 Distributions. If the Company at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period fixes a record date for the making of a distribution to all holders of shares of the Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding issuance or deemed issuance of Additional Common Stock referred to in Section 5.1 and dividends or distributions referred to in Section 5.2), then, in each such case, the Exercise Price in effect prior to such record date shall be adjusted thereafter to the price determined by the following formula:

where

EP1	=	the Exercise Price in effect immediately following the application of the adjustments in this Section 5.3;

EP0	=	the Exercise Price in effect immediately prior to the application of the adjustments in this Section 5.3;

CP0	=	the Current Sale Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way without the right to receive such distribution; and

FV	=	the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock, as determined in good faith by the Board of Directors.

Such adjustment shall be made successively whenever such a record date is fixed (an “Adjustment Event”). In such Adjustment Event, the number of Warrant Exercise Shares issuable upon the exercise of each Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Warrant Exercise Shares issuable upon the exercise of each Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the adjustment by (y) the new Exercise Price immediately following such adjustment.

In the event that such distribution is not so made, the Exercise Price and the number of Warrant Exercise Shares issuable upon exercise of the Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Warrant Exercise Shares that would then be issuable upon exercise of the Warrants if such record date had not been fixed.

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Section 5.4 Pro Rata Repurchase Offer of Common Stock. If at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period the Company consummates a Pro Rata Repurchase Offer of Common Stock, then the Exercise Price shall be reduced to the price determined by the following formula:

where

EP1	=	the Exercise Price in effect immediately following the application of the adjustments in this Section 5.4 (but in no event greater than EP0);

EP0	=	the Exercise Price in effect immediately prior to the application of the adjustments in this Section 5.4;

OS0	=	the number of Fully Diluted shares of Common Stock outstanding immediately before consummation of such Pro Rata Repurchase Offer;

CP0	=	the Current Sale Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase Offer;

AP	=	the aggregate purchase price (including the fair market value, as determined in good faith by the Board of Directors, of any non-cash consideration included therein) paid for the shares of Common Stock in the Pro Rata Repurchase Offer; and

SP	=	the number of shares of Common Stock so repurchased in the Pro Rata Repurchase Offer.

In such event, the Warrant Exercise Shares issuable upon the exercise of each Warrant shall be increased to the number obtained by dividing (x) the product of (1) the Warrant Exercise Shares issuable upon the exercise of each Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the adjustment by (y) the new Exercise Price immediately following such adjustment. For the avoidance of doubt, no increase to the Exercise Price or decrease in the Warrant Exercise Shares issuable upon exercise of the Warrants shall be made pursuant to this Section 5.4.

Section 5.5 Reorganization, Reclassification, Consolidation, Merger or Sale. In connection with any Organic Change prior to the expiration of the Exercise Period, the Holders shall have the right to acquire and receive, upon exercise of such Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Organic Change (if the Holder had exercised such Warrant immediately prior to such Organic Change) with respect to or in exchange, as applicable, for the number of Warrant Exercise Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Organic Change. The Company shall not effect any

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Organic Change unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Organic Change, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of Article V), the obligation to deliver to the Holders such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Holders shall be entitled to receive upon exercise of the Warrants. The provisions of this Section 5.5 shall similarly apply to successive Organic Changes.

Section 5.6 Black Scholes Value. Notwithstanding Section 5.5 or anything contained in this Agreement, and provided that the Organic Change is other than one in which a successor entity (which may include the Company) that is a publicly traded corporation whose stock is quoted or listed for trading on a principal U.S. national securities exchange assumes the Warrants such that the Warrants shall be exercisable for the publicly traded common stock or equivalent securities of such successor entity, at the request of any Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Organic Change, (y) the consummation of any Organic Change and (z) the Holder first becoming aware of any Organic Change through the date that is ninety (90) days after the public disclosure of the consummation of such Organic Change by the Company pursuant to a Current Report on Form 8-K filed with the United States Securities and Exchange Commission, the Company or the surviving Person (as the case may be) shall purchase the Warrants from such Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value. The Company shall not effect any Organic Change unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Organic Change, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of Article V), the obligation to make such cash payment to the Holders in accordance with the foregoing provision. The provisions of this Section 5.6 shall similarly apply to successive Organic Changes.

Section 5.7 Notice of Adjustments. Whenever the number and/or kind of Warrant Exercise Shares or the Exercise Price is adjusted as herein provided, the Company shall (i) prepare and deliver, or cause to be prepared and delivered, forthwith to the Warrant Agent a written statement setting forth the adjusted number and/or kind of shares issuable upon the exercise of Warrants and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made, and (ii) cause the Warrant Agent to give written notice to each Holder in the manner provided in Section 9.2 below, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event. The Warrant Agent shall be fully protected in relying upon any such written notice delivered in accordance with this Section 5.7, and on any adjustment therein contained, and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such written notice. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall have no duty or obligation to investigate or confirm whether the information contained in any such written notice complies with the terms of this Agreement or any other document. The Warrant Agent shall have no duty to determine when an adjustment under this Article V should be made, how any such adjustment should be calculated, or the amount of any such adjustment.

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Section 5.8 Deferral or Exclusion of Certain Adjustments. No adjustment to the Exercise Price or the number of Warrant Exercise Shares shall be required hereunder unless such adjustment together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent (1%) of the applicable Exercise Price or the number of Warrant Exercise Shares; provided that any adjustments which by reason of this Section 5.8 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Subject to Section 4.5(b), no adjustment need be made for a change in the par value of the shares of Common Stock. All calculations under this Section shall be made to the nearest one one-thousandth (1/1,000) of one cent ($0.01) or to the nearest one one-thousandth (1/1,000) of a share, as the case may be.

ARTICLE VI

TRANSFER

OF WARRANTS

Section 6.1 Registration of Transfers.

(a) When Warrants are presented to the Warrant Agent with a written request to register the Transfer of such Warrants, the Warrant Agent shall register the Transfer as requested if its customary requirements for such transactions are met, provided, that (A) the Warrant Agent shall have received a written instruction of Transfer in form satisfactory to the Warrant Agent, duly executed by the Holder thereof or by his attorney, duly authorized in writing and (B) if reasonably requested by the Company, the Company shall have received a written opinion of counsel reasonably acceptable to the Company that such transfer is in compliance with the Securities Act.

(b) No Warrants or Warrant Exercise Shares shall be sold, exchanged or otherwise Transferred in violation of the Securities Act or state securities Laws or the Company’s articles of incorporation. If any Holder purports to Transfer Warrants to any Person in a transaction that would violate the provisions of this Section 6.1(b), such Transfer shall be void ab initio and of no effect.

Section 6.2 Obligations with Respect to Transfers of Warrants.

(a) All Warrants issued upon any registration of Transfer of Warrants shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such registration of Transfer. No service charge shall be made to a Holder for any registration or Transfer of any Warrants, but the Company or the Warrant Agent may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the Holder in connection with any such registration of Transfer. The Warrant Agent shall forward any such sum collected by it to the Company or to such persons as the Company shall specify by written notice. The Warrant Agent shall have no obligation to register a Transfer unless and until it is satisfied that all such taxes and/or charges have been paid.

(b) Subject to Section 6.1(a), and this Section 6.2, the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time register the Transfer of any outstanding Warrants in the Warrant Register, upon delivery by the Holder thereof, at the Warrant Agent’s office designated for such purpose, of a form of assignment substantially in the form of Exhibit C hereto, properly completed and duly executed by the Registered Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney; and upon any such registration of Transfer, new Warrants shall be issued to the transferee.

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Section 6.3 Fractional Warrants. The Warrant Agent shall not effect any registration of Transfer which will result in the issuance of a fraction of a Warrant.

ARTICLE VII

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 7.1 No Rights or Liability as Stockholder. Nothing contained herein shall be construed as conferring upon the Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. The vote or consent of any Holder shall not be required with respect to any action or proceeding of the Company and no Holder shall have any right not expressly conferred hereunder or under, or by applicable Law with respect to, the Warrants held by such Holder. No Holder, by reason of the ownership or possession of a Warrant , shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Stock prior to, or for which the relevant record date preceded, the date of the exercise of such Warrant. No provision thereof and no mere enumeration therein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 7.2 Notice to Holders. The Company shall give notice to Holders by regular mail, and prompt written notice thereof to the Warrant Agent, if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(a) the payment of any dividend payable in any securities upon shares of Common Stock or the making of any distribution (other than a regular quarterly cash dividend) to all holders of Common Stock;

(b) the issuance to all holders of Common Stock of any additional shares of Common Stock or of rights, options or warrants to subscribe for or purchase Common Stock or of any other subscription rights, options or warrants;

(c) the issuance of any Additional Common Stock, Options or Convertible Securities that would result in an adjustment to the Exercise Price under Section 5.1;

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(d) a Pro Rata Repurchase Offer;

(e) an Organic Change;

(f) a dissolution, liquidation or winding up of the Company; or

(g) any the occurrence of any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article V.

Such giving of notice shall be initiated at least ten (10) days prior to the date fixed as the record date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or of the stockholders entitled to vote on such Organic Change, dissolution, liquidation or winding up or the proposed effective date of a Pro Rata Repurchase Offer, issuance of Additional Common Stock, Options or Convertible Securities or any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article V. Such notice shall specify such record date or the date of closing the stock transfer books or proposed effective date, as the case may be. Failure to provide such notice shall not affect the validity of any action taken. For the avoidance of doubt, no such notice (or the failure to provide it to any Holder) shall supersede or limit any adjustment called for by Article V by reason of any event as to which notice is required by this Section.

Section 7.3 Cancellation of Warrants. If the Company shall purchase or otherwise acquire Warrants, such Warrants shall be cancelled and retired by appropriate notation on the Warrant Register.

ARTICLE VIII

CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 8.1 Resignation, Removal, Consolidation or Merger of Warrant Agent.

(a) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of sixty (60) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder of a Warrant, then the Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. The Company may, at any time and for any reason at no cost to the Holders, remove the Warrant Agent and appoint a successor Warrant Agent by written instrument signed by the Company and specifying such removal and the date when it is intended to become effective, one copy of which shall be delivered to the Warrant Agent being removed and one copy to the successor Warrant Agent. Any successor Warrant Agent,

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whether appointed by the Company or by such court, shall be a Person organized and existing under the Laws of the United States of America, or any state thereunder, in good standing. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

(b) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall (i) give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment, and (ii) cause written notice thereof to be delivered to each Holder at such Holder’s address appearing on the Warrant Register. Failure to give any notice provided for in this Section 8.1(b) or any defect therein shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

(c) Merger, Consolidation or Name Change of Warrant Agent. Any Person into which the Warrant Agent may be merged or with which it may be consolidated or any Person resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement, without any further act or deed, if such person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 8.1(a).

Section 8.2 Fees and Expenses of Warrant Agent.

(a) Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent and will reimburse the Warrant Agent upon demand for all reasonable and documented out-of-pocket expenses (including reasonable counsel fees and expenses), taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in connection with the negotiation, preparation, delivery, administration, execution, modification, waiver, delivery, enforcement or amendment of this of this Agreement and the exercise and performance of its duties hereunder.

(b) Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

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Section 8.3 Duties of Warrant Agent.

(a) Covered Persons. References to the Warrant Agent in this Section 8.3 shall include the Warrant Agent and its affiliates, principles, directors, officers, employees, agents, representatives, attorneys, accountants, advisors and other professionals.

(b) Liability.

(i) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or the Warrant Statements or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only. The Warrant Agent shall not be under any responsibility in respect of the validity or sufficiency of this Agreement or the execution and delivery hereof; nor shall the Warrant Agent be responsible for any breach by the Company of any covenant or condition contained in this Agreement; nor shall the Warrant Agent be responsible for the making of any adjustment in the Exercise Price or the number and/or kind of shares issuable upon the exercise of Warrants required under the provisions of Article V or be responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such change; nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Exercise Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Warrant Exercise Shares will, when issued, be validly issued and fully paid and non-assessable. The Warrant Agent shall not be accountable or under any duty or responsibility for the application by the Company of the proceeds of the issue and sale, or exercise, of the Warrants.

(ii) The Warrant Agent shall have no liability under, and no duty to inquire as to, the provisions of any agreement, instrument or document other than this Agreement.

(iii) The Warrant Agent may rely on and shall incur no liability or responsibility to the Company, any Holder, or any other Person for any action taken, suffered or omitted to be taken by it upon any notice, instruction, request, resolution, waiver, consent, order, certificate, affidavit, statement, or other paper, document or instrument furnished to the Warrant Agent hereunder and believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Warrant Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, instruction, request, resolution, waiver, consent, order, certificate, affidavit, statement, or other paper, document or instrument. The Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.

(iv) The Warrant Agent shall act hereunder solely as agent for the Company and in a ministerial capacity and does not assume any obligation or relationship of agency or trust with any of the Holders, and its duties shall be determined solely by the

25

provisions hereof. The Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken in connection with this Agreement except to the extent that a court of competent jurisdiction determines that its own gross negligence, willful misconduct or bad faith (as each is determined by a final, nonappealable judgment) was the primary cause of any loss.

(v) Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable for any special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage. Notwithstanding anything contained in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement shall be limited in the aggregate to an amount equal to the annual fees paid by the Company to the Warrant Agent hereunder.

(vi) All rights and obligations contained in this Section 8.3 shall survive the termination of this Agreement and the resignation, replacement, incapacity or removal of the Warrant Agent. All fees and expenses incurred by the Warrant Agent prior to the resignation, replacement, incapacity or removal of the Warrant Agent shall be paid by the Company in accordance with this Section 8.3 of this Agreement notwithstanding such resignation, replacement, incapacity or removal of the Warrant Agent.

(vii) The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to the provisions of this Agreement.

(viii) In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(ix) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

(c) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by an Appropriate Officer of the Company and

26

delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered by it pursuant to the provisions of this Agreement. The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(d) Indemnity. The Company agrees to indemnify, defend, protect and save the Warrant Agent and hold it harmless from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses, including without limitation reasonable fees and disbursements of counsel, that may be imposed on, incurred by, or asserted against such Person, at any time, and in any way relating to or arising out of or in connection with, directly or indirectly, the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of such Person; provided, however, that no such Person shall be entitled to be so indemnified, defended, protected, saved and kept harmless to the extent such loss was caused by its own gross negligence, bad faith or willful misconduct, each as determined by a final judgment of a court of competent jurisdiction. Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent, which written consent shall not be unreasonably conditioned, withheld or delayed.

(e) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement ; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement; nor shall it be responsible to make any adjustments required under the provisions of Article V hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any Common Stock will, when issued, be valid and fully paid and non-assessable. The Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance or transfer of Warrants.

(f) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys, agents or employees or for any loss to the Company resulting from such neglect or misconduct, provided that the Warrant Agent acts without gross negligence, willful misconduct or bad faith (each as determined by a final judgment of a court of competent jurisdiction) in connection with the selection of such attorneys, agents or employees.

(g) The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be legal counsel for the Company) and the advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by such parties in accordance with such advice.

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(h) The Warrant Agent may buy, sell, or deal in any of the Warrants or other securities of the Company freely as though it was not Warrant Agent under this Agreement. Nothing contained herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(i) The Warrant Agent shall not be required to use or risk its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Warrant Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity satisfactory to it.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Binding Effects; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Warrant Agent and the Holders and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company, the Warrant Agent and the Holders, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail (return receipt requested, postage prepaid), by private national courier service, by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (i) if mailed, two (2) days after the date of mailing, (ii) if sent by national courier service, one (1) Business Day after being sent, (iii) if delivered personally, when so delivered, or (iv) if sent by facsimile transmission, on the Business Day after such facsimile is transmitted, in each case as follows:

if to the Warrant Agent, to:

Computershare Inc.

[                    ]

with copies (which shall not constitute notice) to:

Computershare Inc.

[                    ]

if to the Company, to:

Verso Corporation

[                    ]

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with copies (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Facsimile: (212) 326-2061

Attention: George Davis

if to Holders, at their addresses as they appear in the Warrant Register and, if different, at the addresses appearing in the records of the transfer agent or registrar for the Common Stock.

Section 9.3 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holders.

Section 9.4 Examination of this Agreement. A copy of this Agreement, and of the entries in the Warrant Register relating to such Holder’s Warrants, shall be available at all reasonable times at an office designated for such purpose by the Warrant Agent, for examination by the Holder of any Warrant.

Section 9.5 Counterparts. This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

Section 9.7 Amendments.

(a) Subject to Section 9.7(b) below, this agreement may not be amended except in writing signed by the Company and the Warrant Agent.

(b) The Company and the Warrant Agent may from time to time supplement or amend this Agreement or the Warrants, as follows:

(i) without the approval of any Holder in order to cure any ambiguity, manifest error or other mistake in this Agreement, or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holders in any material respect, or

29

(ii) with the prior written consent of Requisite Holders; provided, however, that the consent of each Holder adversely affected thereby shall be required for any amendment that (i) reduces the term of the Warrants (or otherwise modifies any provisions pursuant to which the Warrants may be terminated or cancelled), (ii) increases the Exercise Price and/or decreases the number of Warrant Exercise Shares (or, as applicable, the amount of such other securities and/or assets) deliverable upon exercise of the Warrants, other than such increases and/or decreases that are made pursuant to Article V or (iii) modifies, in a manner adverse to the Holders generally, the material anti-dilution provisions set forth in Article V.

(c) Notwithstanding anything to the contrary herein, upon the delivery of a certificate from an Appropriate Officer which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.7, the Warrant Agent shall execute such supplement or amendment; provided that the Warrant Agent may, but shall not be obligated to, execute any amendment or supplement that affects Warrant Agent’s rights, duties, immunities, liabilities or obligations hereunder. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 9.7 shall be binding upon all Holders and upon each future Holder, the Company and the Warrant Agent. In the event of any amendment, modification or waiver, the Company shall give prompt notice thereof to all Holders. Any failure of the Company to give such notice or any defect therein shall not, however, in any way impair or affect the validity of any such amendment.

Section 9.8 No Inconsistent Agreements; No Impairment. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders in this Agreement. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements. The Company shall not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holders against impairment.

Section 9.9 Integration/Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company, the Warrant Agent and the Holders in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the Warrants. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Warrants.

Section 9.10 Governing Law, Etc. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the Laws of the State of New York and for all purposes shall be governed by and construed in accordance with the Laws of such State. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of New

30

York located in New York County and of the U.S. federal courts located in the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 9.2 hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.

Section 9.11 Termination. This Agreement will terminate on the earlier of (i) such date when all Warrants have been exercised with respect to all shares subject thereto, or (ii) the expiration of the Exercise Period. The provisions of Section 8.3 and this Article IX shall survive such termination and the resignation, replacement or removal of the Warrant Agent.

Section 9.12 Waiver of Trial by Jury. Each party hereto, including each Holder by its receipt of a Warrant, hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement and the transactions contemplated hereby.

Section 9.13 Remedies. The Company hereby agrees that, in the event that the Company violates any provisions of the Warrants (including the obligation to deliver shares of Common Stock upon the exercise thereof), the remedies at law available to the Holder of such Warrant may be inadequate. In such event, the Requisite Holders and, other than in the event the Company fails to deliver Warrant Exercise Shares upon a Holder’s exercise of its Warrants (which shall not require the consent of the Requisite Holders), with the prior written consent of the Requisite Holders, the Holder of such Warrants, shall have the right, in addition to all other rights and remedies any of them may have, to specific performance and/or injunctive or other equitable relief to enforce the provisions of this Agreement and the Warrants.

Section 9.14 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby; provided, however, that if any such excluded provision shall adversely affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to immediately resign.

Section 9.15 Confidentiality. The Warrant Agent and the Company agree that the warrant register and personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or carrying out of this Agreement, shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), or pursuant to the requirements of the SEC.

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[Signature Page Follows]

32

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned parties hereto as of the date first above written.

REORGANIZED VERSO CORP.

By:
Name:
Title:

COMPUTERSHARE INC., as Warrant Agent

By:
Name:
Title:

33

EXHIBIT A

FORM OF WARRANT STATEMENT

[As provided by the Warrant Agent]

EXHIBIT B

EXERCISE FORM

(To be executed upon exercise of Warrants)

The undersigned Holder, being the holder of Warrants of reorganized Verso Corp., issued pursuant to that certain Warrant Agreement, as dated [●], 2016 (the “Warrant Agreement”), by and among reorganized Verso Corp. (the “Company”), and Computershare Inc., a Delaware corporation and its wholly-owned subsidiary, Computershare Trust Company N.A., a federally chartered trust company, collectively as warrant agent (together with their respective successors and assigns, the “Warrant Agent”), hereby irrevocably elects to exercise the number of Warrants indicated below, for the purchase of the number of shares of Common Stock indicated below and (check one):

☐	herewith tenders payment for of the Warrant Exercise Shares to the order of reorganized Verso Corp. in the amount of $ in accordance with the terms of the Warrant Agreement; or

☐	herewith tenders Warrant Exercise Shares pursuant to the cashless exercise provisions of Section 4.3(b) of the Warrant Agreement. This exercise and election shall ☐ be immediately effective or ☐ shall be effective as of 5:00 p.m., New York City time, on [insert date].

The undersigned requests that the Warrant Exercise Shares, or the net number of shares of Common Stock issuable upon exercise of the Warrants pursuant to the cashless exercise provisions of Section 4.3(b) of the Warrant Agreement, be issued in the name of the undersigned Holder or as otherwise indicated below:

Name
Address

If said number of Warrant Exercise Shares shall not be all the Warrant Exercise Shares issuable upon exercise of the Warrant, the undersigned requests that a new Warrant representing the balance of such Warrant shall be issued in the name of the undersigned Holder or as otherwise indicated below and that a Warrant Statement reflecting such balance be delivered to the address indicated below:

Name
Address

Delivery Address (if different)

Dated: , 20	HOLDER
[ ]

By
Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT

(To be executed only upon assignment of Warrants)

For value received, the undersigned Holder of Warrants of reorganized Verso Corp., issued pursuant to that certain Warrant Agreement, as dated [●], 2016 (the “Warrant Agreement”), by and among reorganized Verso Corp. (the “Company”), and Computershare Inc., a Delaware corporation and its wholly-owned subsidiary, Computershare Trust Company N.A., a federally chartered trust company, collectively as warrant agent (together with their respective successors and assigns, the “Warrant Agent”), hereby sells, assigns and transfers unto the Assignee(s) named below the number of Warrants listed opposite the respective name(s) of the Assignee(s) named below, and all other rights of the Holder under said Warrants, and does hereby irrevocably constitute and appoint                                          attorney, to transfer said Warrants, as and to the extent set forth below, on the Warrant Register maintained for the purpose of registration thereof, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address of Assignee(s)	Number of Warrants

Dated: , 20	Signature:

Name:

Note: The above signature and name should correspond exactly with the name of the Holder of the Warrants as it appears on the Warrant Register.

EXHIBIT D

WARRANT AGENT FEE SCHEDULE

[To come]

Exhibit M

Exit ABL Agreement

$375,000,000

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of [            ], 2016,

Among

VERSO PAPER FINANCE HOLDINGS LLC,

as Holdings,

VERSO PAPER HOLDINGS LLC,

as the Borrower,

EACH OF THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as Subsidiary Loan Parties,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BARCLAYS BANK PLC,

as Syndication Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION and BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Book Runners

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Bank Product Provider Agreement
Exhibit D	Form of Borrowing Base Certificate
Exhibit G	Form of Interest Election Request
Exhibit H	Form of Note
Exhibit I	Form of Intercreditor Agreement
Exhibit J	Form of Collateral Agreement
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Certification of Consolidated Annual Budget
Exhibit N	Form of Non-Bank Tax Certificates

Schedule 1.01A	Acceptable Appraisers
Schedule 1.01B	Authorized Persons
Schedule 1.01C	Mortgaged Properties
Schedule 1.01D	Existing Letters of Credit
Schedule 1.01E	Immaterial Subsidiaries
Schedule 1.01F	Permitted Restructuring Transactions
Schedule 1.01G	Location of Inventory
Schedule 2.01	Commitments
Schedule 3.07(b)	Possession Under Leases
Schedule 3.07(d)	Options or Rights on Mortgaged Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Existing Agreements Relating to Equity Interests
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 5.04(h)	Borrowing Base Supplemental Reporting
Schedule 5.13	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Certain Purchases
Schedule 6.07	Transactions with Affiliates
Schedule 6.09	Burdensome Agreements
Schedule 10.01	Notice Information

This ASSET-BASED REVOLVING CREDIT AGREEMENT dated as of [            ], 2016 (this “Agreement”), is by and among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party hereto, as Subsidiary Loan Parties, the LENDERS party hereto from time to time, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), BARCLAYS BANK PLC, as syndication agent (in such capacity, the “Syndication Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION and BARCLAYS BANK PLC, as joint lead arrangers and joint book runners (in such capacity, the “Joint Lead Arrangers”).

WHEREAS, the capitalized terms used in these recitals shall have the respective meanings set forth in Section 1.01;

WHEREAS, on January 26, 2016, Verso Corporation, Holdings, the Borrower and certain of Verso Corporation’s Subsidiaries (including all of the initial Subsidiary Loan Parties) (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, which were administratively consolidated as Chapter 11 Case No. 16-10163 (KG) (collectively, the “Cases”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on June [    ], 2016, the Bankruptcy Court entered an [Order Confirming Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code], confirming the joint plan of reorganization for the Debtors annexed thereto as Exhibit A (together with all exhibits, schedules, annexes, supplements and other attachments thereto, and, to the extent amended, waived, modified or supplemented on or after entry of such order, such amendments, waivers, modifications or supplements that are not adverse to the rights and interests of each of the Joint Lead Arrangers, the Agents and the Lenders, in their capacities as such (unless otherwise consented to in accordance with Section 4.01(q)), the “Reorganization Plan”);

WHEREAS, the Borrower has requested that the Lenders provide an asset-based revolving credit facility in an aggregate principal amount not to exceed $375.0 million (subject to the then applicable Borrowing Base) (i) for working capital and general corporate purposes (including for Permitted Business Acquisitions) of the Loan Parties and their Subsidiaries, including, together with a portion of the loans made under the Term Loan Documents, to refinance on the Closing Date the indebtedness outstanding under the DIP ABL Credit Agreements (and to replace or backstop letters of credit outstanding thereunder) and the DIP Term Loan Agreement in accordance with the Reorganization Plan, (ii) to pay outstanding allowed administrative expenses and allowed claims all in accordance with the Reorganization Plan and (iii) to pay the Transaction Expenses; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“ABR” shall mean for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBO Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article 2.

“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01A or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent.

“Account” shall have the meaning assigned to such term in the UCC, and shall include any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” shall mean, with respect to any Account, each person obligated thereon.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and shall include any duly appointed successor in that capacity.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Adverse Proceeding” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, Borrower or any of their subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided that (a) any person which owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a person shall be deemed an Affiliate of such person, (b) each director (or comparable manager) of a person shall be deemed to be an Affiliate of such person and (c) each partnership in which a person is a general partner shall be deemed an Affiliate of such person. Unless the context otherwise requires, a reference herein to an Affiliate shall mean an Affiliate of any Loan Party.

“Agent Advances” shall mean Overadvances and Protective Advances.

“Agents” shall mean the Administrative Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as the same shall be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.19.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Canadian Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Agent” shall mean (i) (a) with respect to the ABL Priority Collateral, the Administrative Agent, and (b) with respect to the Non-ABL Priority Collateral, the Term Loan Agent, or (ii) if at any time there is no Term Loan Agreement then in effect, the Administrative Agent.

“Applicable Commitment Fee” shall mean, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage for the most recently completed calendar quarter as determined by the Administrative Agent in its Permitted Discretion; provided that, for the period from the Closing Date through and including March 31, 2017, the Applicable Commitment Fee shall be set at the rate in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Commitment Fee

I	≥ 50% of the aggregate Revolving Facility Commitments	0.25 percentage points

II	< 50% of the aggregate Revolving Facility Commitments	0.375 percentage points

The Applicable Commitment Fee shall be re-determined on the first date of each calendar quarter by the Administrative Agent.

“Applicable Margin” shall mean, as of any date of determination and with respect to ABR Loans or Eurocurrency Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability for the most recently completed calendar quarter; provided that, for the period from the Closing Date through and including March 31, 2017, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Excess Availability	Applicable Margin Relative to ABR Loans (the “Base Rate Margin”)	Applicable Margin Relative to Eurocurrency Loans (the “LIBOR Rate Margin”)

I	≥ 75% of the aggregate Revolving Facility Commitments	0.25 percentage points	1.25 percentage points

II	< 75% and ≥ 50% of the aggregate Revolving Facility Commitments	0.50 percentage points	1.50 percentage points

III	< 50% and ≥ 25% of the aggregate Revolving Facility Commitments	0.75 percentage points	1.75 percentage points

IV	< 25% of the aggregate Revolving Facility Commitments	1.00 percentage points	2.00 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Asset Sale” shall mean any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Authorized Person” shall mean any one of the individuals identified on Schedule 1.01B to this Agreement, as such schedule is updated from time to time by written notice from the Borrower to the Administrative Agent.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Availability Triggering Event” shall occur at any time that (a) Excess Availability is less than the greater of (i) 12.5% of the Line Cap at such time or (ii) $37.5 million for three (3) consecutive Business Days or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as the Excess Availability is greater than the greater of (i) 12.5% of the Line Cap at such time or (ii) $37.5 million for thirty (30) consecutive days, and an Availability Triggering Event described in clause (b) shall be deemed to be continuing until no Event of Default shall be continuing.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (i) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (ii) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Average Excess Availability” shall mean, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” shall mean, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Provider Agreement” shall mean an agreement substantially in the form of Exhibit C or such other form agreed to by the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Blocked Account” shall have the meaning assigned to such term in Section 5.11(a).

“Blocked Account Agreement” shall have the meaning assigned to such term in Section 5.11(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is not a corporation and is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.17(a).

“Borrower Notice” shall have the meaning assigned to such term in clause (i) of the definition of “Collateral and Guarantee Requirement.”

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, at any time, an amount (calculated in thousands of Dollars) equal to the sum of the following with respect to the Loan Parties:

(a) 85.0% of the Net Amount of Eligible Accounts, plus

(b) the lesser of (x) 80.0% of the value (calculated at the lower of cost or market on a basis consistent with the Loan Parties’ historical accounting practices) of Eligible Inventory, and (y) 85.0% of the Net Recovery Percentage multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Loan Parties’ historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories).

The Borrowing Base shall be reduced by any Reserves, without duplication of any items that are otherwise addressed through eligibility criteria, which are deemed necessary in the Permitted Discretion of the Administrative Agent to maintain with respect to the Loan Parties.

The specified percentages set forth in this definition will not be reduced without the consent of the Borrower. Any determination by the Administrative Agent in respect of the Borrowing Base shall be based on its Permitted Discretion. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts and Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine the Net Amount of Eligible Accounts and factors considered in the calculation of Net Recovery Percentage and the value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

In connection with the consummation of any acquisition of a business, equipment or other assets such that the acquired business engages directly or indirectly, in any line of business in which the Borrower or the Subsidiaries are engaged or any business activities that are substantially similar, related, or incidental thereto, the Borrower may submit a calculation of the Borrowing Base on a Pro Forma Basis with adjustments to reflect such acquisition and the inclusion of the Eligible Accounts and Eligible Inventory so acquired in the Borrowing Base, and the Borrowing Base and availability under the Revolving Facility shall be increased accordingly so long as, in the event that resulting Excess Availability would increase by more than $25.0 million in the aggregate for all such acquired assets, the Administrative Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to in the Permitted Discretion of the Administrative Agent, recently completed) collateral audits, appraisals or updates of appraisals from one or more Acceptable Appraisers in the Permitted Discretion of the Administrative Agent with respect to any such acquired assets prior to the consummation of such acquisition; it being understood that: (i) Net Recovery Percentage with respect to any assets so acquired shall be based on new appraisals or updates of appraisals from one or more Acceptable Appraisers, if required in the Permitted Discretion of the Administrative Agent or if not required, the appraisals or updates thereof then existing with respect to the applicable class of eligible assets; (ii) the Borrower shall, for the avoidance of doubt, be allowed to utilize any increase in the Borrowing Base resulting from such adjustment for the purpose of funding the purchase of such acquired assets; and (iii) subject to the provisions of Section 5.10, the Administrative Agent shall have received in form ready for filing or custody all UCC financing statements or possessory collateral to ensure that the Administrative Agent has a perfected and continuing security interest in and a first-priority Lien (subject to any Liens that are Permitted Encumbrances) on such acquired assets. In the event that Excess Availability would increase, as a result of adjustments to the calculation of the Borrowing Base to reflect such acquisition, in an amount less than $25.0 million in the aggregate for all such acquired assets, 20% of the total book value of Inventory and 30% of the value of each Account shall be deemed ineligible until such time as the Administrative Agent has been given the opportunity for a reasonable period prior to and/or after the closing of such acquisition to complete such due diligence as it deems, in the exercise of its Permitted Discretion, to be necessary in the circumstances. The Administrative Agent shall promptly undertake and diligently pursue such due diligence.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit D (or another form reasonably acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve, any of the Reserves included in such calculation), all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be certified to the Administrative Agent; provided that the Administrative Agent, after notice to and consultation with the Borrower, may from time to time adjust any such calculation (a) during an Availability Triggering Event or otherwise when the Borrower is delivering Borrowing Base Certificates more frequently than required by the first sentence of Section 5.04(i), to reflect the Administrative Agent’s reasonable estimate of declines in value of Eligible Accounts due to collections received in the Dominion Account not offset by corresponding sales, and (b) to the extent any information or calculation contained in such Borrowing Base Certificate is mathematically incorrect or manifestly erroneous or on its face does not comply with this Agreement.

“Borrowing Minimum” shall mean $1,000,000.00, except in the case of Swingline Loans, $250,000.00.

“Borrowing Multiple” shall mean $500,000.00, except in the case of Swingline Loans, $100,000.00.

“Budget” shall have the meaning assigned to such term in Section 5.04(f).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Canadian Dollar” shall mean the lawful money of Canada.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings or a cash capital contribution to the Borrower after the Closing Date, which issuance or capital contribution is made no more than 12 months prior to the making of such expenditures (or, if such expenditures are contractually committed to be made within 12 months of such issuance or capital contribution, such expenditures are actually made within 18 months thereof);

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds (or, if such expenditures are contractually committed to be made within 12 months of such receipt, such expenditures are actually made within 18 months thereof);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that, pursuant to a written agreement, are actually paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(f) Investments constituting all or a portion of the purchase price of a Permitted Business Acquisition; or

(g) the purchase of property, plant or equipment made within 12 months of the sale of any property, plant or equipment to the extent purchased with the proceeds of such sale (or, if such purchase is contractually committed to be made within 12 months of such sale, such purchase is actually made within 18 months thereof).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cases” shall have the meaning assigned to such term in the recitals hereto.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions and the expensing of any non-recurring bridge, commitment or other financing fees, including those paid in connection with the Transactions or any amendment of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements, (d) cash interest income of the Borrower and the Subsidiaries for such period and (e) the accretion or accrual of discounted liabilities during such period.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date with respect to Cash Management Agreements in existence on the Closing Date), is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Cash Management Banks and the obligations with respect to Cash Management Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Cash Management Obligations.

“Cash Management Obligations” shall mean the due and punctual payment and performance of all obligations of Holdings, the Borrower and any of their Subsidiaries to a Cash Management Bank under each Cash Management Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Cash Management Banks and the obligations with respect to Cash Management Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Cash Management Obligations.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Holdings shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, or (ii) a “change of control” (or similar event) shall occur under the Term Loan Agreement or any other Material Indebtedness or any Disqualified Stock with an aggregate principal amount or liquidation preference in excess of $25.0 million; or

(b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” at least 50% of the voting interest of which consists of Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such

Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender with any request or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law.”

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Revolving Facility Loans, Incremental Revolving Loans or Other Revolving Loans, and (b) when used in respect of any Commitment, whether such Commitment is in respect of Revolving Facility Loans, Incremental Revolving Loans or Other Revolving Loans.

“Closing Date” shall mean the first Business Day on which all of the conditions precedent set forth in Section 4.02 are satisfied or waived in accordance with Section 10.08.

“Co-Investors” shall mean each beneficial owner of at least 4.0% of the Equity Interests of Verso Corporation immediately after the consummation of the Transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any landlord, lessor, warehouseman or processor in possession of Inventory, in form reasonably approved by the Administrative Agent.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary Loan Party, the Administrative Agent, and the other parties thereto, substantially in the form of Exhibit J or such other form agreed to by the Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10(f) and the Intercreditor Agreement) and, with respect to the requirements described below on the Closing Date, subject to Section 5.13:

(a) on the Closing Date, the Administrative Agent shall have received (i) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such person, and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral, if any, that is a Subsidiary of the Borrower but is not a Loan Party;

(b) on the Closing Date, (i) the Administrative Agent shall have received a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Subsidiary (other than Subsidiaries listed on Schedule 1.01E) owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party, and (ii) the Applicable Agent (or such other person as is provided in the Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of Holdings, the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) Indebtedness consisting of current liabilities among the Loan Parties incurred in the ordinary course of business in connection with the cash management operations of Holdings and its subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Administrative Agent), and (ii) the Applicable Agent (or such other person as is provided in the Intercreditor Agreement) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to each of the Collateral Agreement and the Intercreditor Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) [Reserved];

(f) after the Closing Date, (i) (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date, (B) subject to Section 5.10(f), all the Equity Interests that are acquired by a Loan Party after the Closing Date and (C) in accordance with Section 5.13, all the Equity Interests of CWPC, shall have been pledged pursuant to the Collateral Agreement; provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of non-voting Equity Interests of any “first-tier” Foreign Subsidiary or any FSHCO directly owned by such Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding voting Equity Interests of any Foreign Subsidiary that is not a “first-tier” Foreign Subsidiary of a Loan Party be pledged to secure the Obligations, and (ii) the Applicable Agent (or such other person as is provided in the Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Applicable Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) on the Closing Date, or as soon as reasonably practicable after the Closing Date but in any event within 90 days following the Closing Date (or such longer time as the Administrative Agent shall agree in its discretion taking into account the requirement to obtain a Flood Certificate pursuant to clause (i) below), the Borrower and each Loan Party shall deliver, or cause to be delivered, to the Administrative Agent, (i) counterparts of each Mortgage (and any related Security Documents) to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01C, duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing, which Mortgages the Borrower or its Subsidiaries shall cause to be recorded or filed in such manner and such place as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent granted pursuant to such Mortgages and shall pay in full all taxes, fees and other charges payable in connection therewith, and (ii) opinions of local counsel, delivered to the Administrative Agent, addressing customary matters (and containing customary exceptions reasonably satisfactory to the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent, (iii) copies of the existing surveys (if any) with respect to each Mortgaged Property, (iv) a fully paid policy of title insurance (or “pro forma” or reasonably marked up commitment having the same effect of a title insurance policy) (A) in a form reasonably satisfactory to the Administrative Agent insuring the Lien of such Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available) as the Administrative Agent may reasonably request or agree to (including, for the avoidance of doubt, so called “pro tanto” endorsements aggregating coverage for this Agreement and the Term Loan Agreement, if available) and any such coinsurance and reinsurance (with provisions for direct access) as shall be reasonably required by the Administrative Agent, (B) in an amount reasonably satisfactory to the Administrative Agent, and (C) issued by a nationally recognized title insurance company reasonably satisfactory to the Administrative Agent, (v) to the extent FIRREA requires an appraisal after the Closing Date due to a Change in Law, an appraisal complying with the requirements of FIRREA prepared by a third-party appraiser reasonably selected by the Administrative Agent, (vi) subject to the Borrower’s commercially reasonable efforts, subordination, nondisturbance and attornment agreements with respect to any material lease, if requested by the Administrative Agent, for any lease of all or a portion of any Mortgaged Property and (vii) other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Administrative Agent may reasonably request with respect to any such Mortgages or Mortgaged Property;

(i) on the Closing Date, or to the extent not satisfied on the Closing Date, in accordance with Section 5.13, and, with respect to any Real Property proposed to become Mortgaged Property after the Closing Date, promptly prior to it constituting Collateral, the Borrower and each Loan Party shall deliver to the Administrative Agent (and the Administrative Agent shall deliver to each Lender): (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (x) be addressed to the Administrative Agent and (y) otherwise comply with the Flood Program; (B) if such Flood Certificate states that such Mortgaged Property has improvements located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent (x) as to the existence of such Mortgaged Property within a Flood Zone and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program (the “Borrower Notice”); and (C) if such Mortgaged Property has improvements located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower and other Loan Parties have obtained flood insurance, either by purchase of a policy through the National Flood Insurance Program or by purchase of private flood insurance, that is in compliance with all applicable requirements of the Flood Program (the “Evidence of Flood Insurance”);

(j) on the Closing Date, or to the extent not satisfied on the Closing Date, in accordance with Section 5.13, the Administrative Agent shall have received evidence of the Insurance and liability insurance required by the terms of this Agreement;

(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(l) after the Closing Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10.

“Collateral Audit” shall mean a collateral examination of the accounts receivable, inventory, accounts payable, books and records and the accounting systems, policies and procedures of the Borrower and the Subsidiaries by the Administrative Agent (including employees of a third party working with personnel of the Administrative Agent) or by a third-party consultant reasonably satisfactory to the Administrative Agent and the Borrower, the results of which shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.

“Collections” shall have the meaning assigned to such term in Section 2.04(c)(iv).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean with respect to any Lender, (a) such Lender’s Revolving Facility Commitment (including any Incremental Revolving Facility Commitment) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, all obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock, Indebtedness in respect of the deferred purchase price of property or services and all Guarantees of Indebtedness described in this definition of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to (i) any offering of Equity Interests of Holdings, (ii) any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any (A) new product lines, (B) plant shutdown costs, (C) curtailments or modifications to pension and post-retirement employee benefit plans in connection with any acquisition permitted hereunder, (D) excess pension charges, (E) acquisition integration costs, (F) facilities opening costs, and (G) any fees, expenses, charges or change in control payments related to the Transactions or any acquisition (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded;

(ii) any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Agreements or other derivative instruments shall be excluded;

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary (other than CWPC), or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period, (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in subclause (A) above, (C) the Net Income of any person or any Unrestricted Subsidiary accrued prior to the date it becomes a subsidiary of the Borrower or is redesignated a Subsidiary, as applicable, or is merged into or consolidated with the Borrower or any of its Subsidiaries or that person’s assets are acquired by the Borrower or any of its Subsidiaries and (D) the Net Income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary;

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(vii) effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Closing Date shall be excluded;

(viii) any non-cash impairment charges or asset write-offs resulting from the application of Statement of Financial Accounting Standards No. 142 or 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(ix) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded;

(x) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded;

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included;

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days, and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (xiv); and

(xv) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower (or other entity whose financial statements are delivered pursuant to Section 5.04) as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or (b) (or for any date prior to the date of the first requirement under Section 5.04(a) or (b), the consolidated balance sheet for the fiscal quarter ended March 31, 2016); provided that in each case, such amount shall be calculated on a pro forma basis after giving effect to any acquisition or disposition of assets that may have occurred on or after such date.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covenant Triggering Event” shall occur at any time that Excess Availability is less than the greater of (a) 10.0% of the Line Cap at such time or (b) $30.0 million. Once occurred, a Covenant Triggering Event shall be deemed to be continuing until such time as Excess Availability is greater than the greater of (i) 10.0% of the Line Cap at such time or (ii) $30.0 million for thirty (30) consecutive days.

“Credit Event” shall have the meaning assigned to such term in Article 4.

“CWPC” shall mean Consolidated Water Power Company, a Wisconsin corporation.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Debtors” shall have the meaning assigned to such term in the recitals hereto.

“Default” shall mean any event or condition that upon notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Revolving Facility Loans, participations in respect of Letters of Credit or participations in respect of Swingline Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agents or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (d) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such person.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of any such Designated Non-Cash Consideration.

“Designated Pari Passu Amount” shall have the meaning assigned to such term in Section 9.11(a).

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Loan Parties’ Accounts during such period, by (b) the Loan Parties’ billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“DIP ABL Credit Agreements” shall mean (i) the Superpriority Senior Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of January 26, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date of this Agreement), among NewPage Investment Company LLC, NewPage Corporation, certain subsidiaries of NewPage Corporation, the lenders party thereto from time to time, Barclays Bank PLC, as administrative agent and as collateral agent, BMO Harris Bank N.A., as co-collateral agent, Wells Fargo Bank, National Association, as syndication agent, and Barclays Bank PLC, BMO Capital Markets Corp. and Wells Fargo Bank, National Association, as joint lead arrangers and joint book runners, and (ii) the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of January 26, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date of this Agreement), among Holdings, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto from time to time, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc., Barclays Bank PLC and Credit Suisse Securities (USA) LLC, as co-syndication agents, joint bookrunners and joint lead arrangers.

“DIP Term Loan Agreement” shall mean the Superpriority Senior Debtor-in-Possession Term Loan Agreement, dated as of January 26, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date of this Agreement), by and among NewPage Investment Company LLC, NewPage Corporation, certain subsidiaries of NewPage Corporation, the lenders party thereto from time to time and Barclays Bank PLC, as administrative agent, collateral agent, lead arranger and bookrunner.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest Revolving Facility Maturity Date then in effect; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however, that any class of Equity Interests of such person that by its terms provides that obligations thereunder will be satisfied by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock; provided, further, however, that any Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests as a result of a subsequent extension of the Revolving Facility Maturity Date for any Class.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall have the meaning assigned to such term in Section 5.11(b).

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries (including for the purposes of this definition, CWPC) for such period plus, (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (ix) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, foreign withholding taxes and Tax Distributions made by the Borrower during such period;

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period);

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period, including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;

(iv) any expenses or charges (other than depreciation or amortization expense as described in clause (iii) above) related to any issuance of Equity Interests, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the Obligations or the obligations in connection with the Term Loan Agreement and any amendment or other modification of the Obligations or the obligations in connection with the Term Loan Agreement or other Indebtedness;

(v) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, facility consolidations, retention, severance, systems establishment costs and excess pension charges); provided that (A) with respect to each business optimization expense or other restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer specifying and quantifying such expense or charge or reserve and (B) the amounts described in this clause (a)(v) in respect of cash expenses, charges or reserves shall not exceed in any four quarter period the greater of $25.0 million and 10% of EBITDA (calculated without giving effect to this clause) (which cap, for the avoidance of doubt, shall not apply to non-cash expenses, charges or reserves);

(vi) any other non-cash charges; provided that, for purposes of clause (a)(vi), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding for the avoidance of doubt, amortization of a prepaid item that was paid in a prior period);

(vii) non-operating expenses;

(viii) the amount of factually supportable and reasonably identifiable net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably expected to result from such actions; (B) such actions are taken or committed to be taken within 18 months after the Closing Date, (C) no cost savings shall be added pursuant to this clause (a)(viii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (a)(v) above with respect to such period, (D) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer with respect to any adjustment to EBITDA pursuant to this clause (a)(viii) and (E) the amounts described in this clause (a)(viii) shall not exceed in any four quarter period 10% of EBITDA (calculated without giving effect to this clause); and

(ix) fees, costs, charges and expenses incurred in connection with the Cases;

minus

(b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning assigned to such term in the Plan of Reorganization.

“Eligible Accounts” shall mean all Accounts of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the inclusion of such Account is permitted in the Permitted Discretion of the Administrative Agent). No Account shall be an Eligible Account if:

(i) it arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party, an employee or agent of any Loan Party or any other Affiliate (other than any person that is an Affiliate solely as a result of clause (a) of the proviso of the definition thereof) of any Loan Party or to a person controlled by an Affiliate (other than any person that is an Affiliate solely as a result of clause (a) of the proviso of the definition thereof) of such Loan Party; or

(ii) it remains unpaid more than 60 days after the original due date shown on the invoice or more than 120 days after the original invoice date or it arises as a result of a sale with original payment terms in excess of 90 days; or

(iii) the total unpaid Accounts of the Account Debtor to the Loan Parties exceed 25% of the respective net amount of all Eligible Accounts owned by the Loan Parties but only to the extent of such excess; or

(iv) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(v) (A) the Account Debtor is also a creditor or supplier of the owner of such Account, or (B) the Account Debtor has disputed liability with respect to such Account, or (C) the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the owner of such Account, or (D) the Account Debtor has a claim for any promotional program allowance, volume rebate, other allowance (including any amount that the Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), or (E) the Account Debtor has made a prepayment or the Account otherwise is or may become subject to right of recoupment or setoff by the Account Debtor; provided that any such Account shall be ineligible under this clause only to the extent of such contract, dispute, claim, recoupment, setoff or similar right; or

(vi) (A) the Account Debtor has commenced a voluntary case under the U.S. federal bankruptcy laws or has taken any action, legal proceeding or other step in relation to its winding-up, dissolution, administration or reorganization, (B) made an assignment, composition or arrangement for the benefit of creditors, or a decree or order for relief (including by way of suspension of payments, moratorium of indebtedness and/or suspension of rights of enforcement) has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction) as now constituted or hereafter amended, or any other petition or other application for relief under the U.S. federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction), as now constituted or hereafter amended, has been filed against or by the Account Debtor, or (C) if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, administrative receiver, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary to be appointed for it or for all or a significant portion of its assets or affairs; provided that (I) the Administrative Agent may, in its Permitted Discretion, include Accounts from Account Debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non-collectability, and (II) Accounts of an Account Debtor subject to such proceedings will be Eligible Accounts so long as (1) such Account Debtor has received “debtor in possession” financing reasonably satisfactory in the Permitted Discretion of the Administrative Agent, (2) Accounts of such Account Debtor that are Eligible Accounts may not exceed $1.0 million in the aggregate (and all such Accounts that are Eligible Accounts in accordance with clause (II) of this proviso may not exceed $7.5 million in the aggregate), and (3) such Accounts do not remain unpaid more than forty-five (45) days after the original due date shown on the invoice or more than seventy-five (75) days after the original invoice date; or

(vii) it arises from a sale made or services rendered to an Account Debtor that is headquartered or organized outside the United States of America (which throughout this Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico), Canada or the United Kingdom which (along with other similar Accounts) exceeds $10.0 million in the aggregate for all such Account Debtors, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable in the Permitted Discretion of the Administrative Agent, it being agreed that, with respect to foreign Account Debtors backed by credit insurance (1) the Administrative Agent must be named as “loss payee” on the related credit insurance policy, (2) the eligible amount cannot exceed the policy maximum liability amount, (3) a Reserve is to be established for the uncovered percentage, (4) a reserve is to be established for any unpaid policy premiums and (5) the receivables are subject to all other eligibility criteria; or

(viii) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis or on any terms by reason of which the payment by the Account Debtor may be conditional; or (2) it is subject to a reserve established by the applicable Loan Party for potential returns or refunds, to the extent of such reserve; or

(ix) it is reissued in respect of partial payment, including, without limitation, debit memos and charge backs (it being understood that this paragraph (ix) shall only apply with respect to, and to the extent of, such partial payment); or

(x) with respect to which an invoice, including a “PO Not Completed”, has not been sent to the applicable Account Debtor; or

(xi) it is payable in any currency other than (A) in Dollars, (B) with respect to any Account Debtor domiciled in Canada or organized under the laws of Canada or any political subdivision thereof, Canadian Dollars or (C) with respect to any Account Debtor domiciled in the United Kingdom or organized under the laws of the United Kingdom or any political subdivision thereof, pounds sterling; or

(xii) to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees; or

(xiii) the Account Debtor is the United States of America or any state thereof, the federal government of Canada or any province, territory or subdivision thereof, or any agency, department or instrumentality of any of the foregoing, unless the applicable Loan Party assigns its right to payment of such Account to the Administrative Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended), in the case of the United States of America or any agency, department or agency thereof, the Financial Administration Act (Canada), in the case of the federal government of Canada or any agency, department or agency thereof, or any applicable and similar state, federal or provincial legislation, in all other cases; or

(xiv) it is not at all times subject to the Administrative Agent’s duly perfected, first-priority security interest or is subject to a Lien that is not a Permitted Encumbrance; or

(xv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale by the Borrower or the applicable Subsidiary in the ordinary course of business; or

(xvi) the Account is evidenced by chattel paper, note payable or an instrument of any kind, or has been reduced to judgment; or

(xvii) the applicable Loan Party or a Subsidiary of the applicable Loan Party has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for modifications in the ordinary course of business of the applicable Loan Party or Subsidiary of the applicable Loan Party or discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xviii) the Account is owing by any governmental, inter-governmental or super-national body, agency, crown, department or regulatory, self-regulatory or other similar authority or organization (in each case, other than with respect to the government of the United States of America or Canada); or

(xix) the Account Debtor is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or

(xx) 50.0% or more of all Accounts owing from the Account Debtor or its Affiliates are not Eligible Accounts hereunder by reason of applicability of clause (ii) above; or

(xxi) the collection of such Account the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition; or

(xxii) the Account represents the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until three (3) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“Eligible Inventory” shall mean all Inventory of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the inclusion of such Inventory is permitted in the Permitted Discretion of the Administrative Agent). No Inventory shall be Eligible Inventory if:

(i) it is not reflected in the details of the perpetual inventory report (unfavorable and favorable capitalized variances applicable to the perpetual inventories are to be considered eligible); or

(ii) it is not in good, useable and saleable condition; or

(iii) it is slow-moving, obsolete, defective or unmerchantable, or subject to a lower of cost or market reserve recorded in the general ledger; or

(iv) it is not of a type held for sale by the applicable Loan Party in the ordinary course of business, except for Inventory classified as “store’s inventory”; or

(v) it is held on consignment or is at an outside processor or is in-transit from a vendor or is at a location with less than $100,000.00 of Inventory on-hand; or

(vi) it is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act where applicable and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i); or

(vii) it is not covered by Insurance reasonably acceptable to the Administrative Agent; or

(viii) it consists of goods that have been returned or rejected by the buyer; or

(ix) it has been invoiced to a customer (even if on a consignment or “sale or return” basis); or

(x) it is represented by a bill of lading or other document of title; or

(xi) it does not meet in all material respects all standards imposed by any Governmental Authority; or

(xii) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(xiii) it is not at all times subject to the Administrative Agent’s duly perfected, first-priority security interest or is subject to a Lien that is not a Permitted Encumbrance; or

(xiv) it is located in a leased warehouse or public warehouse or in possession of a bailee or in a facility leased by such Loan Party; provided that Inventory situated at a location not owned by a Loan Party will be Eligible Inventory if the Administrative Agent has received a Collateral Access Agreement with respect to such location (and, if no such Collateral Access Agreement has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but Rent Reserves may be imposed in the Permitted Discretion of the Administrative Agent); or

(xv) it is not located at one of the locations in the continental United States or Canada set forth on Schedule 1.01G (or in transit from one such location to another such location); provided that (a) the Loan Parties may amend Schedule 1.01G so long as such amendment occurs by written notice to the Administrative Agent not less than 5 days prior to the date on which such Inventory is moved to such new location and so long as such new location is within the continental United States or Canada and (b) Inventory stored in a location in the continental United States or Canada that is not otherwise stored at a location on Schedule 1.01G in an amount not to exceed $2.0 million in the aggregate and $200,000 per location that would otherwise be deemed Eligible Inventory shall not be deemed ineligible pursuant to the application of this clause (xv); or

(xvi) such Inventory constitutes packaging or shipping materials, cartons, labels, or other such materials not considered for sale in the ordinary course of business (other than repair parts and supplies classified as “store’s inventory”); provided that inventory availability with respect to “store’s inventory” shall not exceed $20.0 million; or

(xvii) such Inventory is subject to the intellectual property rights of a third party; provided that such Inventory will be Eligible Inventory to the extent the in the Permitted Discretion of the Administrative Agent, it is determined that upon an Event of Default such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party; or

(xviii) if the applicable Loan Party does not have good, valid and marketable title thereto.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until three (3) Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in its Permitted Discretion (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the approval of the Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date. The Administrative Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Inventory that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any notice of investigation, written notice, notice of violation, claim, request for information, complaint, action, suit, proceeding, demand, abatement order or other written order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of or liability under any Environmental Law, (ii) in connection with any Release or threatened Release of Hazardous Material or any actual or alleged Hazardous Materials activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (to the extent relating to the Environment or Hazardous Materials), natural resources or the Environment.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, agreements, permits, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, pollution, the generation, management, presence, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or terminated, within the meaning of Title IV of ERISA or the existence of conditions that place any Multiemployer Plan in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the conditions for imposition of a lien under Section 403(k) of the Code or Section 303(k) or 4068 of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article 2.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Evidence of Flood Insurance” shall have the meaning assigned to such term in clause (i) of the definition of the term “Collateral and Guarantee Requirement”.

“Excess Availability” shall mean at any time an amount equal to the lesser of (a) (i) the total Revolving Facility Commitments at such time minus (ii) the aggregate Revolving Facility Credit Exposure at such time minus (iii) any Line Reserves, and (b) (i) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04(i), as adjusted in accordance with this Agreement), minus (ii) the aggregate Revolving Facility Credit Exposure at such time. If the aggregate Revolving Facility Credit Exposure plus the Line Reserves set forth in clause (a)(iii) above is equal to or greater than the Revolving Facility Commitments or the aggregate Revolving Facility Credit Exposure is equal to or greater than the Borrowing Base (or the Revolving Facility Commitments have been terminated), Excess Availability is zero.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 5.10(f).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Borrower and the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d) or (e) or (iv) any Tax imposed under FATCA.

“Existing Letters of Credit” shall mean those standby letters of credit or trade letters of credit issued and outstanding as of the date of this Agreement and set forth on Schedule 1.01D.

“Extended Revolving Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Extension Election” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Request” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Series” shall have the meaning assigned to such term in Section 2.23(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Closing Date there is one Facility, i.e., the Revolving Facility consisting of the Revolving Facility Commitments and the extensions of credit thereunder, and after the Closing Date may include any Revolving Facility consisting of any Incremental Revolving Facility Commitments or Extension Series of Revolving Facility Commitments.

“Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter, dated as of [            ], 2016, by and between Wells Fargo and the Borrower, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, which shall be subject to the confidentiality provisions set forth therein or as otherwise agreed to from time to time by the parties thereto, notwithstanding anything to the contrary in any other Loan Document.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, the Administrative Agent Fees, the Upfront Fee and the other fees set forth in the Fee Letter.

“Final Order” shall mean, for purposes of Sections 4.01(q) and 4.01(r), that the Plan Confirmation Order shall be a “Final Order” if: (a) no motion or petition for rehearing or reconsideration of the Plan Confirmation Order is pending and the time for filing any such motion or petition has passed, including any extensions thereof, (b) the Bankruptcy Court does not sua sponte have the Plan Confirmation Order under reconsideration and the time for the Bankruptcy Court to reconsider the Plan Confirmation Order has passed, including any extensions thereof and (c) there is no pending notice of appeal of the Plan Confirmation Order, and the deadline for filing such notice of appeal has passed, including any extensions thereof; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed, shall not cause the Plan Confirmation Order to not be a Final Order.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Charge Coverage Ratio” shall mean on any date the ratio of (a) (i) EBITDA for the most recent period of 12 consecutive fiscal months of the Borrower, minus (ii) non-financed Capital Expenditures of the Borrower and the Subsidiaries during such period (including any Capital Expenditures financed by proceeds of the Loans), minus (iii) cash income taxes required to be paid (net of cash income tax refunds received) during such period, to (b) the sum of (i) scheduled principal payments or redemptions required to be made during such period in respect of Indebtedness for borrowed money, plus (ii) Cash Interest Expense required to be paid during such period plus (iii) Restricted Payments pursuant to Sections 6.06(c), (f) or (g), in each case to the extent paid by the Borrower in cash during such period, plus (iv) cash payments or contributions required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any Plan or for any Withdrawal Liability (net of any deductions from Net Income that are not added back in calculating EBITDA during such period in respect of such payments or contributions); provided that the Fixed Charge Coverage Ratio shall be determined for the relevant period on a Pro Forma Basis.

“Flood Certificate” shall mean a “life of loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Loan Parties other than the Borrower.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that, at the time it enters into a Secured Hedging Agreement (or on the Closing Date with respect to Secured Hedging Agreements in existence on the Closing Date), is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, in each case of the foregoing, in its capacity as a party to such Secured Hedging Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Hedge Banks and the obligations with respect to Secured Hedging Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Secured Hedge Obligations.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or (b) (or for any date prior to the date of the first requirement under Section 5.04(a) or (b), the consolidated balance sheet for the fiscal quarter ended March 31, 2016), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or (b) (or for any date prior to the date of the first requirement under Section 5.04(a) or (b), the consolidated balance sheet for the fiscal quarter ended March 31, 2016), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01E. The Borrower shall update Schedule 1.01E from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from Schedule 1.01E to be made as the Borrower may determine).

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the greater of (i) $75.0 million and (ii) the excess of the Borrowing Base at such time over the amount of the Revolving Facility Commitments at such time, over (b) the aggregate amount of all Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment or commitment to make Other Revolving Loans provided pursuant to Section 2.21.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Revolving Loans” shall mean (i) Revolving Facility Loans made by one or more Lenders to the Borrower in respect of Incremental Revolving Facility Commitments and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans (including in the form of Extended Revolving Facility Loans).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables and accrued expenses arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, or (E) (I) all intercompany Indebtedness between and among the Borrower and the Subsidiaries having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities (other than liabilities for borrowed money) in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Ineligible Institution” shall mean (i) certain financial institutions and other entities or (ii) competitors of the Borrower and its Subsidiaries, in each case, specified in writing by the Borrower to the Administrative Agent on or prior to the Closing Date, it being understood that additional bona fide competitors may be designated by the Borrower in writing following the Closing Date.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Issuing Banks” shall mean Barclays Bank PLC and Wells Fargo, in each case in its capacity as an initial issuer of Letters of Credit hereunder. An Initial Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Initial Issuing Bank, in which case the term “Initial Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Anything herein to the contrary notwithstanding, as specified in Section 2.05(a), no Initial Issuing Bank shall be required to issue any Trade Letter of Credit hereunder.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Intercreditor Agreement” shall mean the ABL Intercreditor Agreement, dated as of the Closing Date, by and between the Administrative Agent and the Term Loan Agent, and acknowledged by the Loan Parties, substantially in the form of Exhibit I or such other form agreed to by the Administrative Agent that is no less favorable to the Lenders, taken as a whole, or is otherwise approved by the Required Lenders.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Hedging Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the first day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders consent to such interest period), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” shall have the meaning assigned to such term in the UCC, and shall include all goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean each Initial Issuing Bank and each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04 or Section 2.21. Unless the context clearly indicates otherwise, the term “Lenders” shall include the maker of Swingline Loans.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05 in the amount set forth on Schedule 2.01 or, in the case of a Lender that becomes an Issuing Bank after the Closing Date in accordance with Section 2.05(l), in the documentation pursuant to which such Lender shall have become an Issuing Bank as such commitment may be (a) reduced from time to time pursuant to Section 2.05(i) or Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04.

“Letter of Credit Sublimit” shall mean $150.0 million (or the equivalent thereof in an Alternate Currency).

“LIBO Rate” shall mean for any Interest Period as to any Eurocurrency Borrowing, the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Eurocurrency Borrowing requested (whether as an initial Eurocurrency Borrowing or as a continuation of a Eurocurrency Loan or as a conversion of an ABR Loan to a Eurocurrency Loan) by Borrowers in accordance with this Agreement (and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero), which determination shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Line Cap” shall mean at any time an amount equal to the lesser of (a) (i) the total Revolving Facility Commitments at such time minus (ii) any Line Reserves, and (b) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04(i), as adjusted in accordance with this Agreement).

“Line Reserves” shall mean any (A) Rent Reserves and reserves in respect of Priority Wage Claims, and (B) Reserves with respect to amounts owing by any Loan Party to any person to the extent secured by a Lien on any of the ABL Priority Collateral (other than a Permitted Lien), which Lien, in the Permitted Discretion of the Administrative Agent, likely would have a priority superior to the Administrative Agent’s Liens (such as Liens in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral.

“Loan Account” shall have the meaning assigned to such term in Section 2.18(f).

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreement, any other intercreditor agreements entered into by the Administrative Agent in accordance with this Agreement, any Note issued under Section 2.09(e) in respect of any Revolving Facility Loan, and solely for the purposes of Sections 4.02, 8.01 and 10.05 and the definition of “Loan Obligations,” the Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing or which would accrue during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing or which would accrue during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations of the Borrower or any other Loan Party to provide cash collateral pursuant to any Loan Document and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document or otherwise owing, due or payable to a Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents or otherwise owing, due or payable to a Lender (in its capacity as such).

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, assets, operations or condition of Holdings, the Borrower and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties, (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of or benefits available to any Agent or the Lenders thereunder or (d) a material impairment of the enforceability or priority of the Administrative Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any Loan Party or any Subsidiary in an aggregate principal amount exceeding $25.0 million.

“Material Real Property” shall mean any parcel of Real Property now or hereafter owned in fee by any Loan Party, consisting of single or contiguous parcels, and having a fair market value of at least $3.0 million, as determined by the Borrower in good faith.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Material Real Properties [owned in fee] by the Loan Parties on the Closing Date, including the Real Properties that are set forth on Schedule 1.01C, and each additional Real Property encumbered by a Mortgage pursuant to the Collateral and Guarantee Requirement or Section 5.10.

“Mortgages” shall mean, collectively, mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to any Mortgaged Properties, each substantially in the form of Exhibit H (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters or otherwise), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Amount of Eligible Accounts” shall mean, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, of any Reserve, or otherwise).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Recovery Percentage” shall mean, as of any date of determination, the percentage of the book value of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal delivered pursuant to Section 5.07(b) (or, for any date prior to the first appraisal delivered pursuant thereto, Section 4.02(t)).

“Non-ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations (other than Excluded Swap Obligations) in respect of any Secured Hedging Agreement.

“OFAC” shall have the meaning assigned to such term in Section 3.25(b).

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).

“Overadvance” shall have the meaning assigned to such term in Section 2.01(c).

“Parent Entity” shall mean Verso Corporation and any wholly-owned subsidiary of Verso Corporation that is a direct or indirect parent of Holdings.

“Pari Passu Secured Bank Product Obligations” shall have the meaning assigned to such term in Section 9.11(a).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Payment Conditions” shall mean that prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, (i) no Default or Event of Default shall have occurred or been continuing and (ii)(a) Excess Availability for 25 of the 30 consecutive calendar days immediately preceding such action and Excess Availability as of the date of such action (in each case, on a Pro Forma Basis) after giving effect to such action shall be at least equal to the greater of (A) 25.0% of the Line Cap at such time or (B) $75.0 million, and with respect to any action undertaken in reliance on this clause (ii)(a) in an individual amount greater than $10.0 million, the Borrower shall have delivered written notice to the Administrative Agent on or prior to the date of the relevant action that such action is being undertaken in reliance on this clause (ii)(a), or (b)(x) Excess Availability for 25 of the 30 consecutive calendar days immediately preceding such action and Excess Availability as of the date of such action (in each case, on a Pro Forma Basis) after giving effect to such action shall be at least equal to the greater of (A) 15.0% of the Line Cap at such time or (B) $45.0 million and (y) on a Pro Forma Basis the Borrower shall be in Pro Forma Compliance (regardless of whether the Financial Performance Covenant would otherwise be applicable), and with respect to any action undertaken in reliance on this clause (ii)(b) in an individual amount greater than $10.0 million, the Borrower shall have delivered a certificate of a Financial Officer to the Administrative Agent on the date of the relevant action that such action is being undertaken in reliance on this clause (ii)(b) and setting forth a calculation in reasonable detail demonstrating it is in Pro Forma Compliance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent and the Borrower, as the same may be supplemented from time to time to the extent required by Section 5.04(j).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger or consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment involving consideration of less than $25.0 million individually and less than $100.0 million in the aggregate during the term of this Agreement, Excess Availability on the date of such action after giving effect to such acquisition or investment and any related transaction (but without including in the Borrowing Base any assets so acquired) shall be greater than the greater of (A) 15.0% of the Line Cap at such time and (B) $45.0 million, and with respect to any other acquisition or investment, the Payment Conditions shall be satisfied after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party (and shall fulfill the Collateral and Guarantee Requirement to the extent required by Section 5.10); (vi) the assets (other than a de minimis amount of assets in relation to the Consolidated Total Assets), person, division or line of business being acquired are useful in or engaged in, as applicable, the business of the Borrower and its Subsidiaries, any business or business activities incidental or related thereto or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto; (vii) the proposed acquisition is consensual; and (viii) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests of persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed $75.0 million.

“Permitted Discretion” shall mean the reasonable credit judgment of the Administrative Agent as determined in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria, shall require that (x) such establishment, increase, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date, or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, (y) the contributing factors to the imposition or increase of any Reserve not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” as applicable (and vice versa), or (ii) any Reserves deducted in computing value or Net Recovery Percentage and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors; provided that the foregoing clause (x) will not apply to any reserve in connection with any Priority Wage Claim or any Pari Passu Secured Bank Product Obligation, any Rent Reserve or any Dilution Reserve.

“Permitted Encumbrance” shall mean (i) Liens permitted pursuant to Sections 6.02(d), (e), (k), (r) and (y), in each case, to the extent such Liens arise by operation of law and are not created, granted or incurred with the consent of any Loan Party, and (ii) Liens permitted pursuant to Sections 6.02(b), (n) and (dd).

“Permitted Holders” shall mean (i) the Co-Investors and (ii) any person that has no material assets other than the capital stock of Holdings or any Parent Entity (and, if applicable, any Permitted Restructuring Holdings Subsidiary) and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of Holdings, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than 35% on a fully diluted basis of the voting Equity Interests thereof.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding one year;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $500.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AA+ by S&P and Aa1 by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Permitted Land Swaps” shall have the meaning assigned to such term in Section 6.05(l).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced, and such Permitted Refinancing Indebtedness does not result in a shortening of the Weighted Average Life to Maturity of the Indebtedness being Refinanced (measured as of the date of such refinancing), (c) if the Indebtedness being

Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness so Refinanced than the Indebtedness being Refinanced (except that a Loan Party may be added as an additional obligor), (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including pursuant to after-acquired property clauses to the extent such type of collateral secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, and (f) such Permitted Refinancing Indebtedness shall not have covenants or other provisions materially more restrictive, taken as a whole, than the covenants and other provisions in the Indebtedness being Refinanced. The Borrower may provide a certificate of a Financial Officer to the effect that the covenants and other provisions of such Indebtedness are not materially more restrictive, taken as a whole, than the covenants and other provisions in the Indebtedness being Refinanced, and such determination shall be conclusive unless the Administrative Agent shall have objected to such determination within five Business Days following its receipt of such certificate and the draft documentation governing such Indebtedness.

“Permitted Restructuring Holdings Subsidiaries” shall mean any subsidiaries of Holdings that are not subsidiaries of the Borrower as a result of the Permitted Restructuring Transactions.

“Permitted Restructuring Transactions” shall mean (a) restructuring transactions to the extent substantially consistent with Schedule 1.01F and (b) such other internal restructuring transactions reasonably acceptable to the Administrative Agent, in each case of clauses (a) and (b), subject to the applicable Loan Party or Subsidiary that is the surviving entity after giving effect to each such restructuring transaction (each, a “Surviving Entity”) (i) taking the actions and executing and delivering all documentation required by Section 5.10 if the applicable Surviving Entity was not a Loan Party immediately prior to the consummation of the applicable restructuring transaction, and (ii) taking the actions and executing and delivering all documentation required by Section 5.10 and the applicable Security Documents with respect to the validity and perfection of the Administrative Agent’s security interest in Collateral obtained by such Surviving Entity in connection with the applicable restructuring transaction if the applicable Surviving Entity was a Loan Party immediately prior to the consummation of the applicable restructuring transaction, and, in each such case, delivering such other information reasonably requested by the Administrative Agent in connection therewith; provided that (x) no internal restructuring transaction shall be permitted if it would cause a material portion of the assets and properties of any Subsidiary to be owned by an Unrestricted Subsidiary, and (y) Holdings, the Borrower and its Subsidiaries shall consummate such transactions on or prior to January 31, 2017 (or such later date as the Administrative Agent may agree in its sole discretion).

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) either (A) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, or (B) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Confirmation Order” shall have the meaning assigned to such term in Section 4.02(q).

“Plan Documents” shall have the meaning assigned to such term in Section 4.02(q).

“Platform” shall have the meaning assigned to such term in Section 10.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Priority Wage Claim” shall mean a claim for payment of wages under Wisconsin Statutes Chapter 109, the Michigan Wage Priority Act, Michigan Compiled Laws Section 408.511 et sequitur or under any similar provision establishing a preference or creating a security interest in the property of the employer under other applicable law.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders if such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 6.01(h), 6.01(s), 6.01(u), 6.05(k) or 6.09(b) occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness, exchange of assets or payment or distribution is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 6.01(h), 6.01(s), 6.01(u), 6.05(k) or 6.09(b), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness, exchange of assets or payment or distribution is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) for (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or net cost savings (subject to any applicable limitations of the type set forth in the definition of “EBITDA”) reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) and (2) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth on Exhibit K to the extent such adjustments, without duplication, continue to be applicable to such Reference Period. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall (without regard to whether Excess Availability is less than the applicable threshold set forth in the definition of “Covenant Triggering Event”) be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal month of the Borrower and the Subsidiaries for which the certificate described in Section 5.04(d) has been (or was required to be) delivered (or for any date prior to the date of the first requirement under Section 5.04(d), the fiscal month ended March 31, 2016), and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information and calculations in reasonable detail.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of Holdings, the Borrower and the Subsidiaries furnished to the Lenders, any Agent or any Joint Lead Arranger by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Protective Advances” shall have the meaning assigned to such term in Section 2.01(d).

“Public Lender” shall have the meaning assigned to such term in Section 10.17(a).

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type”.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount up to three months’ rent payments made by any Loan Party for each location (plant, warehouse, distribution center, public warehouse or other operating facility) at which Eligible Inventory of such Loan Party is located that is not subject to a Collateral Access Agreement, as such amount may be adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Reorganization Plan” shall have the meaning assigned to such term in the recitals hereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Reserves” shall mean (i) a reserve in respect of any estimated amounts included in the calculation of Eligible Accounts or Eligible Inventory for any Borrowing Base Certificate delivered as of any day other than the last day of a month pursuant to the last sentence of Section 5.04(i) and (ii) any Rent Reserve or such other reserves against the Borrowing Base that the Administrative Agent has, in its Permitted Discretion, established from time to time upon, in the case of this clause (ii), except in the case of a reserve in respect of Pari Passu Secured Bank Product Obligations, at least three (3) Business Days’ notice to the Borrower. The

Administrative Agent acknowledges that as of the Closing Date, other than as agreed on or prior to the Closing Date between the Administrative Agent and the Borrower, it does not know of any other circumstance or condition with respect to the Accounts, Inventory or Borrowing Base that would require the imposition of a Reserve that has not been imposed as of the Closing Date, except for any Reserve in connection with any Priority Wage Claim or any Pari Passu Secured Bank Product Obligations, any Rent Reserve, any Dilution Reserve or any Reserve of the type referred to on the Borrowing Base Certificate delivered pursuant to Section 4.02(o)(iii).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning set forth in Section 6.06.

“Revaluation Date” shall mean, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, renewal or extension of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolver Usage” shall mean, as of any date of determination, the sum of (a) the amount of outstanding Loans (inclusive of Swingline Loans and Protective Advances), plus (b) the amount of Revolving L/C Exposure.

“Revolving Facility” shall mean the Revolving Facility Commitments and the Revolving Facility Loans made hereunder.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 and (c) increased as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The initial aggregate amount of the Lenders’ Revolving Facility Commitments (prior to any Incremental Revolving Facility Commitment) is $375.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) any Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01 and shall also include each Other Revolving Loan.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Closing Date, the Scheduled Termination Date, and (b) with respect to any other Class of Loans or Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement or Extension Amendment.

“Revolving Facility Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Facility Commitments of the Lenders represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean S&P Global Ratings, the credit ratings business operated by S&P Global Inc. and its subsidiaries.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the OFAC or the U.S. Department of State.

“Scheduled Termination Date” shall mean the date that is 5 years after the Closing Date.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Bank Product Counterparty” shall have the meaning assigned to such term in Section 9.11.

“Secured Cash Management Agreement” shall mean (a) those Cash Management Agreements in effect on the Closing Date between any Loan Party and Wells Fargo Bank, National Association and (b) any Cash Management Agreement between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement within 10 days after such Cash Management Agreement is entered into by and between such Loan Party and such Cash Management Bank (or, with respect to Cash Management Agreements in effect on the Closing Date, within 10 days after the Closing Date).

“Secured Hedge Obligations” shall mean the due and punctual payment and performance of all obligations of Holdings, the Borrower or any of their Subsidiaries to a Hedge Bank under each Secured Hedging Agreement; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Hedge Banks and the obligations with respect to Secured Hedging Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Secured Hedge Obligations.

“Secured Hedging Agreement” shall mean any Hedging Agreement between Holdings, the Borrower or any of their Subsidiaries and any Hedge Bank to the extent that such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent as a Secured Hedging Agreement within 10 days after such Hedging Agreement is entered into by and between Holdings, the Borrower or any of their Subsidiaries and such Hedge Bank (or, with respect to Hedging Agreements in effect on the Closing Date, within 10 days after the Closing Date).

“Secured Parties” shall mean, collectively, the Administrative Agent, the Joint Lead Arrangers, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedging Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each Subagent appointed pursuant to Section 9.02.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements, account control agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, pursuant to the definition of “Collateral and Guarantee Requirement” or pursuant to Section 5.10, 5.11 or 5.13, and each of the other agreements, instruments or documents that creates, perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties or as security for the Loan Obligations.

“Settlement” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made or, if such rate cannot be computed as of such date, such other date as the Administrative Agent or the Issuing Bank shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Subagent” shall have the meaning assigned to such term in Section 9.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein), no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement, unless otherwise expressly provided in this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Subsidiary of the Borrower on the Closing Date (other than (i) the Unrestricted Subsidiaries and (ii) those Immaterial Subsidiaries set forth in Schedule 1.01E), and (b) each Wholly-Owned Domestic Subsidiary of the Borrower (other than (i) any Wholly-Owned Domestic Subsidiary that is (A) a Subsidiary of a Foreign Subsidiary or (B) an FSHCO, and (ii) at the Borrower’s option, Immaterial Subsidiaries) that becomes, or is required to become, a party to the Collateral Agreement and the Intercreditor Agreement pursuant to Section 5.10.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Super Majority Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 66-2/3%% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The

Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Super Majority Lenders at any time.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in its sole discretion pursuant to Section 2.04. The aggregate amount of the Swingline Commitment on the Closing Date is $35.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Wells Fargo, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Tax Distributions” shall mean any distributions described in Section 6.06(b)(iv).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loan Agent” shall mean [                    ], as administrative agent and collateral agent under the Term Loan Facility.

“Term Loan Agreement” shall mean that certain Senior Secured Term Loan Agreement, dated as of the date hereof, by and among Holdings, the Borrower, the Subsidiary Loan Parties, the lenders party thereto and the Term Loan Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Term Loan Documents” shall mean the Term Loan Agreement, any note issued or Mortgage granted thereunder, and any other “Loan Documents” under and as defined in the Term Loan Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Facility” shall mean the term loan credit facility evidenced by the Term Loan Documents, including commitments and loans thereunder.

“Term Obligations” shall mean “Term Obligations” as such term is defined in the Intercreditor Agreement.

“Term Secured Hedging Agreement” shall mean “Secured Hedging Agreement” as such term is defined in the Term Loan Agreement.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, for periods ending prior to the date of the first requirement under Section 5.04(a) or Section 5.04(b), the four fiscal quarters ended March 31, 2016).

“Total Net First Lien Leverage Ratio” shall mean on any date, the ratio of (a)(i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date that is then secured by Liens on Collateral that are pari passu with the Liens securing the obligations under the Term Loan Documents (and including, for purposes of this definition, the Indebtedness under the Loan Documents), less (ii) the lesser of (A) Unrestricted Cash as of the last day of such Test Period and (B) $10.0 million, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date, less (ii) the lesser of (A) Unrestricted Cash as of the last day of such Test Period and (B) $10.0 million, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Secured Leverage Ratio” shall mean on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such Test Period that is then secured by Liens on the Collateral less (ii) the lesser of (A) Unrestricted Cash as of the last day of such Test Period and (B) $10.0 million, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Documents” shall mean the Term Loan Documents and the Loan Documents.

“Transaction Expenses” shall mean all fees and expenses (including, without limitation, any original issue discount) incurred or paid by Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in connection with the Transactions and all fees and expenses incurred or paid by Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in connection with the emergence by the Debtors from the Cases.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the borrowings hereunder; (b) the execution, delivery and performance of the Term Loan Documents, the creation of the Liens thereunder and the borrowings thereunder; (c) the refinancing and discharge of the outstanding Indebtedness under the DIP ABL Credit Agreements and the DIP Term Loan Agreement; and (d) the payment of all Transaction Expenses.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the LIBO Rate and the ABR.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of the Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) CWPC, (2) Verso Quinnesec REP LLC, (3) Verso Maine Power Holdings LLC, (4) any other Subsidiary, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) the Payment Conditions (without giving effect to clause (ii)(A) of the definition of Payment Conditions) shall be satisfied after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Term Loan Agreement and all Permitted Refinancing Indebtedness in respect thereof; provided, further, that at the time of the initial Investment by the Borrower or any of its

Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent, and (5) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Financial Officer of the Borrower certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (ii).

“Upfront Fee” shall have the meaning assigned to such term in Section 2.12(d).

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Verso Corporation” shall mean Verso Corporation, a Delaware corporation.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly-Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary set forth herein, any changes to GAAP after the Closing Date with respect to the accounting treatment of leases will not be given effect for the purposes of calculating the Fixed Charge Coverage Ratio or any other financial ratio or definition contained in this Agreement or any other Loan Document. In addition, notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP. Unless otherwise expressly provided herein, any references herein to any person shall be construed to include such person’s successors and permitted assigns.

Section 1.03 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article 6 or paragraph (f), (j) or (l) of Section 8.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(a) Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as applicable.

Section 1.04 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest (but not a payment of interest), interest thereon shall be payable for the period of such extension.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Revolving Facility Loans. Each Lender severally agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding the lesser of (x) such Lender’s Revolving Facility Commitment and (y) such Lender’s Revolving Facility Percentage of the Borrowing Base or (ii) the total Revolving Facility Credit Exposure exceeding the lesser of (x) the total Revolving Facility Commitments minus any Line Reserves and (y) the Borrowing Base; provided, however, that for the purposes of this calculation, the Revolving Facility Commitments and the Borrowing Base, as applicable, shall be adjusted downward to account for (A) any Reserve that the Administrative Agent has, in its Permitted Discretion, decided to establish against the Revolving Facility Commitments or the Borrowing Base, as applicable, during the pendency of the three-Business Day notice period prior to such Reserve taking effect and (B) any Account ceasing to be an Eligible Account or any Inventory ceasing to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the last paragraph of the definition of “Eligible Account” or “Eligible Inventory,” as applicable, during the pendency of the three-Business Day notice period prior to such exclusion taking effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

(b) Incremental Revolving Loans. Each Lender having an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Revolving Facility Commitment.

(c) Overadvances. Insofar as the Borrower may request and the Administrative Agent or Required Lenders may be willing in their sole and absolute discretion to make Revolving Facility Loans at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an “Overadvance”), the Administrative Agent or Required Lenders shall make such Overadvances available. All Overadvances shall be repaid on demand, shall be secured by the Collateral in accordance with the terms hereof and of the Security Documents and shall bear interest as provided in this Agreement for the Revolving Facility Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by the Revolving Facility Lenders ratably in accordance with their Revolving Facility Percentages. Overadvances not exceeding 5.0% of the then applicable Borrowing Base in the aggregate may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Administrative Agent; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances (provided that existing Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). The foregoing notwithstanding, in no event, (w) unless otherwise consented to by the Required Lenders, shall Overadvances in an aggregate amount of more than 5.0% of the then applicable Borrowing Base be outstanding at any time, (x) shall any Overadvances be outstanding for more than 45 consecutive days, (y) unless otherwise consented to by the Required Lenders, after all outstanding Overadvances have been repaid, shall the Administrative Agent or the Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding or (z) shall the Administrative Agent make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(c) to the extent such Revolving Facility Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment.

(d) Protective Advances. Upon the occurrence and during the continuance of an Event of Default or upon the inability of the Borrower to satisfy the conditions to borrowing set forth in Section 4.01 after the Closing Date, the Administrative Agent, in its sole discretion, may make Revolving Facility Loans to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Revolving Facility Loans shall not exceed 5.0% of the then applicable Borrowing Base, if the Administrative Agent, in its sole discretion, deems that such Revolving Facility Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Revolving Facility Loans, hereinafter, “Protective Advances”); provided that (a) in no event shall the Revolving Facility Credit Exposure exceed the total Revolving Facility Commitments, (b) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof) and (c) the Administrative Agent may not make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(d) to the extent such Revolving Facility Loans would cause a

Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment. Any Protective Advance made pursuant to the terms hereof shall be made by the Revolving Facility Lenders ratably in accordance with their Revolving Facility Percentages.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, by the Swingline Lender in accordance with its Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than 10 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date for such Class.

Section 2.03 Borrowing Procedures and Settlements. (a) Each Revolving Facility Borrowing or a Borrowing of Other Revolving Loans shall be made by a written request by an Authorized Person delivered to the Administrative Agent (which may be delivered through the Administrative Agent’s electronic platform or portal) and received by the Administrative Agent no later than 1:00 p.m., Local Time, (i) on the Business Day that is the requested funding date in the case of a request for a Swingline Borrowing, (ii) on the Business Day that is one Business

Day prior to the requested funding date in the case of a request for an ABR Borrowing, and (iii) on the Business Day that is three Business Days prior to the requested funding date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested funding date (which shall be a Business Day); provided that the Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m., Local Time, on the applicable Business Day. All Borrowing requests which are not made on-line via the Administrative Agent’s electronic platform or portal shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowing shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Loan. Each such Borrowing request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing, which amount shall not result in the Revolving Facility Credit Exposure exceeding the Borrowing Base;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Disbursement. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in Dollars in immediately available funds, in the case of the initial Borrowing, in accordance with the terms of the written disbursement letter from the Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from the Borrower. If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (i) the Borrower’s discovery of the error and (ii) notice thereof to the Borrower from the Administrative Agent or any applicable Lender.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that in no event shall the Swingline Lender make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Requests for Swingline Borrowings shall be made in the manner set forth in Section 2.03(a). The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender, if it determines to make a Swingline Loan in accordance with Section 2.04(a), shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Administrative Agent, the Swingline Lender and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Facility Loans and the Swingline Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to Collections (as further described in Section 2.04(c)(iv)), in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m., Local Time, on the Business Day immediately prior to the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of Swingline Loans, and the Administrative Agent, in the case of Agent Advances) shall make the amount of such Lender’s Revolving Facility Percentage of the outstanding principal amount of the Swingline Loans and Agent Advances with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 12:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 4 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the Swingline Lender’s or Administrative Agent’s Revolving Facility Percentage thereof, shall constitute Revolving Facility Loans of the Revolving Facility Lenders. If any such amount is not made available to the Administrative Agent by any Revolving Facility Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Revolving Facility Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to the ABR Loans.

(ii) Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Swingline Loan or Agent Advance), each Revolving Facility Lender (A) shall irrevocably and unconditionally purchase and receive from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Agent Advance equal to such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Agent Advances, upon demand by the Swingline Lender or the Administrative Agent, as the case may be, shall pay to the Swingline Lender or Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to ABR Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans and Agent Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender (in the case of participations in Swingline Loans) the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c)(ii), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. The purchase of participations in a Swingline Loan or Agent Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(iii) From and after the date, if any, on which any Revolving Facility Lender purchases an undivided interest and participation in any Swingline Loan or Agent Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Revolving Facility Lender such Revolving Facility Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Agent Advance; provided that any amounts so distributed by the Administrative Agent shall be repaid to the Administrative Agent (and, if applicable, by the Administrative Agent to the Swingline Lender), if and to the extent such payment is required to be refunded to the Borrower for any reason.

(iv) Between Settlement Dates, to the extent no Agent Advances are outstanding, the Administrative Agent may pay over to the Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Facility Loans (such amounts, “Collections”), for application to the Swingline Lender’s Revolving Facility Loans or Swingline Loans. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Facility Loans, the Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Facility Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Revolving Facility Percentage of the Revolving Facility Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Agent Advances, and each Revolving Facility Lender with respect to the Revolving Facility Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Swingline Lender, the Administrative Agent and the Revolving Facility Lenders.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (x) trade letters of credit in support of trade obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and the Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that the Initial Issuing Banks shall not be required to issue any Trade Letter of Credit hereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. “Letters of Credit” shall include Trade Letters of Credit, Standby Letters of Credit and Existing Letters of Credit. Notwithstanding anything to the contrary contained in this Section 2.05 or elsewhere in this Agreement, in the event that a Revolving Facility Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Issuing Bank to support, each such Defaulting Lender’s ratable share of each L/C Disbursement.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile or other electronic transmission, if arrangements for doing so have been approved by the applicable Issuing Bank to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a written notice by an Authorized Person requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount and currency (which may be Dollars or any Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such letter of credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as shall be necessary to issue, amend or extend such Letter of Credit. All such requests shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Letter of Credit shall not be issued, amended or extended until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the issuance, amendment or extension of any such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the total Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, and the Revolving L/C Exposure with respect to all Letters of Credit issued by such Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, (iii) the total Revolving Facility Credit Exposure shall not exceed the Borrowing Base, and (iv) in the case of an Alternate Currency Letter of Credit, the total Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit would exceed $60.0 million.

(c) Expiration Date. Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension), and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that any Standby Letter of Credit with one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; provided that (x) if any such Standby Letter of Credit is outstanding, or is issued after, the date that is 30 days prior to the Revolving Facility Maturity Date, the Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 103% (or, with respect to Alternate Currency Letters of Credit not cash collateralized in the Alternate Currency, 115%) of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Revolving Facility Maturity Date or, if later, the date of issuance thereof and (y) each Revolving Facility Lender’s participation in any undrawn Letter of Credit that is outstanding on the Revolving Facility Maturity Date shall terminate on the Revolving Facility Maturity Date. Each Trade Letter of Credit shall expire on the earlier of (x) 120 days after such Trade Letter of Credit’s date of issuance or renewal or extension or (y) the date five Business Days prior to the Revolving Facility Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Lender’s Revolving Facility Credit Exposure at any time might exceed its Commitment at such time (in which case Section 2.11(d) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, in the same Alternate Currency) not later than 2:00 p.m., Local Time, on the Business Day after the Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or any unauthorized instruction or request made to an Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance, transfer, sale, delivery, surrender or endorsement of any Letter of Credit or any draft or other document presented thereunder or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence hereof, or any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit, or any third party seeking to be reimbursed, indemnified or compensated or seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or other electronic transmission) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, or if the Revolving L/C Exposure is otherwise required to be cash collateralized pursuant to this Agreement, on the Business Day following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to 103% (or, with respect to Alternate Currency Letters of Credit not cash collateralized in the Alternate Currency, 115%) of the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after no Event of Default is continuing.

(k) Cash Collateralization Following Termination and Prepayment of the Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments by the Borrower pursuant to Section 2.08(b) (a “Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Administrative Agent in the Collateral under the Security Documents may be terminated in accordance with Section 7.15 of the Collateral Agreement and replaced with cash collateral, in an amount in Dollars equal to 103% (or, with respect to Alternate Currency Letters of Credit not cash collateralized in the Alternate Currency, 115%) of the Revolving L/C Exposure with respect to each such Continuing Letter of Credit as of such date plus any accrued and unpaid interest thereon, which shall be deposited in an account with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the Initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and that is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes and shall have a Letter of Credit Commitment in the amount set forth in such counterpart.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent. Each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall submit to the Administrative Agent on the first Business Day of each week a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to 9:30 a.m., Local Time, on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Revolving Facility Lenders (including by means of Swingline Loans to the Borrower). In such event, the applicable Revolving Facility Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Revolving Facility Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each such Revolving Facility Lender the net amount owing to such Revolving Facility Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Revolving Facility Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Revolving Facility Lender shall be paid to the Administrative Agent for its own account.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit G and signed by the Borrower.

(c) Each written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent may, and at the written request (including a request through electronic means) of the Required Lenders, shall, upon notice to the Borrower, so long as an Event of Default is continuing, provide that (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Revolving Facility Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the Line Cap.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Revolving Facility Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan, Protective Advance and Overadvance to the Borrower on the Revolving Facility Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit H (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

Section 2.10 Repayment of Revolving Facility Loans.

(a) To the extent not previously paid, all outstanding Loans shall be due and payable on the earlier of (i) the Revolving Facility Maturity Date and (ii) the date of the acceleration of the Loans and the termination of the Revolving Facility Commitments in accordance with this Agreement.

(b) Prior to any repayment of any Revolving Facility Loans, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy or pdf) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, on the Business Day prior to the scheduled date of such repayment, and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. In the case of prepayments under Section 2.11(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by facsimile or other electronic transmission) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Eurocurrency Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.10(b), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Revolving Facility, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Subject to Sections 2.01(c) and (d), in the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap, then the Borrower shall promptly, but in any event, within one Business Day, prepay outstanding Revolving Facility Loans and/or cash collateralize Letters of Credit in accordance with Section 2.05(j) in an aggregate amount equal to such excess.

(c) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(d) If as a result of changes in currency exchange rates, on any Revaluation Date, the Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit exceeds $60.0 million, the Borrower shall at the request of the Administrative Agent, within 5 Business Days of such Revaluation Date deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment, sublimit or amount set forth above.

Section 2.12 Fees. (a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the first day of each calendar month, and on the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee (the “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding month (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the last of the Commitments of such Lender shall be terminated) at the rate per annum equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the first day of each month, and on the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Revolving Facility Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding month (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the first day of each month, and on the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily average stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay the agency fees to the Administrative Agent, for its own account (the “Administrative Agent Fees”), in each case set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(d) The Borrower agrees to pay to each Revolving Facility Lender, through the Administrative Agent, on the Closing Date, an upfront fee (the “Upfront Fee”) in the amount specified in the Fee Letter.

(e) The Borrower agrees to pay the other fees set forth in the Fee Letter, in the amounts and at the times specified therein.

(f) All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any Loans, Fees or any other amount payable by the Borrower hereunder (including unreimbursed amounts on account of drawn Letters of Credit) is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loans, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Revolving Facility Loans, upon termination of the Commitments; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any request for a Borrowing requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender, Issuing Bank or the Administrative Agent, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital adequacy requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of Change in Law shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s method of allocating such costs is fair and reasonable. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes imposed on payments on the Loans, which shall instead be governed by Section 2.17.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay any Other Taxes.

(c) Each Loan Party shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN-E (or any applicable successor form) together with a certificate (substantially in the form of Exhibit N, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), (B) Internal Revenue Service Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each person that shall become a Participant pursuant to Section 10.04 or a Lender pursuant to Section 10.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

In addition, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 9.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed Internal Revenue Service Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document including, as applicable, an Internal Revenue Service Form W-8IMY certifying that the Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-l(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this clause (g). Nothing in this clause (g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(h) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set Offs; Loan Account. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 1:30 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If (i) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations in cash then due from the Borrower hereunder or (ii) at any time that an Availability Triggering Event shall have occurred and be continuing and proceeds of Collateral are received by the Administrative Agent, such funds shall be applied, subject to the Intercreditor Agreement: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Borrower under the Loan Documents; second, ratably, to pay interest due and payable in respect of any unreimbursed L/C Disbursements, Protective Advances and Overadvances; third, ratably to pay principal of unreimbursed L/C Disbursements, Protective Advances and Overadvances; fourth, ratably, to pay any fees or expenses reimbursements then due to the Lenders from the Borrower under the Loan Documents; fifth, ratably, to pay interest due and payable in respect of any Revolving Facility Loans; sixth, ratably, to pay principal of Revolving Facility Loans (other than Protective Advances and Overadvances) then due from the Borrower hereunder and any Pari Passu Secured Bank Product Obligations that are then due (or, if an Event of Default is continuing, to cash collateralize any Pari Passu Secured Bank Product Obligations, if not then due); seventh, ratably, to cash collateralize Letters of Credit in accordance with the procedures set forth in Section 2.05(j); eighth, ratably, to the payment of any other Cash Management Obligations and Secured Hedge Obligations that do not constitute Pari Passu Secured Bank Product Obligations that are then due (or, if an Event of Default is continuing, to cash collateralize any other Cash Management Obligations and Secured Hedge Obligations that do not constitute Pari Passu Secured Bank Product Obligations, if not then due); ninth, ratably, to the payment of any other Obligations due to the Agents or any Lender by the Borrower; and tenth, to the Borrower or as the Borrower shall direct or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant (other than to the Borrower or a Subsidiary of the Borrower as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or (c), or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) on which the Borrower will be charged with all Revolving Facility Loans (including Protective Advances and Swingline Loans) made by the

Administrative Agent, the Swingline Lender or the Lenders to the Borrower or for the Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for the Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses. In accordance with clause (g) below, the Loan Account will be credited with all payments received by the Administrative Agent from the Borrower or for the Borrower’s account. The Administrative Agent shall make available to the Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Facility Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Lenders unless, within 30 days after the Administrative Agent first makes such a statement available to the Borrower, the Borrower shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in such statement.

(g) The Borrower hereby authorizes the Administrative Agent, from time to time without prior notice to the Borrower, to charge to the Loan Account as and when due and payable, all interest and Fees, and if not paid within three (3) Business Days of the date of the Borrower’s receipt of written notice thereof, all costs, expenses and other amounts payable hereunder or under any of the other Loan Documents or any Secured Cash Management Agreement or Secured Hedging Agreement; provided that if such amounts are not paid when due and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the amount was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further that the three (3) Business Day period set forth above shall not be applicable, and the Administrative Agent shall be entitled to immediately charge to the Loan Account upon such amounts becoming due and payable, at any time that an Event of Default has occurred and is continuing. All amounts (including interest, fees, costs, expenses or other amounts payable hereunder or under any other Loan Document or under any Secured Cash Management Agreement or Secured Hedging Agreement) charged to the Loan Account shall thereupon constitute Revolving Facility Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Facility Loans that are ABR Loans (unless and until converted into Eurocurrency Loans in accordance with the terms of this Agreement).

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Commitment, Revolving Facility Loan or Other Revolving Loan, the Swingline Lender and each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders (or if such amendment or waiver by its terms requires the consent of the Super Majority Lenders, the Super Majority Lenders) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming (by notice to such Non-Consenting Lender) such Non-Consenting Lender to have assigned its Loan, and its Commitments hereunder, to one or more assignees that have consented to such assignment and that are reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 2.19(c) and the Administrative Agent agrees to effect such assignment; provided that, if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request, compliance with Section 10.04 shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Revolving Facility Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time after the Closing Date, and prior to the Revolving Facility Maturity Date, request that the Incremental Amount be provided by one or more Incremental Revolving Facility Lenders (which may include any existing Lender provided that no existing Lender shall be required to provide any Incremental Revolving Facility Commitments) willing to provide such Incremental Revolving Facility Commitments in their own discretion; provided that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Revolving Facility Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being requested (which shall be in a minimum amount of $15.0 million and in minimum increments of $5.0 million in excess thereof or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”) and (iii) whether such Incremental Revolving Facility Commitments are to be Revolving Facility Commitments of the same Class as the existing Revolving Facility Commitments or commitments to make revolving loans on a first-in, last-out basis, with pricing terms, final maturity date, upfront or similar fees and/or participation in prepayments different from the other Classes of Revolving Facility Loans (“Other Revolving Loans”).

(b) The Borrower and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Facility Commitments; provided that (i) such Incremental Revolving Facility Commitments and the Incremental Revolving Loans in respect thereof, if not consisting of Other Revolving Loans and commitments with respect thereto, shall have the same terms as the initial Class of Revolving Facility Loans, except that any commitment, arrangement, upfront or similar fees or funding discount applicable to such Incremental Revolving Facility Commitments and the

Incremental Revolving Loans in respect thereof shall be on the terms agreed between the Borrower and the Incremental Revolving Facility Lenders providing such Incremental Revolving Facility Commitments, (ii) the Other Revolving Loans shall have the same guarantees as the other Classes of Revolving Facility Loans and, except as to pricing, final maturity date, participation in prepayments and/or any commitment, arrangement, upfront or similar fees or funding discount, shall have the same terms as the initial Class of Revolving Facility Loans, and (iii) the final maturity date of any Other Revolving Loans shall be no earlier than the latest Revolving Facility Maturity Date then in effect. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement in accordance with its terms, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitments evidenced thereby, notwithstanding anything to the contrary set forth in Section 10.08. Any such deemed amendment may be memorialized in writing by the Administrative Agent with Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, both before and after such effectiveness, (x) there is no Default or Event of Default and (y) the Borrower shall be in Pro Forma Compliance, (ii) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and containing calculations in reasonable detail demonstrating compliance with the requirement contained in preceding subclause (i)(y), and (iii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Revolving Facility Loans and/or Other Revolving Loans in respect of the Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Revolving Facility Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Revolving Facility Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to such Defaulting Lender); and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Issuing Bank, to cash collateralize such Defaulting Lender’s Revolving Facility Percentage of the outstanding Letters of Credit issued by such Issuing Bank other than any Letter of Credit (or portion thereof) as to which such Defaulting Lender’s participation obligation has been cash collateralized by pledging and depositing with or delivering to the Administrative Agent, for the benefit of the Issuing Banks and the non-Defaulting Lenders, as collateral for the Obligations in respect of Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks (which documents are hereby consented to by the Lenders), (iv) fourth, as the Borrower may request, to the funding of any Revolving Facility Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, held in such account as cash collateral and released, pro rata, in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Facility Loans under this Agreement and (y) cash collateralize the Issuing Banks’ and the Swingline Lender’s potential future fronting exposure with respect to such Defaulting Lender with respect to potential future Letters of Credit issued or Swingline Loans made under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Revolving Facility Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and that were made at a time when the conditions set forth in Section 4.01 were satisfied, such payment shall be applied solely to prepay the Revolving Facility Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Facility Loans of any Defaulting Lender.

(c) In the event that the Administrative Agent, each Issuing Bank, the Swingline Lender and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be in accordance with its Revolving Facility Percentage, as applicable.

Section 2.23 Extended Revolving Facility Commitments. (a) The Borrower may at any time and from time to time request that all or any portion of the Revolving Facility Commitments under any Facility (an “Existing Revolving Facility”) be converted to extend the scheduled maturity date(s) and/or termination date(s) of any payment of principal with respect to all or a portion of the loans or commitments in respect of such Existing Revolving Facility (any such Revolving Facility which has been so converted, an “Extended Revolving Facility”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Facility, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolving Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Facility to be established which shall be substantially identical to the Existing Revolving Facility which is being converted except that:

(i) all or any of the scheduled payments of principal (including the maturity date) and/or termination dates of the Extended Revolving Facility may be delayed to later dates than the scheduled payments of principal (including the maturity date) and/or termination dates of such Existing Revolving Facility to the extent provided in the applicable Extension Amendment;

(ii) the interest margins and commitment fees with respect to the Extended Revolving Facility may be different than the interest margins and commitment fees for the Existing Revolving Facility and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity or termination date of the Revolving Facility Commitments in effect on the effective date of the Extension Amendment immediately prior to the establishment of such Extended Revolving Facility; and

(iv) no commitments in respect of such Extended Revolving Facility may be optionally reduced or terminated prior to the date on which the commitments under the Existing Revolving Facility from which they were converted are terminated unless such optional reduction or termination is accompanied by a pro rata optional reduction of the commitments under such Existing Revolving Facility.

(b) Any Extended Revolving Facility converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Revolving Facility Commitments for all purposes of this Agreement; provided that any Extended Revolving Facility converted from an Existing Revolving Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolving Facility.

(c) The Borrower shall provide the applicable Extension Request at least ten days prior to the date on which Lenders under the Existing Revolving Facility are requested to respond (or such shorter period as the Administrative Agent may agree in its sole discretion). No Lender shall have any obligation to agree to have any of its Loans and commitments of any Existing Revolving Facility converted into an Extended Revolving Facility pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or any portion of its Loans and commitments under the Existing Revolving Facility subject to such Extension Request converted into an Extended Revolving Facility, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and commitments under the Existing Revolving Facility which it has elected to request be converted into an Extended Revolving Facility. In the event that the aggregate amount of commitments under an Existing Revolving Facility subject to Extension Elections exceeds the amount of commitments under an Extended Revolving Facility requested pursuant to the Extension Request, commitments subject to Extension Elections shall be converted to commitments under an Extended Revolving Facility on a pro rata basis based on the amount of commitments included in each such Extension Election.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Extension Requests (subject to applicable proration in the case of overparticipation) (including the extension of any Extended Revolving Facility); and (iii) any Extended Revolving Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e) Extended Revolving Facilities shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Revolving Facility thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each of the parties hereto hereby agrees that, upon the effectiveness of any Extension Amendment in accordance with its terms, (i) this Agreement shall be deemed amended as set forth therein, notwithstanding anything to the contrary set forth in Section 10.08(b), and (ii) such Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. All Extended Revolving Facilities and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under the Agreement and in connection with any Extension Amendment, notwithstanding anything to the contrary set forth in Section 10.08 of this Agreement, the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Revolving Facility Commitments are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Closing Date and on the date of each Credit Event, as provided in Section 4.01, the Borrower represents and warrants to each of the Agents and the Lenders that:

Section 3.01 Organization; Powers. Each of Holdings, the Borrower, the other Loan Parties and each of the Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of any foreign jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction wherever necessary to carry out its business and operations, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, equityholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) do not and will not (i) violate (A) any provision of law, statute, rule or regulation, (B) the certificate or memorandum or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of Holdings, the Borrower or any such Subsidiary Loan Party, (C) any applicable order, judgment or decree of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than subclause (B) thereof) or (ii) of this Section 3.02(b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings, the Borrower and the Subsidiary Loan Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) except to the extent set forth in any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the creation, perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for: (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordations of the Mortgages, (d) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect, (e) such actions, consents, approvals, registrations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) equivalent foreign filings to those listed in clauses (a) through (e) above.

Section 3.05 Financial Statements. (a) The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Verso Corporation and its consolidated subsidiaries for the fiscal quarter ended March 31, 2016, and (b) the audited consolidated balance sheets and statements of income, stockholders’ equity, and cash flow of Verso Corporation and its consolidated subsidiaries for the fiscal year ended December 31, 2015, in each case have been prepared in accordance with GAAP, reported on by and accompanied by a report from Deloitte & Touche LLP and furnished to the Administrative Agent, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries as at such date and the consolidated results of operations and cash flows of the Borrower and its consolidated subsidiaries for the period then ended.

Section 3.06 No Material Adverse Effect. Since the Closing Date, there has been no event, condition or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has valid record and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has good title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of the Loan Parties or the Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Loan Parties’ or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Holdings, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, none of the Loan Parties and the Subsidiaries has received any written notice of any pending or, to their knowledge, contemplated condemnation proceeding or casualty affecting any material portion of the Mortgaged Properties or any sale or disposition thereof, in lieu of condemnation, that remains unresolved as of the Closing Date.

(d) Except as set forth on Schedule 3.07(d), none of Holdings, the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(e) Schedule 1.01C lists each Material Real Property owned by any Loan Party as of the Closing Date.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, except as set forth on Schedule 3.08(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, and there are no Equity Interests of Holdings, the Borrower or any of the Subsidiaries outstanding which upon conversion or exchange would require, the issuance to any Person other than a Loan Party by Holdings, the Borrower or any of the Subsidiaries of any additional Equity Interests of Holdings, the Borrower or any of the Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests of Holdings, the Borrower or any of the Subsidiaries.

Section 3.09 Litigation; Compliance with Laws. (a) There are no unstayed Adverse Proceedings now pending, or, to the knowledge of Holdings or any other Loan Party, threatened in writing against or affecting Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that challenge the validity or enforceability of any of the Loan Documents.

(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any compliance with Environmental Laws, which is subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, in any such case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely (i) for working capital and general corporate purposes (including for Permitted Business Acquisitions) of the Loan Parties and their Subsidiaries, including, together with a portion of the loans made under the Term Loan Documents, to refinance on the Closing Date the indebtedness outstanding under the DIP ABL Credit Agreements (and to replace or backstop letters of credit outstanding thereunder) and the DIP Term Loan Agreement in accordance with the Reorganization Plan, (ii) to pay outstanding allowed administrative expenses and allowed claims all in accordance with the Reorganization Plan and (iii) to pay the Transaction Expenses.

Section 3.13 Taxes. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and other Tax returns required to have been filed by it, and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all federal, state and other Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing or otherwise to the knowledge of any Loan Party with respect to any Taxes, other than claims which are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) provided in writing by any Loan Party or any of the Subsidiaries or any of their respective representatives, in respect of any Loan Party or any of the Subsidiaries, the Transactions or any other transactions contemplated hereby and made available to any Lender or any Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders or such Agent, as applicable, and did not, taken as a whole, contain any untrue statement of a material fact as of such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and any estimates and information of a general economic nature prepared by, and provided in writing by, any Loan Party or any of its representatives, and that have been made available to any Lender or any Agent in connection with the Transactions or the other transactions contemplated hereby, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such Projections and estimates), (i) as of the date such Projections and estimates were furnished to the Lenders or Agent, as applicable, and (ii) in the case of the Projections, as of the Closing Date. As of the Closing Date, the Projections have not been modified in any material respect by any of the Loan Parties.

Section 3.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability; and (iv) no ERISA Event has occurred or is reasonably expected to occur.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Environmental Matters. Except as set forth on Schedule 3.16 and as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no Environmental Claim has been received by any Loan Party or any of the Subsidiaries, or, to the knowledge of Holdings or any other Loan Party, threatened against any

Loan Party or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Loan Party’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Loan Parties or Subsidiaries, (ii) each of the Loan Parties and the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and for the last three years has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to each Loan Party’s knowledge, no Hazardous Material is located or has been Released at, on or under any property currently owned, operated or leased by any of the Loan Parties or Subsidiaries in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of any of the Loan Parties or Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any of the Loan Parties or Subsidiaries and transported to or Released at any location in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of any of the Loan Parties or Subsidiaries under any Environmental Laws, and (iv) there are no agreements in which any of the Loan Parties or Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws (including any Environmental Claims), which in any such case has not been made available to the Administrative Agent prior to the date hereof.

Section 3.17 Security Documents. (a) The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties described therein) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent (or such other person as is provided in the Intercreditor Agreement), and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement) and except as provided in clause (d) below with respect to Mortgaged Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except for Permitted Liens).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in United States federally registered, issued or pending Intellectual Property Rights (other than the Excluded Assets), in each case (i) prior and superior in right to the Lien of any other person, except for Permitted Liens and (ii) if and to the extent a security interest in such Intellectual Property Rights can be perfected by such filings.

The parties acknowledge that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date.

(c) The Mortgages executed and delivered after the Closing Date pursuant to the Collateral and Guarantee Requirement or Section 5.10 shall be, effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person (other than with respect to the rights of a person pursuant to Permitted Liens that are pari passu or have priority by operation of law).

(d) Notwithstanding anything herein (including this Section 3.17), or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty hereunder as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18 Real Property and Leased Premises. (a) Schedule 1.01C lists correctly, in all material respects, as of the Closing Date all Material Real Property owned by Holdings, the Borrower and the Subsidiary Loan Parties and the location thereof. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the Material Real Property set forth as being owned by them in Schedule 1.01C except to the extent set forth therein.

(b) Schedule 1.01C lists correctly, in all material respects, as of the Closing Date, (i) all Real Property leased by Holdings, the Borrower and the Subsidiary Loan Parties with annual rent obligations in an amount greater than $250,000, and the locations thereof and (ii) all leases or subleases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to all Real Property leased by a Loan Party with annual rent obligations in an amount greater than $250,000 and which are material to the business or operations of such Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or sublease. Each lease or sublease referred to in subclause (ii) above constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms.

Section 3.19 Solvency. (a) (i) The fair value of the assets of Holdings, the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrower and the Subsidiaries on a

consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted.

(b) Neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness, or the Indebtedness of any such subsidiary.

Section 3.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, labor disputes, slowdowns, work stoppages or similar actions or grievances pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of each Loan Party or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements and none of the Loan Parties or any of their Subsidiaries is engaged in any unfair labor practice; (c) no unfair labor practice complaint pending against any Loan Party or any of its Subsidiaries, or to the knowledge of any Loan Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its Subsidiaries or to the knowledge of any Loan Party, threatened against any of them; (d) to the knowledge of each Loan Party, after due inquiry, no union representation question exists with respect to the employees of any Loan Party or any of its Subsidiaries and, to the knowledge of each Loan Party, no union organization activity is taking place; (e) none of the Loan Parties or any of their Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains due and owing under applicable law; and (f) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP.

Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance, to the extent due, have been paid. The insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries is in full force and effect in all material respects in accordance with its terms and complies with the requirements set forth in Section 5.02.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party or other contractual obligation by which it is bound (other than an agreement or other contractual obligations evidencing or governing any Indebtedness), in each case, which default would reasonably be expected to have a Material Adverse Effect.

Section 3.23 Intellectual Property; Licenses; Etc. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) Holdings, the Borrower and each of the Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade names, copyrights, mask works, domain names, applications and registrations for any of the foregoing, technology, trade secrets, proprietary information, software, know-how, processes and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person; (b) to the knowledge of each Loan Party, Holdings, the Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person; and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of each Loan Party, threatened.

Section 3.24 Senior Debt. The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness (if any) of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.25 USA PATRIOT ACT/OFAC. (a) To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b) None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of Holdings, the Borrower or any Subsidiary, any director or officer of Holdings, the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none of the Loan Parties or Subsidiaries will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person or country for the purpose of funding any operations in, financing any investments or activities in, or making any payments to any person or country subject to any U.S. sanctions administered by OFAC.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of each Loan Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

Section 3.26 Foreign Corrupt Practices Act. None of Holdings, the Borrower or any of its Subsidiaries, nor, to the knowledge of Holdings, the Borrower or any Subsidiary, any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which Holdings, the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE 4

CONDITIONS

Section 4.01 All Credit Events. The obligations of (i) the Lenders (including the Swingline Lender) to make Loans and (ii) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time, of and immediately after, such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d) After giving effect to such Borrowing or such issuance of a Letter of Credit, the aggregate Revolving Facility Credit Exposure shall not exceed the lesser of (i) the Revolving Facility Commitments minus any Line Reserves, and (ii) the Borrowing Base in effect at such time; provided, however, that for the purposes of this calculation, the Revolving Facility Commitments and the Borrowing Base, as applicable, shall be adjusted downward to account for (A) any Reserve that the Administrative Agent has, in its Permitted Discretion, decided to establish against the Revolving Facility Commitments or the Borrowing Base, as applicable, during the pendency of the three-Business-Day notice period prior to such Reserve taking effect and (B) any Account ceasing to be an Eligible Account or any Inventory ceasing to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the last paragraph of the definition of “Eligible Account” or “Eligible Inventory,” as applicable, during the pendency of the three-Business-Day notice period prior to such exclusion taking effect.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in clauses (b), (c) and (d) of this Section 4.01.

Section 4.02 First Credit Event. The obligations of (i) the Lenders to make Loans and (ii) any Issuing Bank to issue Letters of Credit on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrower, the Subsidiary Loan Parties and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders, and each Issuing Bank on the Closing Date, a written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Loan Parties, (ii) [LIST APPLICABLE LOCAL COUNSEL], in each case (A) dated the Closing Date, (B) addressed to the Agents, the Lenders and each Issuing Bank and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i) that attached thereto is a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (B) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) that attached thereto is a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) that the certificate or memorandum and articles of incorporation, certificate of limited partnership or certificate of formation or other equivalent governing document of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(vi) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(vii) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; and

(viii) a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to this clause (c).

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax, judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Administrative Agent shall have received the financial statements referred to in Section 3.05.

(f) The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent and signed by a Financial Officer of the Borrower certifying the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(g) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, out-of-pocket charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(h) Except as set forth in Schedule 5.13 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(i) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT, at least five (5) days prior to the Closing Date to the extent such information has been requested not less than ten (10) Business Days prior to the Closing Date.

(j) Since March 31, 2016, there shall not have occurred or there shall not exist any event, condition or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(k) Concurrently with or prior to the incurrence of Loans, the Borrower and the Subsidiaries shall have borrowed loans under the Term Loan Agreement in a principal amount of at least $[220.0] million, and the Term Loan Agreement shall remain in effect.

(l) All Indebtedness of Holdings, the Borrower and its Subsidiaries under the DIP ABL Credit Agreements shall have been repaid in full or shall be repaid substantially concurrently with the Closing Date, together with all fees and other amounts owing thereon (other than with respect to certain outstanding Letters of Credit listed on Schedule 1.01D), all commitments under the DIP ABL Credit Agreements shall have been terminated, the DIP Term Loan Agreement shall have been repaid or shall be repaid concurrently with the Closing Date in accordance with the Reorganization Plan, and the Administrative Agent shall have received reasonably satisfactory evidence of each of the foregoing.

(m) The Intercreditor Agreement shall have been executed and delivered by the respective parties thereto.

(n) The Borrower shall have delivered to the Administrative Agent a certificate, dated as of the Closing Date, to the effect set forth in Section 4.01(b) and Section 4.02(j).

(o) The Joint Lead Arrangers and the Administrative Agent shall have received and be reasonably satisfied with (i) monthly projections for the Borrower and the subsidiaries for the 12-month period after the Closing Date, quarterly projections for the subsequent 12-month period and annual projections for the remainder of the term of this Agreement, in each case with respect to balance sheets, income statements, statements of cash flows and Excess Availability, (ii) a pro forma consolidated balance sheet and related pro forma consolidated statements, prepared as of [                    ], 2016, after giving effect to the Transactions as if the Transactions had occurred as of such date, and (iii) a Borrowing Base Certificate dated as of a date not more than three (3) business days prior to the Closing Date.

(p) After giving effect to the initial Borrowing and issuance (or deemed issuance) of Letters of Credit under the Revolving Facility and borrowings under the Term Loan Facility and use of proceeds thereof, in each case on the Closing Date, the Borrower shall have Excess Availability of at least $85.0 million.

(q) The Reorganization Plan shall have been confirmed by an order entered by the Bankruptcy Court in the Cases (the “Plan Confirmation Order”) in form and substance acceptable to the Joint Lead Arrangers (it being understood and agreed that the order entered by the Bankruptcy Court on June [    ], 2016, confirming the Reorganization Plan is in form and substance acceptable to the Joint Lead Arrangers). The Plan Confirmation Order shall have been entered after due and proper notice to all parties in interest and shall be in full force and effect, shall not be stayed, and shall have become a Final Order. The Effective Date shall occur concurrently with the effectiveness of this Agreement, and all conditions precedent set forth in the Reorganization Plan shall have been satisfied and not waived (other than any conditions precedent that are waived in accordance with the terms of the Reorganization Plan so long as any such waiver does not adversely affect the rights and interest of any or all of the Agents and the Lenders in their capacities as such (as determined in good faith by the Joint Lead Arrangers) unless the Joint Lead Arrangers have so consented in writing). All documents and agreements relating to the Reorganization Plan or the consummation thereof (including, without limitation, the Plan Supplement (as defined in the Reorganization Plan)) (collectively, the “Plan Documents”) shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers in all respects, and no provision of the Reorganization Plan or any Plan Document shall have been waived, amended, supplemented or otherwise modified in any respect that is materially adverse to the rights and interest of any or all of the Joint Lead Arrangers, the Agents and the Lenders and their respective affiliates (as determined in good faith by the Joint Lead Arrangers) unless the Joint Lead Arrangers have so consented in writing.

(r) The Bankruptcy Court shall have entered an order, in form and substance acceptable to the Joint Lead Arrangers, which order is contemplated to be the Plan Confirmation Order, approving the Loan Documents and authorizing the Loan Parties’ execution and delivery thereof and their performance thereunder, and such order shall be in full force and effect, shall not be stayed and shall have become a Final Order (as if such order were the “Plan Confirmation Order” in such definition).

(s) The Administrative Agent shall have received a certificate as to coverage under the property and liability insurance policies of the Loan Parties and endorsements satisfying the requirements of Section 5.02, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(t) The Administrative Agent shall have received an appraisal of inventory of the Loan Parties from an Acceptable Appraiser and a Collateral Audit, in each case satisfactory to the Administrative Agent and on which the Administrative Agent and the Lenders are expressly permitted to rely; provided that the information set forth in such appraisal and Collateral Audit shall be through a date no more than 120 days prior to the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01 Existence; Businesses and Properties. (a) Do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower that is not a Loan Party, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution; except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business.

(b) At all times maintain and preserve all material property used in the conduct of its business and keep such property in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company, (i) insurance in such amounts and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, and (ii) all insurance required pursuant to the Security Documents. The Loan Parties will furnish to the Administrative Agent and the Lenders, upon the reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. If the Loan Parties fail to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the expense of the Loan Parties and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the financial strength of the insurance companies, the adequacy of the coverage or the collection of claims.

(b) All property insurance policies covering the Collateral are to name the Administrative Agent as lender’s loss payee for the benefit of the Administrative Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. The general liability insurance policy is to name the Administrative Agent an additional insured. All certificates of property and general liability insurance are to be delivered to the Administrative Agent, with, in the case of certificates of property insurance, loss payable endorsements (but only in respect of Collateral) in favor of the Administrative Agent and, in the case of certificates of general liability insurance, additional insured endorsements in favor of the Administrative Agent, and shall provide for not less than thirty (30) days’ (ten (10) days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation.

(c) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the sole right, subject to the Intercreditor Agreement, to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all receipts, releases or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(d) The Loan Parties will (i) furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the ABL Priority Collateral or the commencement of any action or proceeding for the taking of any material portion of the ABL Priority Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (ii) subject to clause (c) above, ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents to the extent applicable.

(e) With respect to any Mortgaged Properties, if at any time the area in which the premises of such Mortgaged Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require (which may include, for the avoidance of doubt, the flood insurance held by the Loan Parties prior to the Closing Date); provided that such flood insurance may be obtained outside, but consistent with the requirements under (including the coverage requirements and minimum criteria set forth by the Flood Program), the Flood Program from one or more private insurers and may be included under a property insurance policy, in each case if and to the extent permitted by applicable law. In connection with any amendment to this

Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Certificate, Borrower Notice and Evidence of Flood Insurance, as applicable.

Section 5.03 Taxes and Claims. Pay and discharge promptly when due all federal, state and other material Taxes, imposed upon it or upon its income or profits or in respect of its property, before any penalty or fine accrues thereon, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Verso Corporation, Holdings or any of their respective Subsidiaries).

Section 5.04 Financial Statements, Reports, Etc. Furnish to the Administrative Agent (and the Administrative Agent will promptly furnish such information to the Lenders):

(a) Within 90 days (or such longer time period as specified in the SEC’s rules and regulations for the filing of annual reports on Form 10-K) after the end of each fiscal year (commencing with the fiscal year ending December 31, 2016), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its consolidated subsidiaries, as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall be unqualified as to the scope of audit or as to the status of any Loan Party or, as applicable, any Parent Entity as a “going concern”) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP, accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated subsidiaries (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower, Holdings or any Parent Entity shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 45 days (or such longer time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended June 30, 2016), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), accompanied by a customary management’s discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated subsidiaries (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower, Holdings or any Parent Entity shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) If an Availability Triggering Event has occurred and is continuing, within 30 days (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days) after the end of each fiscal month of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its consolidated subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(d) Concurrently with any delivery of financial statements under Section 5.04(a), (b) and (c) above and, during the period in which financial statements under Section 5.04(c) are not required to be delivered, within 30 days (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days) after the end of each fiscal month of each fiscal year, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit K, (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) attaching a reconciliation schedule in reasonable detail showing (A) EBITDA attributable to Unrestricted Subsidiaries and (B) any adjustments to the financial information provided in the financial statements delivered concurrently with such certificate necessary to make the computations with respect to Section 6.10, (iii) setting forth computations in reasonable detail with respect to Section 6.10, whether or not a Covenant Triggering Event has occurred and is continuing, and demonstrating the calculation of Excess Availability as of the end of the period covered by such financial statements or fiscal month, (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (v) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(e) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative

Agent, other materials filed by Holdings, the Borrower, any of the Subsidiaries or any Parent Entity with the SEC or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 5.04(e) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or available on the SEC’s EDGAR service (or any successor thereto);

(f) Within 90 days after the beginning of each fiscal year (commencing with the fiscal year beginning January 1, 2017), a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower substantially in the form of Exhibit L to the effect that, the Budget has been prepared in good faith based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(g) Promptly, from time to time, such other information regarding the operations, business affairs, assets and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as the Administrative Agent may reasonably request (in each case, for itself or on behalf of any Lender);

(h) On or before the date set forth therein with respect thereto, the information and reports specified on Schedule 5.04(h);

(i) On or before the fifteenth Business Day of each month, a Borrowing Base Certificate from the Borrower substantially in the form of Exhibit D as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, after the occurrence and during the continuance of an Availability Triggering Event, the Borrower shall execute and deliver to the Administrative Agent Borrowing Base Certificates weekly on or before the fifth Business Day following the end of the week. In the event that an Availability Triggering Event has occurred, the Borrower shall deliver Borrowing Base Certificates on a weekly basis for a minimum of four weeks, regardless of whether an Availability Triggering Event is continuing during such period. The Borrower may, at its option, deliver Borrowing Base Certificates more frequently than required by the foregoing provisions of this Section 5.04(i), but only if the Borrower continues to deliver Borrowing Base Certificates at the same increased frequency for four weeks. The Administrative Agent, the Lenders and the Borrower hereby acknowledge that (i) information with respect to any Eligible Accounts or Eligible Inventory included in any Borrowing Base Certificate delivered by the Borrower as of any day other than the last day of a month may include the Borrower’s good faith estimates of such items, and (ii) the Administrative Agent may, in its Permitted Discretion, establish a reserve in respect of any estimated amounts included in such calculation;

(j) Within 90 days after the beginning of each fiscal year, or as the Administrative Agent may request (but not more than once in any fiscal year unless an Availability Triggering Event has occurred and is continuing), an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this paragraph (i), Section 4.02(d) or Section 5.10(e);

(k) At the time of consummation of any Asset Sale in a single transaction or series of related transactions consisting of ABL Priority Collateral having a value in excess of $15.0 million (other than in the ordinary course of business), an updated Borrowing Base Certificate reflecting such Asset Sale; and

(l) Within three (3) Business Days of delivery to the Term Loan Agent or the lenders under the Term Loan Agreement, copies of any report or other information required to be delivered thereto pursuant to the terms of the Term Loan Agreement to the extent such report or information is not otherwise required to be delivered to the Agents or Lenders hereunder.

In the event that Holdings or any Parent Entity reports on a consolidated basis, such consolidated reporting at the level of Holdings or such Parent Entity in a manner consistent with that described in paragraphs (a), (b) and (c) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs; provided that, in the event that (i) the Borrower delivers financial statements of Holdings or any Parent Entity and (ii) more than 10% of the total assets of Holdings or such Parent Entity and its consolidated subsidiaries as set forth in such financial statements are held by subsidiaries of such person that are not Loan Parties, then the Borrower shall provide consolidating schedules with respect to such financial statements at the time such financial statements are delivered pursuant to paragraphs (a), (b) and (c) of this Section 5.04.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of any Loan Party obtains actual knowledge thereof:

(a) any condition or event that constitutes a Default or an Event of Default;

(b) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(d) except for matters that would not be reasonably expected to result in a liability, obligation or the incurrence of costs exceeding $7.5 million individually or $15.0 million in the aggregate: (i) the receipt of any Environmental Claim (or written notice that such Environmental Claim may be forthcoming) asserted against or otherwise affecting any of the Loan Parties or subsidiaries or (ii) any violation of Environmental Laws.

In connection with any notice delivered pursuant to this Section 5.05, (i) the Borrower shall also deliver a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given (if applicable) and the nature of such claimed Event of Default, Default, event or condition, as applicable, and what action Borrower and other applicable Loan Parties have taken, are taking and propose to take with respect thereto and (ii) upon reasonable request by any Agent or Lender, the Borrower shall promptly provide such other information as may be reasonably available to any Loan Party to enable the Administrative Agent and Lenders and their counsel to evaluate such matters.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Appraisals; Collateral Audits. (a) Maintain all financial records in accordance with GAAP and, upon five Business Days’ notice (or, if an Availability Triggering Event has occurred and is continuing, one Business Days’ notice), permit any authorized representatives of the Administrative Agent to visit, audit and inspect (including for environmental matters) any of the properties of Holdings, the Borrower or any of the Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and subject to reasonable requirements of confidentiality, including requirements imposed by law or contract, to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as the Borrower has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times during normal business hours and without undue disruption to the business of the Borrower as often as may be reasonably requested, in each case at the expense of the Borrower. If an Availability Triggering Event has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Availability Triggering Event. The Administrative Agent shall not conduct more than one Collateral Audit during any twelve-month period unless an Availability Triggering Event has occurred during such twelve-month period, in which case the Administrative Agent shall not conduct more than two Collateral Audits during any twelve-month period (not to exceed one Collateral Audit per any three-month period); provided that the Administrative Agent may conduct (i) Collateral Audits at any time that an Event of Default has occurred and is continuing or (ii) one additional Collateral Audit during any twelve-month period at the expense of the Agents and Lenders. With respect to Collateral Audits conducted at the expense of the Borrower, the Borrower shall pay to the Administrative Agent field examination fees and charges, as and when incurred or chargeable, as follows: (i) a charge not to exceed $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including coach fare travel, hotel and all other reasonable and documented out-of-pocket expenses) for the field examiners of the Administrative Agent in the field and in the office, for each Collateral Audit performed by personnel employed by the Administrative Agent, and (ii) the fees or charges paid or incurred by the Administrative Agent if it elects to employ the services of a third-party consultant to perform such Collateral Audits.

(b) The Borrower shall provide to the Administrative Agent, upon request of the Administrative Agent and at the expense of the Borrower, in any twelve-month period, one appraisal or update thereof of any or all of the Collateral from one or more Acceptable

Appraisers (as selected by the Administrative Agent), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisal and/or update to include, without limitation, information required by applicable law and by the internal policies of the Lenders (including for environmental matters); provided that if an Availability Triggering Event has occurred and is continuing, the Administrative Agent shall be entitled to receive up to two such appraisals in the aggregate in any twelve-month period (not to exceed one appraisal per any three-month period); provided, further, that (i) the foregoing limitations on the number of appraisals or updates thereof shall not apply if an Event of Default has occurred and is continuing and (ii) the Agents and Lenders may obtain one additional appraisal or update during any twelve-month period at the expense of the Agents and Lenders. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than twice per year) to direct the Administrative Agent to obtain additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by the Administrative Agent), and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Recovery Percentage and the calculation of the Borrowing Base hereunder. With respect to each appraisal provided pursuant to this Section 5.07 after the Closing Date, (i) the Administrative Agent shall deliver to the Borrower a copy of an appraisal that the Administrative Agent deems to be final and the Borrower shall have ten (10) Business Days (or, if the initial draft of such appraisal was provided to the Borrower prior to its finalization, five (5) Business Days) to review and comment on the final appraisal, and (ii) any adjustments to the Borrowing Base as a result of such appraisal shall become effective upon the earlier of (A) the date on which the Borrower and the Administrative Agent agree upon such appraisal and (B) ten (10) Business Days (or, if the initial draft of such appraisal was provided to the Borrower prior to its finalization, five (5) Business Days) after the delivery of such appraisal pursuant to clause (i) of this sentence.

Section 5.08 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely (i) for working capital and general corporate purposes (including for Permitted Business Acquisitions) of the Loan Parties and their Subsidiaries, including, together with a portion of the loans made under the Term Loan Documents, to refinance on the Closing Date the indebtedness outstanding under the DIP ABL Credit Agreements (and to replace or backstop letters of credit outstanding thereunder) and the DIP Term Loan Agreement in accordance with the Reorganization Plan, (ii) to pay outstanding allowed administrative expenses and allowed claims all in accordance with the Reorganization Plan and (iii) to pay the Transaction Expenses.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying or operating their respective properties to comply, with all Environmental Laws applicable to their respective operations, occupancy, activities and properties; obtain and renew all material authorizations and permits required pursuant to Environmental Law for their respective operations and properties and take all actions required by Environmental Laws to respond to any Releases of, or potential exposure to Hazardous Materials, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. Subject to the Intercreditor Agreement, and subject to Section 5.13:

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (including any owned Real Property (other than owned Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $3.0 million is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or is owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, and (y) assets that are not required to become subject to Liens in favor of the Administrative Agent pursuant to Section 5.10(f) or the Security Documents), (i) notify the Administrative Agent thereof, (ii) if such asset is comprised of Real Property, deliver to the Administrative Agent an updated Schedule 1.01C reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

(c) (i) Grant and cause each of the other Loan Parties to grant to the Administrative Agent a security interest in and mortgage on any Material Real Property of the Borrower or any such other Loan Parties that is not a Mortgaged Property as of the Closing Date (including any Real Property owned on the Closing Date which becomes a Material Real Property), within 90 days after such acquisition or such Real Property becoming a Material Real Property, as applicable (or such later date as the Administrative Agent may agree in its sole discretion), pursuant to documentation substantially in the form of the Mortgages delivered to the Administrative Agent on or within 90 days of the Closing Date (or such longer period as the Administrative Agent shall agree) or in such other form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, (ii) record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, and (iii) deliver to the Administrative Agent an updated Schedule 1.01C reflecting such additional Mortgaged Properties, in each case subject to paragraph (f) below. Unless otherwise waived by the Administrative Agent in its sole discretion, with respect to each such Additional Mortgage, the Borrower shall deliver to the Administrative Agent contemporaneously therewith the other requirements set forth in paragraph (h) and (i) of the Collateral and Guarantee Requirement.

(d) If any additional direct or indirect Wholly-Owned Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary that is not an Unrestricted Subsidiary or a FSHCO (other than, at the Borrower’s option, Immaterial Subsidiaries), within ten Business Days after the date such Wholly-Owned Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after the date such Wholly-Owned Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Wholly-Owned Subsidiary and with respect to any Equity Interest in or Indebtedness of such Wholly-Owned Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (f) below.

(e) (i) Furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, or (C) in any Loan Party’s organizational identification number; provided that none of the Loan Parties shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) The Collateral and Guarantee Requirement, and the other provisions of this Section 5.10, need not be satisfied with respect to any of the following (collectively, the “Excluded Assets”): (i) any Real Property held by the Borrower or any of the Subsidiaries as a lessee under a lease or that has an individual fair market value (as determined by the Borrower in good faith) in an amount less than $3.0 million, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and commercial tort claims with a value less than $3.0 million, (iii) pledges and security interests to the extent prohibited by applicable law, rule, regulation or contractual obligation with an unaffiliated third party (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code or other applicable law), (iv) Margin Stock and any Equity Interests acquired after the Closing Date of any persons other than Wholly-Owned Subsidiaries to the extent not permitted by the terms of such person’s articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement, joint venture or other organizational documents, (v) any assets, to the extent a security interest in such assets would reasonably be expected to result in an adverse tax consequence as determined in good faith by the Borrower, (vi) any lease, license, contract or other agreement to the extent that a grant of a security interest therein would violate, result in a breach of the terms or abandonment or unenforceability of, constitute a default under or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Subsidiary Loan Party) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law, (vii) those assets as to which the Applicable Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in such licenses, franchises, charters or authorizations is prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, (ix) solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, pending United States of America “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office and (x) any Equity Interests of Gulf Island Pond Oxygenation Project to the extent not permitted by the terms of such person’s articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement, joint venture or other organizational documents; provided that (A) upon the reasonable request of the Administrative Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clause (iii) above, (B) the foregoing exclusions of clause (iii), (iv), (v) or (viii) above shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is terminated or rendered unenforceable or ineffective as a result of applicable law, (2) to apply to the extent that any consent or waiver has been obtained that would permit the Administrative Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, license agreement, other agreement or other property or asset or (3) to limit, impair, or otherwise affect any of the Administrative Agent’s any other Secured Party’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (x) monies due or to become due under or in connection with any assets referred to in such clauses, or (y) any monies, consideration and proceeds from the sale, license, lease, assignment, transfer or other disposition of any assets referred to in such clauses. In addition, the Collateral and Guarantee Requirement and the other provisions of the Loan Documents shall not require any account control agreements or lockbox arrangements or the taking of any other actions to perfect by control any security interest in any deposit accounts, securities accounts or commodities accounts except as provided in Section 5.11.

Notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for the requirements of creating or perfecting security interests in or the obtaining of title insurance, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (iii) the Administrative Agent and the Borrower may make such modifications to the Mortgages, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and the Administrative Agent may agree to subordinate the lien of any Mortgage to any such easement, covenant, right of way or similar instrument of record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Loan Documents.

Section 5.11 Cash Management Systems; Application of Proceeds of Accounts. (a) Subject to Sections 5.11(j) and (k), each Loan Party shall enter into a customary blocked account agreement, in form reasonably satisfactory to the Administrative Agent (each, a “Blocked Account Agreement”), with the Administrative Agent and any person with which such Loan Party maintains any deposit account or securities account (each such account of a Loan Party subject to a Blocked Account Agreement, a “Blocked Account”), covering each such account maintained with such person.

(b) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Availability Triggering Event, the ACH or wire transfer no less frequently than once per Business Day of all available cash balances and cash receipts, including the then contents or then entire available balance of each Blocked Account net of any minimum balance (not to exceed $50,000 per account) required by the bank at which such Blocked Account is maintained to an account maintained by the Administrative Agent (the “Dominion Account”).

(c) Subject to the Intercreditor Agreement, all collected amounts received in the Dominion Account shall be distributed and applied on a daily basis by the Administrative Agent in the order specified in Section 2.18(b) unless the Administrative Agent is stayed or otherwise prohibited by applicable law or any bankruptcy proceeding from doing so.

(d) [Reserved].

(e) The Loan Parties may close Blocked Accounts (subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned) and/or open new accounts of the type described in clause (a) above, subject to the contemporaneous execution and delivery to the Administrative Agent of any Blocked Account Agreement required by the provisions of this Section 5.11 and otherwise reasonably satisfactory to the Administrative Agent.

(f) The Dominion Account shall at all times be under the sole dominion and control of the Administrative Agent.

(g) So long as no Availability Triggering Event has occurred and is continuing, the Loan Parties may direct the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (x) after this Agreement has been terminated (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the Commitments have been terminated and the principal of and interest on each Loan, all Fees, Obligations and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, or (y) when all Availability Triggering Events have been cured, shall be remitted to the Loan Parties as the Borrower may direct.

(i) If the Account Debtor in respect of any Eligible Account makes any payment to the applicable Loan Party via wire transfer, such Loan Party shall direct the Account Debtor to make such payment to a Blocked Account. If any funds are received by any Loan Party from any Account Debtor in respect of any Eligible Account in an account that is not a Blocked Account, such Loan Party shall cause such funds to be deposited into a Blocked Account as soon as reasonably practicable, and in any event within two Business Days of the receipt thereof.

(j) Notwithstanding anything herein to the contrary, it is understood and agreed that no blocked account or other control agreements shall be required with respect to (i) any disbursement or payroll accounts of Holdings, the Borrower or any Subsidiary to the extent such accounts are not used for the purposes described in clause (a) above, (ii) any account which is not used as a primary concentration account or for collection of proceeds of Eligible Accounts or for the direct collection of such proceeds and (iii) any other accounts other than accounts of the type described in clause (a) above (including, without limitation, deposit accounts) with an individual average monthly balance of less than $500,000.00 (provided that all such accounts included in this clause (iii) shall have an average monthly balance in the aggregate of no more than $2.0 million).

(k) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Section 5.11 during the initial 60-day period commencing on the Closing Date to the extent that the Borrower and other applicable Loan Parties use commercially reasonable efforts to establish the arrangements above as promptly as practicable, and in no event later than (i) the date that is 61 days following the Closing Date or (ii) such later date as the Administrative Agent, in its sole discretion, may agree.

Section 5.12 Lender Calls. The Borrower shall arrange for, once per fiscal year following the delivery of the financial statements under Section 5.04(a), upon reasonable prior notice (unless waived by the Administrative Agent), a conference call discussing and analyzing the financial condition and results of operations of each of the Loan Parties for the prior fiscal year.

Section 5.13 Post-Closing Matters. Perform the obligations set forth in Schedule 5.13, as and when set forth therein.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, and all Letters of Credit have been canceled or have expired, and all amounts drawn thereunder have been reimbursed in full, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements permitted by Section 6.11;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of (i) any Subsidiary Loan Party to the Borrower or any other Subsidiary, (ii) the Borrower to any Subsidiary Loan Party or (iii) any Subsidiary other than a Subsidiary Loan Party to the Borrower or any other Subsidiary; provided that (A) Indebtedness pursuant to clauses (i) and (ii) of this Section 6.01(e) shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and (B) Indebtedness pursuant to clause (iii) of this Section 6.01(e) shall be subject to Section 6.04(a);

(f) Indebtedness (including obligations in respect of letters of credit, in an amount not to exceed, in the aggregate with the Indebtedness under clause (m)(A) below, $20.0 million outstanding at any time) in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, so long as the underlying obligations with respect to any of the foregoing are not Indebtedness for borrowed money;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or obligations under Cash Management Agreements, in each case in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower or other applicable Loan Party or Subsidiary of its incurrence, and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date, and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger or consolidation or amalgamation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger or consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrower shall be in Pro Forma Compliance;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of any property (real or personal and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance the acquisition, lease or improvement of such property, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed $150.0 million; provided, any such Indebtedness (i) shall be secured only by the property acquired or improved (and any related property and assets subject to a common financing program of the type permitted under this Section 6.01(i)) in connection with the incurrence of such Indebtedness and proceeds, improvements and replacements thereof, (ii) shall not be secured by a Lien on ABL Priority Collateral and (iii) shall constitute not more than 100% of the aggregate consideration paid with respect to such property or improvement (and any related property subject to a common financing program of the type permitted under this Section 6.01(i));

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other unsecured or junior Lien Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $150.0 million;

(l) Guarantees (i) by Holdings, the Borrower or any Subsidiary Loan Parties of the Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party described in Section 6.01(u), so long as the Liens securing the Guarantee of such obligations (or any Permitted Refinancing Indebtedness in respect thereof) are subject to the Intercreditor Agreement, (ii) by Holdings, the Borrower or any Subsidiary Loan Party of any Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party permitted to be incurred under this Section 6.01, (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party and (iv) of Indebtedness otherwise permitted hereunder of Subsidiaries that are not Loan Parties to the extent permitted by Section 6.04 (other than Section 6.04(s)); provided that Guarantees by any Loan Party under this Section 6.01(l) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(m) Indebtedness in respect of (A) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business, in an amount not to exceed, in the aggregate with the letters of credit permitted under clause (f) above, $20.0 million outstanding at any time, or (B) letters of credit issued in favor of the Swingline Lender or the Issuing Bank pursuant to arrangements designed to eliminate the Swingline Lender’s or Issuing Bank’s risk with respect to a Defaulting Lender’s participation in Swingline Loans or Letters of Credit, respectively, as contemplated by Section 2.05(a) or Section 2.22, as applicable;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness consisting of (i) the financing of insurance premiums, or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate amount not to exceed $50.0 million outstanding at any time;

(q) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money, cash management services or any Hedging Agreements;

(r) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(s) (i) other Indebtedness so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, (A) in the case of Indebtedness secured by first-priority Liens on the Non-ABL Priority Collateral, the Total Net First Lien Leverage Ratio is not greater than 1.50 to 1.00 on a Pro Forma Basis after giving effect to such issuance, incurrence or assumption and (B) in the case of Indebtedness secured by Liens on the Non-ABL Priority Collateral that are pari passu or junior to the Liens on the Non-ABL Priority Collateral securing the Obligations, the Total Net Secured Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis after giving effect to such issuance, incurrence or assumption, (ii)

unsecured Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Total Net Leverage Ratio on a Pro Forma Basis shall not be greater than 3.50 to 1.00; provided that the incurrence of any Indebtedness pursuant to subclauses (i) and (ii) of this clause (s) shall be subject to the last paragraph of this Section 6.01, and (iii) and Permitted Refinancing Indebtedness in respect of any of the foregoing; provided that, for the avoidance of doubt, in connection with any Indebtedness incurred pursuant to clause (i) of this clause (s) and any Permitted Refinancing Indebtedness in respect thereof, the Borrower and its Subsidiaries may grant Liens on the ABL Priority Collateral that are junior to the Liens on the ABL Priority Collateral securing the Obligations;

(t) other Indebtedness of the Borrower or any Subsidiary, so long as (i) the Payment Conditions are satisfied at the time of incurrence of such Indebtedness and (ii) such Indebtedness is either unsecured or secured by junior Liens on Collateral permitted by Section 6.02(ee);

(u) (i) Indebtedness under the Term Loan Documents (or under any other credit facility, indenture or otherwise) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of the issuance or incurrence of such Indebtedness in an outstanding principal amount not to exceed, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(u)(i), the sum of (x) $250.0 million plus (y) such additional amount so long as immediately giving effect to the establishment of commitments for such Indebtedness pursuant to a definitive agreement or incurrence or issuance of Indebtedness in reliance on this subclause (y) only, on the date of incurrence or issuance thereof (A) in the case of Indebtedness secured by first-priority Liens on the Non-ABL Priority Collateral, the Total Net First Lien Leverage Ratio is not greater than 1.50 to 1.00 on a Pro Forma Basis after giving effect to such incurrence or issuance and (B) in the case of Indebtedness secured by Liens on the Non-ABL Priority Collateral that are pari passu with or junior to the Liens on the Non-ABL Priority Collateral securing the Obligations, the Total Net Secured Leverage Ratio is not greater than 3.50 to 1.00 on a Pro Forma Basis after giving effect to such incurrence or issuance; provided that the incurrence or issuance of any Indebtedness pursuant to this clause (u)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness incurred or issued to Refinance any of the foregoing; and

(v) all premium (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that, if such Indebtedness is permitted hereby and is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced, plus (ii) to the extent payment of the following is not prohibited by this Agreement, the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in clauses (a) through (v) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (v), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided that all Indebtedness under the Term Loan Agreement outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (u)(i) of this Section 6.01. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

With respect to any Indebtedness for borrowed money described in clauses (s)(i), (s)(ii), (t) and (u)(i), (A) the stated maturity date of such Indebtedness shall be no earlier than the latest Revolving Facility Maturity Date for each Class as in effect at the time such Indebtedness is incurred and (B) except in respect of any such Indebtedness incurred under any revolving credit facility, the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of each Class of Revolving Facility Loans outstanding at the time such Indebtedness is incurred.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any rights, title or interest in any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) whether now owned or existing or hereafter acquired or arising, or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Loan Parties and the Subsidiaries existing on the Closing Date and, in each case, set forth on Schedule 6.02(a) or, to the extent not listed on Schedule 6.02(a), where such Liens do not attach to ABL Priority Collateral and such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens under the Security Documents securing Secured Hedging Agreements and Secured Cash Management Agreements);

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or to any Accounts or Inventory of any person that is or becomes a Loan Party), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (other than Liens for Taxes or Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, and (ii) pledges and deposits and other Liens securing liability to any person for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits made and other Liens granted, in each case, in the ordinary course of business to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, government contracts, agreements with utilities, and other obligations of a like nature (exclusive of obligations for the payment of borrowed money or, unless permitted by Section 6.01(f), other Indebtedness) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business (and not securing any Indebtedness) and title defects or irregularities that, in the case of each of the foregoing, are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary, and Liens arising out of timber cutting, hauling or sales contracts incurred in the ordinary course of business;

(i) Liens securing Indebtedness permitted by Section 6.01(i) and Section 6.01(j); provided that any such Lien shall only encumber the property acquired or improved in connection with the incurrence of such Indebtedness and proceeds, improvements and replacements thereof;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $25.0 million, shall be discharged within 60 days of the creation thereof;

(l) Liens disclosed on the final title insurance policies approved by the Administrative Agent and delivered on or subsequent to the Closing Date pursuant to the Collateral Agreement, Section 5.10 or Schedule 5.13, and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases (other than Capital Lease Obligations) entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are customary contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (m) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted by the Borrower or any Subsidiary to others in the ordinary course of business, to the extent not otherwise prohibited by this Agreement and not interfering in any material respect with the business of Borrower or such Subsidiary;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01(p);

(t) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(u) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower, or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(v) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(w) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(x) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(y) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(z) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable insurance policies;

(aa) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(bb) other Liens with respect to property or assets of the Borrower or any Subsidiary not constituting ABL Priority Collateral securing obligations in an aggregate principal amount outstanding at any time not to exceed $40.0 million;

(cc) Liens on not more than $40.0 million of deposits securing Hedging Agreements;

(dd) Liens on the Collateral securing Indebtedness permitted by Section 6.01(s), Section 6.01(u) or other “Obligations” (as defined in the Term Loan Agreement) (and Liens securing any Permitted Refinancing Indebtedness in respect of such Indebtedness and other “Obligations” (as defined in the documents governing any such Permitted Refinancing Indebtedness)), so long as such Liens are subject to the Intercreditor Agreement;

(ee) Liens on the Collateral that are junior in priority to the Liens created under the Loan Documents, so long as such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(ff) precautionary Liens on accounts receivable and related assets subject to sales or assignments permitted under Section 6.05(o).

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (ff) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ff), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person (other than the Borrower or a Subsidiary Loan Party) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease (or otherwise become or remain liable as lessee or as a guarantor or other surety with respect to any lease of) such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”); provided that a Sale and Lease Back Transaction shall be permitted if: (a) with respect to property owned (i) by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date, such Sale and Lease Back Transaction is consummated within 180 days of the acquisition of such property, or (ii) by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed $150.0 million.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Subsidiary Loan Party immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) (i) Investments by any Loan Party or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by any Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date by the Loan Parties of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate outstanding amount at any time of $7.5 million and shall only be permitted so long as no Default or Event of Default is continuing or would result therefrom;

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets to the extent permitted under Section 6.05;

(d) so long as no Default or Event of Default is continuing or would result therefrom, loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $15.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof) and (ii) in respect of payroll or relocation expenses in the ordinary course of business, consistent with past practices, not to exceed $5.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof);

(e) accounts receivable, security deposits and prepayments arising with customers and trade credit, in each case, arising or granted in the ordinary course of business, and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any security deposits, prepayments and other credits to suppliers, lessors or utilities made in the ordinary course of business;

(f) Hedging Agreements permitted pursuant to Section 6.11;

(g) Investments existing on the Closing Date and set forth on Schedule 6.04 and any extensions or renewals thereof to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;1

[1]	NTD: Loan from the Borrower to Holdings in connection with the initial QLICI funding to be listed on schedule.

(h) Investments resulting from pledges and deposits under Section 6.02;

(i) so long as no Default or Event of Default is continuing or would result therefrom, other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed $15.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (i));

(j) Investments constituting Permitted Business Acquisitions;

(k) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(l);

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with the Borrower or merged into or consolidated or amalgamated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation or amalgamation, in accordance with Section 6.05, and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation or amalgamation;

(n) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary Loan Party in the ordinary course of business;

(o) so long as no Event of Default is continuing or would result therefrom, Investments to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity;

(p) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(q) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(r) so long as no Default or Event of Default is continuing or would result therefrom, Investments in Unrestricted Subsidiaries or Subsidiaries that are not Loan Parties after giving effect to the applicable Investments in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) outstanding at any time not to exceed $5.0 million;

(s) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(t) advances in the form of a prepayment of expenses in the ordinary course of business, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary, but excluding payments of such expenses that are otherwise prohibited by this Agreement;

(u) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons in the ordinary course of business;

(v) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(w) so long as no Default or Event of Default is continuing or would result therefrom, Investments in joint ventures not in excess of $5.0 million in the aggregate;

(x) Investments in the Borrower and Subsidiaries to the extent necessary to consummate the Permitted Restructuring Transactions; provided that to the extent any Investments are made in Subsidiaries that are not Loan Parties, such Investments shall be in amounts and on such other terms as are reasonably satisfactory to the Administrative Agent; and

(y) in addition to the foregoing Investments, the Borrower and the Subsidiaries may make additional Investments; provided that, at the time such Investment is made, the Payment Conditions are satisfied.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or change its jurisdiction of organization to a jurisdiction outside of the United States, or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets or property of any kind whatsoever (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets or stock of any other person or any division, unit or business of any person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of raw materials and inventory (including, without limitation, work-in-process and finished goods inventory) in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation, winding up or dissolution or change in form of entity of any Subsidiary (other than a Loan Party) if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to any Agent or the Lenders, or (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.07, and shall not in the aggregate exceed, in any fiscal year of the Borrower, $10.0 million; provided that (i) with respect to any sale, transfer, lease or other disposition made under this clause (c), no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to any sale, transfer, lease or other disposition made under this clause (c), the aggregate Revolving Facility Credit Exposure shall not exceed the Line Cap;

(d) Sale and Lease Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and dividends permitted by Section 6.06, Capital Expenditures and the transactions listed on Schedule 3.07(d);

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided that (i) no Default or Event of Default exists or would result therefrom, and (ii) with respect to any such sale, transfer, lease, license or other disposition with gross proceeds (including noncash proceeds) in excess of $5.0 million, immediately after giving effect thereto, the Payment Conditions are satisfied;

(h) the Permitted Restructuring Transactions; provided that any exchange, transfer or disposal to a person other than a Loan Party in connection with any Permitted Restructuring Transaction shall be on terms as are reasonably satisfactory to the Administrative Agent;

(i) leases, licenses, or subleases or sublicenses of any real or personal property granted in the ordinary course of business, to the extent not otherwise prohibited by this Agreement;

(j) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) any exchange of assets for services and/or other assets of comparable or greater value; provided that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value, and (iii) in the event of a swap with a fair market value in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (m) shall not exceed, in any fiscal year of the Borrower, $150.0 million, (B) no Default or Event of Default exists or would result therefrom and (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance;

(l) exchanges of assets between CWPC and one or more of the Borrower and any Subsidiary Loan Party through the division of land between respective mill, utility and hydroelectric assets for the owned Real Property located at Wisconsin Rapids, Wisconsin; provided that, unless otherwise agreed by the Administrative Agent (x) the aggregate fair market value of the Real Property or other assets being received by the applicable Loan Party is approximately equal to or greater than the fair market value of the assets being transferred by such Loan Party in such exchange, (y) the exchange of assets by the parties to the transaction is substantially simultaneous, and (z) the assets received by such Loan Party shall not be subject to any contractual obligation that limits the ability of such Loan Party to create, incur, assume or suffer to exist any Lien on such assets to secure the Loan Obligations (such transactions pursuant to this clause (l), collectively, the “Permitted Land Swaps”);

(m) Permitted Business Acquisitions (including any merger or consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that immediately following any such merger or consolidation or amalgamation, (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party, and (iii) involving a Subsidiary that is not a Subsidiary Loan Party, the surviving or resulting entity shall be a Wholly-Owned Subsidiary;

(n) sales or other dispositions of mills, including through the sale of Equity Interests of any Subsidiary owning or operating any such mill; provided that (i) no Default or Event of Default exists or would result therefrom and (ii) no sale or other disposition shall be permitted by this paragraph (n) unless such sale or other disposition is for at least 75% cash consideration; provided that any Designated Non-Cash Consideration received by the Borrower or any of the Subsidiaries in such sale or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph (n) or pursuant to the last proviso to the last paragraph of this Section 6.05 that is at that time outstanding, not to exceed $15.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash; and

(o) sales or assignments of (x) accounts receivable arising from sales of goods or services by a Loan Party to a customer and (y) related assets, in connection with which a commercial bank of national standing (acting in its own capacity or as agent on behalf of the customer) offers to purchase such accounts receivable on commercially reasonable terms from time to time in a manner that results in faster effective realization of such accounts receivable; provided that (i) no Default or Event of Default exists or would result therefrom, (ii) neither the Borrower nor any Subsidiary shall have any obligation, contingent or otherwise, in connection with such sale, other than to deliver the accounts receivable and related assets sold in such transaction free and clear of any encumbrance, (iii) such sale is for cash and fair market value, (iv) the number of Account Debtors whose accounts receivable are at any time subject to such sales or assignments shall be limited to three (3), and while such Account Debtors’ accounts receivable are subject to such sales or assignments, no Accounts of such Account Debtors shall constitute Eligible Accounts, (v) accounts receivable subject to such sales or assignments must be capable of being fully segregated from other Accounts (including with respect to accounts receivable reporting, purchase orders, invoicing and payments) and (vi) in the event that all Accounts of an Account Debtor cease to be subject to such sales or assignments, such Accounts may become Eligible Accounts (subject to the terms and conditions applicable to Accounts generally) subject to the consent of the Administrative Agent not to be unreasonably withheld or delayed.

Notwithstanding anything to the contrary contained in this Section 6.05, (i) except for any sale, transfer or disposition of all (but not a portion of) the Equity Interests of any Subsidiaries in compliance with the provisions of Section 6.05 or a transaction permitted by Section 6.05(b), (c) or (n), no sale, transfer or other disposition of any Equity Interests of any Subsidiary shall be permitted by this Section 6.05, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties or from Subsidiaries that are not Loan Parties to other Subsidiaries that are not Loan Parties pursuant to paragraph (c) hereof and sales, transfers or other dispositions pursuant to paragraph (n) hereof) unless such disposition is for fair market value, and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (f) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (iii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $2.5 million (provided that such transactions do not involve assets with a fair market value of more than $15.0 million in the aggregate for all such transactions during the term of this Agreement); provided, further, that for purposes of clause (iii), any Designated Non-Cash Consideration received by the Borrower or any of the Subsidiaries in such sale, transfer or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause proviso or pursuant to paragraph (n) above that is at that time outstanding, not to exceed $15.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent that any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings, the Borrower or any Subsidiary Loan Party, such Collateral (but not the proceeds thereof) shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

Section 6.06 Dividends and Distributions. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions), or (ii) directly or indirectly redeem, purchase, retire, obtain the surrender of or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to, or repurchase its Equity Interests from, the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b) the Borrower may make Restricted Payments to Holdings (i) in respect of overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity (other than in respect of expenses of the type referred to in subclause (iv) below), (ii) in respect of fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity, whether or not consummated, in which the proceeds are (or are intended to be, in the event such transaction is not consummated) contributed to the Borrower, (iii) in respect of franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) (x) with respect to each tax year or portion thereof that the Borrower qualifies as a Flow Through Entity, the Borrower may make Restricted Payments to the holders of Equity Interests of the Borrower (or to any direct or indirect parent of the Borrower or holders of Equity Interests in such parent), and (y) with respect to any tax year or portion thereof that the Borrower does not qualify as a Flow Through Entity, the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower that files a consolidated U.S. federal, state or local income tax return that includes the Borrower and the Subsidiaries, in each case in an amount not to exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local income taxes (as the case may be) payable on such returns in respect of such year if the Borrower and the Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Borrower to be a taxpaying corporation and parent of a group if it is a Flow Through Entity), and (v) in respect of customary salary, bonus and other benefits, payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and the Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity);

(c) the Borrower may make Restricted Payments to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $15.0 million;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) the Borrower may make Restricted Payments to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(f) so long as no Default or Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings so that Holdings or any Parent Entity may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 4.0% of the market capitalization of Holdings at the time of such Restricted Payment per annum;

(g) so long as no Default or Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings or any Parent Entity in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $5.0 million;

(h) the Borrower may make Restricted Payments to Holdings or any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, and (B) Holdings or such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a

Subsidiary, or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(i) the Permitted Restructuring Transactions; and

(j) in addition to the foregoing Restricted Payments, the Borrower and the Subsidiaries may make additional Restricted Payments; provided that the Payment Conditions are satisfied at the time such Restricted Payment is made.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise not prohibited by this Agreement, and (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) transactions solely between or among any of the Borrower, any Subsidiary Loan Party (or any entity that becomes a Subsidiary Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary Loan Party is the surviving entity)) and, to the extent permitted by Section 7.01, Holdings;

(ii) the Permitted Restructuring Transactions;

(iii) the payment of customary fees, reasonable out-of-pocket costs and customary indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business;

(iv) transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Agents or the Lenders in any material respect;2

(v) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, and (B) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, in any such case approved by the Borrower’s Board of Directors, and any reasonable and customary employment contract and transactions pursuant thereto;

(vi) Restricted Payments permitted under Section 6.06, including any such Restricted Payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04;

[2]	NTD: Schedule to include Quinnesec lease and indemnification agreement.

(vii) the issuance, sale or transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower;

(viii) payments by Holdings (or any Parent Entity), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (iv) of Section 6.06(b);

(ix) payments of loans (or cancellations of loans) to employees that are (A) approved by a majority of the Board of Directors of the Borrower in good faith, (B) made in compliance with applicable law, and (C) otherwise permitted under this Agreement;

(x) transactions permitted by, and complying with, the provisions of Section 6.05;

(xi) Permitted Land Swaps;

(xii) any transaction (or series of related transactions) involving aggregate consideration of less than $2.5 million;

(xiii) transactions permitted by, and complying with, the provisions of Section 6.01(u) and Section 6.02(dd); and

(xiv) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

Section 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, Bylaws and Certain Other Agreements; Etc. (a) Amend or modify, or grant any waiver or release under or terminate in any manner, the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party, in any such case, if the effect thereof would be materially adverse to any Loan Party or the rights, interest or remedies of any Lender or the Administrative Agent.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, (x) any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any other Indebtedness that is subordinated in right of payment to the Obligations or any Permitted Refinancing Indebtedness in respect of the foregoing or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), (y) any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, or (z) any voluntary or optional prepayment of or in respect of principal on the loans under any other Indebtedness for borrowed money that is not Junior Financing, except for (in each case unless prohibited by any applicable subordination agreement with respect to any Junior Financing): (A) Refinancings permitted by clauses (s), (t) and (u) of Section 6.01, (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing or such Indebtedness for borrowed money, (C) payments or distributions in respect of all or any portion of the Junior Financing or such Indebtedness for borrowed money with the proceeds contributed to the Borrower by Holdings from the substantially contemporaneous issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests, (D) the conversion of any Junior Financing to Equity Interests of Holdings or any Parent Entity, (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings or such Indebtedness for borrowed money prior to their scheduled maturity made in an aggregate amount not to exceed $5.0 million in any fiscal year, (F) voluntary or optional payments or other distributions in respect of Indebtedness permitted by Section 6.01(u) so long as no Availability Triggering Event has occurred and is continuing or would result therefrom and (G) additional payments and distributions, so long as the Payment Conditions are satisfied at the time of making such payments or distributions; provided that the defined term “Junior Financing” shall not include Indebtedness permitted by Section 6.01(u) that is subject to the Intercreditor Agreement; or

(i) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders, or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Subsidiary Loan Party or any other Subsidiary to enter into any agreement or instrument that by its terms restricts the ability of any such Subsidiary to (i) pay dividends or make distributions or cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, (ii) make loans or advances to Borrower or any other Subsidiary Loan Party, (iii) transfer any of its property or assets to Borrower, or (iv) grant Liens upon any of its properties or assets, whether now owned or hereafter acquired, and allow for the pledge of its Equity Interests to secure the Obligations, in each case with respect to clauses (i), (ii) (iii), and (iv) above, except for:

(A) restrictions set forth in any Loan Document and the Term Loan Documents;

(B) (i) restrictions imposed by applicable law, and (ii) restrictions in effect on the Closing Date pursuant to any agreement or undertaking set forth on Schedule 6.09 and any Permitted Refinancing Indebtedness in respect thereof;

(C) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that do not expand the scope of any such encumbrance or restriction;

(D) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary permitted under Section 6.05 pending the closing of such sale or disposition;

(E) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(F) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(G) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k), (s), (t) or (u) or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement and the Term Loan Documents;

(H) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business (to the extent such lease, license or similar agreement is permitted by this Agreement);

(I) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (to the extent such lease is permitted by this Agreement);

(J) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(K) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(L) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(M) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations;

(N) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(O) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(Q) any encumbrance or restriction imposed by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (O) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10 Fixed Charge Coverage Ratio. If, at the close of business on any day, a Covenant Triggering Event shall exist, the Borrower must maintain a Fixed Charge Coverage Ratio (commencing with the 12-month period then most recently ended for which the certificate described in Section 5.04(d) has been (or was required to be) delivered (or for any date prior to the date of the first requirement under Section 5.04(d), the 12-month period ended [            ], 2016)) of not less than 1.0 to 1.0 (which calculation shall be made on a Pro Forma Basis) until such time as no Covenant Triggering Event shall exist. For purposes of this Section 6.10, when calculating Excess Availability under the definition of Covenant Triggering Event, Excess Availability for a non-Business Day shall be Excess Availability as of the immediately preceding Business Day.

Section 6.11 Hedging Agreements. Enter into any Hedging Agreement, other than (a) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of the Borrower or any Subsidiary, and (c) Hedging Agreements entered into in order to swap currency in connection with funding the business of Holdings, the Borrower and the Subsidiaries in the ordinary course of business.

Section 6.12 No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any Junior Financing other than (a) the Obligations under this Agreement and the other Loan Documents and (b) the Term Obligations, any other Indebtedness incurred pursuant to Section 6.01(s) or (u) and any Permitted Refinancing Indebtedness in respect thereof.

Section 6.13 Fiscal Year; Accounting. In the case of the Borrower, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

ARTICLE 7

HOLDINGS COVENANTS

Section 7.01 Holdings Covenants. Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, and all Letters of Credit have been canceled or have expired, and all amounts drawn thereunder have been reimbursed in full, unless the requisite Lenders shall otherwise consent in writing in accordance with Section 10.08:

(a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (k), (dd) or (ee)) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents;

(b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Default exists or would result therefrom, Holdings may merge with any other person;

(c) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower; and

(d) Holdings shall comply with Sections 5.03, 5.05, 5.06, 5.07, 5.09 and 5.10 as if each reference therein to the Borrower were a reference to Holdings.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document, Borrowing Base Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Sections 2.05(e), 5.01(a), 5.04(i), 5.05(a), 5.08 or 5.13 or in Article 6 or Article 7 (and, in the case of Sections 5.04(i), such default shall continue unremedied for a period of five (5) days) after the earlier of (i) a Responsible Officer of any Loan Party having knowledge of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or the Required Lenders of such default;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of any Loan Party having knowledge of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or the Required Lenders of such default;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity, or (B) enables or permits (with all applicable grace and cure periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries, or (iii) the winding up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), which judgments are not discharged or effectively waived or stayed for a period of 45 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States of America district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (v) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason cease to be, or be asserted in writing by any Loan Party or any Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets constituting ABL Priority Collateral with a value in the aggregate in excess of $2.0 million shall cease to be, or shall be asserted in writing by any Loan Party or any Subsidiary not to be, a valid and perfected security interest (perfected as or having the priority required by the Loan Documents and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Applicable Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements, and except to the extent that such loss is covered by a lender’s title insurance policy and the Applicable Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party or any Subsidiary not to be in effect or not to be legal, valid and binding obligations.

In every event, and at any time thereafter during the continuance of such event, the Administrative Agent may, subject to Section 9.05, and at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and any obligation of any Issuing Bank to issue, extend or renew Letters of Credit, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) demand cash collateral pursuant to Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iv) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of any of the Agents or the Lenders under this Agreement, any of the other Loan Documents or applicable law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of any of the Agents or the Lenders; provided that, in any event with respect to any Loan Party described in Section 8.01(h) or 8.01(i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE 9

THE AGENTS

Section 9.01 Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including without limitation as the collateral agent for such Lender and the other applicable Secured Parties under the applicable Security Documents and as ABL Facility Agent under and as defined in the Intercreditor Agreement, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates, and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates)), as potential counterparties to Cash Management Agreements or Secured Hedging Agreements, hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article 9 (including, without limitation, Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full in cash of all Obligations (other than in respect of contingent indemnification expense reimbursement obligations for which no claim has been made) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold, or disposed of or to be disposed of, as part of or in connection with any sale permitted hereunder or under any other Loan Document to a person that is not a Loan Party, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary Loan Party as a result of a transaction permitted hereunder, and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or 6.02(j). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (ii) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (E) the value or the sufficiency of any Collateral, (F) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (G) whether any Lender or Participant is or becomes an Ineligible Institution or otherwise monitoring or enforcing prohibitions on assignments and participations of Loans and Commitments to Ineligible Institutions.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution), or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such

Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to any Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it, and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the

Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07 Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by any Loan Party and without limiting the obligation of each Loan Party to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure and, in the case of the indemnification of each Agent, and unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable under any Loan Document.

Section 9.08 Agent in its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other

Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Any releases, limitations on liability and other exculpatory provisions from time to time granted to or otherwise provided for the benefit of any successor or replacement Agent or any of its successors or assigns in such capacity shall, in addition to inuring to the benefit of such successor or replacement Agent, also inure to the benefit of any predecessor Agent, its Subagents (if any) and their respective Related Parties.

Section 9.10 Agents and Joint Lead Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Syndication Agent, joint book runner or Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 10.05, 10.15 and 10.17 (subject to the applicable obligations and limitations as set forth therein).

Section 9.11 Secured Hedging Agreements and Secured Cash Management Agreements. (a) The Borrower and any Hedge Bank or Cash Management Bank (the “Secured Bank Product Counterparty”) may from time to time designate the obligations in respect of a Hedging Agreement or Cash Management Agreement to which they are parties as being “Secured Hedging Agreements” or “Secured Cash Management Agreements,” as applicable, upon delivery of a Bank Product Provider Agreement within 10 days after such Hedging Agreement or Cash Management Agreement is entered into by and between Holdings, the Borrower or any of their Subsidiaries and such Secured Bank Product Counterparty (or, with respect to Hedging Agreements or Cash Management Agreements in effect on the Closing Date, within 10 days after the Closing Date) to the Administrative Agent from the Borrower and the Secured Bank Product Counterparty, which Bank Product Provider Agreement shall include (i) a description of such Hedging Agreement or Cash Management Agreement and (ii) the maximum amount (expressed in Dollars) of the Hedge Termination Value or Cash Management Obligations thereunder, if any, that is elected by the Borrower and the Secured Bank Product Counterparty to constitute “Pari Passu Secured Bank Product Obligations” and as to which an equal reserve shall be taken against the Borrowing Base (each, a “Designated Pari Passu Amount” and such Secured Hedge Obligations or Cash Management Obligations (to the extent of such Designated Pari Passu Amount), “Pari Passu Secured Bank Product Obligations”); provided that, unless the Administrative Agent otherwise agrees in its sole discretion, no such Designated Pari Passu Amount with respect to any Hedging Agreement or Cash Management Agreement not in existence on the Closing Date shall constitute Pari Passu Secured Bank Product Obligations (and no such reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Bank Product Provider Agreement and after giving effect to such Designated Pari Passu Amount (including to the reserve for Pari Passu Secured Bank Product Obligations to be established by the Administrative Agent in connection therewith), an Availability Triggering Event shall have occurred and be continuing; provided further that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Secured Bank Product Counterparties and the obligations with respect to Secured Hedging Agreements and Cash Management Agreements provided by such former Lender or any of its Affiliates shall no longer constitute Secured Hedge Obligations, Cash Management Obligations or Pari Passu Secured Bank Product Obligations.

(b) The Borrower and the applicable Secured Bank Product Counterparty may increase, decrease or terminate any Designated Pari Passu Amount in respect of a Hedging Agreement or Cash Management Agreement upon written notice to the Administrative Agent, in which case the Administrative Agent shall promptly make a corresponding adjustment to the reserve against the Borrowing Base with respect thereto; provided that any increase in a Designated Pari Passu Amount shall be deemed to be a new designation of a Designated Pari Passu Amount pursuant to a new Bank Product Provider Agreement and shall be subject to the limitations set forth in Section 9.11(a). For the avoidance of doubt, Secured Hedge Obligations and Cash Management Obligations under any Hedging Agreement or Cash Management Agreement designated pursuant to this Section 9.11 in excess of the applicable Designated Pari Passu Amount shall constitute Secured Hedge Obligations or Cash Management Obligations, as applicable, but shall be entitled to a lesser priority of payment as set forth in Section 2.18(b).

(c) No holder of Secured Hedge Obligations or Cash Management Obligations that obtains the benefits of Section 2.18(b), any Guarantee of such obligations or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, (i) the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations or Cash Management Obligations unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the parties to the applicable agreements, and (ii) if Wells Fargo (or an Affiliate thereof) is the Secured Bank Product Counterparty for any Secured Hedging Agreement or Secured Cash Management Agreement between Wells Fargo (or such Affiliate) and any Loan Party, no Bank Product Provider Agreement shall be required to be delivered to the Administrative Agent in order for the Hedge Termination Value or Cash Management Obligations thereunder, if any, to constitute “Pari Passu Secured Bank Product Obligations” and for an equal reserve to be taken against the Borrowing Base.

Section 9.12 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.12.

Section 9.13 [Reserved].

Section 9.14 Right to Realize on Collateral and Enforce Guarantees. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee in respect of any Obligations, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent or any other Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, at the direction or with the consent of the Super Majority Lenders and as agent for and representative of the Secured Parties (but not any Lender or other Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Initial Issuing Banks or the Swingline Lender on the Closing Date, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that such Loan Party will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a request for a Borrowing, a notice pursuant to Section 2.07 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.05, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Loan Party agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or to the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) shall be effective as provided in such Section 10.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(d) to the Administrative Agent. Except for such certificates required by Section 5.04(d), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 10.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the initial Subsidiary Loan Parties and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Subsidiary Loan Party, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(a) (i) Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, which consent will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after receiving any request for such consent; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other person;

(B) the Administrative Agent; and

(C) each Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million with respect to Revolving Facility Loans or Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds treated as one assignment), if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (2) a Defaulting Lender or (3) a natural person.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, subject to the provisions of Section 10.04(h), (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility, duty or obligation to determine, ascertain or inquire into whether any Lender or potential Lender is or becomes an Ineligible Institution or to otherwise monitor or enforce prohibitions on assignments to Ineligible Institutions, and the Administrative Agent shall have no liability with respect to any assignment made to any Person that is or becomes an Ineligible Institution.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05) (subject to the limitations and requirements of those Sections). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.05 and any written consent to such assignment required by paragraph (b) of this Section 10.05 and any applicable tax forms, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the

Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to such Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it);

provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (v), (vi) or (vii) of the first proviso to Section 10.08(b), and (2) directly affects such Participant, and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States of America on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Revolving Facility Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(g) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Ineligible Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform and/or (B) provide the DQ List to each Lender requesting the same.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a person that was an Ineligible Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such person (unless the Borrower has consented or deemed to have consented to such assignment pursuant to Section 10.04(b)(i)(A), in which case such person will not be considered an Ineligible Institution for the purpose of such assignment); provided that each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility, duty or obligation to determine, ascertain or inquire into whether any Lender, Participant, potential Lender or potential Participant is or becomes an Ineligible Institution or to otherwise monitor or enforce prohibitions on assignments and participations to Ineligible Institutions, and the Administrative Agent shall have no liability with respect to any assignment or participation made to any Person that is or becomes an Ineligible Institution.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 10.04(i), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.05 Expenses; Indemnity. (a) Each Loan Party agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence), and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the opening and maintaining of a Dominion Account or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable and documented fees, out-of-pocket charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent, and Otterbourg P.C., solely in its capacity as special intercreditor counsel for the Administrative Agent, and, if necessary, the reasonable and documented fees, out-of-pocket charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b) Each Loan Party agrees to indemnify the Administrative Agent, the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of one counsel (except the allocated costs of in-house counsel) for all such Indemnitees (plus one local counsel in each applicable jurisdiction and, in the event of an actual or perceived conflict of interest, additional counsel appointed with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, each Loan Party agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, out-of-pocket charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Laws and related in any way to Holdings, the Borrower or any of their respective Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property related in any way to Holdings, the Borrower or any of their respective Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (ii) to the extent arising from a material breach of any such Indemnitee’s obligations under the Loan Documents, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) to the extent arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Loan Parties or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Joint Lead Arranger or any similar role under the Loan Documents). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of any Revolving Facility or the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim).

(d) To the fullest extent permitted by applicable law, Holdings, the Borrower and their respective subsidiaries shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 10.06 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of set off) that such Lender or such Issuing Bank may have.

Section 10.07 APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.08 Waivers; Amendment. (a) No failure or delay of any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21 or 2.23, or in the Intercreditor Agreement or any other intercreditor agreement entered into by the Borrower and the Administrative Agent, to the extent otherwise provided for therein, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that except as expressly set forth in Section 2.21 or 2.23, no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c); provided that any amendment to the “Borrowing Base,” “Excess Availability” and related definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased (provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the prior written consent of any Lenders), in each case without the prior written consent of the Super Majority Lenders;

(v) amend or modify the provisions of this Section 10.08 or the definition of the terms, “Required Lenders,” “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders and Super Majority Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the applicable Security Document, unless, in each case, any assets or Equity Interests are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, except in connection with a “credit bid” undertaken by the Administrative Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise under the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release); or

(vii) change the order of application of proceeds of Collateral set forth in Section 2.18(b) or modify the ratable sharing or payments required thereby without the prior written consent of each Lender directly adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable, acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(c) Without the consent of any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing (but without limiting the rights of the Lenders and the Agents under the provisos to the preceding clause (b)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Facility Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or the Super Majority Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Revolving Facility Commitments on substantially the same basis as the Revolving Facility Loans.

(f) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (2) the date on which payment of interest on any Loan or any L/C Disbursement or any fees is due may not be extended without the prior written consent of such Lender, to the extent such Lender is adversely affected thereby, and (3) this Section 10.08 may not be amended or modified without the prior written consent of such Lender to the extent such Lender is adversely affected thereby.

(g) The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 10.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and the occurrence of the Closing Date and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission (e.g., a “pdf” or “tif”) pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 10.16, or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party), and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, (iii) to its parent companies and Affiliates and its and their respective agents, advisors or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any pledgee under Section 10.04(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), and (vi) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16). Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.17 Platform; Borrower Materials. (a) Each Loan Party hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, Verso Corporation or any of their subsidiaries or their respective securities) (each, a “Public Lender”). Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (iii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (iv) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower, Verso Corporation or any of their subsidiaries or their respective securities for purposes of United States Federal and state securities laws, (v) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (vi) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Subsidiary Loan Party or any assets to a person that is not (and is not required to become)

a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05, and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, such Subsidiary Loan Party’s obligations under its Guarantee shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full in cash and all Letters of Credit are cash collateralized or terminated and Commitments are terminated. Without limiting the generality of the foregoing, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Loan Party to facilitate the Permitted Land Swaps, such documents to include (i) releases and subordinations of Liens created by any Loan Documents in respect of real property, easements, and related instruments to be conveyed, granted, or entered into in connection therewith, and (ii) land division and consolidation instruments (including certified survey maps) in respect thereof. Promptly following the completion of the Permitted Land Swaps, the affected Loan Party(ies) will take such action and execute any such documents as may be reasonably requested by the Administrative Agent to subject any real property so acquired by such Loan Party(ies) to any Liens created by any Loan Documents.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 10.20 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.21 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit, or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between such Loan Party and its Subsidiaries and any Agent, any Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Issuing Bank, any Swingline Lender or any Lender has advised or is advising any Loan Party, any Subsidiary or any of their Affiliates on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Banks, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Bank, the Swingline Lenders and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Agents, the Issuing Banks, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person; (ii) none of the Agents, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Banks, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Issuing Banks, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

VERSO PAPER HOLDINGS FINANCE LLC
VERSO PAPER HOLDINGS LLC
[SUBSIDIARY LOAN PARTIES TO BE ADDED]

By:
Name:	Allen J. Campbell
Title:	Chief Financial Officer

[Signature Page to Asset-Based Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Joint Lead Arranger and a Lender

By:
Name:
Title:

[Signature Page to Asset-Based Revolving Credit Agreement]

BARCLAYS BANK PLC, as Syndication Agent, a Joint Lead Arranger and a Lender

By:
Name:
Title:

[Signature Page to Asset-Based Revolving Credit Agreement]

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re:	:	Chapter 11
:
VERSO CORPORATION, et al.,[1]	:	Case No. 16-10163 (KG)
:
Debtors.	:	Jointly Administered
:
:
x

FOURTH NOTICE OF FILING OF PLAN SUPPLEMENT PURSUANT TO

DEBTORS’ FIRST MODIFIED THIRD AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE that on May 10, 2016, the above-captioned debtors and debtors in possession (the “Debtors”) filed solicitation versions of the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 867] (the “Plan”) and the Disclosure Statement for the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 868] (the “Disclosure Statement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

PLEASE TAKE FURTHER NOTICE that on June 8, 2016, the Debtors filed the Notice of Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Verso Corporation (7389); Verso Paper Finance Holdings One LLC (7854); Verso Paper Finance Holdings LLC (7395); Verso Paper Holdings LLC (7634); Verso Paper Finance Holdings Inc. (7851); Verso Paper Inc. (7640); Verso Paper LLC (7399); nexTier Solutions Corporation (1108); Verso Androscoggin LLC (7400); Verso Quinnesec REP Holding Inc. (2864); Verso Maine Energy LLC (7446); Verso Quinnesec LLC (7404); Bucksport Leasing LLC (5464); Verso Sartell LLC (7406); Verso Fiber Farm LLC (7398); NewPage Holdings Inc. (5118); NewPage Investment Company LLC (5118); NewPage Corporation (6156); NewPage Consolidated Papers Inc. (8330); Escanaba Paper Company (5598); Luke Paper Company (6265); Rumford Paper Company (0427); Wickliffe Paper Company LLC (8293); Upland Resources, Inc. (2996); NewPage Energy Services LLC (1838); Chillicothe Paper Inc. (6154); and NewPage Wisconsin System Inc. (3332). The address of the Debtors’ corporate headquarters is 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1062] (the “Original Plan Supplement”), on June 9, 2016, the Debtors filed the Second Notice of Filing of Plan Supplement Pursuant to Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1069] (the “Second Plan Supplement”) and on June 22, 2016 the Debtors filed the Third Notice of Filing of Plan Supplement Pursuant to Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1204] (the “Third Plan Supplement” and, together with the Original Plan Supplement and the Second Plan Supplement, the “Plan Supplement”) in support of the Plan.

PLEASE TAKE FURTHER NOTICE that the Debtors hereby file the following additional Plan Supplement document:

•	Exhibit N Registration Rights Agreement Term Sheet

PLEASE TAKE FURTHER NOTICE that the forms of the documents contained in the Plan Supplement are integral to, and are considered part of, the Plan. If the Plan is confirmed, the documents contained in the Plan Supplement will be approved by the Bankruptcy Court pursuant to the order confirming the Plan.

PLEASE TAKE FURTHER NOTICE that the Debtors reserve the right, subject to the terms and conditions set forth in the Plan, to alter, amend, modify, or supplement any document in the Plan Supplement; provided, if any document in the Plan Supplement is altered, amended, modified, or supplemented in any material respect prior to the hearing to confirm the Plan, the Debtors will file a blackline of such document with the Bankruptcy Court.

PLEASE TAKE FURTHER NOTICE that the Plan Supplement, Plan, and Disclosure Statement may be viewed for free at the website of the Debtors’ claims and noticing agent, Prime Clerk LLC (“Prime Clerk”) at https://cases.primeclerk.com/verso/ or for a fee on the

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Bankruptcy Court’s website at http://www.deb.uscourts.gov. To obtain hard copies of the Plan Supplement, Plan, or Disclosure Statement, please contact Prime Clerk at Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, New York 10022 or by calling 855-410-7359.

PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing will be held before the Honorable Kevin Gross, United States Bankruptcy Judge, in Courtroom 3 of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801, on June 23, 2016, at 10:00 a.m. (EDT). Please be advised that the Confirmation Hearing may be continued from time to time by the Bankruptcy Court without further notice.

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Dated:	June 22, 2016
Wilmington, Delaware

/s/ Brett M. Haywood
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
Michael J. Merchant (No. 3854)
Amanda R. Steele (No. 5530)
Brett M. Haywood (No. 6166)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

- and -

O’MELVENY & MYERS LLP
George A. Davis (admitted pro hac vice)
Peter Friedman (admitted pro hac vice)
Andrew M. Parlen (admitted pro hac vice)
Diana M. Perez (admitted pro hac vice)
Andrew D. Sorkin (admitted pro hac vice)
Times Square Tower
Seven Times Square
New York, New York 10036
Telephone: (212) 326-2000
Facsimile: (212) 326-2061

Attorneys for the Debtors
and Debtors in Possession

Exhibit N

Registration Rights Agreement Term Sheet

FINAL VERSION

Registration Rights Agreement Term Sheet

This Registration Rights Agreement Term Sheet summarizes the material terms and conditions of the Registration Rights Agreement (“Agreement”) described in the Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”). The Agreement will be entered into prior to the effective date of the Plan (the “Plan Effective Date”) by Verso Corporation (the “Company”) and any Claimholder (as defined below), but will become effective only when and if a Registration Trigger Event (as defined below) occurs within 90 days after the Plan Effective Date, and only with respect to the Claimholder that provides notice as described below of such Registration Trigger Event. All capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Registrable Securities

“Registrable Securities” are (a) all shares of Class A common stock, par value $0.01 per share (“Common Stock”) of the Company issued and shares of Common Stock issuable pursuant to the exercise of Plan Warrants (“Warrant Shares”) acquired by a Holder pursuant to the Plan and any additional shares of Common Stock or Warrant Shares acquired by such Holder in open market or other purchases after the date that a registration statement filed pursuant to the Agreement is first declared effective by the Securities and Exchange Commission (the “Commission”) and (b) any additional shares of Common Stock paid, issued or distributed in respect of any such shares or Plan Warrants by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such Common Stock or Warrant Shares will have been converted or exchanged; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (x) the date on which such securities are disposed of pursuant to an effective registration statement; (y) the date on which such securities are disposed of pursuant to Rule 144 (or any similar provision then in effect) promulgated under the Securities Act of 1933, as amended; and (z) the date on which such Registrable Securities may be sold pursuant to Rule 144 (or any similar provision then in effect) without regard to any volume or manner of sale restrictions, provided that, with respect to this clause (z), such date may be no earlier than the first anniversary of the Plan Effective Date.

“Initial Registrable Securities Number” is the aggregate number of Registrable Securities (including Warrant Shares) beneficially owned by all signatories to the Agreement other than the Company (the “Holders” and each a “Holder”) that have delivered a Registration Trigger Event Notice (as defined below), measured at the time each such signatory delivered its respective Registration Trigger Event Notice and appropriately adjusted for any stock splits, reverse stock splits, stock dividends or similar transactions involving the Company’s Common Stock.

Registration Trigger Event	“Claimholder” means any person who, as of the Plan Effective Date, beneficially holds Allowed Claims that will entitle such person to receive on the Plan Effective Date 7% or more of the total Common Stock outstanding (on a fully diluted basis) on the Plan Effective Date. If, during the period from and including the Plan Effective Date through the date which is 90 days after the Plan Effective Date, a Claimholder acquires any shares of Common Stock or Warrant Shares such that, following such acquisition such Claimholder, together with its affiliates and related funds, beneficially owns, in the aggregate, 10% or more of the total amount of all Common Stock then-outstanding (on a fully diluted basis) (such event, a “Registration Trigger Event”), such Claimholder will (i) provide written notice of the Registration Trigger Event to the Company within five business days of the occurrence of such event (such notice, a “Registration Trigger Event Notice”) and (ii) upon receipt of such notice by the Company, the Agreement will become effective with respect to such Claimholder.

Initial Shelf Registration Statement

The Company will file a shelf registration statement on Form S-1 (or Form S-3, if available) (the “Initial Shelf Registration Statement”) with the Commission on or prior to the 90th day following receipt of written notice of a Registration Trigger Event.

The Company will use its commercially reasonable efforts to cause the Initial Shelf Registration Statement to be declared effective by the Commission and use its commercially reasonable efforts to keep such Initial Shelf Registration Statement continuously effective until the earlier of (i) the expiration of one year following the effective date of such Initial Shelf Registration Statement, subject to extension in the event the Company becomes eligible to use Form S-3 (the “Initial Shelf Expiration Date”), and (ii) the date all Registrable Securities covered by the Initial Shelf Registration Statement have been sold.

So long as the Initial Shelf Registration Statement is on Form S-1, (i) the Company will file any supplements to the prospectus or post-effective amendments required to be filed by applicable law in order to incorporate into such prospectus any Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed by the Company with the Commission, and (ii) the Company will file any supplements to the prospectus necessary or required to be filed by applicable law in order to incorporate into such prospectus any Current Reports on Form 8-K or other information necessary so that the Initial Shelf Registration Statement shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Subsequent Shelf Registration Statements on Form S-3	For so long as any Registrable Securities remain outstanding, the Company will (i) use its commercially reasonable efforts to become eligible to register the Registrable Securities on Form S-3 (“S-3 Shelf Registration Statement”) after the Initial Shelf Expiration Date, (ii) use its commercially reasonable efforts to cause any S-3 Shelf Registration Statement to be declared effective by the Commission and (iii) use its commercially reasonable efforts to keep such S-3 Shelf Registration Statement continuously effective until all Registrable Securities covered by the S-3 Shelf Registration Statement have been sold.

Demand Registration

At any time and from time to time on or following a Registration Trigger Event, any Holder or group of Holders may request in writing (“Demand Registration Request”) that the Company effect the registration of all or part of such Holder’s or Holders’ Registrable Securities with the Commission. The Company will file a registration statement covering such Holder’s or Holders’ Registrable Securities requested to be registered, and will use its commercially reasonable efforts to cause such registration statement to be declared effective as promptly as practicable after receipt of such request. The Company is not required to file a registration statement pursuant to a Demand Registration Request:

(A)   unless either (i) the number of Registrable Securities requested to be registered on such registration statement equals at least thirty-three percent (33%) of the Initial Registrable Securities Number and (ii) the Registrable Securities requested to be sold by the Holders pursuant to such registration statement will have an anticipated aggregate gross offering price (before deducting underwriting discounts and commission) of at least $20 million.

(B)   if the Registrable Securities requested to be registered are already covered by an existing and effective registration statement and such registration statement may be utilized for the offering and sale of the Registrable Securities requested to be registered;

(C)   if a registration statement has previously been initially declared effective by the Commission within the one hundred eighty (180) days preceding the date such Demand Registration Request is made; and

(D)   if the number of Demand Registration Requests previously made pursuant to the Agreement equals three (3); provided that a Demand Registration Request will not be considered made for purposes of this clause (D) unless the requested registration statement has been declared effective by the Commission.

Underwritten “Takedown”

The Company will facilitate an underwritten “takedown” of Registrable Securities, provided that (i) the number of shares included in such “takedown” equals at least thirty-three percent (33%) of the Initial Registrable Securities Number and (ii) the Registrable Securities requested to be sold by the Holders in such “takedown” has an anticipated aggregate gross offering price (before deducting underwriting discounts and commission) of at least $20 million (such offering an “Underwritten Offering”). The Holders of a majority of the Registrable Securities in an Underwritten Offering, with the consent of the Company, which consent may not be unreasonably delayed or withheld, will select one or more investment banking firms to be the managing underwriter or underwriters. The Company will cause at least one (1) executive officer and its Chief Financial Officer and/or Chief Accounting Officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, that the Company will have no obligation to participate in more than two (2) “road shows” in any twelve (12)-month period and such participation will not unreasonably interfere with the business operations of the Company.

The Company will not be required to undertake an Underwritten Offering if:

(A)   the Company has undertaken an Underwritten Offering, whether for its own account or pursuant to the Agreement, within the one hundred eighty (180) days preceding the date of the request for such Underwritten Offering is given to the Company; and

(B)   the number of Underwritten Offerings previously made equals three (3); provided that if the Company has received more than one (1) Registration Trigger Event Notice, the number of number of Underwritten Offerings previously made will be increased to four (4).

Grace Periods	After a registration statement has been declared effective by the Commission, the Company may postpone the filing or effectiveness of, or suspend the use of, a registration statement if it will materially adversely affect any bona fide material financing or any material transaction of the Company, result in the disclosure of material non-public information that would otherwise not be publicly disclosed and the Company may delay the disclosure of such material non-public information (such period a “Grace Period”). Grace Periods are limited to an aggregate of ninety (90) days during any 365 day period.

Piggyback Registration

If at any time, and from time to time, when Registrable Securities are not already covered by an existing and effective registration statement, the Company proposes to

(A)   file a registration statement under the Securities Act with respect to an

Underwritten Offering of any class of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company; or

(B)   conduct an underwritten offering constituting a “takedown” of a class of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company registered under a shelf registration statement previously filed by the Company, the Company will give written notice (the “Piggyback Notice”) of such proposed filing or underwritten offering to the Holders at least ten (10) business days before the anticipated filing date and will offer the Holders the opportunity to register such amount of Registrable Securities as each Holder may request on the same terms and conditions as the registration of the other securities of the Company securities included in such proposed filing or underwritten offering, as the case may be (a “Piggyback Offering”).

If the managing underwriter or underwriters of such underwritten offering advises the Company and the selling Holders in writing that, in its view, the total amount of securities that the Company, such Holders and any other holders entitled to participate in such offering (“Other Holders”) propose to include in such offering is such as to adversely affect the success of such underwritten offering, then:

(A)   if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (i) first, all securities to be offered by the Company; (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders; and (iii) third, up to the full amount of securities requested to be included in such Piggyback Offering by all Other Holders;

(B)   if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights (including pursuant to a Demand Registration Request), the Company will include in such registration: (i) first, all securities of the Other Holder exercising “demand” rights (including pursuant to a Demand Registration Request) requested to be included therein; (ii) second, up to the full amount of securities proposed to be included in the registration by the Company; and (C) third, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders and any Other Holders entitled to participate therein, allocated pro rata among such Holders and Other Holders on the basis of the amount of securities requested to be included therein by each such Holder or Other Holder.

Full Cooperation	Holders will fully cooperate with the Company in connection with the Company’s obligations under the Agreement, including by providing any such information reasonably requested by the Company in connection therewith.

Lock Up Provisions	Each Holder will agree to enter into a customary lock-up agreement with the underwriter(s) in connection with any underwritten offerings by the Holders, the Company or any Other Holders (irrespective of whether any Holder participates in such underwritten offering) unless otherwise agreed to by the managing underwriter(s) for any such underwritten offering, provided that the Company’s directors and executive officers have also entered into such lock-up agreements with the underwriter(s) at the time of such underwritten offering.

Transfer of Registration Rights	Any Holder may freely assign its rights under the Agreement, subject to certain customary conditions, provided that (i) rights under the Agreement may not be assigned by a Holder after the Initial Shelf Registration Statement has been declared effective by the Commission so long as the use of the registration statement has not been suspended by the Company as provided under “Grace Periods” above and (ii) any transferee must own, after giving effect to such transfer, at least 1% of the outstanding Common Stock, on a fully diluted basis.

Confidentiality	The Agreement will require that each Holder maintain the confidentiality of any confidential information received from or otherwise made available by the Company to such Holder in connection with the Company’s obligations under the Agreement.

Fees and Expenses	All fees and expenses incident to the Company’s performance of or compliance with its obligations under the Agreement will be borne by the Company (excluding any underwriting discounts, fees or selling commissions or broker or similar commissions or fees of any Holder). The Company will pay the reasonable fees and disbursements of one legal counsel to the Holders retained in connection with any Demand Registration Right or underwritten offering by the Holders pursuant to its rights under the Agreement (including the filing or amendment of any registration statement, prospectus or free writing prospectus in connection therewith).

Indemnification	The Agreement will contain customary indemnification provisions for the benefit of the Company, the Holders and underwriters.

Governing Law	New York.